    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  MCLEOD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4812                          58-421407240
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                         221 THIRD AVENUE SE, SUITE 500
                             CEDAR RAPIDS, IA 52401
                                 (319) 364-0000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CLARK E. MCLEOD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  MCLEOD, INC.
                         221 THIRD AVENUE SE, SUITE 500
                             CEDAR RAPIDS, IA 52401
                                 (319) 364-0000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           JOSEPH G. CONNOLLY, JR., ESQ.
              NANCY J. KELLNER, ESQ.                  JAMES J. JUNEWICZ, ESQ.
              HOGAN & HARTSON L.L.P.                   MAYER, BROWN & PLATT
            555 THIRTEENTH STREET, N.W.              190 SOUTH LASALLE STREET
              WASHINGTON, D.C. 20004                     CHICAGO, IL 60603
                  (202) 637-5600                          (312) 782-0600

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED               REGISTERED      PER SHARE(1)        PRICE(1)           FEE
-----------------------------------------------------------------------------------------------------------
Class A Common Stock,
    $.01 par value.....................    6,900,000         $32.50         $224,250,000       $67,955

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                                OCTOBER   , 1996
PROSPECTUS

6,000,000 SHARES

MCLEOD, INC.                                                     [MCLEOD LOGO]

CLASS A COMMON STOCK
($.01 PAR VALUE)

Of the 6,000,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby (the "Offering"), 5,471,000 shares are being sold by McLeod, Inc. (the "Company") and 529,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

The Company has two classes of common stock, the Class A Common Stock and Class B Common Stock, $.01 par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of the Class A Common Stock and the Class B Common Stock are substantially identical, except that holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to .40 vote per share. The Class B Common Stock is fully convertible into Class A Common Stock, at the option of the holder, on a one-for-one basis. Both classes of Common Stock vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors. See "Description of Capital Stock."

The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "MCLD." On October 7, 1996, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $32.50 per share. See "Price Range of Class A Common Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                                                        PROCEEDS TO
                                  PRICE TO        UNDERWRITING      PROCEEDS TO           SELLING
                                   PUBLIC         DISCOUNT(1)        COMPANY(2)       STOCKHOLDERS(2)
Per Share...................  $                 $                 $                 $
Total(3)....................  $                 $                 $                 $

--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $1,000,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares of Class A Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
    will be $           , $          and $           , respectively. See
    "Underwriting."

The shares of Class A Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Class A Common Stock offered hereby will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository
Trust Company, on or about        , 1996.

SALOMON BROTHERS INC
                            BEAR, STEARNS & CO. INC.
                                                           MORGAN STANLEY & CO.
                                                               INCORPORATED
The date of this Prospectus is          , 1996.

                                [MCLEOD LOGO]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Company, the Notes thereto and the other financial data contained elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. Unless otherwise indicated, references herein to the "Company" include the Company's predecessor, the Company and the Company's wholly owned subsidiaries. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand. This Prospectus includes product names and trademarks of the Company and of other organizations. See the "Glossary" appearing elsewhere herein for definitions of certain terms used in this Prospectus.

                                  THE COMPANY

     The Company is a provider of integrated telecommunications services to small and medium-sized businesses and, since June 1996, residential customers, primarily in Iowa and Illinois. The Company derives its telecommunications revenue from (i) the sale of "bundled" local, long distance and other telecommunications services to end users, (ii) telecommunications network maintenance services, (iii) competitive access services, including special access and private line services, and (iv) ancillary services, including direct marketing and telemarketing services and the sale of advertising space in telephone directories. As of June 30, 1996, the Company served over 11,550 telecommunications customers in 54 cities and towns.

     The Company offers "one-stop" integrated telecommunications services, including local, long distance, voice mail, paging and Internet access services, tailored to the customer's specific needs. For business customers, this approach simplifies telecommunications procurement and management and makes available customized services, such as "least-cost" long distance pricing and enhanced calling features, that might not otherwise be directly available to such customers on a cost-effective basis. For residential customers, this approach provides integrated local, long distance and other telecommunications services, flat-rate long distance pricing and enhanced calling features as part of the Company's basic PrimeLine(R) residential service. The Company also operates a competitive access provider that offers a variety of special access and private line services to 75 large businesses, institutional customers and interexchange carriers. In addition, the Company provides network maintenance services for the State of Iowa's fiber optic network. See "Business -- Current Products and Services."

     The Company believes it is the first telecommunications provider in most of its current markets to offer "bundled" local, long distance and other telecommunications services. As a result, the Company believes that it is well-positioned to take advantage of fundamental changes occurring in the telecommunications industry resulting from the Telecommunications Act of 1996 (the "Telecommunications Act") and to challenge incumbent local exchange carriers. See "Business -- Market Potential" and "Business -- Regulation." The Company provides local service using existing telephone lines obtained from incumbent local exchange carriers, which allows customers to switch to local service provided by the Company without changing existing telephone numbers. The Company provides long distance services by purchasing bulk capacity from a long distance carrier. Using the Company's sophisticated proprietary software, known as Raterizer(R), each business customer receives the lowest long distance rate available each month from among the pricing plans of AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint") that currently are most popular with the Company's business customers, and, in certain cases, rates specifically identified by a business customer and agreed to by the Company. The Company also provides paging and Internet access services. See "Business -- Current Products and Services."

     Since the Company completed its initial public offering of Class A Common Stock in June 1996, it has actively pursued its strategy of increasing market penetration and expanding into new markets in the following ways: (i) in June 1996, the Company began offering to residential customers in Cedar Rapids, Iowa and Iowa City, Iowa an integrated package of telecommunications services, marketed under the name PrimeLine(R), that includes local and long distance service, voice mail, paging, Internet access and travel card services; PrimeLine(R) services are expected to be available in other residential markets in the near future; (ii) the Company has positioned itself to enter the Minnesota and Wisconsin markets in late 1996 in addition to the Iowa and Illinois markets currently served; (iii) in July 1996, the Company acquired Ruffalo, Cody & Associates, Inc. ("Ruffalo, Cody"), which specializes in direct marketing and telemarketing services, to enhance the Company's marketing of its telecommunications services; (iv) in September 1996, the Company acquired Telecom*USA Publishing Group, Inc. ("Telecom*USA Publishing"), which publishes and distributes "white page" and "yellow page" telephone directories in fifteen states in the midwestern and Rocky Mountain regions of the United States, to increase the Company's penetration of its current markets and to accelerate its entry into new markets; (v) the Company has constructed approximately 1,000 new route miles of fiber optic network at a cost of approximately $22.9 million; and
(vi) the Company is bidding for certain personal communications services ("PCS") licenses as part of its strategy to increase the range of services provided to customers in its target markets.

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of integrated telecommunications services in Iowa, Illinois, Nebraska, Minnesota, Wisconsin, South Dakota, North Dakota, Colorado, Wyoming, Montana, Utah and Idaho. The Company intends to increase its penetration of its current markets and expand into new markets by: (i) aggressively capturing market share and generating revenues using leased network capacity and (ii) concurrently constructing additional network infrastructure to more cost-effectively serve its customers. The Company estimates that as of September 30, 1996 it had a market share of approximately 20.1% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 12.3% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). There can be no assurance that the Company will attain similar market share in other markets.

     The principal elements of the Company's business strategy include:

     PROVIDE INTEGRATED TELECOMMUNICATIONS SERVICES. The Company believes that there is substantial demand among business and residential customers in its target markets for an integrated package of telecommunications services that meets all of the customer's telecommunications needs. The Company believes that, by bundling a variety of telecommunications services, it will position itself to become an industry leader in offering "one-stop" integrated telecommunications services, to penetrate rapidly its target markets and to build customer loyalty.

     BUILD MARKET SHARE THROUGH BRANDING AND CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers through an emphasis on marketing, sales and customer service. The Company's customer-focused software and network architecture allow immediate access to the Company's customer data by Company personnel, enabling a quick and effective response to customer requests and needs at any time. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international, voice mail, paging, Internet access and travel card services. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace. The Company has been successful in obtaining long-term commitments from its business customers and responding rapidly and creatively to customer needs. See "Business -- Current Products and Services" and "Business -- Sales and Marketing."

     FOCUS ON SMALL AND MID-SIZED MARKETS. The Company principally targets small and mid-sized markets (cities and towns with a population between 8,000 and 350,000) in its service areas. The

Company estimates that its current and planned target markets have a combined population of approximately 9.5 million. The Company strives to be the first to market integrated telecommunications services in its principal markets and expects that intense competition in bundled telecommunications services will be slower to develop in these markets than in larger markets.

     EXPAND ITS FIBER OPTIC NETWORK. The Company is constructing a state-of-the-art digital fiber optic telecommunications network designed to serve markets in Iowa. In the future, the Company expects to expand its fiber optic network to include additional markets. The Company's decision to expand its fiber optic network will be based on various economic factors, including:
(i) the number of its customers in a market; (ii) the anticipated operating cost savings associated with such construction; and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators). The Company currently owns approximately 1,700 route miles of fiber network and expects to construct approximately 6,000 route miles of fiber network during the next five years. Through its strategic relationships with its electric utility stockholders and its contracts to build and lease the final links of the Iowa Communications Network to the State of Iowa, the Company believes that it will be able to achieve capital efficiencies in constructing its fiber optic network in a rapid and cost-effective manner. The Iowa Communications Network is a fiber optic network that links certain of the state's schools, libraries and other public buildings. The Company also believes that its fiber optic network in combination with its proprietary software will create an attractive customer-focused platform for the provision of local, long distance, wireless and enhanced services. See "Business -- Network Facilities."

     TRANSITION INTO LOCAL SWITCHED SERVICES BUSINESS. When regulatory authorities complete certain proceedings, and assuming the economics are favorable to the Company, the Company intends to begin offering local facilities-based switched services by using its existing high-capacity digital AT&T switch and installing additional switches. These regulatory proceedings are currently ongoing before the Federal Communications Commission (the "FCC") and many state public utilities commissions, including that of Iowa, for the purpose of establishing most of the economic and technical terms of interconnection. The Company believes that these proceedings should be substantially completed and that the Company could begin offering local facilities-based switched services over the next three years. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective. See "Business -- Expansion of Certain Facilities-based Services" and
"Business -- Regulation."

     EXPLORE POTENTIAL ACQUISITIONS AND STRATEGIC ALLIANCES. The Company believes that its strategic alliances with two utilities in its current markets provide it with access to rights-of-way and other resources on favorable terms. The Company believes that its recent acquisitions of Ruffalo, Cody and Telecom*USA Publishing will increase the Company's penetration of its current markets and accelerate its entry into new markets. As part of its expansion strategy, the Company contemplates additional acquisitions, joint ventures and strategic alliances with businesses that are related or complementary to its current operations. The Company believes that the addition of such related or complementary businesses will help it to expand its operations into its target markets. As a result, the Company plans to consider acquisitions, joint ventures and strategic alliances in areas such as wireless services, directory publishing, network construction and infrastructure and Internet access. In undertaking these transactions, the Company may use proceeds from the Offering, credit facilities and other borrowings, and additional debt and equity issuances.

     LEVERAGE PROVEN MANAGEMENT TEAM. The Company has recruited a team of veteran competitive telecommunications managers, led by entrepreneur Clark McLeod, who have together in the past successfully implemented a similar customer-focused telecommunications strategy in the same regions. Eight of the 11 executive officers of the Company served as officers of Teleconnect Company ("Teleconnect") or of Teleconnect's successor, Telecom*USA, Inc. ("Telecom*USA"). Teleconnect began providing long distance services in Iowa in 1982 and rapidly expanded into dozens of cities and towns in the Midwest. Telecom*USA was the fourth-largest U.S. long distance provider when MCI purchased it in 1990 for $1.25 billion. See "Management."

     The Company was incorporated as an Iowa corporation on June 6, 1991 and was reincorporated in the State of Delaware on August 1, 1993. The Company's principal executive offices are located at 221 Third Avenue SE, Suite 500, Cedar Rapids, Iowa 52401, and its phone number is (319) 364-0000.

                              RECENT DEVELOPMENTS

     On September 20, 1996, the Company acquired Telecom*USA Publishing for approximately $74.1 million in cash and an additional amount currently estimated to be approximately $1.6 million to be paid to certain employees of Telecom*USA Publishing as part of an incentive plan. At the time of the acquisition, Telecom*USA Publishing had outstanding debt of approximately $6.6 million. Telecom*USA Publishing publishes and distributes "white page" and "yellow page" telephone directories in fifteen states in the midwestern and Rocky Mountain regions of the United States. In fiscal year 1996, Telecom*USA Publishing published and distributed over 7 million directories and had revenues of $52.1 million. The Company believes that the acquisition of Telecom*USA Publishing furthers the Company's business plan in several ways. First, it gives the Company an immediate presence in states where it is initiating service (Minnesota and Wisconsin) and also in states where it does not yet provide service but expects to do so in the future (such as Colorado, Wyoming, Montana, Utah and Idaho). Second, the Company believes that the acquisition will increase the Company's penetration of its current markets and accelerate its entry into new markets. The directories published by Telecom*USA Publishing will serve as "direct mail" advertising for the Company's telecommunications products. The directories will contain detailed product descriptions and step-by-step instructions on the use of the Company's telecommunications products. The Company believes that telephone directories are commonly used sources of information that potentially provide the Company with a long-term marketing presence in millions of households and businesses that receive a Telecom*USA Publishing directory. By using the directories to market its products, the Company can reach more customers than would be possible if the acquisition had not occurred. Third, the Company believes that combining the directories' distinctive black-and-gold motif with the McLeod name will create in all of the Company's markets the brand awareness that the McLeod name now enjoys in Iowa.

     On July 15, 1996, the Company acquired Ruffalo, Cody for an aggregate of approximately $4.8 million in cash, 361,420 shares of Class A Common Stock, and options to purchase 158,009 shares of Class A Common Stock. An additional $50,782 in cash and 113,387 shares of Class A Common Stock were placed into escrow and will be delivered to certain of the shareholders of Ruffalo, Cody over a period of 18 months, contingent upon the fulfillment of certain conditions relating to Ruffalo, Cody's ongoing revenues. Ruffalo, Cody specializes in direct marketing and telemarketing services, including telecommunications sales. The Company believes that, as with the acquisition of Telecom*USA Publishing, the acquisition of Ruffalo, Cody has great strategic significance for the Company. The Company plans to use Ruffalo, Cody's information database to identify attractive sales opportunities and to pursue those opportunities through a variety of methods, including calls from Ruffalo, Cody's telemarketing personnel. See "Risk Factors -- Risks Associated with Acquisitions," "Business -- Recent Transactions" and "Business -- Sales and Marketing."

                                  THE OFFERING

Class A Common Stock offered by the
  Company....................................  5,471,000 shares
Class A Common Stock offered by the Selling
  Stockholders...............................  529,000 shares
Total Class A Common Stock offered hereby....  6,000,000 shares
Common Stock outstanding after the
  Offering(1)................................  36,439,390 shares of Class A Common Stock
                                               15,625,929 shares of Class B Common Stock
Use of Proceeds..............................  The net proceeds to the Company from the
                                               Offering will be used to fund certain
                                               development and construction costs of the
                                               Company's fiber optic network; market
                                               expansion activities of the Company's
                                               telecommunications business; potential
                                               acquisitions, joint ventures and strategic
                                               alliances; the acquisition of PCS licenses
                                               and related development, construction and
                                               operations; construction of the Company's
                                               network operations center and corporate
                                               headquarters; and for additional working
                                               capital and general corporate purposes,
                                               including funding operating deficits and net
                                               losses. See "Use of Proceeds."
Nasdaq National Market Symbol................  MCLD
Dividend Policy..............................  The Company has never declared or paid any cash dividends on its capital stock and does
                                               not anticipate paying cash dividends in the
                                               foreseeable future. See "Price Range of Class
                                               A Common Stock and Dividend Policy."

---------------
(1) Based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of September 30, 1996 and the consummation of the Offering. Assumes the issuance of 124,530 shares of Class A Common Stock pursuant to the exercise of options by certain Selling Stockholders anticipated to occur immediately prior to the date of this Prospectus. Excludes (a) 7,535,579 shares of Class A Common Stock issuable upon exercise of stock options granted to directors, officers and employees of the Company and (b) 1,300,688 shares of Class B Common Stock issuable upon exercise of stock options granted to a principal stockholder of the Company in connection with the guarantee and support by such stockholder of certain portions of a bank credit facility maintained by the Company from May 1994 until June 1996 (the "Credit Facility"). See "Management -- Stock Option Plans."

                                    RISK FACTORS

     POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE CLASS A COMMON STOCK. SEE "RISK FACTORS."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
               (IN THOUSANDS EXCEPT PER SHARE AND OPERATING DATA)

    The following table summarizes certain selected financial and operating data of the Company and should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data contained elsewhere in this Prospectus. The unaudited pro forma information reflects the acquisitions by the Company of MWR Telecom, Inc. ("MWR"), Ruffalo, Cody and Telecom*USA Publishing on April 28, 1995, July 15, 1996 and September 20, 1996, respectively, using the purchase method of accounting, assuming, for purposes of the pro forma statement of operations data, that such acquisitions were consummated at the beginning of the periods presented. The unaudited pro forma information should be read in conjunction with the Financial Statements of MWR, Ruffalo, Cody and Telecom*USA Publishing and the Notes thereto included elsewhere in this Prospectus. The financial and operating data presented below are derived from the records of the Company, MWR, Ruffalo, Cody and Telecom*USA Publishing.

                                                PERIOD FROM
                                              JUNE 6, 1991 TO                  YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,   -----------------------------------------------------------
                                                  1991(1)     1992            1993               1994          1995(2)(3)
                                              --------------- -----          ------             -------        ----------
OPERATIONS STATEMENT DATA:
 Revenue.....................................      $ --       $ 250            $ 1,550           $  8,014     $ 28,998
                                                    ----      -----            -------           --------     --------
 OPERATING EXPENSES:
   Cost of service...........................        --         262              1,528              6,212       19,667
   Selling, general and administrative.......         56        219              2,390             12,373       18,054
   Depreciation and amortization.............          2          6                235                772        1,835
                                                    ----      -----            -------           --------     --------
      Total operating expenses...............         58        487              4,153             19,357       39,556
                                                    ----      -----            -------           --------     --------
 Operating loss..............................        (58)      (237)            (2,603)           (11,343)     (10,558)
 Interest income (expense), net..............        --         --                 163                (73)        (771)
 Other non-operating expenses................        --         --                --                 --          --
 Income taxes................................        --         --                --                 --          --
                                                    ----      -----            -------           --------     --------
 Net loss....................................      $ (58)     $(237)           $(2,440)          $(11,416)    $(11,329)
                                                    ====      =====            =======           ========     ========
 Loss per common and common equivalent
   share.....................................      $ --       $(.02)           $  (.08)          $   (.31)    $   (.31)
                                                    ====      =====            =======           ========     ========

                                                                      SIX MONTHS ENDED JUNE 30,
                                                             --------------------------------------------
                                               PRO FORMA                                        PRO FORMA
                                               1995(4)(5)         1995             1996          1996(6)
                                               ----------    --------------    -------------    ---------
OPERATIONS STATEMENT DATA:
 Revenue.....................................   $ 86,476        $ 11,419          $ 26,406       $64,946
                                                --------        --------          --------       -------
 OPERATING EXPENSES:
   Cost of service...........................     47,461           7,628            18,724        36,372
   Selling, general and administrative.......     45,605           8,290            13,976        31,836
   Depreciation and amortization.............      8,018             763             2,573         5,725
                                                --------        --------          --------       -------
      Total operating expenses...............    101,084          16,681            35,273        73,933
                                                --------        --------          --------       -------
 Operating loss..............................    (14,608)         (5,262)           (8,867)       (8,987)
 Interest income (expense), net..............     (1,049)           (460)              (16)         (139)
 Other non-operating expenses................       (997)           --                --            (483)
 Income taxes................................       --              --                --            --
                                                --------        --------          --------       -------
 Net loss....................................   $(16,654)       $ (5,722)         $ (8,883)      $(9,609)
                                                ========        ========          ========       =======
 Loss per common and common equivalent
   share.....................................   $  (0.45)       $   (.15)         $   (.23)      $ (0.25)
                                                ========        ========          ========       =======

                                                                            DECEMBER 31,
                                              ------------------------------------------------------------------
                                                   1991       1992          1993           1994       1995(2)(7)
                                              ------------    -----        ------         -------     ----------
BALANCE SHEET DATA:
 Current assets..............................      $   2      $ 544        $ 7,077       $  4,862     $  9,624
 Working capital (deficit)...................      $ (72)     $(440)       $ 5,962       $  1,659     $    (92)
 Property and equipment, net.................        --       $ 135        $ 1,958       $  4,716     $ 15,078
 Total assets................................      $  21      $ 694        $ 9,051       $ 10,687     $ 28,986
 Long-term debt..............................        --          --           --         $  3,500     $  3,600
 Stockholders' equity (deficit)..............      $ (53)     $(290)       $ 7,936       $  3,291     $ 14,958

                                                               JUNE 30, 1996
                                               ---------------------------------------------
                                                 ACTUAL      AS ADJUSTED(8)    PRO FORMA(9)
                                               ----------    --------------    -------------
BALANCE SHEET DATA:
 Current assets..............................   $249,528        $415,228         $ 365,771
 Working capital (deficit)...................   $229,920        $395,620         $ 324,365
 Property and equipment, net.................   $ 35,223        $ 35,223         $  40,140
 Total assets................................   $289,299        $454,999         $ 492,348
 Long-term debt..............................     --             --              $   2,959
 Stockholders' equity (deficit)..............   $265,929        $431,629         $ 443,875

                                                PERIOD FROM
                                              JUNE 6, 1991 TO                  YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,   ---------------------------------------------------
                                                  1991(1)     1992        1993           1994          1995(2)(3)
                                              --------------- -----      ------         -------        ----------
OTHER FINANCIAL DATA:
 Capital expenditures, including acquisition
   of business...............................     --          $ 138      $  2,052      $   3,393       $ 14,697
 EBITDA (10).................................      $ (56)     $(231)     $ (2,368)     $ (10,571)      $ (8,723)

                                                                      SIX MONTHS ENDED JUNE 30,
                                                             --------------------------------------------
                                               PRO FORMA                                        PRO FORMA
                                               1995(4)(5)         1995             1996          1996(6)
                                               ----------    --------------    -------------    ---------
OTHER FINANCIAL DATA:
 Capital expenditures, including acquisition
   of business...............................   $ 17,489        $  8,822         $  21,337       $22,534
 EBITDA (10).................................   $ (6,590)       $ (4,499)        $  (6,294)      $(3,262)

                                                         DECEMBER 31,
                                              ----------------------------------       JUNE 30,
                                                   1994               1995               1996
                                              ---------------        ------             ------
OTHER OPERATING DATA:
 Local lines.................................      17,112              35,795             47,699
 Number of telecommunications customers......       5,137               8,776             11,556
 Markets served..............................          26                  50                 54
 Route miles.................................           8                 218                832
 Employees...................................         302                 419                603


                                                   (Footnotes on following page)

---------------
 (1) The Company was organized on June 6, 1991.

 (2) The acquisition of MWR in April 1995 affects the comparability of the historical data presented for 1995 to the historical data for prior periods shown.

 (3) Includes operations of MWR from April 29, 1995 to December 31, 1995.

 (4) The acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing in April 1995, July 1996 and September 1996, respectively, affect the comparability of the pro forma data presented for 1995 to the data for prior periods shown.

 (5) Includes operations of MWR, Ruffalo, Cody and Telecom*USA Publishing from January 1, 1995 to December 31, 1995 and certain adjustments attributable to the acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing by the Company.

 (6) Includes operations of Ruffalo, Cody and Telecom*USA Publishing from January 1, 1996 to June 30, 1996 and certain adjustments attributable to the acquisitions of Ruffalo, Cody and Telecom*USA Publishing by the Company.

 (7) Includes MWR, which was acquired by the Company on April 28, 1995.

 (8) Adjusted to reflect the application of the estimated net proceeds to the Company from the sale of the Class A Common Stock offered hereby.

 (9) Adjusted to reflect the application of the estimated net proceeds to the Company from the sale of the Class A Common Stock offered hereby. Includes Ruffalo, Cody and Telecom*USA Publishing, which were acquired by the Company on July 15, 1996 and September 20, 1996, respectively.

(10) EBITDA consists of operating loss before depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                                  RISK FACTORS

     An investment in the Class A Common Stock involves a significant degree of risk. In determining whether to make an investment in the Class A Common Stock, potential investors should consider carefully all of the information set forth in this Prospectus and, in particular, the following factors.

LIMITED OPERATING HISTORY; OPERATING LOSSES AND NEGATIVE CASH FLOW FROM
OPERATIONS

     The Company began operations in 1992 and has only a limited operating history upon which investors may base an evaluation of its performance. As a result of operating expenses and development expenditures, the Company has incurred significant operating and net losses to date. Net losses for 1993, 1994, 1995 and the six months ended June 30, 1996 were approximately $2.4 million, $11.4 million, $11.3 million and $8.9 million, respectively. At June 30, 1996, the Company had an accumulated deficit of $34.4 million. Although its revenue has increased substantially in each of the last three years, the Company also has experienced significant increases in expenses associated with the development and expansion of its fiber optic network and its customer base. The Company expects to incur significant operating losses and to generate negative cash flows from operating and construction activities during the next several years, while it develops its businesses and installs and expands its fiber optic network. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to meet its debt service or working capital requirements, which could have a material adverse effect on the Company. See "-- Significant Capital Requirements," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CAPITAL REQUIREMENTS

     Expansion of the Company's operations, facilities, network and services will require significant capital expenditures. As of September 30, 1996, the Company estimates that its aggregate capital requirements for the remainder of
1996, 1997 and 1998 will be approximately $   million. The Company's estimated
capital requirements include the estimated cost of (i) developing and constructing its fiber optic network, (ii) market expansion activities, (iii) constructing its network operations center and corporate headquarters, and (iv) obtaining PCS licenses and related capital expenditures, including those licenses described below for which the Company currently has bids outstanding. These capital requirements are expected to be funded, in large part, out of the net proceeds from the Offering and the net proceeds remaining from the Company's initial public offering of Class A Common Stock (estimated to be $122 million as of September 30, 1996), and lease payments to the Company for portions of the Company's networks.

     The Company may require additional capital in the future for business activities related to those specified above and also for acquisitions, joint ventures and strategic alliances, as well as to fund operating deficits and net losses. These activities could require significant additional capital not included in the foregoing estimated aggregate capital requirements of $ million.

     The Company is currently bidding for certain PCS licenses being auctioned by the FCC and expects to explore alternatives to permit it to provide other wireless services, which may require substantial additional capital. As of September 30, 1996, the Company had submitted bids totaling approximately $21.8 million for "D" and "E" block frequency licenses covering areas of Iowa, Illinois, Nebraska and Minnesota in the FCC's auctions of PCS licenses. If the Company is successful in obtaining PCS licenses, it will be required to make significant expenditures to develop, construct and operate a PCS system.

     The Company expects to meet its additional capital needs with the proceeds from credit facilities and other borrowings, and additional debt and equity issuances. The Company currently plans to obtain one or more lines of credit, although no such lines of credit have yet been negotiated.

There can be no assurance, however, that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds may require the Company to delay or abandon some of its future expansion plans or expenditures, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WIRELINE COMPETITION

     The telecommunications industry is highly competitive. The Company faces intense competition from local exchange carriers, including the Regional Bell Operating Companies (primarily U S WEST Communications, Inc. ("U S WEST") and Ameritech Corporation ("Ameritech")) and the General Telephone Operating Companies, which currently dominate their local telecommunications markets. The Company also competes with long distance carriers in the provision of long distance services. The long distance market is dominated by three major competitors, AT&T, MCI and Sprint. Hundreds of other companies also compete in the long distance marketplace. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers and private networks owned by large end users. In addition, the Company competes with the Regional Bell Operating Companies and other local exchange carriers, numerous direct marketers and telemarketers, equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company.

     The local and access telephone services offered by the Company compete principally with the services offered by the incumbent local exchange carrier serving each of the Company's markets. Incumbent local exchange carriers have long-standing relationships with their customers and have the potential to subsidize competitive services from less competitive service revenues.

     In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may create significant new competitors. For example, the national long distance carrier WorldCom, Inc. ("WorldCom") recently announced its agreement to acquire MFS Communications Company, Inc., a competitive access provider. The ability of these or other competitors of the Company to enter into strategic alliances could put the Company at a significant disadvantage.

     The Company may, in the future, face competition in the markets in which it operates from one or more competitive access providers operating fiber optic networks, in many cases in conjunction with the local cable television operator. Each of AT&T, MCI and Sprint has indicated its intention to offer local telecommunications services, either directly or in conjunction with other competitive access providers or cable television operators. There can be no assurance that these firms, and others, will not enter the small and mid-sized markets where the Company focuses its sales efforts. Like the Company, MCI currently holds a certificate of public convenience and necessity to offer local and long distance service in Iowa through partitioning of U S WEST's central office switch. Two small telecommunication companies also hold such certificates in Iowa. On February 29, 1996, AT&T filed an application before the Iowa Utilities Board to offer local service in Iowa on both a resale and facilities-based basis. On July 26, 1996, the Iowa Utilities Board approved AT&T's application, subject to certain additional filing requirements.

     The Company believes that the Telecommunications Act and state legislative initiatives in Illinois, Iowa and other states within the Company's target markets, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that the Regional Bell

Operating Companies permit entities such as the Company to interconnect to the existing telephone network, to purchase, at cost-based rates, access to unbundled network elements, to enjoy dialing parity, to access rights-of-way and to resell services offered by the incumbent local exchange carriers. See "Business -- Regulation." However, incumbent local exchange carriers also have new competitive opportunities. The Telecommunications Act removes previous restrictions concerning the provision of long distance service by the Regional Bell Operating Companies and also provides them with increased pricing flexibility. Under the Telecommunications Act, the Regional Bell Operating Companies will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including management's prior experience in the competitive telecommunications industry and the Company's emphasis on marketing (primarily using a direct sales force for sales to business customers and telemarketing for sales to residential customers) and on responsive customer service. However, there can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company. The Telecommunications Act provides that rates charged by incumbent local exchange carriers for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent local exchange carriers, particularly the Regional Bell Operating Companies, charge alternative providers such as the Company unreasonably high fees for interconnection to the local exchange carriers' networks, significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage.

DEPENDENCE ON REGIONAL BELL OPERATING COMPANIES; U S WEST CENTREX ACTION

     The Company is dependent on the Regional Bell Operating Companies for provision of its local and certain of its long distance services. U S WEST and Ameritech are currently the Company's sole suppliers of access to local central office switches. The Company uses such access to partition the local switch and provide local service to its customers.

     The Company purchases such access in the form of a product generally known as "Centrex." Without such access, the Company could not currently provide bundled local and long distance services, although it could provide stand-alone long distance service. Since the Company believes its ability to offer bundled local and long distance services is critical to its current sales efforts, any successful effort by U S WEST or Ameritech to deny or substantially limit the Company's access to partitioned switches would have a material adverse effect on the Company.

     On February 5, 1996, U S WEST filed tariffs and other notices announcing its intention to limit future Centrex access to its switches by Centrex customers (including the Company) throughout U S WEST's fourteen-state service region, effective February 5, 1996 (the "U S WEST Centrex Action"). Although U S WEST stated that it would "grandfather" existing Centrex agreements with the Company and permit the Company to continue to use U S WEST's central office switches through April 29, 2005, it also indicated that it would not permit the Company to expand to new cities and would severely limit the number of new lines it would permit the Company to partition onto U S WEST's portion of the switches in cities currently served by the Company. Because of U S WEST's commitment to "grandfather" service to the Company, the Company does not believe its current customers are at risk that service will be interrupted. The Company has challenged, or is challenging, the U S WEST Centrex Action before the public utilities commissions in certain of the states served by U S WEST where the Company is doing business or currently plans to do business. The Company bases such challenges on various state and federal laws, regulations and regulatory policies, including Sections 251(b)(1) and 251(c)(4)(B) of the Telecommunications Act, which the Company believes impose upon the Regional Bell Operating Companies the duty not to prohibit, and not to impose unreasonable or discriminatory conditions or limitations on, the resale of their telecommunications services, and Section 251(c)(4)(A) of the Telecommunications Act, which the Company believes obligates the Regional Bell Operating Companies to offer for resale at wholesale rates any telephone communications services that are provided at retail to subscribers who are not telecommunications carriers. Additional statutes cited in the Company's challenges include provisions of the laws of Iowa, Minnesota, Nebraska, South Dakota, North Dakota and Colorado, which the Company believes prohibit restrictions on the resale of local exchange services, functions or capabilities; prohibit local exchange carriers from refusing access by other carriers to essential facilities on the same terms and conditions as the local exchange carrier provides to itself; and prohibit the provision of carrier services pursuant to rates, terms and conditions that are unreasonably discriminatory.

     In Iowa, the Company filed a complaint with the Iowa Utilities Board against U S WEST's actions and was granted interim relief on an ex parte basis that allowed the Company to continue to expand to new cities and expand the number of new lines partitioned onto U S WEST's switches. Subsequent to the grant of interim relief, the Company on March 18, 1996 agreed to a settlement agreement with U S WEST that permits the Company to continue to expand, without restrictions, the number of new lines it serves in Iowa through March 18, 2001. In addition, the settlement agreement provides that the Company may expand to seven new markets (central offices) in Iowa per year through March 18, 2001. As a result of the settlement agreement, the Company withdrew its complaint before the Iowa Utilities Board. Because MCI, AT&T and others also challenged U S WEST's action, the Iowa Utilities Board continued to review the U S WEST Centrex Action and on June 14, 1996 issued an order rejecting U S WEST's filing. The order of the Iowa Utilities Board was appealed by U S WEST to the Iowa District Court for Polk County on July 12, 1996. The appeal remains pending.

     In Nebraska and North Dakota, complaints filed by the Company with respect to the U S WEST Centrex Action are awaiting decision by the public utilities commissions in those states. In Minnesota, U S WEST's initial filing was rejected on procedural grounds by the Public Utilities Commission. Nevertheless, on April 30, 1996, U S WEST refiled its proposed limitations on Centrex service in Minnesota, proposing to "grandfather" the service to existing customers as of July 9, 1996. The Company opposed this filing in a letter to the Minnesota Public Utilities Commission on May 20, 1996. On May 21, 1996, the Minnesota Public Utilities Commission voted to suspend the new U S WEST filing and schedule a contested-case proceeding to consider it. The Minnesota Public Utilities Commission is expected to render a ruling in the proceeding by December 20, 1996. In South Dakota, the Public Utilities Commission rejected the U S WEST Centrex Action on August 22, 1996. U S WEST has appealed the unfavorable decision of the Public Utilities Commission in South Dakota state court and has been granted a stay of the decision pending appeal. The Company anticipates that U S WEST will appeal other unfavorable decisions by public utilities commissions in other states with respect to the U S WEST Centrex Action.

     There can be no assurance that the Company will succeed in its legal challenges to the U S WEST Centrex Action, or that this action by U S WEST, or similar actions by other Regional Bell Operating Companies, will not have a material adverse effect on the Company. See "Business -- Legal Proceedings."

REFUSAL OF U S WEST TO IMPROVE ITS PROCESSING OF SERVICE ORDERS

     As a result of its use of the Centrex product, the Company depends upon U S WEST to process service orders placed by the Company to transfer new customers to the Company's local service. U S WEST has imposed a limit of processing one new local service order of the Company per hour for each U S WEST central office. Furthermore, according to the Company's records, U S WEST commits an error on one of every three lines ordered by the Company, thereby further delaying the transition of new customers to the Company's local service. The Company has repeatedly requested that U S WEST increase its local service order processing rate and improve the accuracy of such processing. U S WEST has refused to change its service order processing practices.

     On July 12, 1996, the Company filed a complaint with the Iowa Utilities Board against U S WEST in connection with such actions. At a hearing held to consider the complaint, U S WEST acknowledged that it had not dedicated resources to improve its processing of the Company's service orders to switch new customers to the Company's local service because of its desire to limit Centrex service. See "-- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action." On October 2, 1996, the Iowa Utilities Board determined that U S WEST's limitation on the processing of service orders constituted an unlawful discriminatory practice under Iowa law. There can be no assurance, however, that the decision of the Iowa Utilities Board will adequately resolve the service order problems or that such problems will not impair the Company's ability to expand or to attract new customers, which could have a material adverse effect on the Company.

FAILURE OF U S WEST TO FURNISH CALL DETAIL RECORDS

     The Company depends on certain call detail records provided by U S WEST with respect to long distance services, and Ameritech with respect to both local and long distance services, in order to verify its customers' bills for both local and long distance service. The Company has in the past experienced certain omissions in the call detail records it receives from U S WEST on a monthly basis. For example, during the period from January 1995 through January 1996, U S WEST failed to furnish, on average, monthly call detail records for 2.5% of the long distance calls placed by the Company's customers in Iowa. Thus, the Company was unable to verify with certainty that a given long distance call placed by a customer and known by the Company to have been terminated by the Company's wholesale long distance supplier was, in fact, placed by the customer.

     These call detail omissions typically occur in connection with new customers of the Company. The telephone numbers of such customers, on the date they begin service with the Company, are transferred to the portion of the U S WEST central office switch partitioned for use by the Company. This transfer is effected by a U S WEST technician, who makes certain keystroke entries in the software database controlling the switch in order to transfer the telephone number to the Company's portion of the switch. At that time, an additional keystroke entry is required in order to activate the software (or "set the flag") that records and stores both the telephone number originating a long distance call and the beginning time and duration of the call. Occasionally, this additional keystroke entry is not made and, therefore, the call detail records are not captured, and cannot be recovered, for the period during which the flag is not set.

     The Company receives a weekly report from U S WEST listing all telephone numbers assigned to the Company's portion of the switch, which the Company compares to its own list of customers. When the telephone number of a customer of the Company does not appear on the weekly U S WEST list, the Company contacts U S WEST to ascertain whether the flag has been set for such customer and, if the flag has not been set, the Company requests that U S WEST make the necessary keystroke entry.

     On a monthly basis, the Company receives a report from its wholesale long distance supplier listing all long distance calls originating from the Company's portion of the U S WEST switch and the telephone number to which the call was terminated, as well as the time and the duration of the call. The long distance supplier's records do not, however, provide the telephone number from which the call was originated. Therefore, if there has been an omission by U S WEST in setting the flag in connection with a particular customer of the Company, the Company is unable to verify with complete certainty the long distance calls originating from such customer until the flag has been set. Absent such verification, the Company does not bill its customer for the call.

     The Company does not believe this impediment to billing certain customers for a small percentage of calls in a given month materially adversely affects its relationships with or contractual obligations to its customers. The failure to bill the customer does have a negative effect on the Company's gross margins, because the Company incurs expenses for calls it does not bill. During the year ended December 31, 1995, the Company estimates that it was unable to bill approximately $126,000 in long distance calls due to this situation.

     The Company believes that U S WEST is contractually obligated to provide the Company with such call detail records. Accordingly, in paying its invoices from U S WEST, the Company withholds amounts representing the cost of the lines with respect to which call detail records were not provided, together with a pro rata amount of the central office and related costs associated therewith. During the year ended December 31, 1995, the Company withheld approximately $216,000 from payments of amounts invoiced by U S WEST due to the failure by U S WEST to furnish 100% of the call detail records. U S WEST disputes the Company's right to make these withholdings, and the Company and U S WEST have agreed to undertake non-binding mediation in an effort to resolve the financial aspects of the dispute. No date for such mediation has been set. The Company has expensed the amounts withheld from U S WEST on its financial statements. As a result, in the event U S WEST prevails in its dispute with the Company, there will be no effect on the Company's historical financial condition or results of operations. However, if U S WEST prevails in the dispute and continues to fail to provide call detail records for a significant percentage of calls, there could be a material adverse effect on the Company's future financial condition and results of operations.

     In January 1996, U S WEST advised the Company that it had instituted certain new procedures, primarily involving data entry protocols, in an effort to "capture" 100% of call detail records. Since implementing the protocol changes, U S WEST has furnished the Company with approximately 99% of the requisite call detail records for March through September 1996. There can be no assurance, however, that U S WEST will not continue to experience difficulties in furnishing complete call detail records to the Company, that the percentage of call detail records not provided to the Company will not increase, or that the resulting negative effect on gross margins will not have a material adverse effect on the Company.

WIRELESS COMPETITION

     The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional and wireless services become more diverse. The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. The Company anticipates that in the future there could potentially be eight wireless competitors in each of its current and/or target markets: two existing cellular providers and, in view of the ongoing PCS auctions for spectrum in these markets, as many as six additional PCS providers. Principal cellular providers in the Company's current and target markets include Ameritech Mobile Communications, Inc., AT&T Wireless Services, Inc., Southwestern Bell Mobile Systems, Inc., Western Wireless Corporation, CommNet Cellular Incorporated, GTE Mobilnet Service Corporation, 360() Communications Company, Airtouch Cellular, United States Cellular Corporation and BellSouth Corporation. Principal PCS licensees in the Company's current and target markets include AT&T Wireless PCS, Inc., PRIMECO Personal Communications, L.P., WirelessCo, L.P. d/b/a Sprint Spectrum, American Portable Telecommunications, Inc., Western PCS Corp., Cox Communications, Inc., AerForce Communications, L.P., BRK WIRELESS CO., INC., DCR PCS, Inc. and Wireless PCS, Inc.

     The Company does not currently offer PCS or cellular services. The Company is, however, currently bidding for "D" and "E" block frequency licenses covering areas of Iowa, Illinois, Nebraska and Minnesota in the FCC's auctions of PCS licenses. As of September 30, 1996, the Company had submitted bids totaling approximately $21.8 million for such licenses. If the Company is successful in obtaining PCS licenses, it will be required to make significant expenditures to develop, construct and operate a PCS system. There can be no assurance that the Company will be successful in acquiring any PCS licenses. Nevertheless, as the wireline and wireless markets converge, the Company believes that it can identify opportunities to generate revenues from the wireless industry on a wholesale and a retail basis. On a wholesale basis, these opportunities may include leasing tower sites to wireless providers or switching wireless traffic through the Company's switching platform. On a retail basis, the Company believes that it will be able to enter into "bundling/branding" arrangements with both cellular and PCS companies on favorable economic terms. However, except for its participation in the FCC auction of PCS licenses, the Company has no current or pending negotiations, arrangements or agreements to acquire the ability to provide wireless services. There can be no assurance that the Company will identify any such opportunities, or that competition from PCS and other providers of wireless telecommunications services will not have a material adverse effect on the Company. See "Business -- Wireless Services."

PCS SYSTEM IMPLEMENTATION RISKS

     The Company's proposed investment in the ownership, development, construction and operation of a PCS system involves a high degree of risk. In the event the Company is successful in acquiring one or more PCS licenses, and in the absence of FCC mandated technology protocols, the Company would be required to choose from among several competing and potentially incompatible technologies in order to build and operate a PCS system. Currently, PCS providers must select a digital protocol for their PCS systems. The selection of a particular digital protocol technology could adversely affect the ability of the Company to successfully offer PCS service. For example, in order for the Company's potential PCS subscribers to roam in markets served by other PCS licensees, at least one of the other PCS licensees must utilize a digital protocol technology that is compatible with that of the Company. To the extent that PCS providers outside the Company's potential PCS service area use an incompatible technology, the Company's PCS business would be adversely affected.

     The Company does not own or operate any facilities for providing wireless telecommunication services to the public. The successful implementation of a PCS system would require the Company to develop such facilities. The Company would need to, among other things, lease or acquire sites for the Company's base stations, construct the base stations, install the necessary equipment and conduct system testing. Each stage of implementing PCS service involves various risks and contingencies, many of which are not in the Company's control. In the event the Company encountered delays or other problems, the Company's plans for providing PCS services could be adversely affected.

     If the Company is successful in acquiring one or more PCS licenses, the Company will be required to abide by various FCC rules governing PCS license holders, such as rules limiting the percentage of the Company's capital stock that may be owned, directly or indirectly, or voted by non-U.S. citizens, by a foreign government or by a foreign corporation to 20%, except in extraordinary circumstances. See "-- Regulation." Failure on the part of the Company to abide by the FCC rules could lead to the Company being fined or losing its PCS licenses. Furthermore, certain of the FCC rules would require the Company to meet certain buildout and population coverage requirements. Such requirements may limit the markets in which the Company could implement PCS service.

     Finally, the ownership, development, construction and operation of a PCS system is expected to impose significant demands on the Company's management, operational and financial resources. There can be no assurance that the Company will be able to successfully manage the implementation and operation of a PCS system. Any failure to effectively manage the implementation and operation of any future PCS system (including implementing adequate systems, procedures and controls in a timely manner) could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Wireless Services."

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon a small number of key executive officers, particularly Clark E. McLeod, the Company's Chairman and Chief Executive Officer, and Stephen C. Gray, the Company's President and Chief Operating Officer. The Company does not currently have any term employment agreements with these or any other employees. However, the Company has entered into employment, confidentiality and non-competition agreements with Messrs. McLeod and Gray and certain other key employees of the Company providing for employment by the Company for an indefinite period, subject to termination by either party (with or without cause) on 30 days' prior written notice, and an agreement not to compete with the Company for a period of one or two years, depending on the employee, following termination for cause or voluntary termination of employment. The Company maintains "key man" insurance on Mr. McLeod, in the amount of $2,000,000, and on Mr. Gray, in the amount of $1,000,000. Proceeds from both policies had been pledged as security for the Credit Facility. As a result of the termination of the Credit Facility, the Company is currently changing both policies to designate the Company as the beneficiary.

     There can be no assurance that the employment, confidentiality and non-competition agreements will improve the Company's ability to retain its key managers or employees or that the Company can attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company. See "Management -- Management Agreements."

REGULATION

     The Company is subject to varying degrees of federal, state and local regulation relating to its local, long distance and access telecommunications services. McLeod Telemanagement, Inc., a wholly owned subsidiary of the Company ("McLeod Telemanagement"), is required by federal and state regulation to file tariffs listing the rates, terms and conditions of certain services provided. In most states, McLeod Telemanagement also is required to obtain certification from the relevant state public utilities commission prior to the initiation of intrastate or interstate interexchange service. Any failure to maintain proper federal and state tariffing or state certification, or noncompliance with federal or state laws or regulations, could have a material adverse effect on the Company. The Company has never experienced difficulties in receiving certification or maintaining such tariffing. McLeod Telemanagement also has obtained authority from the FCC to provide international services. The FCC's rules applicable to the provision of international services may, under certain conditions, limit the size of investments in the Company by foreign telecommunications carriers. The Company does not currently hold any common carrier radio licenses issued by the FCC, although it may obtain or acquire radio licenses in the future in connection with the provision of wireless services. The Telecommunications Act limits the ownership of non-U.S. citizens, foreign governments, and corporations organized under the laws of a foreign country in radio licensees. The Company, through its wholly owned subsidiary MWR, provides certain competitive access services as a private carrier on a non-regulated basis. The Company believes that MWR's private carrier status is consistent with applicable federal and state laws, as well as regulatory decisions interpreting and implementing those laws as of the date of this Prospectus. Should such laws and/or regulatory interpretations change in the future to reclassify MWR's regulatory status, the Company believes that compliance with such reclassification would not have a material adverse effect on the Company. In addition, the recently enacted Telecommunications Act has significantly altered regulation of the telecommunications industry by preempting state and local laws to the extent that they prevent competition and by imposing a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. The Telecommunications Act also eliminates previous prohibitions on the provision of long distance services by the Regional Bell Operating Companies and the General Telephone Operating Companies. Although the Company believes that the enactment of the Telecommunications Act and other trends in federal and state legislation and regulation that favor increased competition are to the advantage of the Company, there can be no assurance that the resulting increased competitive opportunities or other changes in current regulations or future regulations at the federal or state level will not have a material adverse effect on the Company. See "-- Wireline Competition" and
"Business -- Regulation."

     The Company, through its wholly owned subsidiary Ruffalo, Cody, is also subject to certain federal and state regulatory requirements due to its direct marketing, telemarketing and fund-raising activities, including, in certain states, bonding requirements. There can be no assurance that any failure on the part of Ruffalo, Cody to abide by applicable direct marketing, telemarketing and fund-raising rules would not have a material adverse effect on the Company. See "Business -- Regulation."

CONTRACT WITH THE STATE OF IOWA

     The Company's telecommunications network maintenance services revenue is derived almost exclusively from the State of Iowa under a fiber optic maintenance contract (the "Iowa Communications Network Maintenance Contract") expiring in 2004. Revenues from the Company's services performed for the State of Iowa under the Iowa Communications Network Maintenance Contract and related contracts totaled $1.6 million, $3.4 million and $4.9 million in 1993, 1994 and 1995, respectively, or 100%, 42% and 17%, of the Company's total revenues in 1993, 1994 and 1995, respectively. Revenues from these contracts totaled $2.3 million and $3 million, respectively, or 20% and 11% of the Company's total revenues during the six months ended June 30, 1995 and 1996, respectively.

     The State of Iowa has the right to terminate the Iowa Communications Network Maintenance Contract in the event of a lack of funding as well as for material breach by the Company. The Company does not believe that there are currently grounds for terminating the Iowa Communications Network Maintenance Contract or that the State of Iowa currently intends to do so. However, termination of the Iowa Communications Network Maintenance Contract by the State of Iowa could have a material adverse effect on the Company.

RISKS OF EXPANSION

     The Company is engaged in the expansion and development of its network and services. The expansion and development of its network and services will depend on, among other things, its ability to partition the incumbent local exchange company's central office switch, enter markets, design fiber optic network routes, install facilities and obtain rights-of-way, building access and any required government authorizations and/or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. Implementation of the Company's current and future expansion plans will also depend on factors such as: (i) the availability of financing and regulatory approvals; (ii) the number of potential customers in a target market; (iii) the existence of strategic alliances or relationships; (iv) technological, regulatory or other developments in the Company's business; (v) changes in the competitive climate in which the Company operates; and (vi) the emergence of future opportunities. There can be no assurances that the Company will be able to expand its existing network or services. Furthermore, the Company's ability to manage its expansion effectively also will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to manage its planned expansion effectively could have a material adverse effect on the Company. Finally, if the Company's challenges to the U S WEST Centrex Action fail and no favorable settlement agreement is reached, there could be a material adverse effect on the Company's planned expansions and business prospects. See "-- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action" and "Business -- Legal Proceedings."

RISKS ASSOCIATED WITH ACQUISITIONS

     As part of its business strategy, the Company has recently acquired Ruffalo, Cody and Telecom*USA Publishing and will continue to evaluate additional strategic acquisitions principally relating to its current operations. Such transactions commonly involve certain risks including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business; the possible inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired assets and rights into the Company's service offerings and the maintenance of uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management. For example, over 40% of Ruffalo, Cody's revenues in 1995 were derived from an agreement with a major long distance carrier to provide telemarketing services. Both Ruffalo, Cody and the major long distance carrier can terminate this agreement after giving notice to the other party. The major long distance carrier has informed the Company that it intends to terminate this agreement effective December 31, 1996. Upon termination of this agreement, the Company intends to redirect resources towards selling the Company's local and long distance telecommunications services. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with the acquisitions of Ruffalo, Cody and Telecom*USA Publishing or other future transactions. In addition, any such transactions could materially adversely affect the Company's operating results due to dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, if any. Except as described in this Prospectus, the Company has no definitive agreement with respect to any material acquisition, although from time to time it has discussions with other companies and assesses acquisition opportunities on an on-going basis. See "Business -- Recent Transactions."

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to develop and construct its network, the Company must obtain local franchises and other licenses and permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and easements from entities such as local exchange carriers and other utilities, railroads, interexchange carriers, state highway authorities, local governments and transit authorities. The Company has entered into long-term agreements with its two principal electric utility stockholders, IES Industries Inc. (collectively with its subsidiaries, "IES"), and MidAmerican Energy Company (collectively with its predecessors and subsidiaries, "MidAmerican"), pursuant to which the Company generally has access to the electric utilities' rights-of-way, poles and towers, primarily located in Iowa, for so long as the utilities maintain their franchises to provide electrical services in a given locality. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights-of-way or to obtain and maintain the other franchises, permits and rights-of-way needed to implement its business plan on acceptable terms. Although the Company believes that its existing arrangements will not be canceled and will be renewed as needed in the near future, if any of the existing franchises, license agreements or rights-of-way were terminated or not renewed and the Company were forced to remove its facilities or abandon its network in place, such cancellation or non-renewal of certain of such arrangements could have a material adverse effect on the Company. See
"Business -- Network Facilities" and "Business -- Regulation."

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications network nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on the Company.

DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See "Price Range of Class A Common Stock and Dividend Policy."

CONTROL OF THE COMPANY

     Upon completion of the Offering, IES, MidAmerican, and Clark and Mary McLeod will own, directly or indirectly, in the aggregate approximately 29% of the outstanding Class A Common Stock and all of the Class B Common Stock, which will represent approximately 39% of the combined voting power of the Common Stock. The Class B Common Stock is convertible into Class A Common Stock at any time at the option of the holders of Class B Common Stock. If all of the Class B Common Stock were converted into Class A Common Stock, upon completion of the Offering, IES, MidAmerican and Mr. and Mrs. McLeod would hold approximately 50% of the Class A Common Stock and voting power of the Company. IES, MidAmerican and Mr. and Mrs. McLeod also have entered into a voting agreement with respect to the election of directors. Accordingly, upon completion of the Offering, such stockholders will collectively be able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and election of the Board of Directors of the Company (the "Board"). The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") contains provisions that may make it more difficult to effect a hostile takeover of the Company or to remove members of the Board. See "Management -- Investor Agreement," "Principal and Selling Stockholders" and "Description of Capital Stock."

VARIABILITY OF OPERATING RESULTS

     As a result of the significant expenses associated with the construction and expansion of its network and services, including, without limitation, the possible acquisition of PCS licenses, the Company anticipates that its operating results could vary significantly from period to period. Such variability could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF STOCK PRICE

     Since the Class A Common Stock has been publicly traded, the market price of the Class A Common Stock has fluctuated over a wide range and may continue to do so in the future. See "Price Range of Class A Common Stock and Dividend Policy." In the future, the market price of the Class A Common Stock could be subject to significant fluctuations in response to various factors and events, including, among other things: the depth and liquidity of the trading market of the Class A Common Stock; quarterly variations in the Company's actual or anticipated operating results or growth rates; changes in estimates by analysts; market conditions in the industry; announcements by competitors; regulatory actions; and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high growth companies, and which may be unrelated to the operating performance of particular companies. As a result of the foregoing, there can be no assurance that the price of the Class A Common Stock will not continue to fluctuate or will not decline below the price to the public set forth on the cover of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have approximately 52,065,319 shares of Common Stock outstanding, including 5,471,000 shares of Class A Common Stock offered hereby and 32,455,005 "restricted" shares of Common Stock. The shares of Class A Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. Of the 32,455,005 restricted shares, 22,070,187 shares of Common Stock generally are currently eligible for sale under Rule 144 as currently in effect, and 10,384,818 shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect beginning in January 1997 through July 1998.

     The Company, its directors and officers, the Selling Stockholders and certain other stockholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period of 120 days after the date of this Prospectus, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock. See "Underwriting." In addition, certain directors, executive officers and stockholders have agreed that, for a period of two years commencing on June 10, 1996, the date of the Company's initial public offering of the Class A Common Stock, they will not sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See "Management -- Investor Agreement."

     At September 30, 1996, the Company had reserved 11,738,945 shares of Class A Common Stock for issuance under the Company's employee stock purchase plan and upon exercise of options outstanding or to be granted pursuant to the Company's stock option plans. No shares have been issued under the Company's employee stock purchase plan and options to purchase 7,660,109 shares of Class A Common Stock are currently outstanding and unexercised under the Company's stock option plans. The Company has registered the shares of Class A Common Stock reserved for issuance under the Company's stock purchase plan and stock option plans. See "Management -- Stock Option Plans" and "Management -- The Employee Stock Purchase Plan." In addition, options to purchase 1,300,688 shares of Class B Common Stock, which were granted to IES in connection with its guarantee and/or support of certain portions of the Credit Facility, were outstanding as of September 30, 1996.

     Future sales of a substantial amount of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. Several of the Company's principal stockholders hold a significant portion of the Company's Class A Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Class A Common Stock. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $165.7 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. The Company intends to use the net proceeds of the Offering as follows: (i) to fund development and construction costs of the Company's fiber optic network; (ii) to fund market expansion activities as well as potential acquisitions, joint ventures and strategic alliances; (iii) to bid for PCS licenses and fund related development, construction and operating costs;
(iv) to fund the construction of the Company's network operations center and corporate headquarters; and (v) for additional working capital and other general corporate purposes, including funding operating deficits and net losses. The Company currently intends to allocate substantial proceeds to each of the foregoing categories. However, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities.

     As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in areas such as wireless services, directory publishing, network construction and infrastructure and Internet access. Except as described elsewhere in this Prospectus, the Company has no definitive agreement with respect to any material acquisition, although from time to time it has discussions with other companies and assesses acquisition opportunities on an on-going basis. A portion of the proceeds of the Offering, as well as additional sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund any such acquisitions, joint ventures and strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Recent Transactions."

     Prior to the application of the net proceeds to the Company from the Offering as described above, such funds will be invested in short-term, investment grade securities.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

     The Company completed its initial public offering of Class A Common Stock on June 10, 1996, at a price per share of Class A Common Stock of $20.00. Since that date, the Class A Common Stock has been quoted on the Nasdaq National Market under the symbol "MCLD." The following table sets forth for the periods indicated the high and low sales price per share of the Class A Common Stock as reported by the Nasdaq National Market.

                                   1996                                HIGH        LOW
        -----------------------------------------------------------   -------    -------
        Second Quarter (from June 10, 1996)........................   $ 26.75    $ 22.25
        Third Quarter..............................................   $ 39.50    $ 23.50
        Fourth Quarter (through October 7, 1996)...................   $ 33.00    $ 30.50

     On October 7, 1996, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $32.50 per share. On October 7, 1996, there were 366 holders of record of the Class A Common Stock.

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying dividends in the foreseeable future. Future dividends, if any, will be at the discretion of the Board and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions in financing agreements and such other factors as the Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1996, the actual capitalization of the Company and the capitalization of the Company as adjusted for the Offering, including application of the net proceeds to the Company therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data included elsewhere in this Prospectus.

                                                                            JUNE 30, 1996
                                                                      -------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                      ---------     -----------
                                                                           (IN THOUSANDS)
Short-term debt.....................................................  $  --          $  --
                                                                       --------       --------
Long-term debt......................................................     --             --
                                                                       --------       --------
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000 shares
     authorized; none outstanding...................................     --             --
  Preferred Stock, Class A, $5.50 par value, 1,150,000 shares
     authorized; none outstanding...................................     --             --
  Class A Common Stock, $.01 par value, 75,000,000 shares
     authorized; 30,210,519 shares issued and outstanding and
     35,806,049 shares, as adjusted for the Offering................        302            358
  Class B Common Stock, convertible, $.01 par value, 22,000,000 shares authorized; 15,625,929 shares
     issued and outstanding.........................................        156            156
  Additional paid-in capital........................................    299,833        465,477
  Accumulated deficit...............................................    (34,362)       (34,362)
                                                                       --------       --------
          Total stockholders' equity................................    265,929        431,629
                                                                       --------       --------
          Total capitalization......................................  $ 265,929      $ 431,629
                                                                       ========       ========

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

    The following table sets forth selected consolidated financial data and should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data contained elsewhere in this Prospectus. All of the financial data as of and for each of the five periods ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from Consolidated Financial Statements of the Company that have been audited by McGladrey & Pullen, LLP, independent auditors. The information as of and for the six month periods ended June 30, 1995 and 1996 is unaudited, but in the opinion of the Company reflects all adjustments necessary for the fair presentation of the Company's financial position and results of operations for such periods, and may not be indicative of the results of operations for a full year.

    The unaudited pro forma information reflects the acquisitions by the Company of MWR, Ruffalo, Cody and Telecom*USA Publishing on April 28, 1995, July 15, 1996 and September 20, 1996, respectively, using the purchase method of accounting, assuming, for purposes of the pro forma statement of operations data, that such acquisitions were consummated at the beginning of the periods presented. The unaudited pro forma information should be read in conjunction with the Financial Statements of MWR, Ruffalo, Cody and Telecom*USA Publishing and the Notes thereto included elsewhere in this Prospectus. The financial and operating data presented below are derived from the records of the Company, MWR, Ruffalo, Cody and Telecom*USA Publishing.

                                                           PERIOD FROM
                                                         JUNE 6, 1991 TO                   YEAR ENDED DECEMBER 31,
                                                          DECEMBER 31,      -----------------------------------------------------
                                                             1991(1)                1992               1993               1994
                                                         ---------------           ------             ------             -------
OPERATIONS STATEMENT DATA:
 Revenue................................................     $   --                 $   250            $ 1,550           $  8,014
                                                             -------                -------            -------           --------
 Operating expenses:
   Cost of service......................................         --                     262              1,528              6,212
   Selling, general and administrative..................          56                    219              2,390             12,373
   Depreciation and amortization........................           2                      6                235                772
                                                             -------                -------            -------           --------
      Total operating expenses..........................          58                    487              4,153             19,357
                                                             -------                -------            -------           --------
 Operating loss.........................................         (58)                  (237)            (2,603)           (11,343)
 Interest income (expense), net.........................         --                   --                   163                (73)
 Other non-operating expenses...........................         --                   --                 --                 --
 Income taxes...........................................         --                   --                 --                 --
                                                             -------                -------            -------           --------
 Net loss...............................................     $   (58)               $  (237)           $(2,440)          $(11,416)
                                                             =======                =======            =======           ========
 Loss per common and common equivalent share............     $   --                 $  (.02)           $  (.08)          $   (.31)
                                                             =======                =======            =======           ========
 Weighted average common and common equivalent shares
   outstanding..........................................      14,925                 14,925             29,655             36,370
                                                             =======                =======            =======           ========

                                                         YEAR ENDED
                                                         DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                                                         ------------                 ---------------------------------
                                                                        PRO FORMA                             PRO FORMA
                                                          1995(2)(3)    1995(4)(5)      1995        1996       1996(6)
                                                          ----------    ----------    --------    --------    ---------
OPERATIONS STATEMENT DATA:
 Revenue................................................   $ 28,998      $ 86,476     $11,419     $ 26,406     $64,946
                                                            -------      --------     -------      -------    --------
 Operating expenses:
   Cost of service......................................     19,667        47,461       7,628       18,724      36,372
   Selling, general and administrative..................     18,054        45,605       8,290       13,976      31,836
   Depreciation and amortization........................      1,835         8,018         763        2,573       5,725
                                                            -------      --------     -------      -------    --------
      Total operating expenses..........................     39,556       101,084      16,681       35,273      73,933
                                                            -------      --------     -------      -------    --------
 Operating loss.........................................    (10,558)      (14,608)     (5,262)      (8,867)     (8,987)
 Interest income (expense), net.........................       (771)       (1,049)       (460)         (16)       (139)
 Other non-operating expenses...........................      --             (997)       --           --          (483)
 Income taxes...........................................      --            --           --           --          --
                                                            -------      --------     -------      -------    --------
 Net loss...............................................   $(11,329)     $(16,654)    $(5,722)    $ (8,883)    $(9,609)
                                                            =======      ========     =======      =======    ========
 Loss per common and common equivalent share............   $   (.31)     $  (0.45)    $  (.15)    $   (.23)    $ (0.25)
                                                            =======      ========     =======      =======    ========
 Weighted average common and common equivalent shares
   outstanding..........................................     37,055        37,416      37,055       38,512      38,873
                                                            =======      ========     =======      =======    ========

                                                                                   AS OF DECEMBER 31,
                                                        ------------------------------------------------------------------------
                                                             1991               1992               1993               1994
                                                        ---------------        ------             ------             -------
BALANCE SHEET DATA
 Current assets........................................    $   2                $   544           $  7,077           $  4,862
 Working capital (deficit).............................      (72)               $  (440)          $  5,962           $  1,659
 Property and equipment, net...........................    $ --                 $   135           $  1,958           $  4,716
 Total assets..........................................    $  21                $   694           $  9,051           $ 10,687
 Long-term debt........................................      --                     --               --              $  3,500
 Stockholders' equity (deficit)........................    $ (53)               $  (290)          $  7,936           $  3,291

                                                           AS OF
                                                        DECEMBER 31,        JUNE 30, 1996
                                                        ------------   -----------------------
                                                                                        PRO
                                                         1995(2)(7)      ACTUAL      FORMA(8)
                                                        ------------   ----------    ---------
BALANCE SHEET DATA
 Current assets........................................   $  9,624      $249,528     $ 200,071
 Working capital (deficit).............................   $    (92)     $229,920     $ 158,665
 Property and equipment, net...........................   $ 15,078      $ 35,223     $  40,140
 Total assets..........................................   $ 28,986      $289,299     $ 326,648
 Long-term debt........................................   $  3,600        --         $   2,959
 Stockholders' equity (deficit)........................   $ 14,958      $265,929     $ 278,175

                                                           PERIOD FROM
                                                         JUNE 6, 1991 TO            YEAR ENDED DECEMBER 31,
                                                          DECEMBER 31,      -------------------------------------
                                                             1991(1)           1992         1993          1994
                                                         ---------------      ------       ------        -------
OTHER FINANCIAL DATA:
 Capital expenditures, including acquisition of
   business.............................................       --            $  138      $  2,052       $   3,393
 EBITDA(9)..............................................     $(56)           $ (231)     $ (2,368)      $ (10,571)

                                                          YEAR ENDED
                                                          DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                                         -------------                ---------------------------------
                                                                        PRO FORMA                             PRO FORMA
                                                          1995(2)(3)    1995(4)(5)      1995        1996       1996(6)
                                                          ----------    ----------    --------    --------    ---------
OTHER FINANCIAL DATA:
 Capital expenditures, including acquisition of
   business.............................................   $ 14,697      $ 17,489     $ 8,822     $ 21,337     $22,534
 EBITDA(9)..............................................   $ (8,723)     $ (6,590)    $(4,499)    $ (6,294)    $(3,262)

                                                   (Footnotes on following page)

---------------
(1) The Company was organized on June 6, 1991.

(2) The acquisition of MWR in April 1995 affects the comparability of the historical data presented for 1995 to the historical data for prior periods shown.

(3) Includes operations of MWR from April 29, 1995 to December 31, 1995.

(4) The acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing in April 1995, July 1996 and September 1996, respectively, affect the comparability of the pro forma data presented for 1995 to the data for prior periods shown.

(5) Includes operations of MWR, Ruffalo, Cody and Telecom*USA Publishing from January 1, 1995 to December 31, 1995 and certain adjustments attributable to the acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing by the Company.

(6) Includes operations of Ruffalo, Cody and Telecom*USA Publishing from January 1, 1996 to June 30, 1996 and certain adjustments attributable to the acquisitions of Ruffalo, Cody and Telecom*USA Publishing by the Company.

(7) Includes MWR, which was acquired by the Company on April 28, 1995.

(8) Includes Ruffalo, Cody and Telecom*USA Publishing, which were acquired by the Company on July 15, 1996 and September 20, 1996, respectively.

(9) EBITDA consists of operating loss before depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial information has been prepared to give effect to the acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing by the Company in April 1995, July 1996 and September 1996, respectively. The unaudited pro forma financial statements reflect such acquisitions using the purchase method of accounting, assuming, for the pro forma statements of operations data, that such acquisitions were consummated at the beginning of the periods presented. The unaudited pro forma financial information is derived from and should be read in conjunction with the Consolidated Financial Statements of the Company, Ruffalo, Cody and Telecom*USA Publishing and the Financial Statements of MWR and the related Notes thereto included elsewhere in this Prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Final purchase adjustments may differ from the pro forma adjustments herein.

    The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the acquisitions been consummated on the date presented or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

    The unaudited historical information as of and for the six month period ended June 30, 1996 may not be indicative of the results of operations for a full year. Specifically, due primarily to seasonal factors generally resulting in higher revenues during the first six months of a given year, the unaudited historical information presented for Telecom*USA Publishing for such periods is not indicative of the results of operations for a full year.

                         MCLEOD, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                                                      RUFFALO, CODY &
                                                                                    MCLEOD, INC.      ASSOCIATES, INC.
                                                                                   ---------------    ----------------
ASSETS
Current Assets
 Cash and cash equivalents......................................................      $ 232,019           $     47
 Trade receivables, net.........................................................         12,975              2,602
 Inventory......................................................................          3,075                 --
 Deferred expenses..............................................................             --                 --
 Prepaid expenses and other.....................................................          1,458                141
                                                                                       --------            -------
   Total current assets.........................................................        249,527              2,790
                                                                                       --------            -------
Property and Equipment, net.....................................................         35,223              1,151
                                                                                       --------            -------
Intangibles, net................................................................          2,436                 --
                                                                                       --------            -------
Other assets....................................................................          2,113                575
                                                                                       --------            -------
                                                                                      $ 289,299           $  4,516
                                                                                       ========            =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Notes payable..................................................................      $      --           $    200
 Current maturities of long-term debt...........................................             --                 --
 Accounts payable...............................................................         14,848                372
 Other current liabilities......................................................          4,760              1,579
                                                                                       --------            -------
   Total current liabilities....................................................         19,608              2,151
                                                                                       --------            -------
Long-Term Debt, less current maturities.........................................             --                 --
                                                                                       --------            -------
Deferred Revenue, less current portion..........................................          3,762                 --
                                                                                       --------            -------
Minority interest in consolidated subsidiary....................................             --                 --
                                                                                       --------            -------
Redeemable Common Stock and Warrants
 Capital stock, common..........................................................             --              2,227
 Common stock held by the 401(k) profit sharing plan............................             --                140
 Warrants.......................................................................             --                546
                                                                                       --------            -------
                                                                                             --              2,913
                                                                                       --------            -------
Common Stockholders' Equity (Deficit)
 Capital stock, common..........................................................            458                619
 Additional paid-in capital.....................................................        299,833                 --
 Accumulated earnings (deficit).................................................        (34,362)            (1,027)
                                                                                       --------            -------
                                                                                        265,929               (408)
Less treasury stock.............................................................             --                 --
Less maximum cash obligation related to 401(k) profit sharing plan shares.......             --               (140)
                                                                                       --------            -------
                                                                                        265,929               (548)
                                                                                       --------            -------
                                                                                      $ 289,299           $  4,516
                                                                                       ========            =======

                                                                                 TELECOM*USA     ADJUSTMENTS          PRO FORMA
                                                                                  PUBLISHING         FOR                 FOR
                                                                                  GROUP, INC.    ACQUISITIONS        ACQUISITIONS
                                                                                  -----------    -----------         ------------
ASSETS
Current Assets
 Cash and cash equivalents......................................................    $   207        $(4,808)(1)         $154,111
                                                                                                        90 (2)
                                                                                                       616 (3)
                                                                                                   (74,060)(4)
 Trade receivables, net.........................................................     12,877             --               28,454
 Inventory......................................................................         --             --                3,075
 Deferred expenses..............................................................      7,635          4,288 (4)           11,923
 Prepaid expenses and other.....................................................      3,079         (2,170)(5)            2,508
                                                                                    -------        -------             --------
   Total current assets.........................................................     23,798        (76,044)             200,071
                                                                                    -------        -------             --------
Property and Equipment, net.....................................................      3,830            (64)(1)           40,140
                                                                                    -------        -------             --------
Intangibles, net................................................................     13,518         14,947 (1)           83,363
                                                                                                    52,462 (4)
                                                                                    -------        -------             --------
Other assets....................................................................      1,340           (208)(1)            3,074
                                                                                                      (746)(5)
                                                                                    -------        -------             --------
                                                                                    $42,486        $(9,653)            $326,648
                                                                                    =======        =======             ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Notes payable..................................................................    $ 2,959        $    --             $  3,159
 Current maturities of long-term debt...........................................      1,764             --                1,764
 Accounts payable...............................................................      2,958             --               18,178
 Other current liabilities......................................................     10,356          1,610 (4)           18,305
                                                                                    -------        -------             --------
   Total current liabilities....................................................     18,037          1,610               41,406
                                                                                    -------        -------             --------
Long-Term Debt, less current maturities.........................................     16,623        (13,664)(3)            2,959
                                                                                    -------        -------             --------
Deferred Revenue, less current portion..........................................         --             --                3,762
                                                                                    -------        -------             --------
Minority interest in consolidated subsidiary....................................        346             --                  346
                                                                                    -------        -------             --------
Redeemable Common Stock and Warrants
 Capital stock, common..........................................................         --         (2,227)(6)               --
 Common stock held by the 401(k) profit sharing plan............................        220           (360)(6)               --
 Warrants.......................................................................         --           (546)(6)               --
                                                                                    -------        -------             --------
                                                                                        220         (3,133)                  --
                                                                                    -------        -------             --------
Common Stockholders' Equity (Deficit)
 Capital stock, common..........................................................      4,202        (19,101)(6)              462
                                                                                                         4 (1)
                                                                                                    14,280 (3)
 Additional paid-in capital.....................................................         --         12,242 (1)          312,075
 Accumulated earnings (deficit).................................................      3,391         (2,364)(6)          (34,362)
                                                                                    -------        -------             --------
                                                                                      7,593          5,061              278,175
Less treasury stock.............................................................       (113)           113 (6)               --
Less maximum cash obligation related to 401(k) profit sharing plan shares.......       (220)           360 (6)               --
                                                                                    -------        -------             --------
                                                                                      7,260          5,534              278,175
                                                                                    -------        -------             --------
                                                                                    $42,486        $(9,653)            $326,648
                                                                                    =======        =======             ========

                                                   (Footnotes on following page)

---------------
(1) To record the preliminary allocation of the net purchase price for the acquisition of Ruffalo, Cody by the Company to assets acquired, including goodwill and customer lists, and to record the issuance of the Company's Class A Common Stock and options to purchase Class A Common Stock valued at $24.75 per share, the average closing sales prices of the Class A Common Stock on the Nasdaq National Market during the five business days before and after July 15, 1996, the date the Company acquired Ruffalo, Cody. Assumes none of the conditions for the payment of certain additional consideration are met and that the total net purchase price for the Ruffalo, Cody acquisition is $17,053,860, which is computed as follows, assuming all options to purchase shares of Class A Common Stock granted in connection with the acquisition will be exercised upon vesting:

        Cash................................................................................   $  4,807,898
        361,420 shares of Class A Common Stock valued at $24.75 per share...................      8,945,145
        Options to purchase 158,009 shares of Class A Common Stock valued at $24.75 per
          share.............................................................................      3,910,723
        Less cash to be received upon exercise of vested options............................       (609,906)
                                                                                                -----------
        Total net purchase price............................................................   $ 17,053,860
                                                                                                ===========

    If all of the conditions for the payment of the additional consideration were met, the total net purchase price would include additional cash of $50,782 and 113,387 additional shares of Class A Common Stock valued at the market price at the time of issuance. This additional consideration would be allocated to intangible assets, common stock and additional paid-in capital. See "Business -- Recent Transactions."

(2) To record cash received for conversion of Ruffalo, Cody warrants to common stock.

(3) To record the conversion of Telecom*USA Publishing convertible debentures into shares of Telecom*USA Publishing common stock and the exercise of options and warrants to purchase Telecom*USA Publishing common stock.

(4) To record the preliminary allocation of the purchase price for the acquisition of Telecom*USA Publishing by the Company to assets acquired, including intangibles. The Company paid $74,060,427 in cash to the shareholders of Telecom*USA Publishing and established an incentive plan for the holders of non-vested options to purchase shares of Telecom*USA Publishing common stock.

(5) To record a valuation allowance on deferred tax assets acquired due to the uncertainty of realizing the benefit of the Company's loss carryforwards.

(6) To eliminate Ruffalo, Cody and Telecom*USA Publishing equity components, including common stock, warrants, additional paid-in capital, accumulated earnings (deficit) and treasury stock. This adjustment includes the elimination of the additional Telecom*USA Publishing Common Stock issued upon conversion of convertible debentures and the exercise of warrants and options to purchase Telecom*USA Publishing common stock.

                         MCLEOD, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                                                      YEAR ENDED DECEMBER 31, 1995
                                         --------------------------------------------------------------------------------------
                                                       MWR                        TELECOM*USA    ADJUSTMENTS        PRO FORMA
                                          MCLEOD,    TELECOM,   RUFFALO, CODY &    PUBLISHING        FOR               FOR
                                          INC.(1)    INC.(2)    ASSOCIATES, INC.   GROUP, INC.   ACQUISITIONS      ACQUISITIONS
                                         ---------   --------   ----------------   -----------   ------------      ------------
Operations Statement Data:
  Revenue..............................  $  28,998     $873         $ 13,286(3)      $43,319       $  --             $ 86,476
                                         ---------   ------         --------         -------       --------          --------
  Operating expenses:
    Cost of service....................     19,667      376            6,619          18,226          2,573 (4)        47,461
    Selling, general and
      administrative...................     18,054       98            5,376          20,362          1,715 (4)        45,605
    Depreciation and amortization......      1,835      220              475           2,104          3,396 (5)         8,018
                                                                                                        (12)(6)
                                         ---------   ------         --------         -------       --------          --------
        Total operating expenses.......     39,556      694           12,470          40,692          7,672           101,084
                                         ---------   ------         --------        --------       --------          --------
  Operating income (loss)..............    (10,558)     179              816           2,627         (7,672)          (14,608)
  Interest income (expenses), net......       (771)     (55)             (77)         (1,546)         1,400 (7)        (1,049)
  Other non-operating expenses.........        --         --            --              (997)         --                 (997)
  Income taxes.........................        --       (51)            (274)            (34)           359 (8)            --
                                         ---------   ------         --------         -------       --------          --------
  Net income (loss)....................  $ (11,329)    $ 73         $    465         $    50       $ (5,913)         $(16,654)
                                         =========   ======         ========         =======       ========          ========
  Loss per common and common equivalent
    share..............................  $   (0.31)                                                                  $  (0.45)
                                         =========                                                                   ========
  Weighted average common and common
    equivalent shares outstanding......     37,055                                                                     37,416
                                         =========                                                                   ========
Other Financial Data:
  EBITDA (9)...........................  $  (8,723)    $399         $  1,291         $ 4,731       $ (4,288)         $ (6,590)

                                                                         SIX MONTHS ENDED JUNE 30, 1996
                                                     -----------------------------------------------------------------------
                                                                RUFFALO, CODY
                                                                      &         TELECOM*USA    ADJUSTMENTS        PRO FORMA
                                                     MCLEOD,     ASSOCIATES,    PUBLISHING        FOR               FOR
                                                       INC.         INC.        GROUP, INC.   ACQUISITIONS      ACQUISITIONS
                                                     --------   -------------   -----------   ------------      ------------
Operations Statement Data:
  Revenue..........................................  $ 26,406      $ 8,278(3)     $30,262       $     --          $ 64,946
                                                     --------      -------        -------       --------          --------
  Operating expenses:
    Cost of service................................    18,724        4,225         11,218          2,205 (4)        36,372
    Selling, general and administrative............    13,976        3,253         13,137          1,470 (4)        31,836
    Depreciation and amortization..................     2,573          269          1,184          1,699 (5)         5,725
                                                     --------      -------        -------       --------          --------
        Total operating expenses...................    35,273        7,747         25,539          5,374            73,933
                                                     --------      -------        -------       --------          --------
  Operating income (loss)..........................    (8,867)         531          4,723         (5,374)           (8,987)
  Interest income (expenses), net..................       (16)          (6)          (817)           700 (7)          (139)
  Other non-operating expenses.....................     --            --             (483)          --                (483)
  Income taxes.....................................     --            (194)        (1,360)         1,554 (8)            --
                                                     --------      -------        -------       --------          --------
  Net income (loss)................................  $ (8,883)     $   331        $ 2,063       $ (3,120)         $ (9,609)
                                                     ========      =======        =======       ========          ========
  Loss per common and common equivalent share......  $  (0.23)                                                    $  (0.25)
                                                     ========                                                     ========
  Weighted average common and common equivalent
    shares outstanding.............................    38,512                                                       38,873
                                                     ========                                                     ========
Other Financial Data:
  EBITDA (9).......................................  $ (6,294)     $   800        $ 5,907       $ (3,675)         $ (3,262)

                                                   (Footnotes on following page)

---------------
(1) Includes operations of MWR from April 29, 1995 to December 31, 1995.

(2) Includes operations of MWR from January 1, 1995 to April 28, 1995.

(3) Includes revenue from an agreement with a major long distance carrier to provide telemarketing services. Over 40% of Ruffalo, Cody's revenues in 1995 and a significant portion of its revenues in 1996 were derived from this agreement. The major long distance carrier has informed the Company that it intends to terminate this agreement effective December 31, 1996.

(4) To recognize the costs associated with the directories in progress at the time of the Company's acquisition of Telecom*USA Publishing.

(5) To adjust depreciation and amortization to include amortization of intangibles acquired in the Company's acquisitions of Ruffalo, Cody and Telecom*USA Publishing. Intangibles acquired in these acquisitions will be amortized over periods ranging from 5 years to 25 years. These adjustments assume that none of the conditions for the payment of certain additional consideration in the Ruffalo, Cody acquisition are met. If all such conditions were met, amortization of the intangibles would be increased over their estimated remaining lives.

(6) To adjust depreciation and amortization to include amortization of intangibles and to reflect the estimated depreciation of the purchase price allocated to MWR's property and equipment from January 1, 1995 to April 28, 1995, the date of the Company's acquisition of MWR. Intangibles acquired in the Company's acquisition of MWR are being amortized over 15 years.

(7) To eliminate the interest expense recorded on Telecom*USA Publishing convertible debentures that were converted to shares of Telecom*USA Publishing common stock immediately prior to the acquisition of Telecom*USA Publishing by the Company.

(8) Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance.

(9) EBITDA consists of operating loss before depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and the other financial data appearing elsewhere in this Prospectus.

OVERVIEW

     The Company has historically derived its telecommunications revenue from
(i) the sale of local and long distance telecommunications services to end users, (ii) telecommunications network maintenance services and (iii) special access and private line services. The table set forth below summarizes the Company's percentage of revenues from these sources:

                                                     YEAR ENDED               SIX MONTHS ENDED
                                                    DECEMBER 31,                  JUNE 30,
                                             --------------------------       -----------------
                                             1993       1994       1995       1995         1996
                                             ----       ----       ----       ----         ----
    Local and long distance
      telecommunications services.........    -- %        58%        74%        76%          68%
    Telecommunications network maintenance
      services............................    100         42         17         20           11
    Special access and private line
      services............................    --         --           9          4           21
                                             ----       ----       ----       ----         ----
                                              100%       100%       100%       100%         100%
                                             ====       ====       ====       ====         ====

     The Company also derives revenue from ancillary services as a result of its acquisitions of Ruffalo, Cody and Telecom*USA Publishing in July 1996 and September 1996, respectively. The Company began deriving revenue from direct marketing and telemarketing services on July 15, 1996, the date the Company acquired Ruffalo, Cody. The Company also began deriving revenue from the sale of advertising space in telephone directories published by Telecom*USA Publishing on September 20, 1996, the date the Company acquired Telecom*USA Publishing.
See "-- Liquidity and Capital Resources" and "Business -- Recent Transactions."

     The Company began offering "bundled" local and long distance services to business customers in January 1994. At the end of 1995, the Company began providing, on a test basis, long distance services to residential customers. In June 1996, the Company began marketing and providing to residential customers in Cedar Rapids, Iowa and Iowa City, Iowa an integrated package of telecommunications services, marketed under the name PrimeLine(R), that includes local and long distance service, voice mail, paging, Internet access and travel card services. The Company plans to continue its efforts to market and provide local, long distance and other telecommunications services to business customers and plans to accelerate its efforts to market its PrimeLine(R) service to residential customers. The Company believes its efforts to market its integrated telecommunications services will be enhanced by its July 1996 acquisition of Ruffalo, Cody, which specializes in direct marketing and telemarketing services, including telecommunications sales, and its September 1996 acquisition of Telecom*USA Publishing, which publishes and distributes "white page" and "yellow page" telephone directories in fifteen states in the midwestern and Rocky Mountain regions of the United States, including most of the Company's target markets. Because its revenue from network maintenance is derived almost exclusively from the Iowa Communications Network Maintenance Contract and such revenue is expected to increase more slowly than the Company's other types of revenue, the Company expects that revenue derived from network maintenance services will continue to constitute a decreasing percentage of the Company's revenue in the future. Special access and private line services as a percentage of the Company's total revenue increased in 1995 due to the revenue generated by MWR, which was acquired in April 1995. The percentage increase in revenue from this source for the six months ended June 30, 1996 was primarily due to the revenue from a one-time construction and sale of a fiber optic network. Excluding the revenue from this project, the percentage of total revenues from the three historical sources would have been 76%, 12% and 12%, respectively.

     The Company's principal operating expenses consist of cost of service; selling, general and administrative expenses ("SG&A"); and depreciation and amortization. Cost of service primarily includes local services purchased from two Regional Bell Operating Companies, costs to terminate the long distance calls of the Company's customers through an interexchange carrier, costs associated with maintaining the Iowa Communications Network and costs associated with operating the Company's network. Cost of service also includes the costs of printing and distributing the telephone directories published by Telecom*USA Publishing. SG&A consists of selling and marketing, customer service and corporate administrative expenses. Depreciation and amortization include depreciation of the Company's telecommunications network and equipment; amortization of goodwill related to the Company's acquisitions of MWR, Ruffalo, Cody and Telecom*USA Publishing; amortization expense related to the excess of estimated fair market value in aggregate of certain options over the aggregate exercise price of such options granted to certain officers, other employees and directors; and amortization of one-time installation costs associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service.

     As the Company expands into new markets, both cost of service and SG&A will increase. The Company expects to incur SG&A expenses prior to achieving significant revenues in new markets. Significant levels of marketing activity may be necessary in new markets in order for the Company to build a customer base large enough to generate sufficient revenue to offset such marketing expenses. In addition, SG&A may increase as a percentage of total revenue in the short term after the Company enters a new market, because many of the fixed costs of providing service in new markets are incurred before significant revenue can be expected from those markets.

     In January and February 1996, the Company granted to certain directors, officers and other employees, options to purchase an aggregate of 965,166 and 688,502 shares of Class A Common Stock, respectively, at an exercise price of $2.67 per share. The estimated fair market value of these options, in the aggregate, at the date of grant was later determined to exceed the aggregate exercise price by approximately $9.2 million. This amount will be amortized on a monthly basis over the four-year vesting period of the options.

     The Company has experienced operating losses since its inception as a result of efforts to build its customer base, develop and construct its network infrastructure, build its internal staffing, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its customer base and geographic coverage. Expansion of the Company's operations and facilities, network and services will require significant capital expenditures. Accordingly, the Company expects that its cost of service, SG&A and capital expenditures will continue to increase significantly, all of which may have a negative impact on operating results. The Company expects to incur significant operating losses and to generate negative cash flows from operating and construction activities during the next several years while it develops its business and installs and expands its fiber optic network. In addition, the Company may be forced to change its pricing policies to respond to a changing competitive environment, and there can be no assurance that the Company will be able to maintain its operating margin. See "Risk Factors -- Wireline Competition" and "Risk Factors -- Regulation." There can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability or positive cash flows.

     The Company has generated net operating losses since its inception and, accordingly, has incurred no income tax expense. The Company has reduced the net deferred tax assets generated by these losses by a valuation allowance which offsets the net deferred tax asset due to the uncertainty of realizing the benefit of the tax loss carryforwards. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

     Telecommunications revenue increased from $11.4 million for the six-month period ended June 30, 1995 to $26.4 million for the six months ended June 30, 1996, representing an increase of $15.0 million or 131%. Revenue from the sale of local and long distance telecommunications services accounted for $9.3 million of this increase. Revenue from special access and private line services accounted for $5 million of this increase, of which $2.8 million was a one-time construction and sale of a fiber-optic network. Total local and long-distance customers increased 63% from 7,030 at June 30, 1995 to 11,474 at June 30, 1996. Local lines under the Company's management increased 77% from 26,960 at June 30, 1995 to 47,699 at June 30, 1996. Average lines per customer increased from 3.84 at June 30, 1995 to 4.34 at June 30, 1996. Average monthly revenue per line decreased from $69.68 for the month ended June 30, 1995 to $66.54 for the month ended June 30, 1996, due to fewer revenue-generating business days during June 1996.

     Revenue from telecommunications network maintenance services was $3 million for the six-month period ended June 30, 1996, and $2.3 million for the six months ended June 30, 1995. This increase was primarily attributable to increased revenues from the Company's Iowa Communications Network Maintenance Contract. The Company acquired MWR, a competitive access provider that offers most of the Company's special access and private line services, in April 1995 in an acquisition accounted for as a purchase. MWR represented $393,000 and $1.7 million, respectively, of the Company's revenue for the six-month periods ending June 30, 1995 and 1996.

     Cost of service increased from $7.6 million for the six-month period ended June 30, 1995 to $18.7 million for the six-month period ended June 30, 1996, an increase of $11.1 million or 145%. This increase in cost of service resulted primarily from costs for providing local and long distance services. Cost of service as a percentage of telecommunications revenue increased from 67% for the six-month period ended June 30, 1995 to 71% for the six-month period ended June 30, 1996. Although the cost of providing local and long-distance services decreased as a percentage of the local and long-distance telecommunications revenue by less than 1%, the overall 4% increase in cost of service as a percentage of telecommunication revenue was principally due to the low margin realized on the one-time construction and sale of a fiber optic network.

     SG&A increased from $8.3 million for the six-month period ended June 30, 1995 to $14 million for the six-month period ended June 30, 1996, an increase of $5.7 million or 69%. This increase was due to increased compensation resulting from selling and customer support activities of $2.4 million, additional administrative personnel expenses of $1.2 million and associated costs of $2.1 million required to handle the growth experienced primarily in local and long distance revenues.

     Depreciation and amortization expenses increased from $763,000 for the six-month period ended June 30, 1995 to $2.6 million for the six-month period ended June 30, 1996, an increase of $1.8 million or 237%. This increase consisted of $882,000 of amortization expense related to the excess of estimated aggregate fair market value of certain options over the aggregate exercise price of such options granted to certain officers, other employees, and directors; depreciation of $359,000 related to the additional fiber optic network purchased and built during 1995 and the first six months of 1996; $367,000 of depreciation related to capital costs associated with the growth of the Company; $145,000 resulting from the amortization of one-time installation costs primarily associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service; and amortization of goodwill of $56,000 related to the Company's acquisition of MWR in April 1995.

     Interest expense increased from $487,000 for the six months ended June 30, 1995 to $521,000 for the six months ended June 30, 1996. The increase is primarily a result of an increase in the amortization expense from $257,000 for the six months ended June 30, 1995 to $341,000 for the six months ended June 30, 1996 related to the excess of estimated aggregate fair market value of certain options over the aggregate exercise price of such options granted to a significant stockholder of the Company in connection with the guarantee and/or support by such stockholder of certain portions of the Credit Facility, offset by lower interest expense on reduced borrowings as a result of the Company's payment of all amounts outstanding under the Credit Facility in June 1996 with a portion of the net proceeds from the Company's initial public offering of Class A Common Stock; and the capitalization of interest costs in the amounts of $6,000 and $204,000 for the six-month periods ended June 30, 1995 and 1996, respectively.

     Interest income increased from $27,000 for the six-month period ended June 30, 1995 to $505,000 for the same period in 1996. This increase resulted from additional highly liquid interest-bearing investments made in June 1996 with a portion of the proceeds of the Company's initial public offering of Class A Common Stock.

     Net loss increased from $5.7 million for the six-month period ended June 30, 1995 to $8.9 million for the six-month period ended June 30, 1996, an increase of $3.2 million. This increase resulted primarily from the expansion of the local and long distance businesses and amortization expense related to stock options granted to certain officers, other employees and directors. The development of the Company's business and the construction and expansion of its network require significant expenditures, a substantial portion of which is incurred before the realization of revenues.

     Operating loss before depreciation and amortization ("EBITDA") decreased from a negative $4.5 million for the six months ended June 30, 1995 to a negative $6.3 million for the six months ended June 30, 1996, a decrease of $1.8 million. The change reflected the increase in the net loss incurred in 1996 due primarily to the expansion of the Company's local, long distance and other telecommunications services and the factors described above.

YEAR ENDED 1995 COMPARED WITH YEAR ENDED 1994

     Telecommunications revenue increased from $8 million in 1994 to $29 million in 1995, representing an increase of $21 million or 262%. Revenue from the increase in the sale of local and long distance telecommunications services accounted for $16.9 million of this increase. Total local and long distance customers served increased 69% from 5,137 at December 31, 1994 to 8,700 at December 31, 1995. Local lines under the Company's management increased 109% from 17,112 at December 31, 1994 to 35,795 at December 31, 1995. Average lines per customer increased from 3.33 at December 31, 1994 to 4.31 at December 31, 1995. Average monthly revenue per line increased from $58.30 for the month ended December 31, 1994 to $62.68 for the month ended December 31, 1995.

     Revenue from telecommunications network maintenance services was $4.9 million in 1995. The Company acquired MWR, a competitive access provider that offers most of the Company's special access and private line services, in April 1995 in an acquisition accounted for as a purchase. MWR represented $1.6 million of the Company's revenue in 1995.

     Cost of service increased from $6.2 million in 1994 to $19.7 million in 1995, an increase of $13.5 million or 217%. This increase in cost of service resulted primarily from costs for providing local and long distance services. Cost of service as a percentage of telecommunications revenue decreased from 78% in 1994 to 68% in 1995, principally as a result of certain economies of scale.

     SG&A increased from $12.4 million in 1994 to $18.1 million in 1995, an increase of $5.7 million or 46%. This increase was due to increased compensation resulting from selling and customer support activities of $2.8 million, additional administrative personnel of $1.6 million and associated costs of $1.3 million required to handle the growth experienced primarily in local and long distance revenues.

     Depreciation and amortization expenses increased from $772,000 in 1994 to $1.8 million in 1995, an increase of $1 million or 138%. This increase consisted of depreciation of $362,000 related to the additional fiber optic network purchased and built during 1995; $304,000 of depreciation related to capital costs associated with the growth of the Company; $266,000 resulting from the amortization of one-time installation costs primarily associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service; and amortization of goodwill of $117,000 related to the Company's acquisition of MWR in 1995.

     Net interest expense increased from $73,000 in 1994 to $771,000 in 1995. This net increase resulted from an increase in interest expense of $692,000 due to the need for additional secured debt in 1995 to fund the Company's growth and operating losses and a decrease in interest income of $6,000 resulting from reduced investment of funds due to the use of funds needed to satisfy working capital needs.

     The Company's net loss decreased from $11.4 million in 1994 to $11.3 million in 1995, a decrease of $87,000. This decrease resulted from the ability of the Company to generate additional service income while reducing customer acquisition and support costs as a percentage of service income.

     EBITDA improved from a negative $10.6 million in 1994 to a negative $8.7 million in 1995, an improvement of $1.9 million. The improvement reflected the decrease in the net loss and the increase in depreciation and amortization in 1995 resulting from the capital expenditures necessary to support the Company's revenue growth.

YEAR ENDED 1994 COMPARED WITH YEAR ENDED 1993

     Telecommunications revenue increased from $1.6 million in 1993 to $8 million in 1994, representing an increase of $6.4 million or 417%. This increase reflected an increase in revenue from the Iowa Communications Network Maintenance Contract of $1.9 million as well as the Company's commencement of local and long distance service. The increased revenue from the Iowa Communications Network Maintenance Contract resulted from the ability to charge full maintenance costs in 1994 versus reduced charges in 1993 because of a warranty period on the network.

     Cost of service increased from $1.5 million in 1993 to $6.2 million in 1994, an increase of $4.7 million or 307%. This increase in cost of service resulted primarily from costs for providing local and long distance services.

     SG&A increased from $2.4 million in 1993 to $12.4 million in 1994, an increase of $10 million or 418%. This increase was due to increased compensation resulting from selling and customer support activities of $5.5 million, additional administrative personnel of $1.8 million and associated costs of $2.7 million resulting from the start-up of local and long distance services.

     Depreciation and amortization expenses increased from $235,000 in 1993 to $772,000 in 1994, an increase of $537,000 or 228%. This increase was primarily due to depreciation on the increased capital expenditures required to enter the local and long distance businesses and the amortization of one time installation costs associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service.

     Interest income in 1993 was $163,000 compared to net interest expense of $73,000 in 1994. The decrease resulted from an increase in interest expense of $218,000 due to the need for additional secured debt in 1994 to fund the Company's growth and operating losses and a decrease in interest income of $18,000 resulting from reduced investment of funds due to the use of funds needed to satisfy the Company's working capital needs.

     The Company's net loss increased from $2.4 million in 1993 to $11.4 million in 1994, an increase of $9 million. This increase was primarily due to the Company's entry into the local and long distance businesses.

     EBITDA decreased from a negative $2.4 million in 1993 to a negative $10.6 million in 1994, a decrease of $8.2 million. The decrease reflected the increased losses incurred in 1994 related to the Company's entry into the local and long distance businesses.

YEAR ENDED 1993 COMPARED WITH YEAR ENDED 1992

     Because the Company's revenue-producing operations began in November 1992, the Company does not believe a comparison of financial results between 1992 and 1993 would be meaningful.

LIQUIDITY AND CAPITAL RESOURCES

     Since the inception of the Company in June 1991, the Company's total assets have grown to $289.3 million at June 30, 1996. At June 30, 1996, $35.2 million of the total assets consisted of property and equipment, net of depreciation. The growth of the Company has been funded through private sales of equity securities yielding proceeds of $41 million, drawings under the Credit Facility, and net proceeds of approximately $258.6 million from the Company's initial public offering of Class A Common Stock. At June 30, 1996, the Company's current assets of $249.5 million exceeded its current liabilities of $19.6 million, providing working capital of $229.9 million, which represents an improvement of $230 million compared to December 31, 1995 primarily attributable to the Company's completion of its initial public offering of Class A Common Stock. At December 31, 1995, the Company's current liabilities of $9.7 million exceeded current assets of $9.6 million, resulting in a working capital deficit of $92,000. This working capital deficit resulted from the growth experienced by the Company, the increase in working capital components and the substantial investment in property and equipment.

     The net cash used in operating activities totaled $3.8 million for the six months ended June 30, 1996 and $9.5 million for the year ended December 31, 1995. During the six months ended June 30, 1996, cash for operating activities was used primarily to fund the Company's net loss of $8.9 million for such period. The Company also required cash to fund the growth in trade receivables of $6.3 million and other assets of $937,000 as a result of the growth in local and long distance telecommunications services and special access and private line services. These uses of cash were partially offset by an increase in accounts payable and accrued expenses of $7 million due to the costs associated with the increase in telecommunications revenue, an increase in deferred revenue of $3.5 million resulting primarily from amounts received in advance from completed segments under long-term leases of fiber optic telecommunication networks and an increase in depreciation and amortization expense. During the year ended December 31, 1995, cash for operating activities was used primarily to fund the Company's net loss of $11.3 million for such period. The Company also required cash to fund the growth in trade receivables of $3.6 million and deferred line installation costs of $800,000 as a result of the growth in local and long distance telecommunications services and entry into special access and private line services. The use of cash during the year ended December 31, 1995 was partially offset by an increase in accounts payable and accrued expenses of $4.1 million due to the costs associated with the increase in telecommunications revenue and an increase in depreciation and amortization expense.

     The Company's investing activities used cash of $18.3 million during the six months ended June 30, 1996 and $5.5 million during the year ended December 31, 1995 primarily as a result of its continued development and expansion of its fiber optic telecommunications network. During 1994, the Company started building its telemanagement business by offering local and long distance services to business customers through the purchase of Centrex services from two Regional Bell Operating Companies and interexchange carrier services for termination of long distance calls. The equipment required for the growth of the telemanagement business and the Company's development and construction of its fiber optic telecommunications network resulted in purchases of equipment and fiber optic cable totaling $18 million and $5.3 million during the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

     Cash received from net financing activities was $254.1 million during the six months ended June 30, 1996, primarily as a result of the Company's initial public offering of Class A Common Stock. The Company paid off and canceled the Credit Facility with a portion of the net proceeds from the initial public offering of Class A Common Stock during the same period. Cash received from financing activities during 1995 was $15 million and was primarily obtained through the issuance of Common Stock for an aggregate purchase price of $14 million in a private placement transaction. In addition, in April 1995 the Company issued Class B Common Stock valued at $8.3 million to acquire MWR.

     On July 15, 1996, the Company acquired Ruffalo, Cody in a cash and stock transaction valued at up to a maximum of approximately $19.9 million, based on the average closing sales price of the Class A Common Stock on the Nasdaq National Market at the time of the transaction. On July 15, 1996, the Company paid approximately $4.8 million in cash and issued 361,420 shares of Class A Common Stock to the shareholders of Ruffalo, Cody, and granted options to purchase 158,009 shares of Class A Common Stock to certain of the holders of options to purchase shares of Ruffalo, Cody common stock. An additional $50,782 in cash and 113,387 shares of Class A Common Stock were placed into escrow and will be delivered to the shareholders of Ruffalo, Cody over a period of 18 months, contingent upon the fulfillment of certain conditions relating to Ruffalo, Cody's ongoing revenues. The Company will record the Ruffalo, Cody acquisition as a purchase for accounting purposes.

     On September 20, 1996, the Company acquired Telecom*USA Publishing for approximately $74.1 million in cash and an additional amount currently estimated to be approximately $1.6 million to be paid to certain employees of Telecom*USA Publishing as part of an incentive plan. At the time of the acquisition, Telecom*USA Publishing had outstanding debt of approximately $6.6 million. The Company will record the Telecom*USA Publishing acquisition as a purchase for accounting purposes.

     The Company used a portion of the net proceeds from the Company's initial public offering of Class A Common Stock to fund the Telecom*USA Publishing acquisition and for the cash portion of the Ruffalo, Cody acquisition.

     Telecom*USA Publishing has a revolving line of credit and term loan (the "Telecom Credit Facility") with Norwest Bank Iowa, National Association (the "Telecom Credit Facility Bank"), with an aggregate credit limit of approximately $9.8 million. As of August 31, 1996, Telecom*USA Publishing had borrowings of approximately $4.8 million outstanding under the Telecom Credit Facility. Borrowings of less than $6 million under the Telecom Credit Facility bear interest at the Telecom Credit Facility Bank prime rate as in effect from time to time. Borrowings in excess of $6 million under the Telecom Credit Facility bear interest at the Telecom Credit Facility Bank prime rate as in effect from time to time plus .75%. Borrowings under the Telecom Credit Facility are secured by substantially all of Telecom*USA Publishing's assets. The Company currently intends to retain the Telecom Credit Facility.

     At June 30, 1996, the Company had actual contractual capital commitments of approximately $5.5 million for costs associated with the construction of fiber optic networks.

     The Company is currently bidding for certain PCS licenses being auctioned by the FCC and expects to explore alternatives to permit it to provide other wireless services which may require substantial additional capital. As of September 30, 1996, the Company had submitted bids totaling approximately $21.8 million for "D" and "E" block frequency licenses covering areas of Iowa, Illinois, Nebraska and Minnesota in the FCC's auctions of PCS licenses. If the Company is successful in obtaining PCS licenses, it will be required to make significant expenditures to develop, construct and operate a PCS system.

     As of September 30, 1996, the Company estimates that its aggregate capital requirements for the remainder of 1996, 1997 and 1998 will be approximately
$          .

     The Company's estimated capital requirements include the estimated cost of
(i) developing and constructing its fiber optic network, (ii) market expansion activities, (iii) constructing its network operations center and corporate headquarters, and (iv) obtaining PCS licenses and related capital expenditures, including those licenses described above for which the Company currently has bids outstanding. These capital requirements are expected to be funded, in large part, out of the net proceeds from the Offering and the net proceeds remaining from the Company's initial public offering of Class A Common Stock (estimated to be $122 million as of September 30, 1996), and lease payments to the Company for portions of the Company's networks.

     The Company may require additional capital in the future for business activities related to those specified above and also for acquisitions, joint ventures and strategic alliances, as well as to fund operating deficits and net losses. These activities could require significant additional capital not included in the foregoing estimated aggregate capital requirements of $ million.

     The Company expects to meet its additional capital needs with the proceeds from credit facilities and other borrowings, and additional debt and equity issuances. The Company currently plans to obtain one or more additional bank lines of credit, although no such lines of credit have yet been negotiated. There can be no assurance that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to enable it to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. See "Risk Factors -- Significant Capital Requirements."

EFFECTS OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value-based method of accounting for stock options.

     While the Company does not know precisely the impact of adopting SFAS No. 121 and SFAS No. 123, the Company does not expect that the adoption of SFAS No. 121 or SFAS No. 123 will have a material effect on the Company's consolidated financial statements.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

                                    BUSINESS

OVERVIEW

     The Company is a provider of integrated telecommunications services to small and medium-sized businesses and, since June 1996, residential customers, primarily in Iowa and Illinois. The Company derives its telecommunications revenue from (i) the sale of "bundled" local, long distance and other telecommunications services to end users, (ii) telecommunications network maintenance services, (iii) competitive access services, including special access and private line services, and (iv) ancillary services, including direct marketing and telemarketing services and the sale of advertising space in telephone directories. As of June 30, 1996, the Company served over 11,550 telecommunications customers in 54 cities and towns.

     The Company offers "one-stop" integrated telecommunications services, including local, long distance, voice mail, paging and Internet access services, tailored to the customer's specific needs. For business customers, this approach simplifies telecommunications procurement and management and makes available customized services, such as "least-cost" long distance pricing and enhanced calling features, that might not otherwise be directly available to such customers on a cost-effective basis. For residential customers, this approach provides integrated local, long distance and other telecommunications services, flat-rate long distance pricing and enhanced calling features as part of the Company's basic PrimeLine(R) residential services. The Company also operates a competitive access provider that offers a variety of special access and private line services to 75 large businesses, institutional customers and interexchange carriers. In addition, the Company provides network maintenance services for the State of Iowa's fiber optic network.

     The Company was formed on June 6, 1991 as McLeod Telecommunications, Inc. It began operations in November of 1992, providing fiber optic maintenance services for the Iowa Communications Network. On August 1, 1993, the Company was reincorporated in the State of Delaware. McLeod Telemanagement received regulatory approvals in Iowa and Illinois to offer local and long distance services in December 1993 and began providing such services in January 1994. In April 1995, July 1996 and September 1996, respectively, the Company acquired MWR, a competitive access provider in Des Moines, Iowa, Ruffalo, Cody, a telemarketing company, and Telecom*USA Publishing, a publisher of telephone directories.

     The Company is organized as a holding company and operates through six wholly owned subsidiaries. Since September 1996, the Company's business has been organized into four operational groups: (i) Business Services, which develops, markets and sells the Company's telecommunications services to business customers; (ii) Consumer Services, which markets and sells the Company's PrimeLine(R) service to residential customers and engages in various direct marketing and telemarketing activities; (iii) Network Services, which designs, constructs, and operates the Company's fiber optic network and engages in the Company's network maintenance activities; and (iv) Media Services, which publishes and distributes telephone directories.

     The Company is currently offering telecommunications services to business and residential customers located primarily in Iowa and Illinois. The Company also offers long distance service in Omaha, Nebraska. The Company intends to begin sales of telecommunications services in a number of markets in Minnesota and Wisconsin during the fourth quarter of 1996. The Company plans to enter markets in South Dakota and North Dakota in 1997. Over the next several years, depending on competitive and other factors, the Company also intends to offer telecommunications services in Colorado, Wyoming, Montana, Utah and Idaho. Implementation of the Company's current and future expansion plans will depend on a variety of factors, including: (i) the availability of financing and regulatory approvals; (ii) the number of potential customers in a target market;
(iii) the existence of strategic alliances or relationships; (iv) technological, regulatory or other developments in the Company's business; (v) changes in the competitive climate in which the Company operates; and (vi) the emergence of future opportunities.

     The Company believes it is the first telecommunications provider in most of its current markets to offer "bundled" local, long distance and other telecommunications services. As a result, the Company believes that it is well-positioned to take advantage of fundamental changes occurring in the telecommunications industry resulting from the Telecommunications Act and to challenge incumbent local carriers. The Company provides local service using existing telephone lines obtained from incumbent local exchange carriers, which allows customers to switch to local service provided by the Company without changing existing telephone numbers. The Company provides long distance services by purchasing bulk capacity from a long distance carrier. Using the Company's sophisticated proprietary software, known as Raterizer(R), each business customer receives the lowest long distance rate available each month from among the pricing plans of AT&T, MCI and Sprint that currently are most popular with the Company's business customers, and, in certain cases, rates specifically identified by a business customer and agreed to by the Company. The Company also provides paging and Internet access services.

     Since the Company completed its initial public offering of Class A Common Stock in June 1996, it has actively pursued its strategy of increasing market penetration and expanding into new markets in the following ways: (i) in June 1996, the Company began offering to residential customers in Cedar Rapids, Iowa and Iowa City, Iowa an integrated package of telecommunications services, marketed under the name PrimeLine(R), that includes local and long distance service, voice mail, paging, Internet access and travel card services; PrimeLine(R) services are expected to be available in other residential markets in the near future; (ii) the Company has positioned itself to enter the Minnesota and Wisconsin markets in late 1996 in addition to the Iowa and Illinois markets currently served; (iii) in July 1996, the Company acquired Ruffalo, Cody, which specializes in direct marketing and telemarketing services, to enhance the Company's marketing of its telecommunications services; (iv) in September 1996, the Company acquired Telecom*USA Publishing, which publishes "white page" and "yellow page" telephone directories in fifteen states in the midwestern and Rocky Mountain regions of the United States to increase the Company's penetration of its current markets and to accelerate its entry into new markets; (v) the Company has constructed approximately 1,000 new route miles of fiber optic network at a cost of approximately $22.9 million; and (vi) the Company is bidding for certain PCS licenses as part of its strategy to increase the range of services provided to customers in its target markets.

RECENT TRANSACTIONS

     On September 20, 1996, the Company acquired Telecom*USA Publishing by means of a merger of a newly formed wholly owned subsidiary of the Company with and into Telecom*USA Publishing. As consideration for the acquisition, the Company paid approximately $74.1 million in cash and an additional amount currently estimated to be approximately $1.6 million to be paid to certain employees of Telecom*USA Publishing as part of an incentive plan. At the time of the acquisition, Telecom*USA Publishing had outstanding debt of approximately $6.6 million.

     Telecom*USA Publishing publishes and distributes "white page" and "yellow page" telephone directories in fifteen states in the midwestern and Rocky Mountain regions of the United States, including most of the Company's target markets. Telecom*USA Publishing derives its revenues primarily from the sale of advertising space in its telephone directories.

     On July 15, 1996, the Company acquired Ruffalo, Cody by means of a merger of Ruffalo, Cody with and into a newly formed wholly owned subsidiary of the Company. As consideration for the acquisition, the Company paid approximately $4.8 million in cash and issued an aggregate of 361,420 shares of Class A Common Stock to the shareholders of Ruffalo, Cody, and granted options to purchase an aggregate of 158,009 shares of Class A Common Stock to the holders of options to purchase shares of Ruffalo, Cody common stock. An additional $50,782 in cash and 113,387 shares of Class A Common Stock were placed into escrow and will be delivered to certain of the shareholders of Ruffalo, Cody over a period of 18 months, contingent upon the fulfillment of certain conditions relating to Ruffalo, Cody's ongoing revenues.

     Ruffalo, Cody specializes in direct marketing and telemarketing services, including telecommunications sales, as well as a variety of fund-raising services for colleges, universities and other non-profit organizations throughout the United States.

     On April 28, 1995, the Company purchased all of the outstanding stock of MWR from Midwest Capital Group, Inc. ("Midwest Capital Group"), a non-regulated subsidiary of MidAmerican. As consideration for the acquisition, the Company issued 3,676,058 shares of the Company's Class B Common Stock valued at $8.3 million to Midwest Capital Group. As part of the transaction, Midwest Capital Group received the right to appoint one director to the Board and one "observer Board member." Subsequently, Midwest Capital Group agreed to reduce its Board representation to one director. See "Management -- Stockholders' Agreements." It was also granted an option to purchase an additional 3,529,414 shares of Class B Common Stock at a purchase price of $2.27 per share, which option Midwest Capital Group exercised in June 1995.

     MWR is a competitive access provider which owns and operates a fiber optic network in Des Moines, Iowa and which offers special access and private line services to 75 large businesses, institutional customers and interexchange carriers.

     Effective September 4, 1996, the Company, through McLeod Telemanagement, agreed to purchase the customer base of Total Communication Systems, Inc. ("TCSI") for an aggregate cash purchase price of approximately $550,000. TCSI is an Iowa corporation that offers local and long distance service in Iowa by partitioning of U S WEST's central office switches. TCSI currently manages approximately 1,300 local and 250 long distance lines in Iowa. Completion of the transaction is subject to the approval of the Iowa Utilities Board and certain other conditions.

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of integrated telecommunications services in Iowa, Illinois, Nebraska, Minnesota, Wisconsin, South Dakota, North Dakota, Colorado, Wyoming, Montana, Utah and Idaho. The Company intends to increase its penetration of its current markets and expand into new markets by: (i) aggressively capturing market share and generating revenues using leased network capacity and (ii) concurrently constructing additional network infrastructure to more cost-effectively serve its customers. The Company estimates that as of September 30, 1996 it had a market share of approximately 20.1% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 12.3% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). There can be no assurance that the Company will attain similar market share in other markets.

     The principal elements of the Company's business strategy include:

     - PROVIDE INTEGRATED TELECOMMUNICATIONS SERVICES. The Company believes that there is substantial demand among business and residential customers in its target markets for an integrated package of telecommunications services that meets all of the customer's telecommunications needs. The Company believes that, by bundling a variety of telecommunications services, it will position itself to become an industry leader in offering "one-stop" integrated telecommunications services, to penetrate rapidly its target markets and to build customer loyalty.

     - BUILD MARKET SHARE THROUGH BRANDING AND CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers through an emphasis on marketing, sales and customer service. The Company's customer-focused software and network architecture allow immediate access to the Company's customer data by Company personnel, enabling a quick and effective response to customer requests and needs at any time. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international, voice mail, paging, Internet access and travel card service. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace. The Company has been successful in obtaining long-term commitments from its business customers and responding rapidly and creatively to customer needs.

     - FOCUS ON SMALL AND MID-SIZED MARKETS. The Company principally targets small and mid-sized markets (cities and towns with a population between 8,000 and 350,000) in its service areas. The Company estimates that its current and planned target markets have a combined population of approximately 9.5 million. The Company strives to be the first to market integrated telecommunications services in its principal markets and expects that intense competition in bundled telecommunications services will be slower to develop in these markets than in larger markets.

     - EXPAND ITS FIBER OPTIC NETWORK. The Company is constructing a state-of-the-art digital fiber optic telecommunications network designed to serve markets in Iowa. In the future, the Company expects to expand its fiber optic network to include additional markets. The Company's decision to expand its fiber optic network will be based on various economic factors, including: (i) the number of its customers in a market;
       (ii) the anticipated operating cost savings associated with such construction; and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators). The Company currently owns approximately 1,700 route miles of fiber network and expects to construct approximately 6,000 route miles of fiber network during the next five years. Through its strategic relationships with its electric utility stockholders and its contracts to build and lease the final links of the Iowa Communications Network to the State of Iowa, the Company believes that it will be able to achieve capital efficiencies in constructing its fiber optic network in a rapid and cost-effective manner. The Iowa Communications Network is a fiber optic network that links certain of the state's schools, libraries and other public buildings. The Company also believes that its fiber optic network in combination with its proprietary software will create an attractive customer-focused platform for the provision of local, long distance, wireless and enhanced services.

     - TRANSITION INTO LOCAL SWITCHED SERVICES BUSINESS. When regulatory authorities complete certain proceedings, and assuming the economics are favorable to the Company, the Company intends to begin offering local facilities-based switched services by using its existing high-capacity digital AT&T switch and installing additional switches. These regulatory proceedings are currently ongoing before the FCC and many state public utilities commissions, including that of Iowa, for the purpose of establishing most of the economic and technical terms of interconnection. The Company believes that these proceedings should be substantially completed and that the Company could begin offering local facilities-based switched services over the next three years. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective.

     - EXPLORE POTENTIAL ACQUISITIONS AND STRATEGIC ALLIANCES. The Company believes that its strategic alliances with two utilities in its current markets provide it with rights-of-way and other resources on favorable terms. The Company believes that its recent acquisitions of Ruffalo, Cody and Telecom*USA Publishing will increase the Company's penetration of its current markets and accelerate its entry into new markets. As part of its expansion strategy, the Company contemplates additional acquisitions, joint ventures and strategic alliances with businesses that are related or complementary to its current operations. The Company believes that the addition of such related or complementary businesses will help it to expand its operations into its target markets. As a result, the Company plans to consider acquisitions, joint ventures and strategic alliances in areas such as wireless services, directory publishing, network construction and infrastructure and Internet access. In undertaking these transactions, the Company may use proceeds from the Offering, credit facilities and other borrowings, and additional debt and equity issuances.

     - LEVERAGE PROVEN MANAGEMENT TEAM. The Company has recruited a team of veteran competitive telecommunications managers, led by entrepreneur Clark McLeod, who have together in the past successfully implemented a similar customer-focused telecommunications strategy in the same industry and regions. Eight of the 11 executive officers of the Company served as officers of Teleconnect or its successor, Telecom*USA. Teleconnect began providing long distance services in Iowa in 1982 and rapidly expanded into dozens of cities and towns in the Midwest. Telecom*USA was the fourth-largest U.S. long distance provider when MCI purchased it in 1990 for $1.25 billion.

MARKET POTENTIAL

     The telecommunications industry is currently undergoing substantial changes due to statutory, regulatory and technological developments. The Company believes that it is well-positioned to take advantage of these fundamental changes.

     The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, local area charges, enhanced calling features and private line services (dedicated point-to-point intraLATA service); (ii) network access services, which consist of access provided by local exchange carriers to long distance network carriers; (iii) long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of "white page" and "yellow page" telephone directories. Industry sources have estimated that the 1994 aggregate revenues of all local exchange carriers approximated $97 billion. Until recently, there was virtually no competition in the local exchange markets.

     Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological developments gradually enabled others to compete with AT&T in the long distance market. In 1984, largely as the result of a court decree, AT&T was required to divest its local telephone systems (the "Divestiture"), which created the present structure of the telecommunications industry. The Divestiture and subsequent related proceedings divided the country into 201 Local Access and Transport Areas ("LATAs"). As part of the Divestiture, AT&T's former local telephone systems were organized into seven independent Regional Bell Operating Companies. The Regional Bell Operating Companies were given the right to provide local telephone service, local access service and intraLATA long distance service, but were prohibited from providing interLATA service. AT&T retained its long distance services operations. The separation of the Regional Bell Operating Companies from AT&T's long distance business created two distinct telecommunications market segments: local exchange and long distance. The Divestiture decreed direct, open competition in the long distance segment, but continued the regulated monopoly environment in local exchange services.

     In 1984, a separate court decree (the "GTE Decree") required the local exchange operations of the General Telephone Operating Companies to be structurally separated from the competitive operations of GTE Corp., their parent company. As a result, the GTE Decree also prohibited the General Telephone Operating Companies from providing interLATA services.

     On February 8, 1996, the Telecommunications Act was enacted. The Telecommunications Act removed the restrictions in the Divestiture and the GTE Decree concerning the provision of interLATA service by the Regional Bell Operating Companies and the General Telephone Operating

Companies. These decree restrictions have been replaced, with respect to the Regional Bell Operating Companies, by provisions of the Telecommunications Act setting forth the conditions under which the Regional Bell Operating Companies may enter formerly prohibited markets. The Telecommunications Act requires all local exchange carriers to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company should also be able to obtain access to incumbent carrier "loop" facilities (the transmission lines connecting customers' premises to the public telephone network) on an unbundled basis at reasonable and non-discriminatory rates. In addition, local exchange carriers are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. Local exchange carriers also are required to allow competitors nondiscriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states are forbidden from disallowing local competition, although they are allowed to regulate such competition.

     The Company believes that each of these requirements is likely, when fully implemented, to increase competition among providers of local telecommunications services and simplify the process of switching from local exchange carrier services to those offered by competitive access provider/competitive local exchange carriers. However, the Telecommunications Act also offers important benefits to the incumbent local exchange carriers. The incumbent local exchange carriers have been granted substantial new pricing flexibility. Regional Bell Operating Companies and General Telephone Operating Companies have regained the ability to provide long distance services under specified conditions and have new rights to provide certain cable TV services. The Telecommunications Act, however, also provides for certain safeguards to attempt to protect against anticompetitive abuses by the Regional Bell Operating Companies. Among other protections, the ability of the Regional Bell Operating Companies to market jointly interLATA and local services is limited under certain circumstances.

     Prior to the enactment of the Telecommunications Act, several factors served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the local exchange carrier monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require greater capacity and reliability levels than many local exchange carrier networks (which principally are copper-based) can accommodate;
(iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to the local exchange carriers' copper-based network; (iv) the significant access charges interexchange carriers are required to pay to local exchange carriers to access the local exchange carriers' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market.

     Competitors in the local exchange market, designated as competitive access providers by the FCC, were first established in the mid-1980s. Initially, competitive access providers were allowed to compete for only the non-switched special access/private line service of the local exchange market. In New York City, Chicago and Washington, D.C., newly formed companies provided dedicated non-switched services by installing fiber optic facilities capable of connecting points of presence of interexchange carriers within a metropolitan area, connecting two or more customer locations with private line service and, in some cases, connecting business and government users with interexchange carriers. Competitive access providers used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of higher quality than could be obtained from the local exchange carriers due, in part, to copper-based facilities used in many local exchange carrier networks. In addition, competitive access providers offered shorter installation and repair intervals and improved reliability in comparison to the local exchange carriers.

     Most of the early competitive access providers were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic, including interexchange carrier to interexchange carrier traffic, were located. The provision of competitive access services, however, need not be confined to large metropolitan areas. The Company believes that, through proper design and installation of its network in its targeted markets, it can effectively provide integrated local and long distance services not only to interexchange carriers and large users, but also to residential and small to medium-sized business customers.

     As a result of regulatory changes and competitive trends, competitive local telecommunications companies and access providers appear to be positioned for dramatic growth. Effective in early 1994, FCC decisions announced in September 1992 and August 1993, as modified by subsequent FCC and court decisions (the "Interconnection Decisions"), opened additional segments of the market by permitting competitive access providers expanded authority to interconnect with and use facilities owned by local exchange companies for interstate traffic. The Interconnection Decisions, together with other statutory and regulatory initiatives in the telecommunications industry (including the Telecommunications
Act), recently introduced to foster competition in the local exchange markets, have stimulated demand for competitive local services.

     As of June 30, 1996, a number of states, including Iowa, Illinois, Minnesota, Wisconsin and North Dakota, have taken regulatory and legislative action to open local telecommunications markets to various degrees of competition. State regulatory agencies in other states within the Company's target market area, including South Dakota, Nebraska, Colorado, Montana and Wyoming, are conducting administrative proceedings to investigate opening local telecommunications markets to competition. The Telecommunications Act preempts any remaining state prohibitions of local competition and also forbids unreasonable restrictions on resale of local services. The Company expects that continuing pro-competitive regulatory changes, together with increasing customer demand, will create more opportunities for competitive service providers to introduce additional services, expand their networks and address a larger customer base.

CURRENT PRODUCTS AND SERVICES

     The Company has historically derived revenue from: (i) the sale of local and long distance telecommunications services, (ii) special access and private line services and (iii) telecommunications network maintenance services. For the six months ended June 30, 1996, these services represented 68%, 11% and 21%, respectively, of the Company's total revenues. Following the acquisition by the Company of Ruffalo, Cody and Telecom*USA Publishing in July 1996 and September 1996, respectively, the Company also derives revenue from ancillary services, including direct marketing and telemarketing services and the sale of advertising space in telephone directories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     INTEGRATED TELECOMMUNICATIONS SERVICES. Since beginning sales activities in January 1994, the Company has increased its revenue approximately 367% from the sale of bundled local and long distance products from $4.6 million for the year ended December 31, 1994 to $21.5 million for the year ended December 31, 1995. In order to provide integrated telecommunications services to its business and residential customers, the Company, pursuant to agreements with U S WEST for its Iowa customers and Ameritech for its Illinois customers, partitions part of the central office switches serving the communities in which the Company provides such services ("Centrex" services). The Company's customers' telephone lines and numbers are assigned to the Company's portion of the switch. U S WEST or Ameritech, as the case may be, bills the Company for all the lines that the Company has assigned to the Company's customers and provides the Company with call detail reports, which enable the Company to verify its customers' bills for both local and long distance service. See "Risk Factors -- Failure of U S WEST to Furnish Call Detail Records."

     The Company believes that these services are superior to a standard business or residential telephone line, since the Company can offer features, such as three-way calling, consultation hold and call transfer, at no extra charge to the end user. Certain other custom calling features are also available at additional cost to the end user. Because the Company has also purchased the "Centrex Management System" and the "Centrex Mate Service" from U S WEST and Ameritech, respectively, Company personnel have on-line access to U S WEST and Ameritech facilities and may make changes to the customers' services electronically and quickly.

     In March 1996, the Company entered into a settlement agreement with U S WEST in connection with a complaint brought against U S WEST by the Company before the Iowa Utilities Board. The settlement agreement permits the Company to obtain access to the partitioned portion of U S WEST central office switches in Iowa until March 18, 2001 and contains rates that may not be increased by U S WEST unless the rates are renegotiated by the parties based on U S WEST's rates for access to unbundled elements of its network. See "-- Legal Proceedings." In Illinois, the Company's seven-year agreements with Ameritech extend through 2001 or 2002 and provide for stabilized rates that may not be unilaterally increased by Ameritech.

     The Company provides long distance service by purchasing capacity, in bulk, from WorldCom Network Services, Inc., d/b/a Wiltel ("WilTel") and a wholly owned subsidiary of WorldCom, and routing its customers' long distance traffic over this capacity. The Company is subject to certain minimum monthly purchase and minutes-of-usage requirements under its agreement with WilTel. If the Company fails to meet the minimum purchase requirement in any month, it is obligated to pay WilTel the difference between its actual purchases and the minimum commitment. If the Company fails to meet the minimum minutes-of-usage requirement in any month, it is obligated to pay WilTel an amount equal to the difference between its actual usage and the minimum usage requirement multiplied by a flat rate per minute. The Company has consistently met the minimum purchase requirements and generally has met the minimum usage requirements under its agreement with WilTel. The Company did, however, fail to meet the minimum usage requirements from December 1994 through February 1995, which obligated the Company to pay WilTel an aggregate of approximately $67,000. The Company believes that it will be able to continue to meet such requirements in the future. Because of the many potential suppliers of wholesale long distance services in the marketplace, the Company currently expects that it will be able to continue to obtain favorable wholesale long distance pricing.

     The Company has also developed and installed state-of-the-art, "customer-focused" software for providing integrated telecommunications services. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international, voice mail, paging, Internet access and travel card services. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace.

     Business Services. End-user business customers in each of the 54 cities and towns currently served by the Company can obtain local, long distance and ancillary (such as three-way calling and call transfer) services directly from the Company. By using Centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, business customers can also avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's telemanagement services allow small to mid-sized business customers, which may lack the resources to support their own PBX, to benefit from a sophisticated telecommunications system managed by industry experts.

     The Company generally offers its business customers local service at prices that are substantially similar to the published retail local exchange carrier rates for basic business service provided by the incumbent local exchange carrier. Long distance rates for business customers generally are calculated by totaling each business customer's monthly calls and comparing the total charges that would be applicable to that customer's calls under each of the pricing plans of the major long distance carriers that currently are most popular with the Company's business customers. The Company then bills the customer the lowest long distance charges identified in this comparison. Specifically, the Company's billing software enables the Company to calculate the monthly charges that each customer would be billed based on the customer's actual calls under each of several long distance plans offered by AT&T, MCI and Sprint and, in certain instances, other rates specifically identified by a customer and agreed to by the Company. The customer is then billed an amount equal to such "lowest cost" monthly charges calculated using this software, minus any discount to which the customer may be entitled as a result of having made a long-term commitment to use the Company's services. Currently, the Company compares its business customers' monthly calls to the following plans offered by other long distance carriers:

        Outbound Products. AT&T Commercial Long Distance; AT&T CustomNet; AT&T ProWATS/Plan Q; AT&T Megacom; AT&T Uniplan; MCI Commercial Dial 1; MCI Prism Plus; MCI Preferred; MCI Vision (Switched Access); MCI Vision (Dedicated Access); MCI Prism I; Sprint Business Sense; Sprint Business Sense ($200 minimum usage required); Sprint Clarity "Most for Business"; Sprint Clarity (Dedicated Access); and Sprint UltraWATS.

          800 Service Products. AT&T Readyline; AT&T Starterline (Plan K); AT&T Megacom 800; AT&T Uniplan 800; MCI Business Line 800; MCI Preferred 800; MCI Vision 800; MCI 800; Sprint FONline 800; Sprint Business Sense ($0 commitment); Sprint Business Sense ($200 minimum usage required); Sprint Clarity 800; and Sprint Ultra 800.

     The Company also offers other long distance rates to certain business customers, based on the customers' particular needs. The Company has developed the software, known as Raterizer(R), that performs its long distance rating analysis. Like other Company software, it is designed around the customer rather than around a given product. The Company believes that its method of computing long distance service rates is an important factor in attracting and retaining business customers. The Company's average business telemanagement service contract has an approximately 49-month term.

     Residential Services. In June 1996, the Company introduced its PrimeLine(R) service to residential and certain small business customers in the Cedar Rapids, Iowa and Iowa City, Iowa markets. PrimeLine(R) service includes local, long distance telephone service, paging, voice mail, Internet access and travel card services, as well as enhanced features such as three-way calling, call transfer and consultation hold. PrimeLine(R) customers may choose from five integrated telecommunications service packages generally ranging in price from $19.95 to $32.95 per month. Per minute long distance rates for PrimeLine(R) customers range from $.12 to $.15, depending on monthly calling volumes. These rates are applied 24 hours a day, seven days a week for all calls within the continental United States. The Company's standard PrimeLine(R) service contract has a 12-month term. The Company intends to begin offering PrimeLine(R) service in all of its Iowa markets and in Illinois, Minnesota and Wisconsin in the near future.

     SPECIAL ACCESS AND PRIVATE LINE SERVICES. The Company currently provides, on a private carrier basis, a wide range of special access and private line services to its interexchange carrier and end-user (including two cable television company) customers. These services include POP-to-POP special access, end user/interexchange carrier special access and private line services. POP-to-POP special access services provide telecommunications lines that link the points of presence ("POPs") of one interexchange carrier, or the POPs of different interexchange carriers, in a market, allowing these POPs to exchange telecommunications traffic for transport to final destinations. End user/interexchange carrier special access services provide telecommunications lines that connect an end user (such as a large business) to the local POP of its selected interexchange carrier. Private line services provide telecommunications lines that connect various locations of a customer's operation to transmit internal voice, video and/or data traffic.

     To provide these services, the Company offers various types of highly reliable fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to meet its customers' needs. These lines include:

          DS-0. A dedicated line that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (one voice-grade equivalent circuit). This service offers a basic low-capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

          DS-1. A high-speed channel typically linking high volume customer locations to interexchange carriers or other customer locations. Used for voice transmissions as well as the interconnection of local area networks, DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

          DS-3. A very high-capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice-grade circuits. This is a digital service used by interexchange carriers for central office connections and by some large commercial users to link multiple sites.

     The Company's networks are designed to support this wide range of communications services, provide increased network reliability and reduce costs for its customers. The Company's network consists of fiber optic cables, which typically contain between 24 and 144 fiber strands, each of which is capable of providing many telecommunications circuits. A single pair of fibers on the Company's network can currently transmit 32,256 simultaneous voice conversations, whereas a typical pair of copper wires can currently carry a maximum of 24 digitized simultaneous voice conversations. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more capacity at relatively low incremental cost.

     NETWORK MAINTENANCE SERVICES. In 1990, the State of Iowa authorized construction of Parts I and II of the Iowa Communications Network. Parts I and II, which were completed in 1993 and are owned by the State of Iowa, provide fiber optic connections to over 100 classrooms or other meeting facilities in Iowa, and are used primarily for interactive distance learning, telemedicine and the State's own long distance telephone traffic. The Company maintains Parts I and II of the 2,900 miles of the Iowa Communications Network pursuant to the Iowa Communications Network Maintenance Contract. The Company's maintenance activities under the Iowa Communications Network Maintenance Contract are available on a 24-hour-per-day, 365-days-per-year basis, and consist of alarm monitoring, repair services (include splicing, digital circuit card replacement, cable relocation and circuit installation testing) and cable location services. The Iowa Communications Network Maintenance Contract expires in 2004.

     For its services under the Iowa Communications Network Maintenance Contract, the Company receives approximately $3.2 million per year, plus an additional amount based on an hourly rate for certain overtime, equipment and repair supervision activities. The Company's network maintenance activities are provided by a 57-member team headquartered on-site at the Iowa Communications Network network operations center, which is located at the STARC National Guard Armory in Des Moines, Iowa. The Company believes that the expertise in fiber optic maintenance developed through the maintenance of the Iowa Communications Network will provide significant advantages in maintenance of the Company's own network facilities. Because commercial telecommunications use of the Part I and II segments is forbidden, however, neither the Company nor any other telecommunications carrier may use the Part I and II capacity to provide telecommunications services to customers.

     ANCILLARY SERVICES. Through Telecom*USA Publishing, which the Company acquired in September 1996, the Company publishes and distributes an aggregate of over 7 million copies of 80 annual "white page" and "yellow page" telephone directories to local telephone subscribers in fifteen states in the midwestern and Rocky Mountain regions of the United States, including most of the Company's target markets. Telecom*USA Publishing derives its revenues primarily from the sale of advertising space in its telephone directories. In addition, through Ruffalo, Cody, which the Company acquired in July 1996, the Company provides direct marketing and telemarketing services, including telecommunications sales, as well as a variety of fund-raising services for colleges, universities and other non-profit organizations throughout the United States. Ruffalo, Cody derived over 40% of its revenues in 1995 from an agreement with a major long distance carrier to provide telemarketing services. Both Ruffalo, Cody and the major long distance carrier can terminate this agreement after giving notice to the other party. The major long distance carrier has informed the Company that it intends to terminate this agreement effective December 31, 1996. Upon termination of this agreement, the Company intends to redirect resources towards selling the Company's local and long distance telecommunications services.

     The Company believes that its telephone directories and its direct marketing and telemarketing services will provide valuable marketing opportunities and expertise for its telecommunications services, particularly with respect to potential residential customers. The Company intends to utilize Telecom*USA Publishing's sales force of 259 direct sales personnel and telemarketers to sell both advertising space in the Company's telephone directories and, where available, the Company's telecommunications services. Furthermore, by September 30, 1996, ten of the Company's 140 full-time telemarketing sales personnel at its Ruffalo, Cody subsidiary were engaged in sales of the Company's PrimeLine(R) residential services. See "-- Sales and Marketing."

EXPANSION OF CERTAIN FACILITIES-BASED SERVICES

     The Company currently is constructing network that will enable it, upon receipt of all necessary regulatory approvals, to serve its end-user customers on a local switched basis as well as to serve other wireline and wireless carriers on a wholesale basis.

     The Company has leased and is currently testing a state-of-the-art high-capacity digital AT&T switch and plans to acquire additional switches in the future. Although the Company is not currently engaged in negotiations to acquire additional switches, such products are readily available from several suppliers, and the Company does not believe it will experience any difficulties or delays when it determines to acquire additional switches. It is anticipated that these switches will provide the switching platform for the local exchange switched telephone and long distance services to be offered by the Company. Given the size and regional concentration of the Company's markets, available technology and current cost structures, the Company plans ultimately to deploy a hubbed switching strategy, whereby one or more central switches would serve multiple markets via remote switching modules.

     In March 1995, the Iowa Utilities Board approved the Company's application for authorization to provide competitive switched local telephone service to business and residential customers in Cedar Rapids, Iowa. In April 1996, the Company received similar approval from the Illinois Commerce Commission to offer such service in Illinois cities other than in Chicago (which was not included in the Company's application). The Company intends to seek authorizations from the appropriate public utility commissions to provide similar services in other markets served by the Company.

     Although the Company has made no final determinations as to its target markets for facilities-based switched services, the Company intends initially to provide facilities-based switched services in Cedar Rapids, Des Moines, Waterloo, Cedar Falls, Dubuque, Sioux City, Council Bluffs, and Iowa City, Iowa and the Quad Cities of Iowa/Illinois (Davenport, Bettendorf, Rock Island and Moline), among other places. The Company plans to expand its facilities-based services to other cities as its network develops and its market penetration increases.

     For a detailed description of the expansion of the Company's fiber optic network, see "-- Network Facilities."

WIRELESS SERVICES

     The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional and wireless services become more diverse. The Company also believes that wireline and wireless markets are converging, and that providers of wireless services increasingly will offer, in addition to products that supplement a customer's landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. The Company anticipates that in the future there could potentially be eight wireless competitors in its current and/ or target markets: two existing cellular providers and, in view of the ongoing PCS auctions for spectrum in these markets, as many as six additional PCS providers.

     The Company does not currently offer PCS or cellular services. The Company is, however, currently bidding for "D" and "E" block frequency licenses covering areas of Iowa, Illinois, Nebraska and Minnesota in the FCC's auctions of PCS licenses. As of September 30, 1996, the Company had submitted bids totaling approximately $21.8 million for such licenses. If the Company is successful in obtaining PCS licenses, it will be required to make significant expenditures to develop, construct and operate a PCS system. There can be no assurance that the Company will be successful in acquiring any PCS licenses. Nevertheless, as the wireline and wireless markets converge, the Company believes that it can identify opportunities to generate revenues from the wireless industry on both a wholesale and a retail basis. On a wholesale basis, these opportunities may include (i) leasing tower sites to wireless providers, (ii) switching wireless traffic through the Company's switching platform and (iii) transporting wireless traffic using the Company's fiber optic network to interconnect wireless providers' cell sites or to connect such sites to either the Company's switches or to switches of other providers of wireline services. In May 1996, the Company entered into an agreement with a paging company to provide access to several of the towers controlled by the Company. On a retail basis, the Company believes that it will be able to enter into "bundling/branding" arrangements with both cellular and PCS companies on favorable economic terms. However, except for its participation in the FCC auction of PCS licenses, the Company has no current or pending negotiations, arrangements or agreements to acquire the ability to provide wireless services. See "Risk Factors -- Wireless Competition."

NETWORK FACILITIES

     As the incumbent local exchange carriers are compelled, by regulatory changes and competitive forces, to "unbundle" their network components and to permit resale of their products, the Company expects to be able to provide its customers with a full range of telecommunications services using a combination of its own network, the networks of the incumbent local exchange carriers and the networks of other competitive carriers.

     In April 1995, as part of its overall business strategy, the Company acquired MWR from MidAmerican. MWR is a competitive access provider which currently owns and operates a fiber optic network and offers special access and private line services to 75 large businesses, institutional customers and interexchange carriers, primarily in Des Moines, Iowa. As a result of this strategic acquisition, the Company believes that it is the only competitive access provider in the Des Moines market. The Company believes the already-installed MWR network is an important aspect of its efforts to become the first state wide integrated telecommunications provider.

     In 1995, the Iowa General Assembly passed legislation to extend the Iowa Communications Network to 543 more "endpoints" (which are usually located in schools or public libraries) throughout the state (the "Part III segments"). The majority of these fiber optic links, unlike Parts I and II of the Iowa Communications Network, are not to be owned by the State of Iowa, but are to be leased from a private entity, such as the Company. As a result of public bidding, the Company has the right to build and then lease capacity to the State of Iowa on 265 of such segments. Under its lease agreements with the State, the Company is currently constructing a "fiber-rich" broadband network, on which the State of Iowa has agreed to lease one DS-3 circuit for a period of seven years for a total aggregate lease cost of approximately $30.5 million. Upon completion of installation of each segment, the leases provide that the State of Iowa will make a one-time up-front lease payment to the Company for the capacity, with nominal monthly lease payments thereafter. At the end of a seven-year period, the leases may be extended, upon terms to be mutually agreed upon. During the term of the leases, the State may order additional DS-3 circuits at a mutually agreed upon price.

     The Company has reached agreements with its electric utility stockholders (MidAmerican and IES) that allow the Company to make use of those utilities' underground conduits, distribution poles, transmission towers and building entrances in exchange for rights by such stockholders to use certain capacity on the Company's network. These agreements give the Company access to rights-of-way in Iowa and in certain portions of Illinois for installation of the Company's networks. The Company's access to these rights-of-way are expected to have a significant positive impact on the Company's capital costs for network construction and the speed with which the Company can construct its network. The Company believes that its strategic relationships with its electric utility stockholders give it a significant competitive advantage.

     Concurrently with construction of the Part III segments, the Company is also installing low-cost network facilities that are expected to form a series of fiber optic "self-healing rings" intended to enable the Company to provide facilities-based local and long distance service to most significant cities and towns in Iowa. Thus, the Company believes it is well positioned to become the first facilities-based state-wide integrated provider of competitive telecommunications services in the Midwest.

     The Company expects to build a total of 6,000 route miles of fiber optic cable in the next five years. Approximately two-thirds of this fiber capacity will be in the State of Iowa, with the balance built throughout the Company's other target markets. The Company will decide whether to begin construction of fiber in a market based on various economic factors, including: (i) the number of its customers in a market, (ii) the anticipated operating cost savings associated with such construction and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators).

SALES AND MARKETING

     Until June 1996, the Company directed its local and long distance telecommunications sales efforts primarily toward small and medium-sized businesses. In June 1996, the Company began marketing its PrimeLine(R) services to residential customers.

     Marketing of the Company's telecommunications services is handled by a sales and marketing group composed of direct sales personnel and telemarketers. The Company's sales force is trained to emphasize the Company's customer-focused sales and customer service efforts, including its 24-hours-per-day, 365-days-per-year customer service center, which a customer may call with any question or problem regarding the Company's services. The Company's employees answer customer service calls directly rather than requiring customers to use an automated queried message system. The Company believes that its emphasis on a "single point of contact" for meeting the customer's telecommunications needs, as well as its ability to provide one bill for both local and long distance service, is very appealing to its prospective customers.

     Marketing of the Company's telecommunications services to business customers is conducted by 160 direct sales personnel, located both at the Company's headquarters in Cedar Rapids, Iowa and in 35 branch sales offices in Iowa and Illinois. The sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' call usage histories, and demonstrate that the Company's software systems will rate the customers' calls by comparison to the lowest cost plan of the most popular business calling plans offered by AT&T, MCI and Sprint.

     Marketing of the Company's telecommunications services to residential customers is currently conducted by ten telemarketers from the Company's Ruffalo, Cody subsidiary. The Company plans to increase this number in the future. The telemarketers emphasize the PrimeLine(R) integrated package of telecommunications services and its flat-rated per minute pricing structure for long distance service. The Company also plans to use Ruffalo, Cody's information database to identify attractive sales opportunities and to pursue those opportunities through a variety of methods, including calls from Ruffalo, Cody's telemarketing personnel. Furthermore, the Company believes that its acquisition of Telecom*USA Publishing in September 1996 will further the Company's sales and marketing efforts of its residential services in several ways. First, it gives the Company an immediate presence in states where it is initiating service (Minnesota and Wisconsin) and also in states where it does not yet provide service but expects to do so in the future (such as Colorado, Wyoming, Montana, Utah and Idaho). Second, the Company believes that the acquisition will increase the Company's penetration of current markets and accelerate its entry into new markets. The telephone directories published and distributed by Telecom*USA Publishing will serve as "direct mail" advertising for the Company's telecommunications products. The directories will contain detailed product descriptions and step-by-step instructions on the use of the Company's telecommunications products. The Company believes that telephone directories are commonly used sources of information that potentially provide the Company with a long-term marketing presence in millions of households and businesses that receive a Telecom*USA Publishing directory. By using the directories to market its products, the Company can reach more customers than would be possible if the acquisition had not occurred. Third, the Company believes that combining the directories' distinctive black-and-gold motif with the McLeod name will create in all of the Company's markets the brand awareness that the McLeod name now enjoys in Iowa.

     In the fourth quarter of 1996 and in 1997, the Company expects to expand its local and long distance sales and marketing efforts primarily by opening new branch sales offices in approximately 25 cities and towns in Minnesota and approximately 13 cities and towns in Wisconsin, by continuing its expansion in Iowa and Illinois and by increasing its sales of long distance service in Omaha, Nebraska. The Company also expects to begin sales and marketing efforts in 1997 in South Dakota and North Dakota, assuming the Company is successful in its challenges to the U S WEST Centrex Action in those states, and in Colorado, Wyoming, Montana, Utah and Idaho. See "Risk Factors -- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action" and "-- Legal Proceedings." In addition, the Company expects to expand its long distance sales and marketing efforts in 1997 to the remaining states in the continental United States upon receipt of required certifications from various state regulatory authorities.

     The Company estimates that as of September 30, 1996, after 33 months of operations, it had a market share of approximately 20.1% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 12.3% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). There can be no assurance that the Company will attain similar market share in other markets. Because residential sales efforts have begun so recently, the Company has not achieved any significant share of the residential telecommunications services market. As of June 30, 1996, the Company was providing, on a retail basis, approximately 47,700 lines in its Iowa and Illinois markets, primarily to small and medium-sized business customers. Since beginning sales activities in January 1994, the Company has increased its revenues 367% from the sale of bundled local and long distance products from $4.6 million for the year ended December 31, 1994 to $21.5 million for the year ended December 31, 1995.

     Sales and marketing of the Company's competitive access services are handled by a 6-member sales staff located in Des Moines and Cedar Rapids. These sales people work closely with the Company's network engineers to design and market special access and private line services.

COMPETITION

     The telecommunications industry is highly competitive. The Company faces intense competition from local exchange carriers, including the Regional Bell Operating Companies (primarily U S WEST and Ameritech) and the General Telephone Operating Companies, which currently dominate their local telecommunications markets. The Company also competes with long distance carriers in the provision of long distance services. The long distance market is dominated by three major competitors, AT&T, MCI and Sprint. Hundreds of other companies also compete in the long distance marketplace. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers, wireless telecommunications providers, teleports and private networks owned by large end-users. In addition, the Company competes with the Regional Bell Operating Companies and other local exchange carriers, numerous direct marketers and telemarketers, equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company. See "Risk Factors -- Wireline Competition."

     The Company believes that the Telecommunications Act and other state legislative initiatives and developments in Illinois, Iowa and other states within the Company's target markets, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that the Regional Bell Operating Companies permit entities such as the Company to interconnect to the existing telephone network, to purchase, at cost-based rates, access to unbundled network elements, to enjoy dialing parity, to access rights-of-way and to resell services offered by the incumbent local exchange carriers. However, incumbent local exchange carriers also have new competitive opportunities. The Telecommunications Act removes previous restrictions concerning the provision of long distance service by the Regional Bell Operating Companies and also provides them with increased pricing flexibility. Under the Telecommunications Act, the Regional Bell Operating Companies will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including management's prior experience in the competitive telecommunications industry and the Company's emphasis on marketing (primarily using a direct sales force for sales to business customers and telemarketing for sales to residential customers) and on responsive customer service. However, there can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company. The Telecommunications Act provides that rates charged by incumbent local exchange carriers for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent local exchange carriers, particularly the Regional Bell Operating Companies, charge alternative providers such as the Company unreasonably high fees for interconnection to the local exchange carriers' networks, significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage. See "Risk Factors -- Regulation" and "-- Regulation."

     The Company believes that there are currently no other competitive access providers operating or building networks in any of the Company's current markets. Based on management's experience, the initial market entrant with an operational fiber optic competitive access provider network generally enjoys a competitive advantage over other competitive access providers that later attempt to enter the market, because it has the first opportunity to contact customers who are willing to switch from the local exchange carrier serving the market.

     Competition for local and access telecommunications services is based principally on price, quality, network reliability, customer service and service features. The Company believes that its management expertise allows it to compete effectively with the incumbent local exchange carriers. The Company generally offers its customers local exchange services at prices that are substantially similar to the established retail local exchange carrier rates for basic business service, while generally providing enhanced calling features and a higher level of customer service. Long distance rates ensure that each customer receives the lowest rate charged under the most popular pricing plans of the major long distance carriers. The Company's fiber optic networks will provide both diverse access routing and redundant electronics, design features not widely deployed by the local exchange carriers' networks.

REGULATION

     OVERVIEW. The Company's services are subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain some jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate common carrier communications. Local governments may require the Company to obtain licenses, permits or franchises regulating use of public rights-of-way necessary to install and operate its networks.

     The Company, through its wholly owned subsidiary McLeod Telemanagement, holds various federal and state regulatory authorizations and often joins other industry members in seeking regulatory reform at the federal and state levels to open additional telecommunications markets to competition.

     The Company, through its wholly owned subsidiary MWR, provides certain competitive access services as a private carrier on a non-regulated basis. In general, a private carrier is one that provides service to customers on an individually negotiated contractual basis, as opposed to a common carrier that provides service to the public on the basis of generally available rates, terms, and conditions. The Company believes that MWR's private carrier status is consistent with applicable federal and state laws, as well as regulatory decisions interpreting and implementing those laws as of the date of this Prospectus. Should such laws and/or regulatory interpretations change in the future to reclassify MWR's regulatory status, whether as a result of passage of the Telecommunications Act or other regulatory developments, the Company believes that compliance with such reclassification would not have a material adverse effect on the Company.

     The Company, through its wholly owned subsidiary Ruffalo, Cody, is subject to certain federal and state regulatory requirements due to its fund-raising activities, including in certain states, bonding requirements.

     FEDERAL REGULATION. The Telecommunications Act became effective February 8, 1996. The Telecommunications Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service. Subject to this limitation, however, the state and local governments retain most of their existing regulatory authority. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. Some smaller telephone companies may seek suspension or modification of these duties, and some companies serving rural areas are exempt from these duties. Some duties are also imposed on non-incumbent local exchange carriers, such as the Company. The duties created by the Telecommunications Act include the following:

     Reciprocal
     Compensation            Requires all local exchange carriers to complete
                             calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

     Resale Requires all local exchange carriers to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local exchange carriers are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local carrier in the wholesale offering.

     Interconnection         Requires incumbent local exchange carriers to
                             permit their competitors to interconnect with their facilities at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, physical collocation of the requesting carrier's equipment in the incumbent local exchange carrier's premises must be offered, except where the incumbent local exchange carrier can demonstrate space limitations or other technical impediments to collocation.

     Unbundled Access        Requires incumbent local exchange carriers to
                             provide nondiscriminatory access to unbundled network elements (including network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

     Number Portability      Requires all local exchange carriers to permit
                             users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     Dialing Parity          Requires all local exchange carriers to provide
                             "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

     Access to
     Rights-of-Way           Requires all local exchange carriers to permit
                             competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission.

     The Telecommunications Act also eliminates previous prohibitions on the provision of interLATA long distance services by the Regional Bell Operating Companies and the General Telephone Operating Companies. The Regional Bell Operating Companies are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. Under the Telecommunications Act, the Regional Bell Operating Companies will be allowed to provide long distance service within the regions in which they also provide local exchange service ("in-region service") upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. The General Telephone Operating Companies are permitted to enter the long distance market without regard to limitations by region, although regulatory approvals otherwise applicable to the provision of long distance service will need to be obtained. The General Telephone Operating Companies are also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers.

     The Telecommunications Act imposes certain restrictions on the Regional Bell Operating Companies in connection with the Regional Bell Operating Companies' entry into long distance services. Among other things, the Regional Bell Operating Companies must pursue such activities only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The Regional Bell Operating Companies are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the Regional Bell Operating Company must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of the nation's presubscribed long distance access lines are also restricted, under certain conditions, from packaging their long distance services and local services provided over Regional Bell Operating Company facilities. These restrictions do not, however, apply to the Company because it does not serve more than 5% of the nation's presubscribed access lines.

     Prior to passage of the Telecommunications Act, the FCC had already established different levels of regulations for dominant and non-dominant carriers. For domestic common carrier telecommunications regulation, large local exchange carriers and the Regional Bell Operating Companies are currently considered dominant carriers for the provision of interstate access services, while other interstate service providers, such as the Company, are considered non-dominant carriers. The FCC has recently proposed that the Regional Bell Operating Companies offering out-of-region interstate long distance services be regulated as non-dominant carriers, as long as such services are offered by an affiliate of the Regional Bell Operating Company that complies with certain structural separation requirements. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than non-dominant carriers.

     As a non-dominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, although FCC authorization is required for the provision of international telecommunications by non-dominant carriers. Services of non-dominant carriers are subject to relatively limited regulation by the FCC. Non-dominant carriers currently are required to file tariffs listing the rates, terms and conditions of interstate and international services provided by the carrier. Periodic reports concerning the carrier's interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. The Company must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. Pursuant to these FCC requirements, the Company's subsidiary, McLeod Telemanagement, has filed and maintains with the FCC a tariff for its interstate and international services. All of the interstate and international retail "basic" services (as defined by the FCC) provided by the Company (through such subsidiary) and the rates charged for those services are described therein. McLeod Telemanagement also has obtained FCC authority to provide international services.

     On March 21, 1996, the FCC initiated a rulemaking proceeding in which it proposed to eliminate the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's proposed rules are pursuant to authority granted to the FCC in the Telecommunications Act to "forebear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. The FCC also requested public comment on whether any other regulations currently imposed on non-dominant carriers also should be eliminated pursuant to the FCC's "forebearance" authority. It is not known when the FCC will take final action on this proposal.

     The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority to generally condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

     The Company does not currently hold any radio licenses issued by the FCC, although FCC radio licenses may be acquired in the future in connection with the provision of wireless services. In general, applications for FCC radio licenses may be denied, and in extreme cases radio licenses may be revoked after grant, if the FCC finds that an entity lacks the requisite "character" qualification to be a licensee. In making that determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving, among other things, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition.

     Under the Telecommunications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier radio licensee; or more than 25% of the parent of a common carrier radio licensee if the FCC determines that the public interest would be served by prohibiting such ownership. If the Company acquires or is granted FCC radio licenses in the future, the Company will be required to comply with these foreign ownership restrictions. In addition, the FCC has imposed reporting requirements with respect to foreign affiliations between U.S. international and foreign telecommunications carriers, as well as reports of certain investments by other foreign entities. Depending on the particular foreign affiliate and its "home" market, the FCC may limit the size of the foreign affiliate's investment in the U.S. carrier or subject the U.S. carrier to dominant carrier regulation on one or more international routes. The Company's subsidiary, McLeod Telemanagement, holds FCC authority to provide international services, and therefore is subject to the FCC's rules on foreign affiliations.

     Failure to comply with statutory requirements on foreign ownership of radio licenses, or with the FCC's foreign affiliation reporting requirements, may result in the FCC issuing an order to the entity requiring divestiture of alien ownership to bring the entity into compliance with the Telecommunications Act and the FCC's rules. In addition, fines, a denial of renewal or revocation of radio licenses are possible. The Restated Certificate permits the Board to redeem any of the Company's capital stock from stockholders to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental authority. The Company has no knowledge of any present alien ownership or affiliation with foreign telecommunications carriers in violation of the Telecommunications Act or the FCC's rules. See "Description of Capital Stock-- Certain Charter and Statutory Provisions."

     The FCC, through the Interconnection Decisions, has ordered the Regional Bell Operating Companies and all but one of the other local exchange carriers having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection to local exchange carrier central offices to any competitive access provider, interexchange carrier or end user seeking such interconnection for the provision of interstate access services. As a result, the Company is able to reach most business customers in its metropolitan service areas and can expand its potential customer base. The FCC has imposed mandatory virtual collocation obligations on the local exchange carriers. Virtual collocation is a service in which the local exchange carrier leases or purchases equipment designated by the interconnector and exerts complete physical control over this equipment, including central office installation, maintenance and repair. Certain local exchange carriers have pending requests for judicial review of the FCC's mandatory virtual collocation requirement. In addition, some local exchange carriers have voluntarily filed tariffs making "physical collocation" available, enabling the interconnector to place its equipment in the local exchange carriers central office space. As noted above, the Telecommunications Act now requires most incumbent local exchange companies to offer physical collocation. Subsequent to the enactment of the Telecommunications Act, the FCC has begun a series of expedited rulemaking proceedings to implement the requirements of the Telecommunications Act concerning interconnection with local exchange carrier facilities and other essential terms of the relationships between competing local carriers. On August 8, 1996, the FCC adopted rules to implement the interconnection, resale and number portability provisions of the Telecommunications Act. Certain provisions of these rules have been appealed to various U.S. Courts of Appeals which were consolidated into proceedings currently pending before the U.S. Eighth Circuit Court of Appeals. In addition, applications for a stay of the proposed rules were rejected by the FCC. However, the U.S. Eighth Circuit Court of Appeals has granted a temporary stay in the matter.

     When ordering interconnection, the FCC granted local exchange carriers additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. The Company anticipates that the FCC will grant local exchange carriers increasing pricing flexibility as the number of interconnections and competitors increases. In a concurrent proceeding, the FCC enacted interim pricing rules that restructure local exchange carrier switched transport rates in order to facilitate competition for switched access.

     The Company, through its wholly owned subsidiary Ruffalo, Cody, is also subject to rules governing telemarketing that have been promulgated by both the FCC and the Federal Trade Commission (the "FTC"). The FCC and FTC telemarketing rules prohibit telemarketers, such as Ruffalo, Cody, from engaging in certain deceptive telemarketing practices and require that telemarketers make certain disclosures. For example, these telemarketing rules: prohibit the use of autodialers that employ prerecorded voice messages without the prior express consent of the dialed party; proscribe the facsimile transmission of unsolicited advertisements; require telemarketers to disclose clear and conspicuous information concerning quality, cost and refunds to a customer before a customer makes a purchase; require telemarketers to compile lists of individuals who desire not to be contacted; limit telemarketers to calling residences between the hours of 8:00 a.m. and 9:00 p.m.; require telemarketers to explicitly identify the seller and state that the purpose of the call is to sell goods; and prohibit product misrepresentations.

     STATE REGULATION. McLeod Telemanagement, the Company's subsidiary that provides intrastate common carrier services, is also subject to various state laws and regulations. Most public utilities commissions subject providers such as the Company to some form of certification requirement, which requires providers to obtain authority from the state public utilities commission prior to the initiation of service. In most states, including Iowa and Illinois, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

     The Company, through McLeod Telemanagement, currently holds certificates to offer local services through partitioning U S WEST switches in Iowa and Ameritech switches in Illinois, has long distance authority in Iowa and Illinois and has tariffs on file in these states, as necessary, governing the provision of local and intrastate long distance services. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and in Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company in the Midwest when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective. See "-- Expansion of Certain Facilities-based Services." In addition, the Company holds a certificate to provide local exchange and long distance services through resale in Minnesota, Wisconsin and North Dakota. The Company also is authorized to offer long distance service in Nebraska, Missouri, Colorado, Michigan, Montana and Utah. On October 3, 1996, the South Dakota Public Utilities Commission voted to approve the Company's application for local and long distance operating authority, which will become effective upon the issuance of a written order. Applications for authority to provide long distance service are pending in several states, including Arizona, California, Georgia, Indiana, Kansas, Ohio, Oregon, Pennsylvania, Texas, Washington and Wyoming. The Company has applied for authority to provide long distance service in such states, including states outside of its target markets, because it believes this capability will enhance the Company's ability to attract business customers that have offices outside of the Company's target markets. The Company may also apply for authority to provide services in other states in the future. While the Company expects and intends to obtain necessary operating authority in each jurisdiction where it intends to operate, there can be no assurance that each jurisdiction will grant the Company's request for authority.

     Although the Telecommunications Act preempts the ability of states to forbid local service competition, it is so recently enacted that public utilities commissions in certain states, such as Nebraska, South Dakota, Montana, Colorado, Wyoming and Missouri, where the legality of such competition was previously uncertain, have not yet taken regulatory or statutory actions to comply with the Telecommunications Act. Furthermore, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. In the last several years, Iowa, Illinois, Minnesota, Wisconsin and North Dakota have enacted broad changes in those states' telecommunications laws that authorize the entry of competitive local exchange carriers and provide for new regulations to promote competition in local and other intrastate telecommunications services. The Company believes that these state statutes provide some protection to the Company against any discriminatory conduct by the Regional Bell Operating Companies. The Iowa Utilities Board, for example, has determined in three separate instances that the conduct of U S WEST discriminated against the Company in violation of Iowa law. U S WEST has appealed one of these decisions by the Iowa Utilities Board, which appeal is currently pending before the Iowa District Court for Polk County.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the local exchange carriers increasing pricing flexibility. This flexibility may present the local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing incumbent local exchange carriers to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     The Company, through Ruffalo, Cody, engages in various direct marketing, telemarketing and fund-raising activities. Most states have laws that govern either direct marketing, telemarketing or fund-raising activities. In states that regulate such activities, several types of restriction have been imposed, either singly or in combination, including:
(i) pre-commencement and post-completion registration requirements; (ii) posting of professional bonds; (iii) filing of operational contracts; (iv) imposing statutory waiting periods; (v) requiring employee registration; and (vi) prohibiting control over funds collected from such activities.

     LOCAL GOVERNMENT AUTHORIZATIONS. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the local exchange carriers do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company.

EMPLOYEES

     As of September 30, 1996, the Company employed a total of 1,554 full-time employees and 261 part-time employees. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

PROPERTY

     The Company leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The Company's headquarters is housed in 55,000 square feet of office space in Cedar Rapids, Iowa, under a lease expiring in March 2001. In August 1996, the Company purchased approximately 194 acres of farm land in southern Cedar Rapids, Iowa, and announced plans to construct a one-story, 160,000 square foot building to serve as the Company's headquarters. Adjacent to the new headquarters, the Company plans to construct a 38,000 square foot disaster-resistant network operations center that will house the Company's telephone switching and computer equipment. The total cost of the construction of the Company's corporate headquarters and network operations center is estimated to be approximately $25 million. See "Use of Proceeds." In connection with the new headquarters construction, the State of Iowa has awarded a $1 million grant to fund certain road construction costs. The new headquarters is scheduled for occupancy by mid-1997. In addition, the Company owns 88 acres of undeveloped farm and forest land in southern Cedar Rapids, Iowa.

LEGAL PROCEEDINGS

     The Company is not aware of any material litigation against the Company. The Company is involved in numerous regulatory proceedings before various public utilities commissions, particularly the Iowa Utilities Board, as well as before the FCC. The Company and Clark E. McLeod are also plaintiffs in a civil action, instituted in the Iowa District Court for Linn County on September 19, 1994, seeking actual and punitive damages, and alleging that the defendants, Iowa Network Services, Inc. ("INS") and William P. Bagley, the general manager of INS, engaged in libel and other tortious acts against Clark E. McLeod, the Company and its wholly owned subsidiaries, through the publication and wide circulation of a "Letter to the Editor" sent to a number of newspapers and others in August 1994 regarding, among other things, the Company's business dealings with the State of Iowa. The lawsuit has been set for trial in February 1997. On October 9, 1996, the parties began non-binding mediation in an attempt to resolve this dispute. See "Management -- Compensation Committee Interlocks and Insider Participation."

     The Company is dependent on the Regional Bell Operating Companies for provision of its local and certain of its long distance services. U S WEST and Ameritech are currently the Company's sole suppliers of access to local central office switches. The Company uses such access to partition the local switch and provide local service to its customers.

     The Company purchases access in the form of a product generally known as "Centrex." Without such access, the Company could not currently provide bundled local and long distance services, although it could provide stand-alone long distance service. Since the Company believes its ability to offer bundled local and long distance services is critical to its current sales efforts, any successful effort by U S WEST or Ameritech to deny or substantially limit the Company's access to partitioned switches would have a material adverse effect on the Company.

     On February 5, 1996, U S WEST filed tariffs and other notices announcing its intention to limit future Centrex access to its switches by Centrex customers (including the Company) throughout U S WEST's fourteen-state service region, effective February 5, 1996. Although U S WEST stated that it would "grandfather" existing Centrex agreements with the Company and permit the Company to continue to use U S WEST's central office switches through April 29, 2005, it also indicated that it would not permit the Company to expand to new cities and would severely limit the number of new lines it would permit the Company to partition onto U S WEST's portion of the switches in cities currently served by the Company. Because of U S WEST's commitment to "grandfather" service to the Company, the Company does not believe its current customers are at risk that service will be interrupted. The Company has challenged, or is challenging, the U S WEST Centrex Action before the public utilities commissions in each of the states served by U S WEST where the Company is doing business or currently plans to do business. The Company based such challenges on various state and federal laws, regulations and regulatory policies, including Sections 251(b)(1) and 251(c)(4)(B) of the Telecommunications Act, which the Company believes impose upon the Regional Bell Operating Companies the duty not to prohibit, and not to impose unreasonable or discriminatory conditions or limitations on, the resale of their telecommunications services, and Section 251(c)(4)(A) of the Telecommunications Act, which the Company believes obligates the Regional Bell Operating Companies to offer for resale at wholesale rates any telephone communications services that are provided at retail to subscribers who are not telecommunications carriers. Additional statutes cited in the Company's challenges include provisions of the laws of Iowa, Minnesota and Colorado, which the Company believes prohibit restrictions on the resale of local exchange services, functions or capabilities; prohibit local exchange carriers from refusing access by other carriers to essential facilities on the same terms and conditions as the local exchange carrier provides to itself; and prohibit the provision of carrier services pursuant to rates, terms and conditions that are unreasonably discriminatory.

     In Iowa, the Company filed a complaint with the Iowa Utilities Board against U S WEST's actions and was granted interim relief on an ex parte basis that allowed the Company to continue to expand to new cities and expand the number of new lines partitioned onto U S WEST's switches. Subsequent to the grant of interim relief, the Company on March 18, 1996 agreed to a settlement agreement with U S WEST that permits the Company to continue to expand, without restrictions, the number of new lines it serves in Iowa through March 18, 2001. In addition, the settlement agreement provides that the Company may expand to seven new markets (central offices) in Iowa per year through March 18, 2001. As a result of the settlement agreement, the Company withdrew its complaint before the Iowa Utilities Board. Because MCI, AT&T and others also challenged U S WEST's action, the Iowa Utilities Board continued to review the U S WEST Centrex Action and on June 14, 1996 issued an order rejecting U S WEST's filing. The order of the Iowa Utilities Board was appealed by U S WEST to the Iowa District Court for Polk County on July 12, 1996. The appeal remains pending.

     In Nebraska and North Dakota, complaints filed by the Company with respect to the U S WEST Centrex Action are awaiting decision by the public utilities commissions in those states. In Minnesota, U S West's initial filing was rejected on procedural grounds by the Public Utilities Commission. Nevertheless, on April 30, 1996, U S WEST refiled its proposed limitations on Centrex service in Minnesota, proposing to "grandfather" the service to existing customers as of July 9, 1996. The Company opposed this filing in a letter to the Minnesota Public Utilities Commission on May 20, 1996. On May 21, 1996, the Minnesota Public Utilities Commission voted to suspend the new U S WEST filing and schedule a contested-case proceeding to consider it. The Minnesota Public Utilities Commission is expected to render a ruling in the proceedings by December 20, 1996. In South Dakota, U S WEST has appealed the unfavorable decision of the Public Utilities Commission in state court and has been granted a stay of the decision pending appeal. The Company anticipates that U S WEST will appeal other unfavorable decisions by public utilities commissions in other states with respect to the U S WEST Centrex Action.

     Other telecommunication firms also have challenged the U S WEST Centrex Action in each of the other states where U S WEST engages in local telephone service and public utilities commissions in several of those states have also rejected the U S WEST Centrex action. In Oregon, U S WEST's filing was rejected by the Public Utilities Commission on March 7, 1996. In South Dakota, the Public Utilities Commission rejected the U S WEST Centrex Action on August 22, 1996. In Colorado, on September 3, 1996, an Administrative Law Judge issued a recommendation that the U S WEST Centrex Action be rejected. In Wyoming, U S WEST's filing was rejected by the Public Service Commission on September 6, 1996. On its own motion, the Arizona Corporation Commission ordered U S WEST to continue the availability of Centrex services until a comparable replacement system becomes available. In New Mexico, the Public Service Commission has not allowed the U S WEST's filing to become effective. In Utah, on September 25, 1996, the Public Service Commission rejected the U S WEST Centrex Action and ordered U S WEST to continue the availability of Centrex service for resale. In Montana, the Public Service Commission is expected to render a decision with respect to the U S WEST Centrex Action in October 1996.

     There can be no assurance that the Company will succeed in its legal challenges to the U S WEST Centrex Action, or that this action by U S WEST, or similar actions by other Regional Bell Operating Companies, will not have a material adverse effect on the Company. See "-- Competition" and "Risk
Factors -- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action."

     As a result of its use of the Centrex product, the Company depends upon U S WEST to process service orders placed by the Company to transfer new customers to the Company's local service. U S WEST has imposed a limit of processing one new local service order of the Company per hour for each U S WEST central office. Furthermore, according to the Company's records, U S WEST commits an error on one of every three lines ordered by the Company, thereby further delaying the transition of new customers to the Company's local service. The Company has repeatedly requested that U S WEST increase its local service order processing rate and improve the accuracy of such processing. U S WEST has refused to change its service order processing practices.

     On July 12, 1996, the Company filed a complaint with the Iowa Utilities Board against U S WEST in connection with such actions. At a hearing held to consider the complaint, U S WEST acknowledged that it had not dedicated resources to improve its processing of the Company's service orders to switch new customers to the Company's local service because of its desire to limit Centrex service. On October 2, 1996, the Iowa Utilities Board determined that U S WEST's limitation on the processing of service orders constituted an unlawful discriminatory practice under Iowa law. There can be no assurance, however, that the decision of the Iowa Utilities Board will adequately resolve the service order problems or that such problems will not impair the Company's ability to expand or to attract new customers, which could have a material adverse effect on the Company. See "Risk Factors -- Refusal of U S WEST to Improve its Processing of Service Orders," "Risk Factors -- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action" and "Risk
Factors -- Refusal of U S WEST to Improve its Processing of Service Orders."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are listed below. The Board currently consists of seven directors, divided into three classes of directors serving staggered three-year terms. The Company intends to expand the Board to nine directors pursuant to an Investors' Agreement with certain principal stockholders. See "-- Stockholders' Agreements." Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of stockholders. The ages of the persons set forth below are as of September 30, 1996.

             NAME               AGE        POSITION(S) WITH COMPANY        TERM AS DIRECTOR EXPIRES
------------------------------  ---     -------------------------------    ------------------------
Clark E. McLeod...............  49      Chairman, Chief Executive                    1997
                                        Officer and Director
Stephen C. Gray...............  38      President, Chief Operating                   1999
                                        Officer and Director
James L. Cram.................  52      Chief Accounting Officer and                 1998
                                        Director
Blake O. Fisher, Jr...........  52      Chief Financial Officer,
                                        Executive Vice President,
                                        Corporate Administration and
                                        Treasurer
Kirk E. Kaalberg..............  37      Executive Vice President,
                                        Network Services
Stephen K. Brandenburg........  44      Chief Information Officer
David M. Boatner..............  47      Executive Vice President,
                                        Business Services
Albert P. Ruffalo.............  49      Executive Vice President,
                                        Consumer Services
Arthur L. Christoffersen......  49      Executive Vice President, Media
                                        Services
Casey D. Mahon................  44      Senior Vice President, General
                                        Counsel and Secretary
Joseph H. Ceryanec............  35      Vice President, Finance and
                                        Controller
Russell E. Christiansen(1)....  61      Director                                     1998
Thomas M. Collins(1)(2).......  68      Director                                     1998
Paul D. Rhines(2).............  53      Director                                     1999
Lee Liu(2)....................  63      Director                                     1997

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Clark E. McLeod. Mr. McLeod founded the Company and has served as Chairman, Chief Executive Officer and a director of the Company since its inception in June 1991. His previous business venture, Teleconnect, an Iowa-based long distance telecommunications company, was founded in January 1980. Mr. McLeod served as Chairman and Chief Executive Officer of Teleconnect from January 1980 to December 1988, and from December 1988 to August 1990, he served as President of Telecom*USA, the successor to Teleconnect following its merger with SouthernNet, Inc. in December 1988. By 1990, Telecom*USA had become America's fourth largest long distance telecommunications company with nearly 6,000 employees. MCI purchased Telecom*USA in August 1990 for $1.25 billion.

     Stephen C. Gray. Mr. Gray has been Chief Operating Officer of the Company since September 1992, President since October 1994 and a director since April 1993. Prior to joining the Company, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. Prior to joining Telecom*USA, from September 1986 to February 1988, Mr. Gray held a variety of management positions with Williams Telecommunications Company, a long distance telephone company. From August 1983 to September 1986, Mr. Gray held a variety of management positions with Clay Desta Communications, Inc., a long distance company.

     James L. Cram. Mr. Cram has served as Chief Accounting Officer of the Company since February 1996 and as a director since April 1993. From June 1991 to February 1996, he served as Chief Financial Officer and Treasurer of the Company. From August 1990 to May 1991, Mr. Cram acted as a private financial consultant. From December 1987 to August 1990, he served as Executive Vice President of Finance of Long Distance Operations, Central Division of Telecom*USA. From 1982 to December 1987, he served as Vice President, Chief Financial Officer and Treasurer of Teleconnect. Prior to joining Teleconnect, Mr. Cram served from 1973 to 1982 in various management positions with HawkBilt Company, a farm equipment manufacturer, including Controller, Treasurer and General Manager. Mr. Cram has announced his retirement to be effective in January 1997.

     Blake O. Fisher, Jr. Mr. Fisher has served as Executive Vice President, Corporate Administration of the Company since September 1996 and as Chief Financial Officer and Treasurer since February 1996. Mr. Fisher served on the Board from April 1993 to February 1996. He served as Executive Vice President and Chief Financial Officer of IES, a diversified electric utility holding company, from January 1991 to February 1996, during which period he was one of IES' nominees to the Board. Mr. Fisher also served as President of IES Utilities Inc. from February 1995 to February 1996. Prior to joining IES, Mr. Fisher held a variety of management positions with Consumers Power Company, an electric utility, including Vice President of Finance and Treasurer.

     Kirk E. Kaalberg. Mr. Kaalberg has served since September 1996 as the Company's Executive Vice President, Network Services where he is responsible for the maintenance of the Iowa Communications Network and the design and development of the Company's network and switching platforms. From March 1994 to September 1996, Mr. Kaalberg served as Senior Vice President, Network Design and Development and from January 1992 to February 1994, he served as Vice President of the Company. From August 1990 to January 1992, Mr. Kaalberg served as a senior manager of MCI, where he managed a 175-person conference calling, financial and operations group. From August 1987 to August 1990, Mr. Kaalberg was an employee of Teleconnect and its successor, Telecom*USA, where he was responsible for business planning and management information systems project prioritization. From 1983 to 1987, he held a variety of product management positions with Banks of Iowa, Computer Services, Inc., a computer services company, and Source Data Systems, a software company.

     Stephen K. Brandenburg. Mr. Brandenburg has served since September 1996 as Chief Information Officer of the Company, where he is responsible for the design and deployment of the Company's internal computing systems and operations. From June 1995 to September 1996, he served as Senior Vice President, Intelligent Technologies and Systems of the Company. Prior to joining the Company, Mr. Brandenburg served from August 1990 to June 1995 as Vice President, Revenue Management Systems at MCI, where he was responsible for MCI's 1,400 person business markets traffic/call processing, order/entry, billing and calling card operations. From 1987 to August 1990, he served as Senior Vice President of Information Systems at Teleconnect and its successor, Telecom*USA. Prior to joining Teleconnect, Mr. Brandenburg held a variety of information systems positions with academic medical centers, including the Mayo Medical Clinic and the University of Wisconsin.

     David M. Boatner. Mr. Boatner has served since September 1996 as Executive Vice President, Business Services of the Company. From February 1996 to September 1996, he served as the Company's Senior Vice President, Sales and Marketing. Prior to joining the Company, Mr. Boatner served from January 1995 to February 1996 as Regional Vice President of Sales of WorldCom, a long distance telecommunications company, where he was responsible for sales in the central, western and southwest regions of the United States. From May 1989 to January 1995, Mr. Boatner served as Vice President for Commercial Sales of WilTel, Inc., a long distance telecommunications company which was acquired by WorldCom in January 1995. Prior to joining WilTel, Inc., Mr. Boatner held a variety of positions at AT&T and its Bell operating subsidiaries.

     Albert P. Ruffalo. Mr. Ruffalo has served as the Company's Executive Vice President, Consumer Services since September 1996. Since August 1991 Mr. Ruffalo has served as President and Chief Executive Officer of Ruffalo, Cody, which was acquired by the Company on July 15, 1996. From September 1990 to July 1991, Mr. Ruffalo served as President of MCI Direct, Inc., an indirect wholly owned subsidiary of MCI. From 1983 to August 1990, Mr. Ruffalo held various executive positions at Teleconnect and Telecom*USA Data Base Marketing Company, an indirect wholly owned subsidiary of Telecom*USA, Teleconnect's successor. From 1980 to 1983, Mr. Ruffalo was Marketing Manager of National Oats Corporation, a grain distribution firm.

     Arthur L. Christoffersen. Mr. Christoffersen has served as the Company's Executive Vice President, Media Services since September 20, 1996, the date the Company acquired Telecom*USA Publishing. Mr. Christoffersen has served as Chairman, President and Chief Executive Officer of Telecom*USA Publishing since November 1990, the date Mr. Christoffersen and other investors acquired Telecom*USA Publishing from MCI. From December 1987 to August 1990, Mr. Christoffersen served as Executive Vice President and Chief Financial Officer of Teleconnect and its successor, Telecom*USA. From 1975 to 1987, Mr. Christoffersen held a variety of management positions, including Executive Vice President, of Life Investors, Inc., a diversified financial services company.

     Casey D. Mahon. Ms. Mahon is responsible for the legal and regulatory affairs of the Company, which she joined in June 1993 as General Counsel. Ms. Mahon has served as Senior Vice President of the Company since February 1996 and as the Company's Secretary since July 1993. Prior to joining the Company, she was engaged in the private practice of law, with emphasis on telecommunications, regulatory and corporate law. From August 1990 to December 1990, she served as Vice President of Corporate Affairs at MCI, where she assisted in transitional matters relating to MCI's purchase of Telecom*USA. From March 1986 to August 1990, Ms. Mahon served as Senior Vice President, General Counsel and Secretary of Teleconnect and its successor, Telecom*USA. From 1977 to 1986, Ms. Mahon served in various legal, financial and faculty positions at the University of Iowa.

     Joseph H. Ceryanec. Mr. Ceryanec has served since September 1996 as Vice President, Finance and Controller of the Company. Prior to joining the Company, Mr. Ceryanec was employed by Met-Coil Systems Corporation, a manufacturer of machine tools and factory automation equipment, where he served as Chief Financial Officer and Vice President -- Finance from May 1994 to September 1996 and as Vice President -- Finance from December 1993 to May 1994. From 1986 to December 1993, Mr. Ceryanec served as a supervisor, manager and senior manager for Ernst & Young, a public accounting firm.

     Russell E. Christiansen. Mr. Christiansen has been a director of the Company since June 1995, during which time he has been MidAmerican's nominee to the Board. Since June 1995, he has also been Chairman and Chairman of the Office of the Chief Executive Officer of MidAmerican. Mr. Christiansen has been a director of MidAmerican and its predecessors since 1983. He served as Chairman and Chief Executive Officer of Midwest Resources Inc., the predecessor to MidAmerican, from October 1992 to June 1995, President from 1990 to 1995 and Vice Chairman and Chief Operating Officer from November 1990 to 1992.

     Thomas M. Collins. Mr. Collins has been a director of the Company since April 1993. Mr. Collins is Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he has practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from December 1988 to August 1990. He is also a director of APAC TeleServices, Inc., a telemarketing company.

     Paul D. Rhines. Mr. Rhines has been a director of the Company since April 1993, during which time he has been the nominee of Allsop Venture Partners III, L.P. ("Allsop") to the Board. He is a founder and a general partner of R.W. Allsop and Associates, L.P., R.W. Allsop and Associates II Limited Partnership and Allsop, three venture capital limited partnerships established in Cedar Rapids, Iowa, in 1981, 1983 and 1987, respectively. He has served since 1987 as a general partner of Mark Venture Partners, L.P., a venture capital limited partnership. He has also served since 1980 as Executive Vice President and a director of RWA, Inc., a venture capital management firm. Mr. Rhines was a director of Teleconnect and its successor, Telecom*USA from 1982 to 1990. He is also a director of American Safety Razor Company, a consumer product manufacturing company.

     Lee Liu. Mr. Liu has been a director of the Company since April 1993, during which time he has been one of IES' nominees to the Board. Mr. Liu has served since July 1993 as Chairman of IES. He has also served as President and Chief Executive Officer of IES since July 1991. From May 1986 to July 1991, Mr. Liu was Chairman, Chief Executive Officer and President of the predecessor to IES. Mr. Liu has worked for IES since 1957. Mr. Liu is also a director of Hon Industries, an office furniture manufacturing company, Eastman Chemical Company, a chemical company and the Principal Financial Group, a financial services company.

INVESTOR AGREEMENT

     The Company has entered into an agreement (the "Investor Agreement") with IES, MidAmerican and Clark E. and Mary E. McLeod (collectively, the "Investor Stockholders") and certain other stockholders. The Investor Agreement provides that each Investor Stockholder, for so long as such Investor Stockholder owns at least 10% of the outstanding capital stock of the Company, shall vote such Investor Stockholder's stock and take all action within its power to (i) establish the size of the Board at nine directors; (ii) cause to be elected to the Board one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be elected to the Board one director designated by MidAmerican (for so long as MidAmerican owns at least 10% of the outstanding capital stock of the Company); (iv) cause to be elected to the Board three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. and Mary E. McLeod collectively own at least 10% of the outstanding capital stock of the Company); and (v) cause to be elected to the Board four independent directors nominated by the Board. The Investor Agreement also provides that, for a period ending in March 1999 and subject to certain exceptions, each of IES and MidAmerican will refrain from acquiring, or agreeing or seeking to acquire, beneficial ownership of any securities issued by the Company. In addition, the Investor Agreement provides that, for a two-year period commencing on the effective date of this Prospectus, no Investor Stockholder will sell or otherwise dispose of any equity securities of the Company without the consent of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board currently has two committees, the Audit Committee and the Compensation Committee, each of which was appointed in March 1996. Prior to March 1996, there were no Board committees. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Collins and Christiansen. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans and stock purchase plan. The current members of the Compensation Committee are Messrs. Collins, Rhines and Liu.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company receive no directors' fees. Non-employee directors receive directors fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Director Stock Option Plan. See "-- Stock Option Plans -- Directors Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Collins, Rhines and Liu. Prior to March 1996, there was no Compensation Committee and the entire Board participated in deliberations regarding executive officer compensation. During the fiscal year ended December 31, 1995, Messrs. McLeod, Gray and Cram were executive officers of the Company. During such period, no member of the Board served as a director or a member of the compensation committee of any other company of which any executive officer served as a member of the Board.

     Prior to September 20, 1996, the Company purchased advertising space in telephone directories published by Telecom*USA Publishing, a corporation whose directors included, among others, Clark E. McLeod, Paul D. Rhines and James L. Cram. Messrs. McLeod and Rhines and Ms. Casey D. Mahon were stockholders of Telecom*USA Publishing. Telecom*USA Publishing also purchased telecommunications service from the Company. The Company paid Telecom*USA Publishing $1,397, $11,000 and $54,500 in 1993, 1994 and 1995, respectively, for advertising fees and charged Telecom*USA Publishing $103,112 for telecommunications services in 1995. Messrs. McLeod, Rhines and Cram are directors of the Company, and Messrs. McLeod and Cram and Ms. Mahon are executive officers of the Company.

     On September 20, 1996, the Company acquired Telecom*USA Publishing for approximately $74.1 million in cash and an additional amount currently estimated to be approximately $1.6 million to be paid to certain employees of Telecom*USA Publishing as part of an incentive plan. At the time of the acquisition, Telecom*USA had outstanding debt of approximately $6.6 million. Clark E. McLeod, a director and executive officer of the Company, Mary E. McLeod, a stockholder of the Company, the McLeod Charitable Foundation, Inc., a non-profit foundation controlled by Mr. and Mrs. McLeod, Aaron, Holly, Frank and Jane McLeod, relatives of Mr. and Mrs. McLeod, Paul D. Rhines, a director of the Company, James L. Cram, a director and executive officer of the Company, Casey D. Mahon, an executive officer of the Company, and IES, a stockholder of the Company, were shareholders of Telecom*USA Publishing. The Company paid $18,571,982, $1,195,313, $105,187, $1,459,563, $46,125, $250,219 and $1,000,875
to Mr. and Mrs. McLeod, the McLeod Charitable Foundation, Inc., Aaron, Holly, Frank and Jane McLeod, Mr. Rhines, Mr. Cram, Ms. Mahon and IES, respectively, in exchange for the shares of Telecom*USA Publishing common stock held by them. Messrs. McLeod, Rhines and Cram served as directors of Telecom*USA Publishing. A Special Committee of the Board, consisting of disinterested directors, approved the acquisition of Telecom*USA Publishing as fair to, and in the best interests of, the stockholders of the Company.

     In August 1996, Ryan Properties, Inc. ("Ryan Properties") assigned to the Company all of its right, title and interest in and to a purchase agreement between Ryan Properties and Iowa Land and Building Company ("Iowa Land"), and the Company assumed Ryan Properties' obligation to pay Iowa Land $691,650 for approximately 75 of the approximately 194 acres of farm land in southern Cedar Rapids, Iowa upon which the Company is constructing its new corporate headquarters and network operations center. See "Business -- Property." Following the assignment, the Company paid Iowa Land $691,650 for the title to such land. Iowa Land is an indirect wholly owned subsidiary of IES, a significant stockholder of the Company.

     On July 15, 1996, the Company acquired Ruffalo, Cody in a cash and stock transaction valued at up to a maximum of $19.9 million, based on the average price of the Class A Common Stock on the Nasdaq National Market at the time of the transaction. Clark E. McLeod, a director and executive officer of the Company, and Mary E. McLeod owned 110,454 shares of Ruffalo, Cody common stock, which were exchanged for 77,218 shares of Class A Common Stock, of which 11,584 shares were placed in escrow to be released to Mr. and Mrs. McLeod, if at all, over a period of 18 months, contingent upon the fulfillment of certain conditions relating to Ruffalo, Cody's ongoing revenues. Allsop, a stockholder of the Company the general partner of which is Paul D. Rhines, a director of the Company, owned 278,182 shares of Ruffalo, Cody common stock, which were exchanged for 194,476 shares of Class A Common Stock, of which 29,171 shares were placed in escrow to be released to Allsop, if at all, after six months, contingent upon the fulfillment of certain conditions relating to Ruffalo, Cody's ongoing revenues. Mr. Rhines served as a director of Ruffalo, Cody. A Special Committee of the Board, consisting of disinterested directors, approved the acquisition of Ruffalo, Cody as fair to, and in the best interests of, the stockholders of the Company.

     In June 1996, in connection with the initial public offering of the Company's Class A Common Stock, Clark E. McLeod, Mary E. McLeod, MidAmerican and IES purchased 125,000, 125,000, 1,000,000 and 500,000 shares of Class A Common Stock, respectively, directly from the Company at the initial public offering price of $20.00 per share for $2,500,000, $2,500,000, $20,000,000 and
$10,000,000, respectively. The Company was advised that such shares were purchased for investment purposes. Mr. McLeod is a director and executive officer of the Company and Mrs. McLeod, MidAmerican and IES are significant stockholders of the Company.

     During 1993, 1994 and 1995 the Company paid $91,191, $79,114 and $147,313, respectively, to Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. The Company plans to retain the firm in 1996. Thomas M. Collins, a director of the Company, is Chairman and a stockholder of Shuttleworth & Ingersoll, P.C.

     The Company paid $17,750, $50,932 and $38,000 during 1993, 1994 and 1995, respectively, for use of an aircraft owned by ABCM Corporation ("ABCM"). McLeod Transportation, Inc., an Iowa corporation whose stockholders include, among others, the Company, Clark E. McLeod and McLeod Educational Group, Inc. (a corporation controlled by Mr. McLeod) ("McLeod Educational Group"), owned 19% of ABCM until March 1995. McLeod Transportation, Inc. was later liquidated. Mr. McLeod is a director and executive officer of the Company.

     The Company rents facilities and equipment, purchases maintenance and installation services and pays commission on local and long distance sales to customers of Digital Communications, Inc. ("Digital"), a corporation that is controlled by Mary E. and Clark E. McLeod. Mr. McLeod and Mr. James L. Cram serve on the Board of Directors of Digital. The Company paid Digital $36,393, $83,591 and $94,871 in 1993, 1994 and 1995, respectively. Messrs. McLeod and Cram are directors and executive officers of the Company.

     The Company provided accounting, payroll and administrative services to McLeod Educational Group, a corporation that owns and operates an elementary school in Cedar Rapids, Iowa. McLeod Educational Group paid the Company $6,297, $51,664 and $38,411 for these services in 1993, 1994 and 1995, respectively. Since June 1996, the Company has rented office space from McLeod Educational Group. The Company paid McLeod Educational Group an aggregate of approximately $36,055 from June 1996 through September 1996 for this space. Clark E. McLeod and Mary E. McLeod own over 99% of the stock of McLeod Educational Group. James
L. Cram owns less than 1% of the stock of McLeod Educational Group. Messrs. McLeod and Cram are directors and executive officers of the Company.

     The Company and Clark E. McLeod have entered into an agreement under which they have agreed to share equally in the costs and damage awards, if any, of a lawsuit brought by the

Company and Mr. McLeod in Linn County, Iowa. The Company has not to date incurred any material costs or received any damage awards in connection with this lawsuit. See "Business -- Legal Proceedings."

     The Company and McLeod Network Services, Inc. (a wholly owned subsidiary of the Company) have entered into two agreements with IES pursuant to which IES has agreed to grant the Company access to certain of IES' towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network. IES purchased 5,625,000 shares of Class B Common Stock in April 1993 at an aggregate price of $4.5 million. In February 1994, IES purchased 2,045,457 shares of Class B Common Stock for an aggregate price of $3 million. IES also purchased 750,000 shares of Class B Common Stock for an aggregate price of $1.7 million on June 15, 1995. IES also has entered into the IES Guarantee. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Lee Liu, a director of the Company, is Chairman, Chief Executive Officer and President of IES. Blake O. Fisher, Jr., an executive officer of the Company, was the Executive Vice President and Chief Financial Officer of IES until February 1996. IES is also a significant stockholder of the Company. See "Principal and Selling Stockholders."

     In February 1996, the Company entered into two agreements with MidAmerican, which incorporate prior agreements entered into between the parties or their subsidiaries, pursuant to which MidAmerican has agreed to grant the Company access to certain of MidAmerican's towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network. In April 1995, McLeod, Inc. acquired MWR from MidAmerican in return for 3,676,058 shares of Class B Common Stock issued to Midwest Capital Group Inc. MidAmerican purchased 3,529,414 shares of Class B Common Stock of the Company in June 1995 at an aggregate price of $8 million. Russell E. Christiansen, a director of the Company, is Chairman and Chairman of the Office of the Chief Executive Officer of MidAmerican. MidAmerican is also a significant stockholder of the Company. See "Principal and Selling Stockholders."

     In 1995, the Company paid 2060 Partnership, L.P. $377,640 for the rental of the Company's headquarters office and parking spaces in Cedar Rapids, Iowa. 2001 Development Corporation ("2001"), an Iowa corporation, is the general partner and 80% owner of 2060 Partnership, L.P. IES and the Company own 54.55% and 3.03%, respectively, of the outstanding stock of 2001. The Company purchased its stock in 2001 for $250,000 in July 1995. The directors and officers of 2001 included Lee Liu and Thomas M. Collins, directors of the Company, and Clark E. McLeod, a director and executive officer of the Company.

     In April 1993, the Company sold 2,500,002 shares of Class A Common Stock to Allsop for an aggregate price of $2 million. In February 1994, the Company sold 1,022,727 shares of Class A Common Stock to Allsop for an aggregate price of $1.5 million. In June 1995, the Company sold 171,188 shares of Class A Common Stock to Allsop for an aggregate price of $388,025. Mr. Paul D. Rhines, an affiliate of Allsop, is a director of the Company.

     In July 1991, January 1993, April 1993, February 1994 and June 1995, the Company sold 18,750, 2,462,334, 1,250,003, 511,365 and 64,163 shares, respectively, of Class A Common Stock to Clark E. McLeod for $5,000, $656,622, $1,000,002, $750,002 and $145,435, respectively. Mr. McLeod is a director and executive officer of the Company.

     In January 1993, April 1993, February 1994 and June 1995, the Company sold 2,481,080, 1,249,999, 511,362 and 64,159 shares, respectively, of Class A Common Stock to Mary E. McLeod for $661,621, $999,999, $749,997 and $145,427,
respectively. Mary E. McLeod is Mr. McLeod's wife. In January 1993, the Company sold 34,459 shares of Class A Common Stock to Holly A. McLeod, Mr. and Mrs. McLeod's daughter, for $9,189.

     In January 1993 and in April 1993, the Company sold 153,548 and 18,750 shares, respectively, of Class A Common Stock to James L. Cram for $40,946 and $15,000, respectively. In December 1995, the Company sold 11,250 shares of Class A Common Stock to James L. Cram, upon exercise of stock options, for $3,000. Mr. Cram is a director and executive officer of the Company. In January 1993 and in April 1993, the Company sold 153,548 and 18,750 shares, respectively, of Class A Common Stock to Virginia A. Cram for $40,946 and $15,000, respectively. Virginia A. Cram is Mr. Cram's wife. In January 1993, Mr. Cram's children purchased an aggregate of 37,500 shares of Class A Common Stock for $10,000.

     In January 1993, April 1993 and in February 1994, the Company sold 86,149, 18,750 and 15,000 shares, respectively, of Class A Common Stock to Stephen C. Gray and Sally W. Gray as tenants in common, for $22,973, $15,000 and $22,000, respectively. In April 1993, the Company sold 3,750 shares of Class A Common Stock to the Stephen Samuel Gray Irrevocable Trust for $3,000. In January 1995, the Company sold 22,500 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray for $39,000. In June 1995, the Company sold 26,352 shares of Class A Common Stock to Stephen C. Gray for $59,730, and 3,750 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray IRA for $8,500. In June 1995, the Company also sold 88,238 shares of Class A Common Stock to a profit sharing trust, the beneficiary of which is Fred L. Wham, III, for $200,005. Mr. Gray serves as a director and executive officer of the Company. Sally W. Gray, Stephen Samuel Gray and Mr. Wham are Mr. Gray's wife, son and father-in-law, respectively.

     In January 1993, the Company sold 17,232 shares of Class A Common Stock to Kirk E. Kaalberg for $4,595. In February 1996, the Company sold 23,438 shares of Class A Common Stock to Blake O. Fisher, upon exercise of stock options, for $23,125. In February 1994, the Company sold 34,092 and 34,092 shares, respectively, of Class A Common Stock to Casey D. Mahon and to Dain Bosworth & Company as custodian for Ms. Mahon's IRA for $50,001 and $50,001, respectively. Messrs. Kaalberg and Fisher and Ms. Mahon are executive officers of the Company.

     In April 1993, the Company sold 45,000 shares of Class A Common Stock for $36,000 to each of two trusts (an aggregate of 90,000 shares for $72,000), beneficiaries of which are Thomas M. Collins and Joanne H. Collins, respectively. In February 1994, the Company sold 102,274 shares of Class A Common Stock to a trust, the beneficiary of which is Thomas M. Collins, for $150,002. Mr. Collins is a director of the Company and Joanne Collins is Mr. Collins' wife.

     Except for the stock issued in connection with the Company's April 1995 acquisition of MWR and the July 1996 acquisition of Ruffalo, Cody, all of the stock issuances described above were for cash consideration.

     In March 1996, the Board adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties or be approved by a majority of disinterested directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1995 earned by or awarded to the Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                                                   AWARDS
                                                                ------------
                                       ANNUAL COMPENSATION       SECURITIES
                                       --------------------      UNDERLYING         ALL OTHER
                                        SALARY       BONUS        OPTIONS        COMPENSATION(1)
                                       --------     -------     ------------     ---------------
Clark E. McLeod......................  $142,803     $74,902         75,000            1,500
  Chairman and Chief
  Executive Officer
Stephen C. Gray......................   142,807      74,902        131,250            1,500
  President and Chief
  Operating Officer
Kirk E. Kaalberg.....................   101,528      56,177         75,000            1,463
  Executive Vice President, Network
  Services
James L. Cram........................   102,884      56,177         84,375            1,500
  Chief Accounting Officer
Stephen K. Brandenburg...............   106,692      33,842        187,500             --
  Chief Information Officer

---------------
(1) All other compensation represents matching contributions made by the Company to the McLeod, Inc. 401(k) plan on behalf of the Named Executive Officers.

OPTION GRANTS

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1995.

                           OPTION GRANTS DURING 1995

                                                            INDIVIDUAL GRANTS(1)                              POTENTIAL REALIZED
                                 --------------------------------------------------------------------------        VALUE AT
                                               PERCENT OF                                                       ASSUMED ANNUAL
                                 NUMBER OF       TOTAL                                                          RATES OF STOCK
                                 SECURITIES     OPTIONS                                                       PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO                                                     FOR OPTION TERM(2)
                                  OPTIONS     EMPLOYEES IN   EXERCISE                                         -------------------
             NAME                 GRANTED     FISCAL YEAR     PRICE        GRANT DATE      EXPIRATION DATE       5%        10%
-------------------------------  ----------   ------------   --------   ----------------   ----------------   --------   --------
Clark E. McLeod................     18,750(4)      1.0%       $ 1.91    January 26, 1995   January 26, 2000   $  9,877   $ 21,826
                                    56,250(5)      3.1%         2.49    July 27, 1995      July 27, 2000        38,748     85,624
Stephen C. Gray................     75,000(4)      4.1%         1.73    January 26, 1995   January 26, 2002     52,931    123,344
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202
Kirk E. Kaalberg...............     18,750(4)      1.0%         1.73    January 26, 1995   January 26, 2002     13,239     30,844
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202
James L. Cram..................     28,125(4)      1.5%         1.73    January 26, 1995   January 26, 2002     19,854     46,260
                                    56,250(3)      3.1%         2.27    July 27, 1995      July 27, 2002        51,916    120,975
Stephen K. Brandenburg.........    131,250(4)      7.2%         2.27    June 29, 1995      June 29, 2002       121,123    282,257
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202

---------------
(1) All options are exercisable for shares of Class A Common Stock. Options granted pursuant to the 1992 and 1993 Incentive Stock Option Plans will become exercisable as follows: (i) 25% of the options will become exercisable on the first anniversary of the date of grant, (ii) an additional 25% will become exercisable on the second anniversary of the date of grant, (iii) an additional 25% will become exercisable on the third anniversary of the date of grant, and (iv) the remaining 25% will become exercisable on the fourth anniversary of the date of grant. Options granted pursuant to the 1995 Incentive Stock Option Plan will become exercisable at a rate of 25% per year, on a cumulative basis, beginning five years from the date of grant, except for options issued to Clark E. McLeod, the Company's Chairman and Chief Executive Officer. Options issued to Mr. McLeod under the 1995 Incentive Stock Option Plan vest at a rate of 20% per year, on a cumulative basis.

(2) Based on exercise price.

(3) Granted pursuant to the 1992 Incentive Stock Option Plan.

(4) Granted pursuant to the 1993 Incentive Stock Option Plan.

(5) Granted pursuant to the 1995 Incentive Stock Option Plan.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1995 and unexercised options held as of December 31, 1995.

                          OPTION EXERCISES DURING 1995

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                ACQUIRED ON      VALUE      ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Clark E. McLeod...............          0       $     0       219,224        208,074       $ 467,492      $ 287,029
Stephen C. Gray...............          0             0       390,000        333,750         878,000        520,500
Kirk E. Kaalberg..............          0             0       145,313        192,187         302,501        252,499
James L. Cram.................     11,250        27,000       207,974        228,699         451,138        347,128
Stephen K. Brandenburg........          0             0             0        187,500               0         75,000

---------------
(1) Represents the difference between the exercise price and a fair market value of $2.67 as determined by the Board.

MANAGEMENT AGREEMENTS

     Employment, Confidentiality and Non-Competition Agreements. The Company has entered into employment, confidentiality and non-competition agreements with 55 members of senior management, including the Named Executive Officers, pursuant to which the senior managers have agreed that during the term of employment and for a two-year period following a termination for cause, resignation or voluntary termination of employment (other than on account of the Company's discontinuance of activities), the executive employee will not compete with the Company. The two-year period is reduced to a one-year period for senior management employees who are not executive employees. The agreements also provide that employees subject to the agreements may not disclose any Company confidential information while employed by the Company or thereafter. The agreements have an indefinite term but may be terminated on 30 days' written notice by either party, provided, however, that the confidentiality and non-competition obligations will survive any such termination. As partial consideration for the execution of the employment, confidentiality and non-competition agreements, the Company has granted to the employees signing such agreements options to purchase an aggregate of 942,500 shares of Class A Common Stock at exercise prices ranging from $20.00 to $33.875 per share. Such options were granted pursuant to the Company's 1996 Employee Stock Option Plan, with vesting generally to occur with respect to one-third of the shares subject to such options in the last month of the fourth year following the date of grant, and with an additional one-third of the shares subject to such options vesting in each of the two subsequent seven-month periods. As an owner of more than 10% of the outstanding Common Stock of the Company, Clark E. McLeod is ineligible, pursuant to Sections 422(b)(6) and 424(d) of the Internal Revenue Code of 1986, as amended (the "Code"), to receive options intended to qualify as incentive stock options under the Code if such options vest after the expiration of five years from the date of grant. Accordingly, options granted to Clark E. McLeod pursuant to an employment, confidentiality and non-competition agreement vest (i) with respect to options to purchase 13,636 shares of Class A Common Stock, one-third on each of the 42-month, 49-month and 56-month anniversaries of the date of grant (which options are intended to qualify as incentive stock options under the Code) and
(ii) as to the remaining options (which are not intended to qualify as incentive stock options under the Code), one-third on each of the 54-month, 61-month and 68-month anniversaries of the date of grant. See "Management -- Stock Option Plans -- 1996 Employee Stock Option Plan."

     Change-of-Control Agreements. The Company has entered into change-of-control agreements with certain executive employees, including the Named Executive Officers, which provide for certain payments and benefits in connection with certain terminations of employment after a change of control of the Company. The change of control agreements terminate on December 31, 2006 unless a change of control has occurred during the six months preceding December 31, 2006 in which case the agreements terminate on December 31, 2007. If an executive who is a party to a change of control agreement terminates employment within six months after a "change of control" or, if within 24 months after a "change of control," the executive's employment is terminated by the Company (other than for "disability," "cause," death or "retirement") or by the executive following a "material reduction" in responsibilities or compensation (as such terms are defined in the agreements), (i) the executive will be entitled to a lump sum payment equal to 24 times the executive's "average monthly compensation" (as defined) during the 12 months immediately preceding the change of control or the date of termination, whichever is higher, (ii) all of the executive's outstanding options to purchase stock of the Company will become immediately exercisable in full and (iii) if the executive elects to continue coverage under the Company's group health plan pursuant to Section 4980B of the Code, the Company will continue to pay the employer portion of the premiums for such coverage for the longer of 24 months or the period of coverage provided pursuant to Section 4980B. An executive who is entitled to payment(s) pursuant to a change of control agreement is subject to a non-compete provision generally restricting the executive from competing with the Company for a two-year period after the termination of employment.

STOCK OPTION PLANS

     1992 Incentive Stock Option Plan. Under the Company's 1992 Incentive Stock Option Plan (the "1992 Plan"), the Company was authorized to grant options to purchase up to 1,275,000 shares of Class A Common Stock to selected management and other key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects optionees and determines the number of shares covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of September 30, 1996, options to purchase 1,271,021 shares of Class A Common Stock had been granted under the 1992 Plan and options to purchase 17,615 shares of Class A Common Stock had been exercised. The option agreements under the 1992 Plan typically include provisions by which (i) options granted under the 1992 Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire seven years after the date of grant. The 1992 Plan provides that optionees may not dispose of shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first complied with certain transfer restrictions. The exercise price of the options granted under the 1992 Plan is equal to the fair market value of the Class A Common Stock as determined by the Board as of the date of grant. Shares of Class A Common Stock issued under the 1992 Plan have been registered under the Securities Act on Form S-8. The Board terminated the 1992 Plan in March 1996 in connection with the adoption of the Company's 1996 Employee Stock Option Plan (as amended, the "1996 Plan").

     1993 Incentive Stock Option Plan. Under the Company's 1993 Incentive Stock Option Plan (the "1993 Plan"), the Company was authorized to grant options to purchase up to 4,513,767 shares of Class A Common Stock to selected management and key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of September 30, 1996, options to purchase 4,224,787 shares of Class A Common Stock had been granted under the 1993 Plan and options to purchase 151,748 shares of Class A Common Stock had been exercised. The option agreements under the 1993 Plan typically include provisions by which (i) options granted under the 1993 Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire seven years after the date of grant. The 1993 Plan provides that optionees may not sell shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first offered such shares of Class A Common Stock to the Company and all of the other stockholders. The exercise price of options granted under the 1993 Plan is equal to the fair market value of a share of Class A Common Stock as determined by the Board on the date of grant. Shares of Class A Common Stock issued under the 1993 Plan have been registered under the Securities Act on Form S-8. The Board terminated the 1993 Plan in March 1996 in connection with the adoption of the 1996 Plan.

     1995 Incentive Stock Option Plan. Under the Company's 1995 Incentive Stock Option Plan (the "1995 Plan"), the Company was authorized to grant options to purchase up to 337,500 shares of Class A Common Stock to selected management and key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of September 30, 1996, options to purchase 337,500 shares of Class A Common Stock had been granted under the 1995 Plan and no options had been exercised. The option agreements under the 1995 Plan typically include provisions by which (i) options granted under the 1995 Plan may be exercised with respect to 25 percent of the shares subject to such option five years after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire ten years after the date of grant. Options issued to Clark E. McLeod, Chairman and Chief Executive Officer of the Company, under the 1995 Plan vest at a rate of 20% per year on a cumulative basis and expire five years after the date of grant. The 1995 Plan provides that optionees may not sell shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first offered such shares of Class A Common Stock to the Company and all of the other stockholders. The exercise price of options granted under the 1995 Plan is equal to the fair market value of a share of Class A Common Stock as determined by the Board on the date of grant. Shares of Class A Common Stock issued under the 1995 Plan have been registered under the Securities Act on Form S-8. The Board terminated the 1995 Plan in March 1996 in connection with the adoption of the 1996 Plan.

     1996 Employee Stock Option Plan. Under the 1996 Plan, which supersedes the 1992 Plan, the 1993 Plan and the 1995 Plan, the Company may grant options to purchase up to 4,525,000 shares of Class A Common Stock to employees of the Company or any of its subsidiaries, or other individuals whose participation in the 1996 Plan is determined to be in the best interests of the Company by the Compensation Committee. In the event there is any increase or decrease in the number of shares of Class A Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split) after the effective date of the 1996 Plan, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1996 Plan, and in the number, kinds, and per-share exercise price of shares subject to the unexercised portion of options granted prior to any such change. The 1996 Plan provides for the grant of options that are intended to qualify as "incentive stock options" under
Section 422 of the Code to employees of the Company as well as the grant of non-qualifying options to officers, directors or key employees of the Company, or other individuals whose participation in the 1996 Plan is determined to be in the best interests of the Company by the Compensation Committee. The Compensation Committee administers the 1996 Plan, selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the

Company and each optionee. As of September 30, 1996, options to purchase 1,687,489 shares of Class A Common Stock had been granted under the 1996 Plan, including options to purchase an aggregate of 942,500 shares of Class A Common Stock, at exercise prices ranging from $20.00 to $33.875 per share, granted to certain senior management employees of the Company as partial consideration for the execution of employment, confidentiality and non-competition agreements, and 700 options had been exercised. See "Management -- Management Agreements." In addition, on July 15, 1996, in connection with the Company's acquisition of Ruffalo, Cody, the Company granted options to purchase an aggregate of 158,009 shares of Class A Common Stock under the 1996 Plan to the holders of options to purchase shares of Ruffalo, Cody common stock at exercise prices ranging from $1.43 to $9.30, depending on the exercise price of the options to purchase Ruffalo, Cody common stock in exchange for which such options were granted. Although 4,525,000 shares of Class A Common Stock are reserved for issuance upon exercise of options granted pursuant to the 1996 Plan, the Board intends to limit at all times the aggregate number of shares subject to outstanding stock options under all stock option plans of the Company to no more than 15% of the then-issued and outstanding shares of the authorized Class A Common Stock and the then-granted and outstanding options. The option exercise price for incentive stock options granted under the 1996 Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the 1996 Plan may not be less than 50% of the fair market value of the Class A Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise determined by the Compensation Committee and provided in the particular option agreement. Options covering no more than 2,000,000 shares of Class A Common Stock may be granted to any officer or other employee during the term of the 1996 Plan. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year. Options are non-transferable. Shares of Class A Common Stock issued or issuable under the 1996 Plan have been registered under the Securities Act on Form S-8. The Board at any time may terminate or suspend the 1996 Plan. Unless previously terminated, the 1996 Plan will terminate automatically on March 28, 2006. No termination, suspension or amendment of the 1996 Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.

     Directors Stock Option Plan. The Company's Directors Stock Option Plan (the "Directors Plan") was adopted by the Board and approved by the stockholders in 1993. On March 28, 1996, the Directors Plan was amended and restated to be a "formula" plan providing for an automatic grant of stock options to eligible non-employee directors. Under the Directors Plan, as amended, the number of shares reserved for purchase pursuant to options was increased to an aggregate of 550,000 shares of Class A Common Stock (subject to adjustment for certain events, such as recapitalizations or stock splits, effected without consideration) for grants to directors of the Company who are not officers or employees of the Company (each an "Eligible Director"). Options for 332,813 shares of Class A Common Stock had been granted under the Directors Plan and options to purchase 23,438 shares of Class A Common Stock had been exercised as of September 30, 1996. The option agreements under the Directors Plan prior to its amendment and restatement in 1996 typically included provisions by which (i) options granted under the Directors Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years, (ii) all options expire seven years after the date of grant, (iii) optionees may not dispose of shares of Class A Common Stock acquired pursuant to the exercise of an option unless the Company has filed an effective Registration Statement under the Securities Act covering the stock or the director has furnished an opinion of counsel satisfactory to the Company or a Securities and Exchange Commission "no action" letter stating that no such registration is required and (iv) in the event of an attempt to transfer shares of Class A Common

Stock issued pursuant to the exercise of an option, except a transfer to a Company employee or director approved by the Board, the Company has the right to repurchase the Class A Common Stock for a price which is the greater of the book value of the Class A Common Stock or the then fair market value of the Common Stock, as determined by the Board. Under the Directors Plan, as amended, each Eligible Director who commences service as a director after the 1996 amendment and restatement of the Directors Plan is granted an initial option to purchase 10,000 shares of Class A Common Stock. Each such Eligible Director is also granted an additional option to purchase 5,000 shares of Class A Common Stock immediately after each of the next two annual meetings of the Company's stockholders if the Eligible Director continues to be an Eligible Director. Options granted under the Directors Plan, as amended, may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years; provided, however, that all unvested options become fully exercisable upon a change in control of the Company (as defined in the Directors Plan). Shares of Class A Common Stock issued or issuable under the Directors Plan, as amended, have been registered under the Securities Act on Form S-8. All options expire ten years after the date of grant. The Directors Plan will terminate automatically on March 28, 2006, unless terminated at an earlier date by the Board.

THE EMPLOYEE STOCK PURCHASE PLAN

     Under the Company's Employee Stock Purchase Plan (the "Employee Purchase Plan"), 1,000,000 shares of Class A Common Stock are available for purchase by eligible employees of the Company. The Employee Purchase Plan permits eligible employees to elect to have a portion of their pay deducted to purchase shares of Class A Common Stock of the Company. In the event there is any increase or decrease in the number of shares of Class A Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Employee Purchase Plan. Generally, payroll deductions will be accumulated during the period to be specified by the Compensation Committee (the "Payroll Deduction Period"). The Company has not yet implemented the Employee Purchase Plan.

     All employees of the Company are eligible to participate in the Employee Purchase Plan, except the following: (a) an employee who has been employed by the Company for less than six months as of the beginning of a Payroll Deduction Period; (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is 20 hours or less per week; and (d) an employee who, after exercising his or her rights to purchase stock under the Employee Purchase Plan, would own stock (including stock that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. An employee must be employed on the last day of the Payroll Deduction Period in order to acquire stock under the Employee Purchase Plan unless the employee has retired, died or become disabled, or was involuntarily terminated other than for cause.

     Rights to purchase shares of Class A Common Stock will be deemed granted to participating employees as of the first trading day of each Payroll Deduction Period. The purchase price for each share will be established by the Compensation Committee, but will not be less than 85% of the fair market value of the Class A Common Stock on the first or last trading day of such Payroll Deduction Period, whichever is lower. No employee may purchase Class A Common Stock in any calendar year under the Employee Purchase Plan and all other "employee stock purchase plans" of the Company having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Payroll Deduction Period. No participating employee may assign his or her rights to purchase shares of Class A Common Stock under the Employee Purchase Plan, whether voluntarily, by operation of law or otherwise. Shares of Class A Common Stock issuable under the Employee Purchase Plan have been registered under the Securities Act on Form S-8.

     The Board in its sole discretion may terminate the Employee Purchase Plan at any time, provided, however, that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Employee Purchase Plan shall, without further action of the Board, terminate at the earlier of (i) March 28, 2006 and (ii) such time as all shares of Class A Common Stock that may be made available for purchase under the Employee Purchase Plan have been issued.

INCENTIVE COMPENSATION PLAN

     On September 20, 1996, in connection with the Company's acquisition of Telecom*USA Publishing, the Company adopted the McLeod, Inc. Incentive Plan (the "Incentive Plan"). The 155 employees of Telecom*USA Publishing who held non-vested options (the "Telecom Non-Vested Options") to purchase shares of Telecom*USA Publishing common stock under its incentive stock option plan on September 20, 1996 (the "Telecom Participants") were eligible to participate in the Incentive Plan. Under the Incentive Plan, Telecom Participants received a unit of participation (a "Unit") for each Telecom Non-Vested Option. On September 20, 1996, an aggregate of 210,825 Units were granted to the Telecom Participants under the Incentive Plan and each Unit had a value of $12.75 less the option exercise price of the corresponding Telecom Non-Vested Option. Units accrue earnings at an annual rate no less than 6% and can, in certain circumstances, accrue earnings up to 31% annually depending on Telecom*USA Publishing's operating income. Units vest on January 1 of the year following the year in which the corresponding Telecom Non-Vested Option would have vested. Distributions with respect to each vested Unit and the earnings accrued thereon are made as soon as practicable following the January 1 vesting date. The Incentive Plan is administered by the Board, which may terminate or amend the Incentive Plan at any time. No additional Units will be granted under the Incentive Plan.

                              CERTAIN TRANSACTIONS

     On July 18, 1995 and March 29, 1996, respectively, the Company loaned $75,000 to each of Kirk E. Kaalberg and Stephen K. Brandenburg in exchange for unsecured notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively. Interest accrues on both loan amounts at the applicable rate as determined in accordance with Internal Revenue Service regulations. Pursuant to the terms of the notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively, annual interest-only payments will be made through 1997 and 1998, respectively. They will then make annual payments of $25,000 plus accrued interest in each of the respective three years thereafter. Messrs. Kaalberg and Brandenburg are executive officers of the Company.

     For a description of certain other transactions, see "Business -- Legal Proceedings" and "Management -- Compensation Committee Interlocks and Insider Participation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding capital stock as of September 30, 1996 by
(i) each stockholder who is known by the Company to beneficially own 5% or more of any class of the Company's capital stock, (ii) each director of the Company,
(iii) each Named Executive Officer, (iv) each Selling Stockholder and (v) all directors and executive officers of the Company as a group.

                                            BENEFICIAL OWNERSHIP
                                                  PRIOR TO                     BENEFICIAL OWNERSHIP
                                               OFFERING(1)(2)                   AFTER OFFERING(1)
                                            --------------------   NUMBER OF   --------------------
                                            NUMBER OF               SHARES     NUMBER OF
         NAME OF BENEFICIAL OWNER             SHARES     PERCENT    OFFERED      SHARES     PERCENT
------------------------------------------- ----------   -------   ---------   ----------   -------
IES Investments Inc.(3).................... 10,221,145     25.2%         --    10,221,145     22.1%
Clark E. McLeod(4).........................  9,285,942     29.8          --     9,285,942     25.3
MWR Investments Inc.(5)....................  8,205,472     21.6          --     8,205,472     18.8
Mary E. McLeod(6)..........................  4,451,459     14.4          --     4,451,459     12.2
Allsop Venture Partners III, L.P.(7).......  3,888,393     12.6          --     3,888,393     10.7
Putnam Investments, Inc.(8)................  3,281,270     10.6          --     3,281,270      9.0
Russell E. Christiansen(9).................      9,375        *          --         9,375        *
Thomas M. Collins(10)......................    227,431        *          --       227,431        *
Paul D. Rhines(11).........................  3,923,550     12.7          --     3,923,550     10.8
Lee Liu(12)................................     35,157        *          --        35,157        *
James L. Cram(13)..........................    609,240      2.0     120,000       489,240      1.3
Stephen C. Gray(14)........................    747,190      2.4     150,000       597,190      1.6
Kirk E. Kaalberg(15).......................    246,921        *      65,000       181,921        *
Stephen K. Brandenburg(16).................     46,876        *      40,000         6,876        *
Casey D. Mahon(17).........................    225,217        *      60,000       165,217        *
Albert P. Ruffalo(18)......................    105,976        *      20,000        85,976        *
Michael J. Brown(19).......................    106,989        *      50,000        56,989        *
Laura L. Dement(20)........................     56,240        *      12,000        44,240        *
Joseph P. Cunningham(21)...................     56,052        *      12,000        44,052        *
Directors and executive officers as a group
  (15 persons)(22)......................... 15,496,313     47.5%    455,000    15,041,313     39.3%

---------------
  *  Less than one percent.

 (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

 (2) This table is based upon information supplied by directors, executive officers, selling stockholders and principal stockholders. Unless otherwise indicted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (3) Includes 500,000 shares of Class A Common Stock and 8,420,457 shares of Class B Common Stock. IES Investments Inc. is a wholly owned indirect subsidiary of IES. The address of IES is 200 1st St., SE, Cedar Rapids, IA 52401. Includes 1,300,688 shares of Class B Common Stock that IES has the right to purchase pursuant to options. IES has entered into a definitive agreement of merger with WPL Holdings, Inc., the parent of Wisconsin Power Light Company, and with Interstate Power Company, which merger is subject to certain regulatory and other approvals.

 (4) Includes 4,508,418 shares of Common Stock held of record by members of Clark E. McLeod's family, including Mary E. McLeod, Mr. McLeod's wife. Mr. McLeod's address is c/o McLeod, Inc., Suite 500, Town Centre, 221 3rd Ave., SE, Cedar Rapids, IA 52401. Includes 326,050 shares of Class A Common Stock that Mr. McLeod has the right to purchase within 60 days from September 30, 1996 pursuant to options.

                                         (Footnotes continued on following page)

 (5) Includes 1,000,000 shares of Class A Common Stock and 7,205,472 shares of Class B Common Stock. MWR Investments Inc. is a wholly owned indirect subsidiary of MidAmerican. The address of MWR Investments, Inc. is c/o MidAmerican Energy Company, 500 E. Court Ave., Des Moines, IA 50309.

 (6) Mrs. McLeod's address is c/o McLeod, Inc., Suite 500, Town Centre, 221 3rd Ave., SE, Cedar Rapids, IA 52401.

 (7) The address of Allsop is 2750 1st Ave., NE, Cedar Rapids, IA 52402.

 (8) Includes 3,214,270 and 67,000 shares of Class A Common Stock held as of August 6, 1996 by Putnam Investment Management, Inc. and The Putnam Advisory Group, Inc., respectively, as disclosed on a Schedule 13G filed by Putnam Investments, Inc. with the Securities and Exchange Commission (the "Commission"). The address of Putnam Management, Inc. and The Putnam Advisory Group, Inc. is c/o Putnam Investments, Inc., One Post Office Square, Boston, MA 02109.

 (9) Includes 9,375 shares of Class A Common Stock that Mr. Christiansen has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(10) Includes 35,157 shares of Class A Common Stock that Mr. Collins has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(11) Mr. Rhines' address is c/o Allsop Venture Partners III, L.P., 2750 1st Ave., NE, Cedar Rapids, IA 52402. Includes 3,888,393 shares of Class A Common Stock held of record by Allsop. Includes 35,157 shares of Class A Common Stock that Mr. Rhines has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(12) Includes 35,157 shares of Class A Common Stock that Mr. Liu has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(13) Includes 140,423 shares of Class A Common Stock held of record by members of James L. Cram's family. Includes 317,144 shares of Class A Common Stock that Mr. Cram has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(14) Includes 119,899 shares of Class A Common Stock held as tenants in common with Sally W. Gray, Mr. Gray's wife. Also includes 3,750 shares of Class A Common Stock held of record by the Stephen Samuel Gray Irrevocable Trust, and 3,750 shares of Class A Common Stock held of record by the Elizabeth Mary Fletcher Gray Education Trust, of which Mr. Gray is the trustee. Includes 26,250 shares of Class A Common Stock held of record by Mernat & Co. for the benefit of Mr. Gray. Includes 570,939 shares of Class A Common Stock that Mr. Gray has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(15) Includes 229,689 shares of Class A Common Stock that Mr. Kaalberg has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(16) Includes 46,876 shares of Class A Common Stock that Mr. Brandenburg has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(17) Includes 157,033 shares of Class A Common Stock that Ms. Mahon has the right to purchase within 60 days from September 30, 1996 pursuant to options.

(18) Includes 73,600 shares of Class A Common Stock and options to purchase 32,376 shares of Class A Common Stock issued in connection with the Company's acquisition of Ruffalo, Cody on July 15, 1996.

(19) Includes 93,751 shares of Class A Common Stock that Mr. Brown has the right to purchase within 60 days from September 30, 1996 pursuant to options. Mr. Brown is a Senior Vice President of McLeod Telemanagement.

(20) Includes 37,386 shares of Class A Common Stock and options to purchase 18,854 shares of Class A Common Stock issued in connection with the Company's acquisition of Ruffalo, Cody on July 15, 1996. Ms. Dement is a Vice President of Ruffalo, Cody.

(21) Includes 40,301 shares of Class A Common Stock and options to purchase 15,751 shares of Class A Common Stock issued in connection with the Company's acquisition of Ruffalo, Cody on July 15, 1996. Mr. Cunningham is the Vice President and Chief Financial Officer of Ruffalo, Cody.

(22) Includes 1,794,953 shares of Class A Common Stock that such persons have the right to purchase within 60 days from September 30, 1996 pursuant to options.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Company's Restated Certificate and Amended and Restated Bylaws (the "Bylaws"), which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Pursuant to the Restated Certificate, the Company has authority to issue 100,150,000 shares of capital stock, consisting of 75,000,000 shares of Class A Common Stock, par value $.01 per share, 22,000,000 shares of Class B Common Stock, par value $.01 per share, 2,000,000 shares of Preferred Stock, par value $.01 per share and 1,150,000 shares of Class A Preferred Stock, par value $5.50 per share (the "Class A Preferred Stock"). As of October 7, 1996, the Class A Common Stock was held by 366 holders of record and the Class B Common Stock was held by two holders of record.

     As of June 30, 1996, 30,210,519 shares of Class A Common Stock, 15,625,929 shares of Class B Common Stock, no shares of Preferred Stock, par value $.01 per share and no shares of Class A Preferred Stock were issued and outstanding.

     The rights of the holders of Common Stock discussed below are subject to the rights of the holders of Class A Preferred Stock and to such rights as the Board may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Restated Certificate may adversely affect the rights of holders of Common Stock.

CLASS A COMMON STOCK

     Voting Rights. Each holder of the Class A Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, together with the holders of shares of Class B Common Stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Class A Common Stock are entitled to one vote per share.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Class A Common Stock, the holders of the Class B Common Stock and holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     Dividends. Dividends may be paid on the Class A Common Stock, the Class B Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Board.

CLASS B COMMON STOCK

     Voting Rights. Each holder of the Class B Common Stock shall be entitled to attend all special and annual meetings of stockholders of the Company and, together with the holders of shares of Class A Common Stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Class B Common Stock are entitled to .40 vote per share.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Class B Common Stock, the holders of the Class A Common Stock, and the holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     Dividends. Dividends may be paid on the Class B Common Stock, the Class A Common Stock and any class or series of stock entitled to participate therewith when and as declared by the Board.

     Conversion Into Class A Common Stock. The shares of Class B Common Stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock (as adjusted for any stock split).

CLASS A PREFERRED STOCK

     The Class A Preferred Stock was authorized in connection with the guarantee and support by a principal stockholder of the Company of certain portions of the Credit Facility, which was repaid in full and terminated subsequent to the Company's initial public offering of Class A Common Stock. No shares of Class A Preferred Stock have been issued. The Company currently anticipates eliminating from the Restated Certificate the Class A Preferred Stock at its next annual meeting of stockholders.

     Voting Rights. Except as otherwise required by law, the holders of shares of Class A Preferred Stock are not entitled to vote on matters that are voted on by stockholders generally, except that the holders of shares of Class A Preferred Stock shall be entitled to vote as a class, with each such holder entitled to cast one vote for each share of Class A Preferred Stock registered in the name of such holder, to elect two directors to the Board.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up the Company, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock are entitled to receive out of assets of the Company legally available for distribution to stockholders before any payment or distribution is made on the Common Stock cash in the amount of $5.50 per share plus any accumulated but unpaid dividends thereon (the "Class A Preferred Liquidation Distribution"). If the assets distributable upon such dissolution, liquidation or winding up are insufficient to pay cash in an amount equal to the Class A Preferred Liquidation Distribution to the holders of the shares of Class A Preferred Stock, then such assets or the proceeds thereof are distributed among the holders of the Class A Preferred Stock ratably in proportion to the respective amounts of the Class A Preferred Liquidation Distribution to which they would otherwise be entitled.

     Dividends. The Class A Preferred Stock ranks, as to dividends, senior and prior to the Common Stock and to all other classes or series of stock issued by the Company.

     Mandatory Redemption. The shares of Class A Preferred Stock will be redeemed by the Company, at $5.50 per share plus accumulated but unpaid dividends thereon, to the extent of the Company's cash available for such redemption pursuant to a formula, provided that if any dividends on the Class A Preferred Stock are in arrears, no such redemption will occur unless (i) the holders of two-thirds of the outstanding shares of Class A Preferred Stock consent thereto, or (ii) all outstanding shares of the Class A Preferred Stock are redeemed.

OTHER AUTHORIZED PREFERRED STOCK

     The Restated Certificate authorizes the Board, from time to time and without further stockholder action, to provide for the issuance of up to 2,000,000 shares of Preferred Stock, par value

$.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board has not provided for the issuance of any series of such Preferred Stock and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board could adversely affect the voting power of the holders of Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     The Restated Certificate provides for the division of the Board into three classes of directors, serving staggered three-year terms. The Restated Certificate further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of the entire Board are necessary for the alteration, amendment or repeal of certain sections of the Restated Certificate relating to the election and classification of the Board, limitation of director liability, indemnification and the vote requirements for such amendments to the Restated Certificate. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

     Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation. As permitted by the Delaware General Corporation Law, the Company's original certificate of incorporation provided that it would not be governed by
Section 203. Clark E. McLeod, Mary E. McLeod, IES and MidAmerican became interested stockholders within the meaning of Section 203 while that certificate of incorporation was in effect. Accordingly, future transactions between the Company and any of such stockholders will not be subject to the requirements of
Section 203.

     The Restated Certificate empowers the Board to redeem any of the Company's outstanding capital stock, at a price determined by the Board, which price shall be at least equal to the lesser of (i) fair market value (as determined in accordance with the Restated Certificate) or (ii) in the case of a "Disqualified Holder," such holder's purchase price (if the stock was purchased within one year of such redemption), to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of stock of the Company whose holding of such stock may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of the business of the Company or any of its subsidiaries. Under the Telecommunications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under certain conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers. See "Business -- Regulation."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Class A Common Stock has been traded on the Nasdaq National Market since June 10, 1996. Future sales of a substantial amount of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

     Upon completion of the Offering, the Company will have approximately 52,065,319 shares of Common Stock outstanding, including 5,471,000 shares of Class A Common Stock offered hereby and 32,455,005 "restricted" shares of Common Stock. Of these restricted shares, 22,070,187 shares of Common Stock generally are currently eligible for sale under Rule 144 as currently in effect, and 10,384,818 shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect beginning in January 1997 through July 1998.

     The shares of Class A Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock or the average weekly trading volume of shares of Class A Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Class A Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company, its directors and officers, the Selling Stockholders and certain other stockholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period from 120 days after the date of this Prospectus, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock. In connection with the Company's initial public offering of Class A Common Stock, Clark E. McLeod, Mary E. McLeod, IES and MidAmerican have each agreed with the Representatives that, subject to certain exceptions, they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, shares of Common Stock or any securities convertible into, or exchangeable for, any shares of Common Stock for a period of one year from June 10, 1996, without the prior written consent of the Representatives. See "Underwriting." In addition, certain directors, executive officers and stockholders have agreed that, for a period of two years commencing on the effective date of this Prospectus, they will not sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See "Management -- Stockholders' Agreements."

     At September 30, 1996, the Company has reserved 11,738,945 shares of Class A Common Stock for issuance under the Company's employee stock purchase plan and upon exercise of options outstanding or to be granted pursuant to the Company's stock option plans. No shares have been issued under the Company's employee stock purchase plan and options to purchase 7,660,109 shares of Class A Common Stock are currently outstanding and unexercised under the Company's stock option plans. The Company has registered the shares of Class A Common Stock reserved for issuance under the Company's stock option plans and stock purchase plan. See "Management -- Stock Option Plans" and "Management -- The Employee Stock Purchase Plan." In addition, options to purchase 1,300,688 shares of Class B Common Stock, which were granted to IES in connection with its guarantee and support of certain portions of the Credit Facility, were outstanding and unexercised as of September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company and the Selling Stockholders the aggregate number of shares of Class A Common Stock set forth opposite its name below:

                                                                              NUMBER OF
    UNDERWRITERS                                                                SHARES
    ------------------------------------------------------------------------  ----------
    Salomon Brothers Inc ...................................................
    Bear, Stearns & Co. Inc. ...............................................
    Morgan Stanley & Co. Incorporated.......................................

                                                                              ----------
              Total.........................................................
                                                                              ==========

     In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Representatives that the several Underwriters propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
public offering, the public offering price and such concessions may be changed.

     The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 900,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the price to the public set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Class A Common Stock to be purchased by such Underwriter in the above table bears to the total number of shares of Class A Common Stock offered by the Underwriters hereby.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its directors and officers, the Selling Stockholders and certain other stockholders have each agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 120 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc, and Clark E. McLeod, Mary E. McLeod, IES and MidAmerican have each agreed with the underwriters, in connection with the Company's initial public offering of the Class A Common Stock, that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, shares of Common Stock or any securities convertible into, or exchangeable for, any shares of Common Stock for a period of one year from June 10, 1996, without the prior written consent of the Representatives, except (a) in the case of the Company, (i) grants of options and issuances and sales of Common Stock issued pursuant to any employee or director stock option plan, stock ownership plan or stock purchase plan in effect on the date the Underwriting Agreement is executed or (ii) issuances of Common Stock upon the conversion of securities or the exercise of warrants outstanding on the date the Underwriting Agreement is executed; and (b) in the case of directors, officers and stockholders of the Company, shares of Common Stock disposed of as bona fide gifts or pledges where the recipients of such gifts or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of such agreement. In addition, the Investor Agreement provides that, for a two-year period commencing on June 10, 1996, none of Clark E. McLeod, Mary E. McLeod, IES or MidAmerican will sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See "Management -- Stockholders' Agreements."

     In connection with the offering, certain Underwriters may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of offers or sales of the Class A Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                             VALIDITY OF SECURITIES

     The validity of the Class A Common Stock and certain other legal matters in connection with the Class A Common Stock offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., special counsel for the Company. The validity of the Class A Common Stock is being passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1994 and 1995, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and financial statement schedule included herein and elsewhere in the Registration Statement have been audited by McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon the authority of said firm as experts in giving said reports.

     The statements of income, stockholders' equity and cash flows for MWR Telecom, Inc., for the years ended December 31, 1993 and December 31, 1994 and for the period from January 1, 1995 to April 28, 1995, included herein and elsewhere in the Registration Statement have been audited by

McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of Ruffalo, Cody & Associates, Inc. as of December 31, 1994 and 1995, and the consolidated statements of income, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and financial statement schedule, included herein and elsewhere in this Registration Statement have been audited by McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon authority of said firm as experts in giving said reports.

     The consolidated balance sheets of Telecom*USA Publishing Group, Inc. as of August 31, 1995 and 1996, and the consolidated statements of income, statements of stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1996 and financial statement schedule, included herein and elsewhere in this Registration Statement have been audited by McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Class A Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "MCLD", and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement under the Securities Act with respect to the shares of Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Class A Common Stock, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment or the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

                                    GLOSSARY

     Access -- Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

     Access to Rights-of-Way -- Access to poles, ducts, conduits and other rights-of-way.

     CAP (competitive access provider) -- A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

     Central offices -- The switching centers or central switching facilities of the local exchange companies.

     Collocation -- The ability of a CAP such as the Company to connect its network to the LECs central offices. Physical collocation occurs when a CAP places its network connection equipment inside the local exchange company's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange company permits a CAP to connect its network to the local exchange company's central offices on comparable terms, even through the CAP's network connection equipment is not physically located inside the central offices.

     Dedicated -- Telecommunications lines reserved for use by particular customers.

     Dialing Parity -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

     Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

     FCC -- Federal Communications Commission.

     Interconnection -- Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

     Interconnection Decisions -- Rulings by the FCC announced in September 1992 and August 1993, which require the Regional Bell Operating Companies and most other large local exchange carriers to provide interconnection in local exchange company central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     InterLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

     IntraLATA -- Telecommunications services originating and terminating in the same LATA.

     LATA (local access and transport area) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state. The State of Iowa contains all or part of five LATAs; the State of Illinois contains all or part of 17 LATAs. There are approximately 200 LATAs in the United States.

     Local exchange -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     LEC (local exchange carrier) -- A company providing local telephone services.

     Long distance carriers (interexchange carriers) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     Number portability -- The ability of an end user to change local exchange carriers while retaining the same telephone number.

     POPs (points of presence) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PUC (public utilities commission) -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     Private line -- A dedicated telecommunications connection between end user locations.

     Public switched network -- That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company's central offices.

     Reciprocal compensation -- The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network, as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

     Resale -- Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

     Route mile -- The number of miles of the telecommunications path in which fiber optic cables are installed.

     Self-healing ring -- A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes (such as customer premises). Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

     Special access services -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     Switched access transport services -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

     Switched traffic -- Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

     Unbundled Access -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
MCLEOD, INC. AND SUBSIDIARIES
  Independent Auditor's Report.......................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
     (Unaudited).....................................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994
     and 1995 and the six months ended June 30, 1995 and 1996 (Unaudited)............   F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1993, 1994 and 1995 and the six months ended June 30, 1996 (Unaudited)..........   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
     and 1995 and the six months ended June 30, 1995 and 1996 (Unaudited)............   F-6
  Notes to Consolidated Financial Statements.........................................   F-7
MWR TELECOM, INC.
  Independent Auditor's Report.......................................................  F-20
  Statements of Income for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995...........................  F-21
  Statements of Stockholder's Equity for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995.......................  F-22
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995.......................  F-23
  Notes to Financial Statements......................................................  F-24
RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY
  Independent Auditor's Report.......................................................  F-27
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
     (Unaudited).....................................................................  F-28
  Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
     1995 and the six months ended June 30, 1995 and 1996 (Unaudited)................  F-29
  Consolidated Statements of Redeemable Common Stock and Warrants and Common
     Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and
     1995 and the six months ended June 30, 1996 (Unaudited).........................  F-30
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996 (Unaudited)............  F-32
  Notes to Consolidated Financial Statements.........................................  F-33
TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES
  Independent Auditor's Report.......................................................  F-40
  Consolidated Balance Sheets as of August 31, 1995 and 1996.........................  F-41
  Consolidated Statements of Income for the years ended August 31, 1994,
     1995 and 1996...................................................................  F-42
  Consolidated Statements of Stockholders' Equity for the years ended August 31,
     1994, 1995 and 1996.............................................................  F-43
  Consolidated Statements of Cash Flows for the years ended August 31, 1994,
     1995 and 1996...................................................................  F-44
  Notes to Consolidated Financial Statements.........................................  F-46

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
McLeod, Inc.
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of McLeod, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McLeod, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 28, 1996, except
for Note 11, as to
which the date is
May 29, 1996

                         MCLEOD, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                              ----------------------------        JUNE 30,
                                                                                 1994             1995              1996
                                                                              -----------      -----------      ------------
                                                                                                                (UNAUDITED)
                                             ASSETS (NOTE 3)
Current Assets
  Cash and cash equivalents................................................   $   --           $   --           $232,019,068
  Trade receivables, less allowance for doubtful accounts and
    discounts 1994 $84,000; 1995 $219,000; 1996 $289,000 (Note 2)..........     2,723,249        6,689,069        12,975,005
  Inventory................................................................     1,930,208        2,638,829         3,075,351
  Prepaid expenses and other...............................................       208,776          295,689         1,458,181
                                                                              -----------      -----------      ------------
        TOTAL CURRENT ASSETS...............................................     4,862,233        9,623,587       249,527,605
                                                                              -----------      -----------      ------------
Property and Equipment
  Land.....................................................................       310,917          310,917           309,539
  Telecommunication networks...............................................       922,769        7,696,101        14,870,155
  Equipment................................................................     4,328,732        6,100,470        10,538,142
  Networks in progress (Note 2)............................................       --             3,115,361        12,841,810
                                                                              -----------      -----------      ------------
                                                                                5,562,418       17,222,849        38,559,646
  Less accumulated depreciation............................................       846,203        2,144,615         3,337,089
                                                                              -----------      -----------      ------------
                                                                                4,716,215       15,078,234        35,222,557
                                                                              -----------      -----------      ------------
Intangibles and Other Assets
  Deferred line installation costs, less accumulated amortization
    1994 $126,000; 1995 $518,000; 1996 $737,000............................     1,010,704        1,424,685         1,705,252
  Goodwill, less accumulated amortization 1995 $117,000; 1996 $205,000.....       --             2,525,091         2,436,333
  Other....................................................................        97,544          334,855           407,746
                                                                              -----------      -----------      ------------
                                                                                1,108,248        4,284,631         4,549,331
                                                                              -----------      -----------      ------------
                                                                              $10,686,696      $28,986,452      $289,299,493
                                                                              ===========      ===========      ============
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable.........................................................   $ 1,689,216      $ 5,832,543      $ 14,848,252
  Checks issued not yet presented for payment..............................        34,115          918,932           --
  Accrued payroll and payroll related expenses.............................     1,216,144        1,954,621         2,503,400
  Other accrued liabilities................................................       239,669          874,916         1,653,497
  Deferred revenue, current portion........................................        24,107          134,325           602,664
                                                                              -----------      -----------      ------------
        TOTAL CURRENT LIABILITIES..........................................     3,203,251        9,715,337        19,607,813
                                                                              -----------      -----------      ------------
Long-Term Debt (Note 3)....................................................     3,500,000        3,600,000           --
                                                                              -----------      -----------      ------------
Deferred Revenue, less current portion.....................................       692,263          713,173         3,762,281
                                                                              -----------      -----------      ------------
Commitments (Notes 2, 3 and 4)
Stockholders' Equity (Notes 3, 6, 7 and 11)
  Capital stock:
    Preferred, Class A, $5.50 par value; authorized 1,150,000 shares; none
      issued...............................................................       --               --                --
    Preferred, $.01 par value; authorized 2,000,000 shares; none issued;
      terms determined upon issuance.......................................       --               --                --
    Common, Class A, $.01 par value; authorized 75,000,000 shares; issued
      1994 14,478,481 shares; 1995 16,387,081 shares; 1996 30,210,519
      shares...............................................................       144,785          163,871           302,105
    Common, Class B, convertible, $.01 par value; authorized 22,000,000 shares; issued 1994 7,670,457 shares; 1995 and 1996 15,625,929
      shares...............................................................        76,705          156,259           156,259
  Additional paid-in capital...............................................    17,253,105       40,117,164       299,833,502
  Accumulated deficit......................................................   (14,150,413)     (25,479,352)      (34,362,467)
  Cost of common stock reacquired for the treasury, 1994 22,500 shares;
    1995 and 1996 none.....................................................       (33,000)         --                --
                                                                              -----------      -----------      ------------
                                                                                3,291,182       14,957,942       265,929,399
                                                                              -----------      -----------      ------------
                                                                              $10,686,696      $28,986,452      $289,299,493
                                                                              ===========      ===========      ============

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                        JUNE 30,
                                      ----------------------------------------------    --------------------------
                                          1993            1994             1995            1995           1996
                                      ------------    -------------    -------------    -----------    -----------
                                                                                                (UNAUDITED)
Telecommunications revenue (Note
  2)................................  $  1,550,098    $   8,014,093    $  28,997,880    $11,418,728    $26,405,823
                                      ------------    -------------    -------------    -----------    -----------
Operating expenses:
  Cost of service...................     1,527,658        6,211,783       19,667,138      7,628,002     18,723,990
  Selling, general and
    administrative..................     2,389,890       12,373,411       18,053,431      8,289,459     13,976,310
  Depreciation and amortization.....       235,013          771,879        1,835,127        763,238      2,572,849
                                      ------------    -------------    -------------    -----------    -----------
         TOTAL OPERATING EXPENSES...     4,152,561       19,357,073       39,555,696     16,680,699     35,273,149
                                      ------------    -------------    -------------    -----------    -----------
         OPERATING LOSS.............    (2,602,463)     (11,342,980)     (10,557,816)    (5,261,971)    (8,867,326)
Financial income (expense):
  Interest income...................       162,846          145,193          138,691         27,510        504,890
  Interest (expense)................            --         (218,175)        (909,814)      (487,396)      (520,679)
                                      ------------    -------------    -------------    -----------    -----------
         LOSS BEFORE INCOME TAXES...    (2,439,617)     (11,415,962)     (11,328,939)    (5,721,857)    (8,883,115)
Income taxes (Note 5)...............            --               --               --             --             --
                                      ------------    -------------    -------------    -----------    -----------
         NET LOSS...................  $ (2,439,617)   $ (11,415,962)   $ (11,328,939)   $(5,721,857)   $(8,883,115)
                                      ============    =============    =============    ===========    ===========
Loss per common and common
  equivalent share (Note 11)........  $      (0.08)   $       (0.31)   $       (0.31)   $     (0.15)   $     (0.23)
                                      ============    =============    =============    ===========    ===========
Weighted average common and common
  equivalent shares outstanding
  (Note 11).........................    29,655,063       36,369,916       37,054,744     37,054,553     38,511,720
                                      ============    =============    =============    ===========    ===========

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTES 3, 6, 7 AND 11)
       YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

                                              CAPITAL STOCK
                                    ---------------------------------
                                                        COMMON            ADDITIONAL
                                                 --------------------      PAID-IN       ACCUMULATED     TREASURY
                                    PREFERRED    CLASS A     CLASS B       CAPITAL         DEFICIT        STOCK         TOTAL
                                    ---------    --------    --------    ------------    ------------    --------    ------------
Balance, December 31, 1992.......   $            $    188    $     --    $      4,812    $   (294,834)   $     --    $   (289,834)
 Net loss........................          --          --          --              --      (2,439,617)         --      (2,439,617)
 Issuance of 11,975,010 shares of
   Class A
   common stock..................          --     119,750          --       6,045,575              --          --       6,165,325
 Issuance of 5,625,000
   shares of Class B
   common stock..................                      --      56,250       4,443,750              --          --       4,500,000
                                     --------    --------    --------    ------------    ------------    --------    ------------
Balance, December 31, 1993.......          --     119,938      56,250      10,494,137      (2,734,451)         --       7,935,874
 Net loss........................          --          --          --              --     (11,415,962)         --     (11,415,962)
 Issuance of 2,484,720
   shares of Class A
   common stock..................          --      24,847          --       3,604,420              --          --       3,629,267
 Issuance of 2,045,457
   shares of Class B
   common stock..................          --          --      20,455       2,979,548              --          --       3,000,003
 Purchase of 22,500 shares
   of common stock for the
   treasury......................          --          --          --              --              --     (33,000)        (33,000)
 Amortization of fair value of
   stock options issued to
   non-employees (Note 3)........          --          --          --         175,000              --          --         175,000
                                    ---------   ---------    --------    ------------    ------------    --------    ------------
Balance, December 31, 1994.......          --     144,785      76,705      17,253,105     (14,150,413)    (33,000)      3,291,182
 Net loss........................          --          --          --              --     (11,328,939)         --     (11,328,939)
 Issuance of 1,908,600
   shares of Class A
   common stock..................          --      19,086          --       4,278,164              --          --       4,297,250
 Issuance of 4,279,414
   shares of Class B
   common stock..................          --          --      42,794       9,652,258              --          --       9,695,052
 Issuance of 3,676,058
   shares of Class B
   common stock in connection
   with the acquisition of MWR
   Telecom Inc. (Note 9).........          --          --      36,760       8,295,637              --          --       8,332,397
 Reissuance of 22,500 shares of
   treasury stock................          --          --          --           6,000              --      33,000          39,000
 Amortization of fair value of
   stock options issued to
   non-employees (Note 3)........          --          --          --         632,000              --          --         632,000
                                    ---------   ---------    --------    ------------    ------------    --------    ------------
Balance, December 31, 1995.......          --     163,871     156,259      40,117,164     (25,479,352)         --      14,957,942
 Net loss (Unaudited)............          --          --          --              --      (8,883,115)         --      (8,883,115)
 Issuance of 13,823,438
   shares of Class A
   common stock (Unaudited)......          --     138,234          --     258,493,171              --          --     258,631,405
 Amortization of fair value of
   stock options issued to
   non-employees (unaudited)
   (Note 3)......................          --          --          --         341,167              --          --         341,167
 Amortization of compensation
   expense related to stock
   options (unaudited) (Note
   6)............................          --          --          --         882,000              --          --         882,000
                                    ---------   ---------    --------    ------------    ------------    --------    ------------
Balance, June 30, 1996
 (Unaudited).....................   $      --    $302,105    $156,259    $299,833,502    $(34,362,467)   $     --    $265,929,399
                                    =========    ========    ========    ============    ============    ========    ============

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                                 ----------------------------------------------    ------------------------------
                                                     1993            1994             1995             1995             1996
                                                 ------------    -------------    -------------    -------------    -------------
                                                                                                            (UNAUDITED)
Cash Flows from Operating Activities
  Net loss.....................................  $ (2,439,617)   $ (11,415,962)   $ (11,328,939)   $  (5,721,857)   $  (8,883,115)
  Adjustments to reconcile net loss to net cash
    (used in)
    operating activities:
    Depreciation...............................       230,321          632,472        1,299,381          560,187        1,197,499
    Amortization...............................         4,692          314,407        1,167,746          460,051        1,716,515
    Changes in assets and liabilities, net of
      effects of purchase of MWR Telecom Inc.
      (Note 9):
      (Increase) in trade receivables..........      (200,813)      (2,272,436)      (3,574,894)        (906,170)      (6,285,935)
      (Increase) in inventory..................    (1,739,861)        (184,845)        (269,128)         (92,023)        (436,522)
      (Increase) in deferred line installation
        costs..................................       --            (1,136,504)        (806,146)        (445,875)        (500,009)
      Increase in accounts payable and accrued
        expenses...............................       827,230        2,000,753        4,095,478        1,343,620        7,003,339
      Increase (decrease) in deferred
        revenue................................       --               716,370            8,749          (14,263)       3,517,448
      Other, net...............................      (134,104)         (16,302)         (70,026)        (194,917)      (1,167,521)
                                                  -----------     ------------     ------------     ------------     ------------
        NET CASH (USED IN) OPERATING
          ACTIVITIES...........................    (3,452,152)     (11,362,047)      (9,477,779)      (5,011,247)      (3,838,301)
                                                  -----------     ------------     ------------     ------------     ------------
Cash Flows from Investing Activities
  Purchase of property and equipment...........    (1,940,893)      (3,363,223)      (5,272,248)        (564,069)     (17,997,066)
  Other........................................       152,019          (78,773)        (266,092)        (267,749)        (258,038)
                                                  -----------     ------------     ------------     ------------     ------------
        NET CASH (USED IN) INVESTING
          ACTIVITIES...........................    (1,788,874)      (3,441,996)      (5,538,340)        (831,818)     (18,255,104)
                                                  -----------     ------------     ------------     ------------     ------------
Cash Flows from Financing Activities
  Increase (decrease) in checks issued not yet
    presented for payment......................       --                34,115          884,817          (34,115)        (918,932)
  Proceeds from line of credit agreement.......       --             8,400,000       42,200,000       36,100,000       47,900,000
  Payments on line of credit agreement.........       --            (4,900,000)     (42,100,000)     (37,800,000)     (51,500,000)
  Net proceeds from issuance of common stock...     9,857,908        6,629,270       13,992,302       14,000,000      258,631,405
  Reissuance (purchase) of treasury stock......       --               (33,000)          39,000           39,000         --
                                                  -----------     ------------     ------------     ------------     ------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES...........................     9,857,908       10,130,385       15,016,119       12,304,885      254,112,473
                                                  -----------     ------------     ------------     ------------     ------------
        NET INCREASE (DECREASE) IN CASH AND
          CASH EQUIVALENTS.....................     4,616,882       (4,673,658)        --              6,461,820      232,019,068
Cash and cash equivalents:
  Beginning....................................        56,776        4,673,658         --               --               --
                                                  -----------     ------------     ------------     ------------     ------------
  Ending.......................................  $  4,673,658    $    --          $    --          $   6,461,820    $ 232,019,068
                                                  ===========     ============     ============     ============     ============
Supplemental Disclosure of Cash Flow
  Information
  Cash payment for interest, net of interest
    capitalized 1993 and 1994 none; 1995
    $61,914;
    1996 $204,056..............................  $    --         $      35,345    $     260,922    $     227,782    $     408,291
                                                  ===========     ============     ============     ============     ============
Supplemental Schedule of Noncash Investing and
  Financing Activities
  Conversion of stockholder advances
    into 3,027,814 shares of Class A common
    stock......................................  $    807,417
                                                  ===========
  Accounts payable incurred for property and
    equipment..................................  $    111,582    $     141,022    $   1,233,779    $      66,548    $   4,573,509
                                                  ===========     ============     ============     ============     ============
  Acquisition of MWR Telecom Inc. (Note 9):
    Working capital acquired, net..............                                   $     392,508    $     392,508
    Fair value of other assets acquired,
      principally fiber optic telecommunication
      networks.................................                                       5,298,082        5,298,082
    Goodwill...................................                                       2,641,807        2,641,807
                                                                                   ------------     ------------
    Stock issued...............................                                   $   8,332,397    $   8,332,397
                                                                                   ============     ============

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company is a diversified telecommunications company that provides a broad range of products and services to business and residential customers and government agencies in Iowa and Illinois. The Company's services primarily include local and long distance telephone services, communication services between interexchange carriers and customers and maintenance and installation services on fiber optic telecommunication networks. The Company's business is highly competitive and is subject to various federal, state and local regulations.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies is as follows:

     Principles of consolidation: The accompanying financial statements include those of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany items and transactions have been eliminated in consolidation.

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents is approximately $219,400,000 consisting of a 30 day U.S. Treasury Bill. This security is classified as held to maturity and the fair market value approximates amortized cost.

     Inventory: Inventory is carried principally at the lower of average cost or market and consists primarily of new and reusable parts to maintain and build fiber optic networks. Inventories of approximately $1.6 million used to support a maintenance agreement are amortized on a straight-line basis over the 10-year life of the agreement (see Note 2).

     Property and equipment: Property and equipment is stated at cost. Construction costs, including interest, are capitalized during the installation of fiber optic telecommunication networks. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
                Telecommunication networks...........................   15
                Equipment............................................   2-7

     The Company's telecommunications networks are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes in the estimated economic lives of these assets.

     Deferred line installation costs: Deferred line installation costs include costs incurred in the establishment of local access lines for customers and are being amortized on the straight-line method over the life of the average customer contract as cost of telecommunications services. The contracts' terms do not exceed 60 months.

     Goodwill: Goodwill resulting from an acquisition is being amortized over 15 years using the straight-line method and is periodically reviewed for impairment based upon an assessment of future operations to ensure that it is appropriately valued.

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Income tax matters: The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Deferred revenue: Amounts received in advance under long-term leases of fiber optic telecommunication networks are recognized as revenue on a straight-line basis over the life of the leases.

     Revenue recognition: Revenues for local and long-distance services are recognized when subscribers use telecommunication services. The revenue from long-term leases of fiber optic telecommunication networks is recognized over the term of the lease. Base annual revenue for telecommunication contract maintenance is recognized on a straight line basis over the term of the contract. Additional services provided under these contracts are recognized as the services are performed.

     Cost of service: Includes local and long-distance services purchased primarily from two Regional Bell Operating Companies and one interexchange carrier and the cost of operating the Company's fiber optic telecommunication networks. The agreement with the interexchange carrier requires minimum monthly purchase and minutes-of-usage commitments.

     Stock options issued to employees: Compensation expense for stock issued through stock option plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued for Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     The estimated market value used for the stock options granted was determined on a periodic basis by the Company's Board of Directors prior to the Company's initial public offering on June 10, 1996 (see Note 11). Subsequent to the Company's initial public offering, the market value used for stock options granted is based upon the closing price of the Class A common stock on the day before the grant date.

     Stock options issued to non-employees: The Company uses the Black-Scholes model to determine the fair value of the stock options issued to non-employees at the date of grant. This amount is amortized to expense over the vesting period of the options.

     Loss per common and common equivalent share: Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock issued and stock options granted with exercise prices below the assumed initial public offering price during the twelve-month period preceding the effective date of the Registration Statement have been included in the calculation as if they were outstanding for all years presented.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial statements.

     Fair value of financial instruments: The carrying amount of long-term debt approximates fair value because these obligations bear interest at current rates.

     Interim Financial Information (unaudited): The financial statements and notes related thereto as of June 30, 1996, and for the six month periods ended June 30, 1995 and 1996, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2.  MAJOR CUSTOMER AND COMMITMENTS

     During 1992, the Company obtained an assignment of a contract covering the maintenance and operations responsibilities for the State of Iowa Fiber Optic Communications Network through October 2004. The annual fee for performing this maintenance is adjusted annually by the change in the Consumer Price Index and for additions to the network. The revenue from this and related contracts amounted to approximately $1,550,000, $3,407,000 and $4,937,000 for 1993, 1994
and 1995, respectively. In addition, the Company had additional revenues from this customer during 1995 of approximately $403,000. Trade receivables include approximately $1,147,000 and $2,143,000 from this customer at December 31, 1994 and 1995, respectively.

     During 1995, the Company was awarded contracts from the State of Iowa to build 265 fiber optic telecommunication network segments throughout the State of Iowa. Upon completion of each segment, the Company will receive approximately $115,000 for a seven year lease for certain capacity on that segment. The Company will recognize this revenue of approximately $30,475,000 on a straight-line basis over the term of the lease based on the relationship of individual segment costs to total projected costs. As of December 31, 1995, no revenue had been recognized under these contracts.

     The Company estimates that minimum future construction costs required to fulfill its obligations under the 1995 contract with the State of Iowa would be approximately $34,000,000. The Company, however, expects that its actual construction costs will be higher with respect to such network segments, because the Company is adding more fiber and route miles than is contractually required

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 2.  MAJOR CUSTOMER AND COMMITMENTS -- (CONTINUED)

with respect to such construction, in order to optimize the design of its network. In addition, the Company estimates that it will incur additional construction costs of approximately $2,000,000 to complete two other fiber optic telecommunication networks in process. The Company presently anticipates that the costs to complete these projects will be incurred as follows:

                1996..........................................  $ 20,400,000
                1997..........................................    11,800,000
                1998..........................................     3,400,000
                1999..........................................       400,000
                                                                ------------
                                                                $ 36,000,000*
                                                                ============

---------------
* At December 31, 1995, the Company had actual remaining contractual commitments of approximately $8,700,000 for costs associated with the construction of fiber optic telecommunications networks. Subsequent to December 31, 1995, the Company entered into $4,000,000 of similar construction contracts.

     The Company plans to finance the completion of these contracts with the above mentioned revenues and external financing.

NOTE 3.  PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS

     At December 31, 1995, the Company had a line of credit agreement with The First National Bank of Chicago under which it may borrow up to a total of $20,000,000. The agreement expires on May 16, 1998 with a one year extension upon mutual agreement. The Company is required to maintain a $2,000,000 term life insurance policy on the chief executive officer and a $1,000,000 term life insurance policy on the chief operating officer. Proceeds from the policies are pledged as collateral under this agreement. Additionally, the agreement contains various restrictive covenants, including, among others, ones which prohibit the payment of any dividends, limit additional indebtedness, limit the annual repurchase of stock by the Company and require the Company to maintain a financial ratio. At December 31, 1995, the Company was in compliance with all covenants.

     The agreement is structured as follows:

                                          DECEMBER 31, 1995           BORROWINGS AT DECEMBER 31,
                                               MAXIMUM          ---------------------------------------
                                           BORROWING LIMIT            1994                  1995
                                          -----------------     -----------------     -----------------
        Facility A.....................      $ 6,000,000               $3,500,000            $3,600,000
        Facility B.....................        6,000,000                       --                    --
        Facility C.....................        8,000,000                       --                    --
                                             -----------               ----------            ----------
                  Total................      $20,000,000               $3,500,000            $3,600,000
                                             ===========               ==========            ==========

     Facility A: The interest rate is effective on the date of the borrowings and may be designated by the Company as either (1) the higher of the prime rate or Federal Funds effective rate plus 0.5% or (2) London Interbank Offered Rate plus 0.375%. The Company also pays a facilities fee of 0.1875% per annum on the average daily commitment.

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 3.  PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS -- (CONTINUED)

     Borrowings under Facility A are unsecured and are guaranteed by a stockholder which requires a 1% annual fee on the maximum borrowing limit. At the inception of the agreement, the stockholder was granted 1,875,000 Class B common stock options at $1.47 per share, the estimated market price at that date. The options vest quarterly at the rate of 93,750 shares. Vesting would be reduced if the maximum borrowing limit amount is reduced. The options are exercisable for five years from the date the last options are vested. As of December 31, 1995, 562,500 stock options are vested.

     In the event of a default under Facility A, the Company must issue to the guarantor shares of $5.50 par value preferred stock equal to the payment made by the guarantor divided by $5.50.

     Facility B: The interest rate is effective on the date of the borrowings at the higher of the prime rate plus 0.25% or Federal Funds effective rate plus 0.75%. The effective rate at March 31, 1996 is 8.50%. The Company also pays an annual facilities fee of 0.25% on the average daily commitment. Borrowings under Facility B are limited based on the Company's borrowing base which includes trade receivables and inventories. The borrowings under Facility B are collateralized by trade receivables and inventory. As of December 31, 1995, the maximum borrowing limit was available to the Company.

     In March 1996, the Bank and the Company agreed to increase the maximum borrowing limit under Facility B from $6,000,000 to $10,000,000.

     Facility C: The Company can borrow under this facility if the aggregate borrowings are in excess of the Facility A maximum borrowing amount plus the borrowing base of Facility B. The interest rate is the higher of the prime rate plus 0.75% or Federal Funds effective rate plus 1.25% on the date of the borrowing. The borrowings under Facility C are collateralized by trade receivables and inventory.

     Upon the use of Facility C, the Company pays an annual facilities fee of 0.5% on the average daily commitment. In addition, Facility C is then guaranteed by a stockholder which requires an annual fee equal to 0.5% of the difference between the actual borrowing on Facility C and the total borrowing base attributable to Facility C, which includes trade receivables and inventories.

     Facility C was activated in 1995, upon which the Company granted to the stockholder 1,912,500 Class B common stock options at $2.27 per share, the estimated market price at that date. The options vest quarterly at the rate of 112,500 shares. Vesting would be reduced if the maximum borrowing limit amount is reduced. The options are exercisable for five years from the date the last options are vested. As of December 31, 1995, 225,000 stock options are vested.

     In the event of a default under Facility C, the Company must issue to the guarantor shares of $5.50 par value preferred stock equal to the payment made by the guarantor divided by $5.50.

     Stock Options: The Company has used the Black-Scholes model to value the options issued under Facility A and C. The total value of the options under Facility A and C was approximately $1,400,000 and $2,000,000, respectively, at the date of issuance.

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 3.  PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS -- (CONTINUED)

     Interest expense for the years ended December 31, 1994 and 1995 is composed of the following:

                                          1994                                                      1995
                  -----------------------------------------------------     -----------------------------------------------------
                  FACILITY A     FACILITY B     FACILITY C      TOTAL       FACILITY A     FACILITY B     FACILITY C      TOTAL
                  ----------     ----------     ----------     --------     ----------     ----------     ----------     --------
Amounts to
 bank.........     $  26,706       $--            $--          $ 26,706      $ 253,701      $ 29,750       $  --         $283,451
Facility
 fee..........         7,058        9,411                        16,469         11,250        15,000          30,027       56,277
Capitalized
 interest.....        --            --             --             --           (61,914)       --              --          (61,914)
Amortization
 of fair value
 of
 stock options
 issued to
 non-employees...    175,000        --             --           175,000        280,000        --             352,000      632,000
                   ---------     --------       --------       --------      ---------      ---------      ---------     --------
                   $ 208,764       $9,411         $--          $218,175      $ 483,037      $ 44,750       $ 382,027     $909,814
                   =========     ========       ========       ========      =========      ========       =========     ========
Effective
 average
 interest
 rate.........         46.8%        **             **                            15.9%         13.7%          **
                   =========     ========       ========                      ========      ========        ========

---------------
** No amounts borrowed during the year.

     In March 1996, a Second Credit Facility for $8,000,000 was established. The borrowings under the Second Credit Facility are unsecured and bear interest at a rate equal to 1% over the higher of the prime rate or the Federal Funds effective rate plus 0.5%. The Company also must pay a facilities fee of 1% on the average daily commitment. At such time as the Company issues equity or debt for cash, the amount of the Second Credit Facility commitment is reduced by an amount equal to 100% of the net cash proceeds from such issuance and any amounts due at that time must be reduced down to the new commitment amount.

     A portion of the proceeds from the Company's initial public offering on June 10, 1996 (see Note 11) was used to pay off all existing indebtedness on the Company's credit facilities, which were subsequently cancelled. In addition, the guarantees on Facility A and C were cancelled, which terminated the vesting of the Class B common stock options granted in conjunction with the guarantees. At June 30, 1996, a total of 1,300,688 Class B common stock options are vested.

NOTE 4.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Company leases its facilities under noncancellable agreements, which expire at various times through March 2001. These agreements require various monthly rentals plus the payment of applicable property taxes, maintenance and insurance. The Company also leases vehicles and equipment under agreements which expire at various times through December 2001 and require various monthly rentals.

     The total minimum rental commitment at December 31, 1995 under the leases mentioned above is as follows:

                1996............................................  $1,549,000
                1997............................................   1,047,000
                1998............................................     534,000
                1999............................................     454,000
                2000............................................     411,000
                Thereafter......................................     305,000
                                                                  ----------
                                                                  $4,300,000
                                                                  ==========

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 4.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE -- (CONTINUED)

     The total rental expense included in the consolidated statements of operations for 1993, 1994 and 1995 is approximately $125,000, $622,000 and $1,558,000, respectively, which also includes short-term rentals for office facilities.

NOTE 5.  INCOME TAX MATTERS

     Net deferred taxes consist of the following components as of December 31, 1994 and 1995:

                                                                 1994           1995
                                                              ----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards......................  $5,306,000     $ 9,681,000
      Accruals and reserves not currently deductible........     607,000         529,000
      Deferred revenues.....................................     290,000         301,000
      Other.................................................       8,000          17,000
                                                              ----------     -----------
                                                               6,211,000      10,528,000
      Less valuation allowance..............................   5,411,000       8,418,000
                                                              ----------     -----------
                                                                 800,000       2,110,000
                                                              ----------     -----------
    Deferred tax liabilities:
      Deferred line installation cost.......................     404,000         570,000
      Property and equipment................................     396,000       1,540,000
                                                              ----------     -----------
                                                                 800,000       2,110,000
                                                              ----------     -----------
                                                              $   --         $   --
                                                              ==========     ===========

     During 1995, the Company increased the valuation allowance to $8,418,000 on the deferred tax assets. A valuation allowance has been recognized to offset the related net deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards. The Company has available net operating loss carryforwards totaling approximately $24 million, which expire in various amounts in the years 2008 to 2010.

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for 1993, 1994 and 1995 due to the following:

                                                  1993           1994            1995
                                                ---------     -----------     -----------
    Computed "expected" tax (benefit).........  $(854,000)    $(3,934,000)    $(3,744,000)
    Increase (decrease) in income taxes
      resulting from:
      Change in valuation allowance...........    789,000       4,622,000       3,007,000
      Deferred tax rate differential on
         temporary differences................    104,000        (656,000)        739,000
      Other...................................    (39,000)        (32,000)         (2,000)
                                                ---------     -----------     -----------
                                                $  --         $   --          $   --
                                                =========     ===========     ===========

NOTE 6.  STOCK OPTION PLAN AND SUBSEQUENT EVENTS

     The Company has reserved 5,471,630 and 12,071,899 shares of Class A common stock for issuance to key employees and directors under certain employee and director stock option plans at

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 6.  STOCK OPTION PLAN AND SUBSEQUENT EVENTS (CONTINUED)

December 31, 1995 and June 30, 1996, respectively, which have been approved by the Board of Directors. Options are granted at prices equal to the fair market value on the dates of grant as determined by the Company's Board of Directors. Subsequent to the Company's initial public offering on June 10, 1996 (see Note
11), the market value of the options is based on the closing price of the Class A common stock on the day before the grant date. Under the 1992, 1993 and Director stock option plans, all options granted become exercisable at a rate of 25% per year, on a cumulative basis. Under the 1995 stock option plan, all options, except for options issued to the Company's chairman and chief executive officer, become exercisable at a rate of 25% per year, on a cumulative basis, beginning five years from the date of grant. The options issued to the Company's chairman and chief executive officer vest at a rate of 20% per year, on a cumulative basis.

     Other pertinent information related to the plans is as follows:

                                                                SHARES      OPTION PRICE
                                                               ---------   --------------
    Outstanding at January 1, 1993...........................  1,004,394   $0.27 - $ 0.29
      Granted................................................  1,564,414    0.80 -   1.07
                                                               ---------
    Outstanding at December 31, 1993.........................  2,568,808    0.27 -   1.07
      Granted................................................    786,113    1.47 -   1.73
      Forfeited..............................................   (232,691)   0.80 -   1.73
                                                               ---------
    Outstanding at December 31, 1994.........................  3,122,230    0.27 -   1.73
      Granted................................................  2,006,273    1.73 -   2.67
      Exercised..............................................    (11,532)   0.27 -   1.07
      Forfeited..............................................   (247,923)   1.07 -   2.27
                                                               ---------
    Outstanding at December 31, 1995.........................  4,869,048    0.27 -   2.67
      Granted................................................  2,423,143    2.67 -  23.75
      Exercised..............................................    (23,438)   0.80 -   1.73
      Forfeited..............................................   (193,004)   1.07 -   2.67
                                                               ---------
    Under option, June 30, 1996..............................  7,075,749   $0.27 - $23.75
                                                               =========

                                                          DECEMBER 31,
                                                --------------------------------   JUNE 30,
                                                  1993       1994        1995        1996
                                                --------   ---------   ---------   ---------
                                                        NUMBER OF SHARES
    Available for grant, end of year..........   393,692     590,270     591,988   4,996,150
                                                 =======   =========   =========   =========
    Options exercisable, end of year..........   251,100   1,035,143   1,580,989   1,876,461
                                                 =======   =========   =========   =========

     The Company issued 965,166 and 688,502 of stock options in January and February 1996. The estimated fair market value of these options at the date of grant was later determined to exceed the exercise price by $4,170,000 and $5,020,000, respectively. As a result, the Company will be required to amortize approximately $9,190,000 over the vesting period of these options. The amortization for the six months ended June 30, 1996 was approximately $882,000.

     On April 30, 1996, the stockholders approved the Amended and Restated Directors Stock Option Plan, the 1996 Employee Stock Option Plan and the Employee Stock Purchase Plan (see Note 11).

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 6.  STOCK OPTION PLAN AND SUBSEQUENT EVENTS (CONTINUED)

     In addition, the Company has reserved 3,787,500 shares of Class B common stock at December 31, 1995 for issuance to a stockholder which has guaranteed a debt agreement. As discussed in Note 3, the vesting of these options was terminated upon cancellation of the credit facilities and the related guarantees, and at June 30, 1996, 1,300,688 shares of Class B common stock are reserved for issuance upon exercise of these vested options.

NOTE 7.  INVESTMENT AGREEMENT AND PREFERRED STOCK INFORMATION

     The Company has an investment agreement under which the Company issued 7,344,964 shares of Class A common stock and 15,625,929 shares of Class B common stock as of December 31, 1995. All Class B common stock has rights identical to Class A common stock other than their voting rights, which are equal to .40 vote per share. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder. The agreement also restricts the payment of any dividends and redemption of stock without the prior consent of five-sevenths of the Company's Board of Directors. On April 1, 1996, the stockholders agreed to terminate the investment agreement and enter into a new Investor Agreement, which became effective on June 10, 1996, the effective date of the Registration Statement filed in connection with the Company's initial public offering (see Note 11).

     The Company has authorized but not issued 1,150,000 shares of $5.50 par value redeemable Class A preferred stock. If issued, holders of the Class A preferred stock would be entitled to nominate, vote and elect two additional members to the Company's Board of Directors and to receive cash dividends on the par value of the stock at the New York prime plus two percent. Such dividends are cumulative.

NOTE 8.  RETIREMENT PLAN

     The Company has a 401(k) profit-sharing plan available to employees who have completed one year of service and have worked 1,000 hours during the year. The Company's contribution is discretionary. The Company contributed approximately none, $12,000 and $44,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 9.  ACQUISITION

     On April 28, 1995, the Company issued 3,676,058 shares or approximately $8.3 million of the Company's Class B common stock in exchange for all of the outstanding common stock of MWR Telecom Inc. (MWR). In addition, the Company granted an option to the seller to purchase 3,529,414 shares of Class B common stock for $2.27 per share. This option was exercised on June 15, 1995.

     MWR provides fiber optics telecommunication services between interexchange carriers and their customers primarily in the Des Moines, Iowa area. The goodwill acquired of approximately $2.6 million is being amortized over 15 years by the straight-line method. The acquisition has been accounted for as a purchase and results of operations since the date of acquisition are included in the 1995 consolidated financial statements.

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 9.  ACQUISITION (CONTINUED)

     The unaudited consolidated results of operations on a pro forma basis as though MWR had been acquired as of the beginning of 1994 is as follows:

                                                                 1994           1995
                                                             ------------   ------------
    Service income.........................................  $ 10,060,000   $ 29,871,000
    Net loss...............................................   (11,070,000)   (10,561,000)
    Loss per common and common equivalent share............          (.31)          (.29)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the MWR acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

NOTE 10.  RELATED PARTY TRANSACTIONS

     During 1995, the Company entered into agreements with two stockholders that gives certain rights-of-way to the Company for the construction of its telecommunications network in exchange for capacity on the network. These agreements were renegotiated in 1996 to clarify various terms of the agreements.

     The Company provided and purchased services from various companies, the principals of which are stockholders or directors of McLeod, Inc. or are affiliates. These provided and purchased services are as follows:

                                                              1993       1994       1995
                                                            --------   --------   --------
  Telecommunications revenue..............................  $  --      $  --      $103,000
                                                            ========   ========   ========
  Operating expenses:
    Rent..................................................  $ 36,000   $ 19,000   $383,000
    Legal services........................................    91,000     79,000    147,000
    Transportation services...............................    18,000     51,000     38,000
    Advertising fees......................................     1,000     11,000     55,000
    Maintenance and installation services.................     --        51,000     36,000
    Commission expense....................................     --        11,000     31,000
    Miscellaneous expense.................................     --         3,000     23,000
    Reimbursement of general and administrative
       expenses...........................................    (6,000)   (52,000)   (38,000)
                                                            --------   --------   --------
                                                            $140,000   $173,000   $675,000
                                                            ========   ========   ========

     In addition, at March 31, 1996, the Company has two $75,000 notes receivable from officers. The notes bear interest at the applicable federal interest rate for mid-term loans and require interest only payments for two years and then annual $25,000 payments plus interest until paid in full.

NOTE 11.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     Public offering: On June 10, 1996, the Company undertook an initial public offering of Class A common stock for $276 million at $20 per share. The above amount includes an over-allotment option to sell additional shares which was exercised at the time of the initial public offering. The Company plans to use the offering proceeds to finance (i) certain development, construction and

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 11.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED)

operating costs of the Company's fiber optic network, (ii) to fund market expansion activities of the telemanagement business, (iii) to repay borrowings and (iv) for additional working capital and general corporate purposes.

     Recapitalization: In March 1996, the Company's Board of Directors authorized a restatement of its Articles of Incorporation increasing the authorized Class A common stock from 15,000,000 shares of $.01 par value stock to 75,000,000 shares of $.01 par value stock and increasing the authorized Class B common stock from 15,000,000 shares of $.01 par value stock to 22,000,000 shares of $.01 par value stock. The restated Articles of Incorporation also authorizes the Board of Directors to issue up to 2,000,000 shares of $.01 par value preferred stock. The terms of the preferred stock are determined at the time of issuance. The Board of Directors also declared a 3.75 to 1 stock split for both the Class A and Class B common stock which was effected in the form of a stock dividend. All references to share and per share amounts give retroactive effect to this stock split and recapitalization.

     Investor agreement: On April 1, 1996, the stockholders entered into an Investor Agreement, which became effective on June 10, 1996, the effective date of the Registration Statement filed in connection with the Company's initial public offering. This agreement provides for the election of directors designated by certain principal stockholders and prevents certain principal stockholders from disposing of any equity securities of the Company for a period of two years unless consented to by the Board of Directors. In addition, certain principal stockholders agreed that for a period of three years they will not acquire any securities or options issued by the Company, except as allowed by previous agreements or by the Board of Directors.

     Employee benefit plans: On April 30, 1996, the Company's stockholders approved the Amended and Restated Directors Stock Option Plan, the 1996 Employee Stock Option Plan and the Employee Stock Purchase Plan. A summary of these plans follows:

          Amended and Restated Directors Stock Option Plan -- The Directors Stock Option Plan ("Directors Plan") was amended and restated to be a "formula" plan under which each eligible non-employee director who subsequently commences service as a director will be granted an initial option to purchase 10,000 shares of Class A common stock. An additional option to purchase 5,000 shares of Class A common stock will be granted in each of the next two years to each eligible director who remains for the two year period. Options granted under the Directors Plan, as amended, may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option over the next three years. The Directors Plan, as amended, will terminate in 2006, unless terminated earlier by the Board of Directors.

          1996 Employee Stock Option Plan (1996 Plan) -- The 1996 Plan supersedes the 1992 Incentive Stock Option Plan, the 1993 Incentive Stock Option Plan and the 1995 Incentive Stock Option Plan. No future grants of options will be made under such Plans. The Company has reserved 4,525,000 shares for issuance under the 1996 Plan. All officers and key employees of the Company are eligible to receive grants under the 1996 Plan, provided the individual does not have more than 2,000,000 shares subject to exercise. The option price generally may not be less than 100% of the fair market value of the Class A common stock on the grant date (or 110% if the grantee beneficially owns more than 10% of the outstanding Class A common stock). The options granted terminate 10 years after the grant date (or five years after the grant

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 11.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED)

     date if the grantee beneficially owns more than 10% of the outstanding Class A common stock). The options vest over periods determined by the Compensation Committee, however, no more than $100,000 worth of stock covered by the options may become exercisable in any calendar year. The 1996 Plan will terminate in March 2006.

          Employee Stock Purchase Plan -- Under the stock purchase plan, employees may purchase up to an aggregate of 1,000,000 shares of Class A common stock through payroll deductions. Employees of the Company who have been employed more than six months and who are regularly scheduled to work more than 20 hours per week are eligible to participate in the plan, provided that they own less than five percent of the total combined voting power of all classes of stock of the Company. The purchase price for each share will be determined by the Compensation Committee but may not be less than 85% of the closing price of the shares of Class A common stock on the first or last trading day of the payroll deduction period, whichever is lower. No employee may purchase in any calendar year Class A common stock having an aggregate fair market value in excess of $25,000. Upon termination of employment, an employee other than a participating employee who is subject to Section 16(b) under the Securities Exchange Act of 1934, as amended, will be refunded all monies in his or her account and the employee's option to purchase shares will terminate. The plan will terminate in March 2006, unless terminated earlier by the Board of Directors.

     Employment, Confidentiality and Non-Competition Agreements: On May 29, 1996, the Company entered into employment, confidentiality and non-competition agreements with 37 members of senior management. The agreements with the ten senior management executive employees and 27 other senior management employees provide that during their term of employment and for a two-year and one-year period, respectively, following termination, the employees will not compete with the Company. In addition, the ten executives and 27 senior managers have each been granted options to purchase 23,000 and 11,500 shares of Class A common stock, respectively, at an exercise price generally equal to the initial public offering price per share, effective upon an initial public offering prior to December 31, 1996. The agreements provide that employees may not disclose any confidential information during or after employment.

     Change-of-Control Agreements: On May 29, 1996, the Company also entered into change-of-control agreements with the ten senior management executive employees discussed above, which provide for certain payments in connection with termination of employment after a change of control (as defined within the agreements) of the Company. The change-of-control agreements terminate on December 31, 2006 unless a change of control occurs during the six-month period prior to December 31, 2006, in which case the agreements terminate on December 31, 2007. The agreements provide that if an executive terminates his or her employment within six months after a change of control or if the executive's employment is terminated within 24 months after a change of control in accordance with the terms and conditions set forth in the agreements, the executive will be entitled to certain benefits. The benefits include cash compensation, immediate vesting of outstanding stock options and coverage under the Company's group health plan.

NOTE 12.  ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1995

     Ruffalo, Cody & Associates, Inc. -- On July 15, 1996, the Company consummated an acquisition of Ruffalo, Cody & Associates, Inc. ("Ruffalo, Cody"), from the shareholders of Ruffalo, Cody by means of a forward triangular merger pursuant to an Agreement and Plan of Reorganization, dated

                         MCLEOD, INC. AND SUBSIDIARIES

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 12.  ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED)

as of July 12, 1996 (the "Agreement"), by and among the Company, Ruffalo, Cody and certain shareholders of Ruffalo, Cody. Pursuant to the Agreement, (i) McLeod Merging Co., a newly incorporated Iowa corporation and a wholly-owned subsidiary of the Company, was merged with and into Ruffalo, Cody, with McLeod Merging Co. (which has been renamed "Ruffalo, Cody & Associates, Inc.") being the surviving corporation, (ii) the outstanding shares of Ruffalo, Cody common stock were converted into the right to receive cash and/or shares of the Company's Class A Common Stock (the "Class A Common Stock"), and (iii) the outstanding options to purchase shares of Ruffalo, Cody common stock were converted into options to purchase shares of the Class A Common Stock (the "Substitute Options"). Under the Agreement, each issued and outstanding share of Ruffalo, Cody common stock was converted into the right to receive a maximum of approximately 0.7 of a share of the Class A Common Stock.

     The Company agreed to purchase Ruffalo, Cody for a maximum aggregate purchase price of approximately $19.9 million (based on the average market price of the Class A Common Stock during the five business days before and after the acquisition date). The purchase price consisted of approximately $4.9 million in cash, 474,807 shares of Class A Common Stock issuable in exchange for Ruffalo, Cody common stock, and 158,009 shares of Class A Common Stock issuable upon the exercise of the Substitute Options. On July 15, 1996, the Company paid an aggregate of approximately $4.8 million in cash and issued 361,420 shares of Class A Common Stock to the shareholders of Ruffalo, Cody, and granted to the Ruffalo, Cody option holders Substitute Options to purchase 158,009 shares of Class A Common Stock. An additional $50,782 in cash and 113,387 shares of Class A Common Stock were placed into escrow and will be delivered (if at all) to certain of the shareholders of Ruffalo, Cody over a period of 18 months, contingent upon certain conditions relating to Ruffalo, Cody's ongoing revenues.

     Telecom*USA Publishing Group, Inc. -- On September 20, 1996, the Company acquired Telecom*USA Publishing Group, Inc. ("Telecom") pursuant to an Agreement and Plan of Reorganization. Pursuant to this agreement, (i) Telecom was merged with and into McLeod Reverse Merging Co., a newly incorporated Iowa corporation and a wholly owned subsidiary of the Company, with Telecom as the surviving corporation, (ii) each outstanding share of common stock, no par value, of Telecom was converted into the right to receive $12.75 in cash, and (iii) all outstanding non-vested options to purchase shares of Telecom common stock were replaced with a deferred compensation program.

     This acquisition resulted in a total purchase price of approximately $75.7 million. The purchase consisted of approximately $74.1 million in cash and $1.6 million resulting from the Company entering into a deferred compensation program with all holders of non-vested options to purchase shares of Telecom.

     Total Communications Systems, Inc. -- Effective September 4, 1996, the Company agreed to purchase the customer base of Total Communications Systems, Inc. for a cash purchase price of approximately $550,000.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
MWR Telecom Inc.
Cedar Rapids, Iowa

     We have audited the statements of income, stockholder's equity, and cash flows of MWR Telecom Inc. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MWR Telecom Inc. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995 in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 15, 1996

                                MWR TELECOM INC.

                         STATEMENTS OF INCOME (NOTE 7)

                                                                                       PERIOD FROM
                                                         YEARS ENDED DECEMBER 31,       JANUARY 1,
                                                        --------------------------       1995 TO
                                                           1993           1994        APRIL 28, 1995
                                                        -----------    -----------    --------------
Telecommunications revenue (Note 2)...................  $ 1,823,056    $ 2,045,597       $872,809
                                                        -----------    -----------       --------
Operating expenses:
  Cost of service.....................................      673,925        806,855        375,480
  Selling, general and administrative, including
     management fees to parent company 1993 $18,000;
     1994 $31,500; 1995 $12,000.......................      295,831        298,000         98,328
  Depreciation........................................      428,263        569,151        220,125
                                                        -----------    -----------       --------
          TOTAL OPERATING EXPENSES....................    1,398,019      1,674,006        693,933
                                                        -----------    -----------       --------
          OPERATING INCOME............................      425,037        371,591        178,876
Financial income (expense):
  Interest income, parent company and its
     affiliates.......................................       51,087         25,305          1,093
  Interest (expense), parent company and its
     affiliates.......................................     (137,068)      (252,904)       (55,820)
                                                        -----------    -----------       --------
          INCOME BEFORE INCOME TAXES..................      339,056        143,992        124,149
Income taxes (Note 4).................................      138,028         59,732         51,239
                                                        -----------    -----------       --------
          NET INCOME..................................  $   201,028    $    84,260       $ 72,910
                                                        ===========    ===========       ========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (NOTE 7)
                 YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE
                 PERIOD FROM JANUARY 1, 1995 TO APRIL 28, 1995

                                                      ADDITIONAL      RETAINED
                                           COMMON      PAID-IN        EARNINGS
                                           STOCK       CAPITAL       (DEFICIT)        TOTAL
                                           ------     ----------     ----------     ----------
Balance, December 31, 1992...............  $1,000     $1,247,031     $  (16,154)    $1,231,877
  Net income.............................     --              --        201,028        201,028
  Conversion of related party note
     payable to equity...................     --       1,200,000             --      1,200,000
                                           ------     ----------     ----------     ----------
Balance, December 31, 1993...............   1,000      2,447,031        184,874      2,632,905
  Net income.............................     --              --         84,260         84,260
  Distribution to parent company
     (Note 1)............................     --              --       (412,693)      (412,693)
                                           ------     ----------     ----------     ----------
Balance, December 31, 1994...............   1,000      2,447,031       (143,559)     2,304,472
  Net income.............................     --              --         72,910         72,910
  Conversion of related party note
     payable to equity...................     --       2,500,000             --      2,500,000
  Distribution to parent company
     (Note 1)............................     --              --       (302,435)      (302,435)
                                           ------     ----------     ----------     ----------
Balance, April 28, 1995..................  $1,000     $4,947,031     $ (373,084)    $4,574,947
                                           ======     ==========     ==========     ==========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                       STATEMENTS OF CASH FLOWS (NOTE 7)

                                                                                               PERIOD FROM
                                                                YEARS ENDED DECEMBER 31,        JANUARY 1,
                                                              ----------------------------       1995 TO
                                                                  1993            1994        APRIL 28, 1995
                                                              ------------    ------------    --------------
Cash Flows from Operating Activities
  Net income................................................  $    201,028    $     84,260      $   72,910
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................       428,263         569,151         220,125
    Deferred income taxes...................................       105,513         261,290          13,795
    Changes in assets and liabilities:
      (Increase) in trade receivables.......................      (142,965)        (65,761)        (24,693)
      (Increase) decrease in related party receivables......       921,089          28,364           2,957
      Increase (decrease) in accounts payable and accrued
         expenses...........................................       (96,357)       (120,813)         76,509
      Increase (decrease) in related party payables.........       (80,266)         (4,825)         30,028
      Increase (decrease) in deferred revenue...............        25,945          (8,142)         83,030
      Other, net............................................        20,461        (107,607)        115,601
                                                               -----------     -----------      ----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES..........     1,382,711         635,917         590,262
                                                               -----------     -----------      ----------
Cash Flows from Investing Activities
  Purchase of property and equipment........................    (1,148,197)     (1,032,468)       (366,539)
  Proceeds from payments on notes receivable from parent
    company and its affiliates..............................        30,000       1,097,000           --
  Advances on notes receivable from parent company and its
    affiliates..............................................    (2,088,000)       (712,000)        (99,000)
  Proceeds on notes receivable..............................         --          1,383,609           --
                                                               -----------     -----------      ----------
         NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................    (3,206,197)        736,141        (465,539)
                                                               -----------     -----------      ----------
Cash Flows from Financing Activities
  Increase (decrease) in checks issued not yet presented for
    payment.................................................      (228,411)         33,942         (39,723)
  Proceeds from notes payable to parent company.............     4,684,000         581,000          44,000
  Payments on notes payable to parent company...............    (2,632,103)     (1,987,000)       (129,000)
                                                               -----------     -----------      ----------
         NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES.......................................     1,823,486      (1,372,058)       (124,723)
                                                               -----------     -----------      ----------
         NET INCREASE (DECREASE) IN CASH....................         --              --              --
Cash:
  Beginning.................................................         --              --              --
                                                               -----------     -----------      ----------
  Ending....................................................  $      --       $      --         $    --
                                                               ===========     ===========      ==========
Supplemental Disclosure of Cash Flow Information
  Cash payment for interest, net of interest capitalized
    1993 $10,777; 1994 $10,276; 1995 $6,827.................  $    137,068    $    252,904      $   55,820
                                                               ===========     ===========      ==========
  Cash payments for income taxes, net of refunds............  $     94,023    $   (144,622)     $    8,000
                                                               ===========     ===========      ==========
Supplemental Schedule of Noncash Investing and Financing
  Activities Conversion of related party notes
  payable to equity.........................................  $  1,200,000                      $2,500,000
                                                               ===========                      ==========
  Distribution to parent company of certain net assets (Note
    1)......................................................                  $    412,693      $  302,435
                                                                               ===========      ==========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: MWR Telecom Inc. (the "Company") primarily provides fiber optics telecommunication services between interexchange carriers and their customers primarily in the Des Moines, Iowa area. The Company was a wholly-owned subsidiary of Midwest Capital Group, Inc. until April 28, 1995 when all of the Company's common stock was purchased by McLeod, Inc. (see Note 7).

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies is as follows:

     Basis of presentation: Prior to the sale of the operating assets of its wholly-owned subsidiary in March 1994, the financial statements for MWR Telecom Inc. (MWR) included the results of operations and cash flows of its subsidiary. Subsequent to the sale, the subsidiary was liquidated and certain remaining net assets were transferred to MWR's parent company. Since MWR's subsidiary was not acquired by McLeod, Inc. (see Note 7), these financial statements only include the results of operations and cash flows of MWR.

     Inventory: Inventory is carried principally at average cost and consists primarily of new and reusable parts to maintain and build fiber optic networks.

     Property and equipment: Property and equipment is stated at cost. Construction costs, including interest, are capitalized during the installation of fiber optic telecommunication networks. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
                Telecommunication networks...........................  7-15
                Equipment............................................   3-7

     Deferred revenue: Amounts received in advance under long-term leases of fiber optic telecommunication networks are recognized as revenue on a straight-line basis over the life of the leases.

     Revenue recognition: Revenue from long-term leases of fiber optic telecommunication networks is recognized over the term of the lease. Additional services provided under these lease agreements are recognized as the services are performed. Revenue from construction of fiber optic telecommunication networks for others is recognized as the services are performed. These construction contracts are short-term in nature and there were no material contracts in process at the end of any periods presented.

     Cost of service: Includes the cost of operating the Company's fiber optic telecommunication networks and the cost of construction of networks for others.

     Income tax matters: The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                                MWR TELECOM INC.

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     For the periods presented, the Company was a member of a group that filed consolidated federal and state tax returns. Accordingly, income taxes payable to (refundable from) the tax authorities was recognized on the financial statements of the parent company who is the taxpayer for income tax purposes. The members of the consolidated group allocate payments to any member of the group for the income tax reduction resulting from the member's inclusion in the consolidated return, or the member makes payments to the parent company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121, the Company does not expect the adoption of SFAS No. 121 to have a material effect on the Company's financial statements.

NOTE 2.  MAJOR CUSTOMERS

     Telecommunications revenue includes the following approximate amounts from major customers.

                                                                              PERIOD FROM
                                               YEARS ENDED DECEMBER 31,        JANUARY 1,
                                              ---------------------------       1995 TO
                                                1993              1994       APRIL 28, 1995
                                              ---------         ---------    --------------
        Customer A..........................  $ 173,000         $ 268,000       $109,000
        Customer B..........................    354,000           449,000        170,000
                                               --------          --------       --------
                                              $ 527,000         $ 717,000       $279,000
                                               ========          ========       ========

NOTE 3.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Company leased its office and warehouse facilities from an affiliate through December 1995 when it entered into an agreement to lease its office and warehouse facilities from McLeod, Inc. on a month-to-month basis.

     The total rental expense included in the statements of income for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995 is approximately $79,000, $82,000 and $31,000, respectively.

                                MWR TELECOM INC.

NOTE 4.  INCOME TAX MATTERS

     The provision for income taxes consists of the following:

                                                  YEARS ENDED DECEMBER     PERIOD FROM
                                                          31,               JANUARY 1,
                                                 ----------------------      1995 TO
                                                   1993         1994      APRIL 28, 1995
                                                 --------     ---------   --------------
        Current................................  $ 32,515     $(201,558)     $ 37,444
        Deferred...............................   105,513       261,290        13,795
                                                 --------     ---------       -------
                                                 $138,028     $  59,732      $ 51,239
                                                 ========     =========       =======

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income due to the following:

                                                                            PERIOD FROM
                                                YEARS ENDED DECEMBER 31,     JANUARY 1,
                                                ------------------------      1995 TO
                                                  1993            1994     APRIL 28, 1995
                                                --------         -------   --------------
        Computed "expected" tax...............  $118,670         $50,397      $ 43,452
        Increase (decrease) in income taxes
          resulting from:
          State tax, net of federal benefit...    22,276           9,460         8,157
          Other...............................    (2,918)           (125)         (370)
                                                --------         -------       -------
                                                $138,028         $59,732      $ 51,239
                                                ========         =======       =======

NOTE 5.  RETIREMENT PLANS

     The Company's employees who had completed certain service and hour requirements participated in certain retirement plans sponsored by the parent company. The Company's expense related to these benefit plans was approximately none, $76,000 and $21,000 for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995, respectively.

NOTE 6.  RELATED PARTY TRANSACTION AND RIGHTS-OF-WAY

     Prior to the sale discussed in Note 7, the Company and an affiliate entered into a Joint Ownership Agreement which provides for the ownership and maintenance of each entity's fiber optic networks in the Des Moines, Iowa area. Some of the fiber optics network are constructed within rights-of-way owned by affiliated companies. This agreement remains in force after the above mentioned sale.

     The Company also had agreements with an affiliate to use certain of their rights-of-way at no charge. These agreements continued in force after the sale to McLeod, Inc.

NOTE 7.  SALE OF COMPANY

     On April 28, 1995, all of the outstanding common stock of MWR Telecom Inc. was sold to McLeod, Inc. of Cedar Rapids, Iowa.

                      [MCGLADREY & PULLEN, LLP LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Ruffalo, Cody & Associates, Inc.
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of Ruffalo, Cody & Associates, Inc. and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ruffalo, Cody & Associates, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ MCGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
February 9, 1996, except
for Note 8, as to
which the date is
July 15, 1996

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                               ------------------------------        JUNE 30,
                                                                                   1994              1995              1996
                                                                               ------------      ------------      ------------
                                                                                                                    (UNAUDITED)
                             ASSETS (NOTE 2)
Current Assets
  Cash and cash equivalents.................................................   $    --           $    --           $     46,647
  Receivables:
    Trade, less allowance for doubtful accounts 1994 $88,072; 1995 and 1996
      $50,000 (Note 7)......................................................      2,036,844         2,062,801         2,601,859
    Income tax refund.......................................................         22,163            23,900           --
    Other...................................................................         18,021            39,515            41,218
Deferred income taxes, net (Note 3).........................................        115,000            70,000            70,000
Prepaid expenses............................................................         64,829            44,395            29,588
                                                                                -----------       -----------       -----------
        TOTAL CURRENT ASSETS................................................      2,256,857         2,240,611         2,789,312
                                                                                -----------       -----------       -----------
Equipment and Leasehold Improvements
  Technical equipment.......................................................      1,510,401         1,773,178         1,966,626
  Office equipment..........................................................        127,578           250,494           278,772
  Leasehold improvements....................................................         16,552           108,724           122,976
  In-house phones...........................................................         59,858            67,931            78,424
                                                                                -----------       -----------       -----------
                                                                                  1,714,389         2,200,327         2,446,798
  Less accumulated depreciation.............................................        635,134         1,043,527         1,295,577
                                                                                -----------       -----------       -----------
                                                                                  1,079,255         1,156,800         1,151,221
                                                                                -----------       -----------       -----------
Intangibles, primarily software, less accumulated amortization 1994 $18,807;
  1995 $51,046; 1996 $68,277................................................        464,789           481,928           569,094
                                                                                -----------       -----------       -----------
Other Assets, deferred income taxes, net (Note 3)...........................         13,000             6,000             6,000
                                                                                -----------       -----------       -----------
                                                                               $  3,813,901      $  3,885,339      $  4,515,627
                                                                                ===========       ===========       ===========
            LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Notes payable (Note 2)....................................................   $    550,000      $    100,000      $    200,000
  Current maturities of long-term debt......................................        123,505           --                --
  Checks issued not yet presented for payment...............................        207,773            16,376           --
  Accounts payable..........................................................        269,337           181,313           372,013
  Accrued payroll and payroll related expenses..............................        263,018           291,269           383,206
  Accrued bonuses...........................................................        215,147           227,886           268,269
  Accrued commissions.......................................................        104,585           128,573           190,245
  Other accrued liabilities.................................................        317,065           243,349           209,507
  Income taxes payable......................................................        --                --                 36,953
  Customer deposits.........................................................         91,303           722,846           490,716
                                                                                -----------       -----------       -----------
        TOTAL CURRENT LIABILITIES...........................................      2,141,733         1,911,612         2,150,909
                                                                                -----------       -----------       -----------
Long-Term Debt..............................................................        222,340           --                --
                                                                                -----------       -----------       -----------
Commitments (Notes 5 and 6)
Redeemable Common Stock and Warrants (Notes 4 and 8)
  Common stock, no par or stated value; issued 1994, 1995 and 1996 318,182
    shares..................................................................      1,590,910         2,068,183         2,227,274
  Common stock held by the 401(k) profit-sharing plan.......................        --                 69,453           139,853
  Warrants, issued 1994, 1995 and 1996 90,909...............................        363,636           500,000           545,454
                                                                                -----------       -----------       -----------
                                                                                  1,954,546         2,637,636         2,912,581
                                                                                -----------       -----------       -----------
Common Stockholders' Equity (Deficit) (Notes 2, 4, 6 and 8)
  Common stock, no par or stated value; authorized 5,000,000 shares; issued
    1994 500,000 shares; 1995 515,685 shares; 1996 524,979 shares...........        500,000           558,925           618,894
  Retained earnings (deficit)...............................................     (1,004,718)       (1,153,381)       (1,026,904)
                                                                                -----------       -----------       -----------
                                                                                   (504,718)         (594,456)         (408,010)
  Less maximum cash obligation related to 401(k) profit-sharing plan shares
    (Note 4)................................................................        --                 69,453           139,853
                                                                                -----------       -----------       -----------
                                                                                   (504,718)         (663,909)         (547,863)
                                                                                -----------       -----------       -----------
                                                                               $  3,813,901      $  3,885,339      $  4,515,627
                                                                                ===========       ===========       ===========

                See Notes to Consolidated Financial Statements.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                      JUNE 30,
                                             ------------------------------------------    --------------------------
                                                1993           1994            1995           1995           1996
                                             -----------    -----------    ------------    -----------    -----------
                                                                                                  (UNAUDITED)
Telemarketing and other revenue (Note 7)...  $ 8,370,904    $ 9,756,894    $ 13,286,146    $ 6,101,884    $ 8,278,479
                                              ----------     ----------     -----------     ----------     ----------
Operating expenses:
  Cost of service..........................    3,811,520      4,752,031       6,618,481      2,998,585      4,225,252
  Selling, general and administrative......    3,380,973      4,022,104       5,376,135      2,401,419      3,252,973
  Depreciation and amortization............      173,251        313,499         475,296        228,037        269,281
                                              ----------     ----------     -----------     ----------     ----------
         TOTAL OPERATING EXPENSES..........    7,365,744      9,087,634      12,469,912      5,628,041      7,747,506
                                              ----------     ----------     -----------     ----------     ----------
         OPERATING INCOME..................    1,005,160        669,260         816,234        473,843        530,973
Financial income (expense):
  Interest income..........................        4,854          1,034          41,780            135         10,258
  Interest (expense).......................       (3,132)       (45,280)       (119,305)       (65,626)       (16,209)
                                              ----------     ----------     -----------     ----------     ----------
         INCOME BEFORE INCOME TAXES........    1,006,882        625,014         738,709        408,352        525,022
Income taxes (Note 3)......................      340,532        223,380         273,735        143,000        194,000
                                              ----------     ----------     -----------     ----------     ----------
         NET INCOME........................  $   666,350    $   401,634    $    464,974    $   265,352    $   331,022
                                              ==========     ==========     ===========     ==========     ==========
Net income (loss) attributable to common
  stockholders.............................  $   666,350    $  (416,548)   $   (148,663)   $   (41,467)   $   126,477
                                              ==========     ==========     ===========     ==========     ==========
Income (loss) per common and common
  equivalent share.........................  $      1.10    $     (0.83)   $      (0.29)   $     (0.08)   $      0.19
                                              ==========     ==========     ===========     ==========     ==========
Weighted average common and common
  equivalent shares outstanding............      606,000        500,000         508,546        506,317        675,745
                                              ==========     ==========     ===========     ==========     ==========

                See Notes to Consolidated Financial Statements.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND
          WARRANTS AND COMMON STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 6)
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
      SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) (CONTINUED ON PAGE F-31)

                                                              REDEEMABLE COMMON STOCK AND WARRANTS
                                                     -------------------------------------------------------
                                                                    401(k) PROFIT-
                                                       COMMON        SHARING PLAN
                                                        STOCK           SHARES        WARRANTS      TOTAL
                                                     -----------    --------------    --------    ----------
Balance, December 31, 1992........................   $ 1,050,000       $--            $300,000    $1,350,000
  Issuance of 9,091 shares of common stock upon
    the exercise of warrants......................        27,273        --             (18,182)        9,091
  Purchase of 40,909 shares of redeemable common
    stock for retirement..........................      (122,727)       --               --         (122,727)
  Warrants cancelled or expired...................       --             --            (100,000)     (100,000)
  Dividends ($.30 per share)......................       --             --               --           --
  Net income......................................       --             --               --           --
                                                      ----------       --------       --------    ----------
Balance, December 31, 1993........................       954,546        --             181,818     1,136,364
  Net income......................................       --             --               --           --
  Increase in estimated redemption price..........       636,364        --             181,818       818,182
                                                      ----------       --------       --------    ----------
Balance, December 31, 1994........................     1,590,910        --             363,636     1,954,546
  Common stock contributed to 401(k) profit-
    sharing plan, 10,685 shares (Note 4)..........       --             --               --           --
  Issuance of 5,000 shares of common stock upon
    the exercise of options (Note 4)..............       --             --               --           --
  Net income......................................       --             --               --           --
  Increase in estimated redemption price..........       477,273        --             136,364       613,637
  Change related to 401(k) profit-sharing plan
    shares........................................       --              69,453          --           69,453
                                                      ----------       --------       --------    ----------
Balance, December 31, 1995........................     2,068,183         69,453        500,000     2,637,636
  Common stock contributed to 401(k) profit-
    sharing plan, 10,140 shares (unaudited) (Note
    4)............................................       --             --               --           --
  Issuance of 375 shares of common stock upon the
    exercise of options (unaudited) (Note 4)......       --             --               --           --
  Purchase of 1,221 shares of common stock for
    retirement (unaudited)........................       --             --               --           --
  Net income (unaudited)..........................       --             --               --           --
  Increase in estimated redemption price
    (unaudited)...................................       159,091        --              45,454       204,545
  Change related to 401(k) profit-sharing plan
    shares (unaudited)............................       --              70,400          --           70,400
                                                      ----------       --------       --------    ----------
Balance, June 30, 1996 (unaudited)................   $ 2,227,274       $139,853       $545,454    $2,912,581
                                                      ==========       ========       ========    ==========

                See Notes to Consolidated Financial Statements.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND
          WARRANTS AND COMMON STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 6)
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
             SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) (CONTINUED)

                                                              COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                                        --------------------------------------------------
                                                                                      LESS
                                                                                    MAXIMUM
                                                                                      CASH
                                                                                   OBLIGATION
                                                                                   RELATED TO
                                                                                     401(k)
                                                                     RETAINED       PROFIT-
                                                         COMMON      EARNINGS       SHARING
                                                         STOCK       (DEFICIT)        PLAN         TOTAL
                                                        --------    -----------    ----------    ---------
Balance, December 31, 1992...........................   $500,000    $(1,108,974)   $   --        $(608,974)
  Issuance of 9,091 shares of common stock upon the
    exercise of warrants.............................      --               (91)       --              (91)
  Purchase of 40,909 shares of redeemable common
    stock for retirement.............................      --           --             --           --
  Warrants cancelled or expired......................      --           100,000        --          100,000
  Dividends ($.30 per share).........................      --          (245,455)       --         (245,455)
  Net income.........................................      --           666,350        --          666,350
                                                        --------    -----------     ---------    ---------
Balance, December 31, 1993...........................    500,000       (588,170)       --          (88,170)
  Net income.........................................      --           401,634        --          401,634
  Increase in estimated redemption price.............      --          (818,182)       --         (818,182)
                                                        --------    -----------     ---------    ---------
Balance, December 31, 1994...........................    500,000     (1,004,718)       --         (504,718)
  Common stock contributed to 401(k) profit-sharing
    plan, 10,685 shares (Note 4).....................     53,425        --             --           53,425
  Issuance of 5,000 shares of common stock upon the
    exercise of options (Note 4).....................      5,500        --             --            5,500
  Net income.........................................      --           464,974        --          464,974
  Increase in estimated redemption price.............      --          (613,637)       --         (613,637)
  Change related to 401(k) profit-sharing plan
    shares...........................................      --           --            (69,453)     (69,453)
                                                        --------    -----------     ---------    ---------
Balance, December 31, 1995...........................    558,925     (1,153,381)      (69,453)    (663,909)
  Common stock contributed to 401(k) profit-sharing
    plan, 10,140 shares (unaudited) (Note 4).........     65,909        --             --           65,909
  Issuance of 375 shares of common stock upon the
    exercise of options (unaudited) (Note 4).........        375        --             --              375
  Purchase of 1,221 shares of common stock for
    retirement (unaudited)...........................     (6,315)       --             --           (6,315)
  Net income (unaudited).............................      --           331,022        --          331,022
  Increase in estimated redemption price
    (unaudited)......................................      --          (204,545)       --         (204,545)
  Change related to 401(k) profit-sharing plan shares
    (unaudited)......................................      --           --            (70,400)     (70,400)
                                                        --------    -----------     ---------    ---------
Balance, June 30, 1996 (unaudited)...................   $618,894    $(1,026,904)   $ (139,853)   $(547,863)
                                                        ========    ===========     =========    =========

                See Notes to Consolidated Financial Statements.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                                     --------------------------------------------    ----------------------------
                                                         1993            1994            1995            1995            1996
                                                     ------------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
Cash Flows from Operating Activities
  Net income......................................   $    666,350    $    401,634    $    464,974    $    265,352    $    331,022
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation..................................        173,251         213,725         304,255         142,516         182,649
    Amortization..................................        --               99,774         171,041          85,521          86,632
    Provision for doubtful accounts...............        --               38,072         --              --              --
    (Gain) loss on sale of equipment..............        --               10,761          (3,942)         (3,942)        --
    Deferred income taxes.........................         (6,000)        --               52,000         --              --
    Changes in assets and liabilities:
      Other receivables...........................       (541,671)       (869,041)        (47,451)        626,797        (540,761)
      (Increase) decrease in income taxes
        receivable................................        (18,042)         (4,121)         (1,737)         22,163          23,900
      (Increase) decrease in prepaid expenses.....        (15,008)        (42,726)         20,434        (158,999)         14,807
      Increase (decrease) in accounts payable and
        accrued expenses..........................        253,107         411,916         (43,337)       (392,739)        416,759
      Increase (decrease) in income tax payable...        (28,452)        --              --               38,445          36,953
      Increase (decrease) in customer deposits....        (42,141)         16,086         631,543           7,650        (232,130)
                                                      -----------     -----------     -----------     -----------     -----------
        NET CASH PROVIDED BY OPERATING
          ACTIVITIES..............................        441,394         276,080       1,547,780         632,764         319,831
                                                      -----------     -----------     -----------     -----------     -----------
Cash Flows from Investing Activities
  Proceeds from sale of equipment.................             --           5,000          52,000          52,000         --
  Purchase of equipment and leasehold
    improvements..................................       (146,220)       (784,985)       (568,660)       (302,641)       (246,471)
  Purchase of intangibles.........................             --        (483,596)        (49,378)        --             (104,397)
                                                      -----------     -----------     -----------     -----------     -----------
        NET CASH (USED IN) INVESTING ACTIVITIES...       (146,220)     (1,263,581)       (566,038)       (250,641)       (350,868)
                                                      -----------     -----------     -----------     -----------     -----------
Cash Flows from Financing Activities
  Proceeds from notes payable.....................      1,065,000       3,510,000       6,120,000       3,080,000       3,135,000
  Principal payments on notes payable.............     (1,080,000)     (2,960,000)     (6,570,000)     (3,480,000)     (3,035,000)
  Proceeds from long-term borrowings..............             --         600,000         --              204,104         --
  Principal payments on long-term borrowings......        (40,525)       (254,155)       (345,845)        (58,890)        --
  Proceeds from issuance of common stock upon the
    exercise of options...........................             --         --                5,500         --                  375
  Proceeds from issuance of redeemable common
    stock.........................................          9,000         --              --              --              --
  Purchase of redeemable common stock for
    retirement....................................       (122,727)        --              --              --              --
  Purchase of common stock for retirement.........             --         --              --              --               (6,315)
  Cash dividends paid.............................             --        (245,455)        --              --              --
  Increase (decrease) in checks issued not yet
    presented for payment.........................             --         207,773        (191,397)       (127,337)        (16,376)
                                                      -----------     -----------     -----------     -----------     -----------
        NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES..............................       (169,252)        858,163        (981,742)       (382,123)         77,684
                                                      -----------     -----------     -----------     -----------     -----------
        INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS.............................        125,922        (129,338)        --              --               46,647
Cash and cash equivalents:
  Beginning.......................................          3,416         129,338         --              --              --
                                                      -----------     -----------     -----------     -----------     -----------
  Ending..........................................   $    129,338    $    --         $    --         $    --         $     46,647
                                                      ===========     ===========     ===========     ===========     ===========
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest......................................   $      3,262    $     39,183    $    125,530    $     61,862    $     14,237
    Income taxes..................................        400,702         235,517         223,472          82,392         133,146
Supplemental Schedule of Noncash Investing and
  Financing Activities
  Common stock contributed to 401(k)
    profit-sharing plan (Note 4)..................                                   $     53,425    $     53,425    $     65,909
                                                                                      ===========     ===========     ===========
  Increase in estimated redemption price of
    redeemable common stock and warrants..........                   $    818,182    $    613,637
                                                                      ===========     ===========

                See Notes to Consolidated Financial Statements.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company provides telemarketing services and systems to businesses and nonprofit entities throughout the United States.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

     Principles of consolidation: The accompanying consolidated financial statements include Ruffalo, Cody & Associates, Inc. and its subsidiary, Campus-Call, Inc., which is wholly-owned. All material intercompany transactions and balances have been eliminated.

     The results of operations of the subsidiary have been reported since the inception date of June 2, 1994.

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Equipment and leasehold improvements and depreciation: Equipment and leasehold improvements are carried at cost. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
                Technical equipment..................................  3-5
                Office equipment.....................................   5
                Leasehold improvements...............................  5-10
                In-house phones......................................   5

     Software costs: Costs incurred to develop software products are charged to expense as research and development costs until technological feasibility for the product is established. Thereafter, software production costs are capitalized and, once the product is available for sale, are amortized by the greater of (a) the ratio that current gross revenues for the product bear to the total current and anticipated future gross revenues for that product and (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. If management's estimate of the future gross revenues or the remaining economic life of the product are reduced significantly, the carrying amount of software costs would be affected.

     Revenue recognition: Fees from telemarketing contracts are recognized as revenue in the period the services are performed.

     Revenue on software license fees and sales that require installation is recognized upon installation. Revenue on hardware sales is recognized upon delivery and installation. Training and consulting fees are recognized as the services are performed. Upon installation of a system, the Company records as deferred revenue the charge for software maintenance. Revenue is then recognized on the straight-line basis over the term of the contract.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Income taxes: Deferred taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Stock options issued to employees and directors: Compensation expense for stock issued through stock option plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued for Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     The estimated market value used for the stock options granted is determined on a periodic basis by the Company's Board of Directors.

     Common stock held by 401(k) profit-sharing plan: The Company's maximum cash obligation related to these shares is classified outside stockholders' equity because the shares are not readily traded and could be put to the Company for cash.

     Earnings (loss) per common and common equivalent share: Earnings (loss) per common and common equivalent share are determined by dividing net income, less the increase in the estimated redemption price of redeemable common stock and warrants, by the weighted average number of common and common equivalent shares outstanding during each of the periods presented. Dilutive common stock equivalents related to the stock options discussed in Note 4 were determined using the treasury stock method. The estimated fair market value of the Company's common stock used to calculate the common stock equivalents under the treasury stock method for the periods presented has been estimated by management or determined by an independent appraisal. Earnings (loss) per common and common equivalent share assuming full dilution are the same as earnings (loss) per common and common equivalent share.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial statements.

     Fair value of financial instruments: The carrying amount of current notes payable approximates fair value because these obligations bear interest at current rates.

     Interim financial information (unaudited): The financial statements and notes related thereto as of June 30, 1996, and for the six-month periods ended June 30, 1995 and 1996, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT

     At June 30, 1996, the Company had a line of credit agreement with a bank under which they may borrow up to 80% of eligible trade receivables up to a maximum of $2,500,000. The Company has $200,000 outstanding under this agreement at June 30, 1996. Borrowings under this agreement are collateralized by substantially all of the Company's assets and bear interest at the bank's prime rate (the current effective rate is 8.25%). The agreement contains a covenant requiring the Company to maintain a certain amount of tangible net worth. The covenant was waived as of June 30, 1996. Additional available borrowings under the agreement totaled approximately $2,300,000 at June 30, 1996. The agreement expires May 2, 1997.

NOTE 3.  INCOME TAX MATTERS

     Net deferred tax assets consist of the following components as of December 31, 1994 and 1995:

                                                                    1994         1995
                                                                  ---------    --------
        Deferred tax assets:
             Receivable allowances.............................   $  35,000    $ 20,000
             Equipment and leasehold improvements..............       5,000      17,000
             Intangibles.......................................      21,000       9,000
             Accrued expenses..................................      32,000      50,000
             Deferred rent.....................................      35,000       --
                                                                  ---------    --------
                                                                    128,000      96,000
        Deferred tax liabilities:
             Capitalized software costs........................      --          20,000
                                                                  ---------    --------
                                                                  $ 128,000    $ 76,000
                                                                  =========    ========

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 3.  INCOME TAX MATTERS -- (CONTINUED)

     The deferred income tax amounts mentioned above have been classified on the accompanying balance sheets as of December 31, 1994 and 1995 as follows:

                                                                    1994         1995
                                                                  ---------    --------
        Current assets.........................................   $ 115,000    $ 70,000
        Noncurrent assets......................................      13,000       6,000
                                                                  ---------    --------
                                                                  $ 128,000    $ 76,000
                                                                  =========    ========

     Income tax expense is composed of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                        1993         1994         1995
                                                      ---------    ---------    ---------
        Current tax expense........................   $ 346,532    $ 223,380    $ 221,735
        Deferred tax expense.......................      (6,000)      --           52,000
                                                      ---------    ---------    ---------
                                                      $ 340,532    $ 223,380    $ 273,735
                                                      =========    =========    =========

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for 1993, 1994 and 1995 due to the following:

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                        1993         1994         1995
                                                      ---------    ---------    ---------
        Computed "expected" tax....................   $ 342,340    $ 212,505    $ 251,161
        Increase (decrease) in income taxes
          resulting from:
             Nondeductible expenses................       1,674        6,072        9,774
             State income taxes, net of federal
               income tax benefit..................       1,393        1,864        4,691
             Other.................................      (4,875)       2,939        8,109
                                                      ---------    ---------    ---------
                                                      $ 340,532    $ 223,380    $ 273,735
                                                      =========    =========    =========

NOTE 4.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) profit sharing plan for eligible employees. Contributions to the plan are at the discretion of the Company's Board of Directors. The amount of contribution included in operating expenses for the years ended December 31, 1993, 1994 and 1995 is $30,802, $52,473 and $59,494,
respectively. The contributions for 1994 and 1995 have been made with company stock.

     In the event a terminated plan participant desires to sell his or her shares of the Company stock, or if certain employees elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. To the extent that shares of common stock held by the 401(k) profit-sharing plan are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders' equity. As of June 30, 1996, 19,979 shares held by the 401(k) profit-sharing plan, at a fair value of $7.00 per share, have been reclassified from stockholders' equity to liabilities.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 4.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)

     The Company pays bonuses to its officers at the discretion of the Board of Directors. The amount of these bonuses charged to operating expenses for the years ended December 31, 1993, 1994 and 1995 is $288,665, $179,165 and $186,466,
respectively.

     The Company has established employee and director stock option plans for the benefit of eligible employees and directors under which options for the issuance of up to 295,000 shares of common stock may be granted. Under the employee and director plans, all options vest over a period of up to ten years as determined by the Board of Directors at the time of grant.

     Other pertinent information related to the plan is as follows:

                                                                    SHARES     OPTION PRICE
                                                                   --------    ------------
    Outstanding at January 1, 1993..............................    154,000    $ 1.00-$1.10
         Granted................................................     67,000      3.00- 3.30
         Forfeited..............................................    (15,000)     1.00- 3.00
                                                                   --------
    Outstanding at December 31, 1993............................    206,000      1.00- 3.30
         Granted................................................     32,500            6.00
                                                                   --------
    Outstanding at December 31, 1994............................    238,500      1.00- 6.00
         Exercised..............................................     (5,000)           1.10
                                                                   --------
    Outstanding at December 31, 1995............................    233,500      1.00- 6.00
         Granted................................................     26,500            6.50
         Exercised..............................................       (375)           1.00
         Forfeited..............................................     (1,875)     1.00- 6.00
                                                                   --------
    Under option, June 30, 1996.................................    257,750    $ 1.00-$6.50
                                                                   ========

                                                             DECEMBER 31,             JUNE
                                                      ---------------------------      30,
                                                       1993      1994      1995       1996
                                                      ------    ------    -------    -------
                                                                 NUMBER OF SHARES
                                                      --------------------------------------
    Available for grant, end of year...............   69,000    56,500     56,500     31,875
                                                      ======    ======    =======    =======
    Options exercisable, end of year...............     --      72,500    135,500    170,000
                                                      ======    ======    =======    =======

NOTE 5.  LEASE COMMITMENTS AND TOTAL RENT EXPENSE

     The Company leases its main office space under an agreement which expires on April 30, 2005. This lease requires monthly rent payments totaling $29,851 and increasing to $32,429 in later years plus the payment of property taxes and maintenance.

     The Company also leases other office space and office equipment under various leases which require various minimum rental payments through July 1997.

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 5.  LEASE COMMITMENTS AND TOTAL RENT EXPENSE -- (CONTINUED)

     The total minimum lease commitment at December 31, 1995 under the operating leases mentioned above is $3,620,229 which is due as follows:

        During the year ending December 31:
             1996......................................................   $  438,644
             1997......................................................      399,992
             1998......................................................      358,215
             1999......................................................      358,215
             2000......................................................      378,839
             Later years...............................................    1,686,324
                                                                          ----------
                                                                          $3,620,229
                                                                          ==========

     The total rent expense for the years ended December 31, 1993, 1994 and 1995 is approximately $241,500, $293,200 and $353,800, respectively.

NOTE 6.  REDEEMABLE COMMON STOCK AND WARRANTS

     In connection with an Investment Agreement covering the issuance of 350,000 shares of the Company's common stock, warrants were issued which entitle the holders to purchase one share of common stock in exchange for $1 and one warrant. At December 31, 1995 and June 30, 1996, a total of 90,909 warrants are outstanding. All of the outstanding warrants expire on October 2, 2001.

     At anytime after October 2, 1997, the shareholders covered by the Investment Agreement may, at their option, put the common stock and warrants to the Company and require the Company to immediately pay in cash, in the case of the common stock, the fair market value of the common stock as determined by an independent appraiser and, in the case of the warrants, the fair market value of the common stock less the exercise price of the warrants.

     The Company is increasing the carrying amount of the redeemable common stock and warrants so that the carrying amount will equal the estimated redemption amount. The estimated redemption amount at each year end was determined by an independent appraiser. For interim periods, the amount was estimated by management.

NOTE 7.  MAJOR CUSTOMER

     Telemarketing revenue for the years ended December 31, 1993, 1994 and 1995 includes approximately $2,750,000, $3,465,000 and $5,600,000, respectively, from a major customer. Trade receivables from this customer totaled $382,928, $579,943 and $522,544 at December 31, 1993, 1994 and 1995, respectively.

     In October 1995, the Company was informed by the major customer that it intends to terminate its contract with the Company effective December 31, 1996.

NOTE 8.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     On July 15, 1996, McLeod, Inc. consummated the acquisition (the "Acquisition") of the Company, from the shareholders of the Company by means of a forward triangular merger pursuant to an Agreement and Plan of Reorganization, dated as of July 12, 1996 (the "Agreement"), by and

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                  UNAUDITED.)

NOTE 8.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED)

among McLeod, Inc., the Company and certain shareholders of the Company. Pursuant to the Agreement, (i) McLeod Merging Co., a newly incorporated Iowa corporation and a wholly-owned subsidiary of McLeod, Inc., was merged with and into the Company, with McLeod Merging Co. (which has been renamed "Ruffalo, Cody & Associates, Inc.") being the surviving corporation, (ii) the outstanding shares of the Company's common stock were converted into the right to receive cash and/or shares of McLeod, Inc.'s Class A Common Stock (the "Class A Common Stock"), and (iii) the outstanding options to purchase shares of the Company's common stock were converted into options to purchase shares of the Class A Common Stock (the "Substitute Options"). Under the Agreement, each issued and outstanding share of the Company's common stock was converted into the right to receive a maximum of approximately 0.7 of a share of the Class A Common Stock.

     McLeod, Inc. agreed to purchase the Company for a maximum aggregate purchase price of approximately $19.9 million (based on the average market price of the Class A Common Stock during the five business days before and after the Acquisition). The purchase price consisted of approximately $4.9 million in cash, 474,807 shares of Class A Common Stock issuable in exchange for the Company's common stock, and 158,009 shares of Class A Common Stock issuable upon the exercise of the Substitute Options. On July 15, 1996, McLeod, Inc. paid an aggregate of approximately $4.8 million in cash and issued 361,420 shares of Class A Common Stock to the shareholders of the Company, and granted to the Company's option holders Substitute Options to purchase 158,009 shares of Class A Common Stock. An additional $50,782 in cash and 113,387 shares of McLeod, Inc.'s Class A Common Stock were placed into escrow and will be delivered (if at all) to certain of the shareholders of the Company over a period of 18 months, contingent upon certain conditions relating to the Company's ongoing revenues.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Telecom*USA Publishing Group, Inc.
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of Telecom*USA Publishing Group, Inc. and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telecom*USA Publishing Group, Inc. and subsidiaries as of August 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996 in conformity with generally accepted accounting principles.

Cedar Rapids, Iowa
September 27, 1996

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                AUGUST 31,
                                                                                        ---------------------------
                                                                                           1995            1996
                                                                                        -----------     -----------
                                                  ASSETS (NOTE 4)
Current Assets
  Accounts receivable:
    Billed...........................................................................   $ 3,744,468     $ 5,543,874
    Unbilled.........................................................................     6,493,122       8,555,438
                                                                                        -----------     -----------
                                                                                         10,237,590      14,099,312
    Less allowance for doubtful accounts and adjustments.............................     2,334,156       3,102,923
                                                                                        -----------     -----------
                                                                                          7,903,434      10,996,389
  Income taxes receivable............................................................            --          54,710
  Other receivables..................................................................       553,447         828,345
  Deferred expenses..................................................................     7,896,840       9,078,470
  Prepaid expenses...................................................................       723,031         380,903
  Deferred income taxes, net (Note 6)................................................     1,410,000       1,536,000
                                                                                        -----------     -----------
        TOTAL CURRENT ASSETS.........................................................    18,486,752      22,874,817
                                                                                        -----------     -----------
Equipment and Furniture (Note 13)....................................................     5,502,530       7,129,908
  Less accumulated depreciation......................................................     2,316,912       3,433,755
                                                                                        -----------     -----------
                                                                                          3,185,618       3,696,153
                                                                                        -----------     -----------
Investments and Other Assets
  Investment in Colorado Directory Company, L.L.C. (Note 3)..........................     1,000,000              --
  Purchase option (Note 2)...........................................................       500,000         500,000
  Deferred income taxes, net (Note 6)................................................       920,000         704,000
  Other investment...................................................................            --         100,000
                                                                                        -----------     -----------
                                                                                          2,420,000       1,304,000
                                                                                        -----------     -----------
Intangibles
  Customer lists, at cost, less accumulated amortization
    1995 $1,155,646; 1996 $1,489,634 (Note 12).......................................     5,349,506       6,176,196
  Noncompete agreements, at cost, less accumulated amortization 1995 $1,094,317;
    1996 $1,947,662..................................................................     6,900,246       6,955,720
  Organization and loan costs, at cost, less accumulated depreciation 1995 $72,592;
    1996 $109,087....................................................................       230,597         185,947
                                                                                        -----------     -----------
                                                                                         12,480,349      13,317,863
                                                                                        -----------     -----------
                                                                                        $36,572,719     $41,192,833
                                                                                        ===========     ===========
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable, bank (Note 4)........................................................   $ 1,532,000     $ 2,773,800
  Current maturities of long-term debt (Note 4)......................................       875,050       1,224,286
  Payables for intangibles acquired, due within one year.............................     1,439,846         572,528
  Accounts payable...................................................................     1,573,680       2,160,855
  Checks issued not yet presented for payment........................................        21,981         219,942
  Accrued payroll and payroll related expenses.......................................     1,597,745       1,920,379
  Other accrued expenses.............................................................       759,925         914,053
  Income taxes payable...............................................................       172,524
  Customer deposits..................................................................     6,761,668       7,534,485
                                                                                        -----------     -----------
        TOTAL CURRENT LIABILITIES....................................................    14,734,419      17,320,328
                                                                                        -----------     -----------
Long-Term Debt, less current maturities (Note 4).....................................    15,511,295      16,228,889
                                                                                        -----------     -----------
Commitments and Contingencies (Notes 5, 7, 9, 10 and 13)
Minority Interests
  Redeemable preferred stock, redeemed on September 2, 1995..........................       200,000              --
  Consolidated subsidiary............................................................       484,043         352,816
                                                                                        -----------     -----------
                                                                                            684,043         352,816
                                                                                        -----------     -----------
Redeemable common stock held by 401(k) profit-sharing plan (Note 9)..................       125,595         220,070
                                                                                        -----------     -----------
Stockholders' Equity (Notes 4 and 14)
  Capital stock, common, no par or stated value; authorized 10,000,000 shares; issued
    1995 2,533,124 shares; 1996 2,719,481 shares (Notes 9, 10 and 11)................     3,968,357       4,194,075
  Retained earnings..................................................................     1,787,855       3,209,975
                                                                                        -----------     -----------
                                                                                          5,756,212       7,404,050
  Less cost of treasury stock, 37,750 shares.........................................       113,250         113,250
  Less maximum cash obligation related to 401(k) profit-sharing plan (Note 9)........       125,595         220,070
                                                                                        -----------     -----------
                                                                                          5,517,367       7,070,730
                                                                                        -----------     -----------
                                                                                        $36,572,719     $41,192,833
                                                                                        ===========     ===========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                     1994            1995            1996
                                                  -----------     -----------     -----------
Revenue.........................................  $31,438,605     $38,620,274     $52,117,929
                                                  -----------     -----------     -----------
Operating expenses:
  Production and distribution...................   12,568,411      15,022,983      22,340,587
  Market sales..................................    9,244,961      10,940,711      13,798,321
  Sales and marketing administrative............    1,761,103       2,279,484       2,294,370
  General and administrative....................    4,322,338       5,020,000       7,249,349
  Depreciation and amortization.................    1,167,458       1,891,198       2,348,490
  Restructuring loss (Note 11)..................      524,670         --              --
                                                  -----------     -----------     -----------
          TOTAL OPERATING EXPENSES..............   29,588,941      35,154,376      48,031,117
                                                  -----------     -----------     -----------
          OPERATING INCOME......................    1,849,664       3,465,898       4,086,812
                                                  -----------     -----------     -----------
Nonoperating (income) expense:
  Interest income...............................       (1,707)        (93,997)       (251,000)
  Interest expense..............................      843,961       1,497,699       1,767,309
  Loan inducement fee payoff (Note 7)...........      --            1,330,000         --
  Loss on disposal of investment (Note 3).......      --              --              500,000
                                                  -----------     -----------     -----------
                                                      842,254       2,733,702       2,016,309
                                                  -----------     -----------     -----------
          INCOME BEFORE INCOME TAXES AND
            MINORITY INTEREST IN CONSOLIDATED
            SUBSIDIARY..........................    1,007,410         732,196       2,070,503
Federal and state income taxes (Note 6).........      137,190         302,586         975,610
                                                  -----------     -----------     -----------
          INCOME BEFORE MINORITY INTEREST IN NET
            (LOSS) IN CONSOLIDATED SUBSIDIARY...      870,220         429,610       1,094,893
Minority interest in net (loss) of consolidated
  subsidiary....................................      --              (15,959)       (327,227)
                                                  -----------     -----------     -----------
          NET INCOME............................  $   870,220     $   445,569     $ 1,422,120
                                                  ===========     ===========     ===========
Earnings per common and common equivalent shares
  outstanding:
  Primary.......................................  $      0.27     $      0.14     $      0.43
                                                  ===========     ===========     ===========
  Fully diluted.................................  $      0.26     $      0.14     $      0.36
                                                  ===========     ===========     ===========
Weighted average common and common equivalent
  shares outstanding:
  Primary.......................................    3,198,776       3,271,497       3,332,659
                                                  ===========     ===========     ===========
  Fully diluted.................................    4,510,864       3,289,720       4,678,549
                                                  ===========     ===========     ===========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                                                LESS MAXIMUM
                                                                               CASH OBLIGATION
                                                                                 RELATED TO
                                                                     LESS          401(k)
                                           COMMON      RETAINED    TREASURY    PROFIT-SHARING
                                           STOCK       EARNINGS      STOCK       PLAN SHARES       TOTAL
                                         ----------   ----------   ---------   ---------------   ----------
Balance, August 31, 1993...............  $3,868,400   $  472,066   $(113,250)     $      --      $4,227,216
  Common stock contributed to 401(k)
    profit-sharing plan, 15,179 shares
    (Note 9)...........................      53,126           --          --        (53,126)             --
  Issuance of 925 shares of common
    stock upon the exercise of options
    (Note 10)..........................         925           --          --             --             925
  Purchase of 775 shares of common
    stock for retirement...............      (2,713)          --          --             --          (2,713)
  Net income...........................          --      870,220          --             --         870,220
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1994...............   3,919,738    1,342,286    (113,250)       (53,126)      5,095,648
  Common stock contributed to 401(k)
    profit-sharing plan, 12,945 shares
    (Note 9)...........................      57,307           --          --        (57,307)             --
  Issuance of 14,175 shares of common
    stock upon the exercise of options
    (Note 10)..........................      19,775           --          --             --          19,775
  Purchase of 6,325 shares of common
    stock for retirement...............     (28,463)          --          --             --         (28,463)
  Change related to 401(k) profit-
    sharing plan shares................          --           --          --        (15,162)        (15,162)
  Net income...........................          --      445,569          --             --         445,569
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1995...............   3,968,357    1,787,855    (113,250)      (125,595)      5,517,367
  Common stock contributed to 401(k)
    profit-sharing plan, 10,363 shares
    (Note 9)...........................      57,470           --          --        (57,470)             --
  Issuance of 182,300 shares of common
    stock upon the exercise of options
    (Note 10)..........................     208,850           --          --             --         208,850
  Purchase of 6,306 shares of common
    stock for retirement...............     (40,602)          --          --             --         (40,602)
  Change related to 401(k) profit-
    sharing plan shares................          --           --          --        (37,005)        (37,005)
  Net income...........................          --    1,422,120          --             --       1,422,120
                                         ----------   ----------   ---------      ---------      ----------
Balance, August 31, 1996...............  $4,194,075   $3,209,975   $(113,250)     $(220,070)     $7,070,730
                                         ==========   ==========   =========      =========      ==========

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED AUGUST 31, 1994, 1995 AND 1996

                                                            1994             1995             1996
                                                        ------------     ------------     ------------
Cash Flows from Operating Activities
  Net income..........................................  $    870,220     $    445,569     $  1,422,120
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.....................................       551,531          802,428        1,116,508
     Amortization.....................................       615,927        1,088,770        1,231,982
     Deferred income taxes............................      (171,512)        (813,000)          90,000
     Provision for loan inducement fee payable
       (Note 7).......................................            --        1,330,000               --
     Restructuring loss (Note 11).....................       524,670               --               --
     Loss on disposal of investment (Note 3)..........            --               --          500,000
     Minority interest in net (loss) of consolidated
       subsidiary.....................................            --          (15,959)        (327,227)
     Provision for doubtful accounts and
       adjustments....................................     1,340,069        1,669,478        2,636,421
     Change in assets and liabilities:
       (Increase) in accounts receivable..............    (2,235,749)      (2,539,025)      (5,729,376)
       (Increase) in income taxes receivable..........            --               --          (54,710)
       (Increase) in deferred expenses................    (1,454,860)      (1,769,831)      (1,181,630)
       Increase (decrease) in accounts payable and
          accrued expenses............................       345,414          887,580         (163,439)
       Increase in customer deposits..................     1,609,118        1,469,140          772,817
       Increase (decrease) in income taxes payable....       209,224          115,524         (172,524)
       Other..........................................       (67,702)         (94,998)          67,230
                                                        ------------     ------------     ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES...     2,136,350        2,575,676          208,172
                                                        ------------     ------------     ------------
Cash Flows from Investing Activities
  Purchase of equipment and furniture.................      (809,908)      (1,483,881)      (1,598,290)
  Purchase of customer lists..........................      (583,522)      (3,121,804)        (457,276)
  Purchase of noncompete agreements...................      (684,828)      (3,681,801)        (204,692)
  Investment in Colorado Directory Company, L.L.C.
     (Note 3).........................................            --       (1,000,000)              --
  Proceeds received on disposal of investment.........            --               --          500,000
  Purchase option (Note 2)............................            --         (500,000)              --
  Organization and loan costs.........................            --         (158,332)              --
  Purchase of other investment........................            --               --         (100,000)
                                                        ------------     ------------     ------------
          NET CASH (USED IN) INVESTING ACTIVITIES.....    (2,078,258)      (9,945,818)      (1,860,258)
                                                        ------------     ------------     ------------

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                                                            1994             1995             1996
                                                        ------------     ------------     ------------
                                                        ------------     ------------     ------------
Cash Flows from Financing Activities
  Increase (decrease) in checks issued not yet
     presented for payment............................  $     (3,493)    $    (83,223)    $    197,961
  Borrowings on revolving credit agreements...........    12,906,000       10,109,500       21,211,000
  Payments on revolving credit agreements.............   (12,853,000)      (9,103,500)     (17,733,200)
  Proceeds from long-term debt........................            --        9,330,500               --
  Principal payments on long-term debt................      (105,811)      (3,374,447)      (2,187,923)
  Proceeds from issuance of common stock upon the
     exercise of options..............................           925           19,775          208,850
  Purchase of common stock for retirement.............        (2,713)         (28,463)         (40,602)
  Payment on redemption of preferred stock............            --               --         (200,000)
  Capital contribution received from minority owner in
     consolidated subsidiary..........................            --          500,000          196,000
                                                        ------------     ------------     ------------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES................................       (58,092)       7,370,142        1,652,086
                                                        ------------     ------------     ------------
          NET INCREASE IN CASH AND CASH EQUIVALENTS...            --               --               --
Cash and cash equivalents:
  Beginning...........................................            --               --               --
                                                        ------------     ------------     ------------
  Ending..............................................  $         --     $         --     $         --
                                                        ============     ============     ============
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest.........................................  $    793,609     $  1,247,048     $  1,767,309
     Income taxes, net of refunds.....................        99,478        1,000,062        1,115,250
Supplemental Schedules of Noncash Investing and
  Financing Activities
  Customer list acquired by issuance
     payables.........................................  $    669,000     $    464,923     $    829,022
  Noncompete agreement acquired by issuance
     payables.........................................       669,000          974,923          578,506
  Common stock contributed to 401(k) profit-sharing
     plan (Note 9)....................................        53,126           57,307           57,470
  Reclassification of intangibles to deferred income
     taxes (Note 6)...................................     1,188,488
  Equipment acquired by contracts payable.............                        552,612           28,753
  Current note payable converted to long-term debt
     (Note 4).........................................                                       2,236,000

                See Notes to Consolidated Financial Statements.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Telecom*USA Publishing Group, Inc. and subsidiaries (the "Company") are publishers of telephone directories in a fifteen-state area primarily in the midwestern United States. Revenues are principally derived from advertising in such publications.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

     Principles of consolidation: The consolidated financial statements include the accounts of Telecom*USA Publishing Group, Inc. and its wholly-owned subsidiaries, Telecom*USA Publishing Company and Telecom*USA Neighborhood Directories, Inc. (liquidated in January 1996) and its 51% owned subsidiary, OakTel Directory, L.C. (OakTel). All significant intercompany accounts and transactions have been eliminated in consolidation.

     OakTel was formed to publish a directory for the Lincoln, Nebraska area and its first publication was in November 1995. The Company provides directory services to OakTel at specified prices.

     Revenue and expense recognition: Revenue and expenses are recognized on the accrual basis. Revenues are recorded upon publication of directories.

     Deferred expenses consist of production and selling costs on unpublished directory advertising orders. They are expensed when the related directory is published and the related revenue of the directory is recognized.

     Customer deposits consist of cash received from customers at the time a sales contract is signed. They are recorded as revenue when the related directory is published.

     Advertising revenue and market sales expense includes contracts for trading advertising space with various other media companies. These revenues are recognized in the month of publication and the related prepaid expenses are recorded at estimated net realizable value. These revenues totaled approximately $548,000, $600,000, and $950,000 for the years ended August 31, 1994, 1995, and
1996, respectively.

     Accounts receivable: In accordance with industry practice, accounts receivable includes certain unbilled revenue from installment contracts. It is anticipated that a substantial portion of all such amounts at August 31, 1996 will be collected within one year.

     Equipment and furniture and depreciation: Equipment and furniture is carried at cost. Depreciation expense is computed by the straight-line method over primarily five or seven years.

     Investment in Colorado Directory Company, L.L.C. ("CDC"): The Company is accounting for its 12.5% investment in CDC by the cost method.

     Income tax matters: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Intangible assets: Intangible assets are being amortized by the straight-line method over the following periods:

                                                                       YEARS
                                                                       -----
                Customer lists (See Note 13).........................    15
                Noncompete agreements................................  3-10
                Organization and loan costs..........................   1-6

     Intangible assets are periodically reviewed for impairment based upon an assessment of future operations to ensure that they are appropriately valued.

     The Company entered into noncompete agreements and acquired customer lists for forty and eight directories during the years ended August 31, 1995 and 1996, respectively.

     Stock options: Compensation expense for stock issued through stock options plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     Common stock held by 401(k) profit-sharing plan: The Company's maximum cash obligation related to these shares is classified outside stockholders' equity because the shares are not readily traded and could be put to the Company for cash.

     Earnings per common and common equivalent share: Earnings per common and common equivalent share, assuming no dilution, are determined by dividing net income by the weighted average number of common and common equivalent shares outstanding during each of the periods presented. Dilutive common stock equivalents related to the stock options and warrants discussed in Note 10 were determined using the treasury stock method. The convertible debentures are not common stock equivalents. The estimated fair market value of the Company's common stock used to calculate the common stock equivalents under the treasury stock method for the periods presented has been estimated by management or determined by an independent appraisal. Earnings per common and common equivalent share, assuming full dilution, assumes conversion of the dilutive convertible debentures since the date of issuance.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1997.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but requires

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

expanded disclosures. SFAS No. 123 is effective in fiscal year 1997. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial statements.

     Fair value of financial instruments: The carrying amount of long-term debt approximates fair value because these obligations bear interest at current rates.

NOTE 2.  OPTION TO PURCHASE DIRECTORIES

     The Company loaned $500,000 to another directory publisher in consideration of an option to purchase nine of its directories. The note is noninterest bearing, nonrecourse, and collateralized by the publishing rights to one of the directories. The option price of the directories is determined based on revenue of the directories at the time of exercise and other factors. The Company may exercise the option anytime between June 1, 1997 and June 1, 1999. If the Company does not exercise its option, the loan is forgiven. If the option is exercised, the amount of the loan is applied to the option price.

NOTE 3.  INVESTMENT IN COLORADO DIRECTORY COMPANY L.L.C.

     The Company's investment in Colorado Directory Company, L.L.C. (CDC), a Colorado limited liability company that publishes directories in Denver and Boulder, Colorado, consists of the following:

                                                                 1995             1996
                                                              ----------       ----------
    Convertible debenture which is noninterest bearing, due
      December 1, 2004, and collateralized by the publishing
      rights to the Boulder directory.......................  $  500,000       $   --
    Members' equity, represents 12.5% ownership in CDC......     500,000           --
                                                              ----------       ----------
                                                              $1,000,000       $   --
                                                              ==========       ==========

     In June 1996, the Company recognized a $500,000 loss on the disposition of the CDC investment as a result of selling all of its interest in CDC to an affiliate of another member of CDC for $500,000.

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT

     The Company has a $9,764,000 revolving line of credit with a bank, which expires January 31, 1997. As of August 31, 1995 and 1996, the Company had $1,532,000 and $2,773,800, respectively, outstanding on the line of credit. The borrowings bear interest at prime (current effective rate is 8.25% at August 31, 1996), and are collateralized by substantially all of the Company's assets. If borrowings are in excess of $6,000,000 the interest rate is prime plus 3/4%. To the extent that the line of credit is used to finance acquisitions that cost more than $1,000,000, the amount borrowed for the acquisition is converted to a term loan. The amount of the term loan reduces the line of credit on a dollar for dollar basis. The term loan will be repaid in quarterly installments of principal and monthly installments of interest over a five-year period and will bear interest at prime, unless over $6,000,000 is borrowed, then the rate shall be prime plus 3/4%. The other terms and conditions of the term loan are the same as the line of credit. As of August 31, 1996, there is a $2,012,400 term loan outstanding under this agreement.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED)

     The loan agreement contains covenants concerning various financial ratios, additional acquisition and debt restrictions, and prohibition of any cash dividends. As of August 31, 1996, the Company was either in compliance with the restrictive covenants or had obtained waivers for noncompliance.

     Long-term debt consists of:

                                                                    1995            1996
                                                                 -----------     -----------
The Company has convertible unsecured debentures payable to
  various individuals and corporations. The convertible
  debentures are payable in quarterly payments of interest only until maturity at which time the debentures will be converted to common stock of the Company or paid in full, at the option of the holder. The debentures may be converted to common
  stock of the Company, at the option of the holder, upon the earlier of (i) the expiration of two years from the date of issuance (applies only to debentures issued April 1992), (ii)
  upon a public offering of common stock of the Company, or
  (iii) upon receipt of notice of redemption from the Company.
  The Company may only redeem the convertible debentures in
  connection with or as a precondition to a public offering of common stock of the Company. The terms of these debentures are due as follows:
  9%, due April 1998, convertible at $4.00 per share of common
     stock, issued April 1992.* ...............................  $ 5,214,000     $ 5,214,000
  11%, due November 2000 through January 2001, convertible at
     $8.00 per share of common stock, issued November 1994
     through January 1995.* ...................................    8,450,000       8,450,000
Note payable, bank, principal due in quarterly payments of
  $111,800 through January 31, 2001, interest is due monthly at prime (currently 8.25% at August 31, 1996), collateralized by
  substantially all of the Company's assets. ..................           --       2,012,400
Noncompete agreement, due in monthly payments of $5,250,
  including interest at 8 5/8%, through May 1996. .............       41,980              --
Note payable, due $500,000 on January 1, 1996 and 1997,
  including interest at 6 5/8%. Collateralized by a second lien
  on publishing rights to purchased directories. ..............      905,377         465,377
Note payable, due in annual installments of $123,000 to
  $189,000, including interest at 8.25%, through 2006.
  Collateralized by publishing rights to purchased
  directories..................................................           --         990,000
Contracts payable, to finance company, due in various monthly payments, including interest at 8.5% to 8 5/8%, through
  November 1998, collateralized by equipment with a depreciated
  cost of $348,053. ...........................................      444,988         321,398
Loan inducement fee payable (See Note 8).......................    1,330,000              --
                                                                 -----------     -----------
                                                                  16,386,345      17,453,175
Less current maturities........................................      875,050       1,224,286
                                                                 -----------     -----------
                                                                 $15,511,295     $16,228,889
                                                                 ===========     ===========

---------------
* All debentures were converted into Common Stock prior to the acquisition of the company by McLeod, Inc. on September 20, 1996. (See Note 14)

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 4.  PLEDGED ASSETS, CURRENT NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED)

     Principal payments required on the long-term debt at August 31, 1996 are as follows:

            1997..................................................  $ 1,224,286
            1998..................................................    5,874,780
            1999..................................................      573,309
            2000..................................................      550,200
            2001..................................................    8,773,600
            Later years...........................................      457,000
                                                                    -----------
                                                                    $17,453,175
                                                                    ===========

NOTE 5.  LEASE COMMITMENTS AND TOTAL RENT EXPENSE

     The Company has an operating lease for its corporate headquarters, which expires August 31, 2005. In addition to minimum annual rentals, the lease requires the payment of operating costs of the building based on its pro rata share of the building. The Company also leases other office facilities and equipment under various operating leases.

     The total minimum rental commitment at August 31, 1996 under the operating leases is as follows:

            During the year ending August 31:
              1997................................................  $ 1,412,000
              1998................................................    1,290,000
              1999................................................    1,130,000
              2000................................................    1,078,000
              2001................................................      891,000
              Thereafter..........................................    5,631,000
                                                                     ----------
                                                                    $11,432,000
                                                                     ==========

     The total rental expense for 1994, 1995, and 1996 was approximately $1,225,000, $1,312,000, and $1,528,000, respectively.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 6.  INCOME TAXES

     Net deferred tax assets consist of the following components as of August 31, 1995 and 1996:

                                                                   1995           1996
                                                                ----------     ----------
    Deferred tax assets:
      Accounts receivable.....................................  $  934,000     $1,219,000
      Intangibles.............................................     679,000        664,000
      Deferred expenses.......................................     101,000             --
      Accrued expenses........................................     444,000        513,000
      Capital loss carryforward...............................          --        200,000
      Loan inducement fee payable.............................     532,000             --
                                                                ----------     ----------
                                                                 2,690,000      2,596,000
      Less valuation allowance................................          --             --
                                                                ----------     ----------
                                                                 2,690,000      2,596,000
                                                                ----------     ----------
    Deferred tax liabilities:
      Equipment and furniture.................................     191,000        185,000
      Accounts receivable.....................................     169,000        171,000
                                                                ----------     ----------
                                                                   360,000        356,000
                                                                ----------     ----------
                                                                $2,330,000     $2,240,000
                                                                ==========     ==========

     The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of August 31, 1995 and 1996 as follows:

                                                                   1995           1996
                                                                ----------     ----------
    Current assets............................................  $1,410,000     $1,536,000
    Noncurrent assets.........................................     920,000        704,000
                                                                ----------     ----------
                                                                $2,330,000     $2,240,000
                                                                ==========     ==========

     No valuation allowance is required on the deferred tax assets as of August 31, 1996 and 1995. The valuation allowance for deferred tax assets decreased $1,110,000 during 1994, due to the utilization of the acquired operating loss carryforwards and management's belief that deferred tax assets will ultimately be realized.

     The provision for income taxes charged to operations for 1994, 1995, and 1996 consists of the following:

                                                      1994           1995          1996
                                                    ---------     ----------     --------
    Current tax expense...........................  $ 308,702     $1,115,586     $885,610
    Deferred tax expense..........................   (171,512)      (813,000)      90,000
                                                    ---------     ----------     --------
                                                    $ 137,190     $  302,586     $975,610
                                                    =========     ==========     ========

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 6.  INCOME TAXES -- (CONTINUED)

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for 1994, 1995, and 1996 due to the following:

                                         1994                 1995                1996
                                  ------------------   ------------------   -----------------
                                               % OF                 % OF                % OF
                                   DOLLAR     PRETAX    DOLLAR     PRETAX    DOLLAR    PRETAX
                                   AMOUNT     INCOME    AMOUNT     INCOME    AMOUNT    INCOME
                                  ---------   ------   ---------   ------   --------   ------
    Computed "expected" federal
      income tax expense........  $ 352,593      35%   $ 256,269      35%   $724,676     35%
    Increase (decrease) in
      income taxes resulting
      from:
      State income taxes, net of
         federal tax benefit....     60,445       6       96,866      13      71,656      3
      Meals and entertainment...     20,920       2       59,767       8      74,724      4
      Minority interest in net
         loss of consolidated
         limited liability
         subsidiary.............         --      --        5,586       1     114,529      6
      Additional deferred income
         taxes after
         reclassification of
         intangibles to deferred
         income taxes...........   (396,907)    (39)          --      --          --     --
         Other..................    100,139      10     (115,902)    (16)     (9,975)    (1)
                                  ---------     ---    ---------     ---    --------     --
                                  $ 137,190      14%   $ 302,586      41%   $975,610     47%
                                  =========     ===    =========     ===    ========     ==

NOTE 7.  LOAN INDUCEMENT FEE

     The Company had previously agreed to pay a fee of 1/2% of cash revenues to three individuals on a monthly basis as compensation for previous financing provided such individuals. Two of these individuals are stockholders of the Company and one of these individuals is on the Company's Board of Directors. The fee was to be paid through October 31, 2000. For 1994, 1995, and 1996, the loan inducement fee expense was approximately $153,000, $190,000, and none, respectively, which is included in interest expense.

     In August 1995, the Company's Board of Directors adopted a resolution to prepay the fee according to a formula contained in the original agreement. Therefore, the remaining liability of $1,330,000 was recorded at August 31, 1995. The payment of the remaining liability was made during the year ended August 31, 1996.

NOTE 8.  STOCKHOLDER AGREEMENTS

     The common stockholders of the Company have entered into a stockholder agreement that provides for the following:

     - The stockholders may not sell, transfer, or pledge their stock without first offering it to the Company, and secondly to the other stockholders, at fair market value.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 8.  STOCKHOLDER AGREEMENTS -- (CONTINUED)

     - Any gift of the stock must be approved by the Company and will be subject to the terms of the stockholder agreement. The gift may be made to a spouse, child of the stockholder or to a charitable organization or private foundation.

     - Upon the death of a stockholder, any transferee of the stock will be subject to the terms of the stockholder agreement.

     - Each stockholder has co-sale rights.

     - Each stockholder has piggyback rights upon a registration of the stock.

     - Written action of 51% of the stock may amend or cancel the agreement.

NOTE 9.  RETIREMENT AND BONUS PLAN

     The Company has a 401(k) Profit Sharing Plan for those employees who have completed one year of service and who are at least 18 years of age. The plan provides for contributions in such amounts as the Board of Directors may annually determine. The amount charged to expense during 1994, 1995, and 1996 was approximately $56,000, $80,000, and $117,500, respectively. The contributions for 1994 and 1995 have been made with the Company's common stock. The Company plans to make the 1996 contribution with cash.

     In the event a terminated plan participant desires to sell his or her shares of the Company's stock, or if certain employees elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. To the extent that shares of common stock held by the 401(k) profit-sharing plan are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders' equity. As of August 31, 1996, 38,273 shares held by the 401(k) profit-sharing plan, at a fair value of $5.75 per share, have been reclassified from stockholder's equity to liabilities.

     The Company has bonus plans for substantially all of its nonsales personnel based on obtaining certain profitability goals. These bonuses totaled approximately $362,000, $471,000, and $720,000 for 1994, 1995, and 1996,
respectively.

NOTE 10.  STOCK OPTION PLAN AND STOCK PURCHASE WARRANTS

     The Company has adopted a qualified stock option plan with 800,000 shares of common stock reserved for the grant of options to key employees and directors. Option prices will be the fair market value of the common stock on the date options are granted. The options primarily vest over a

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 10.  STOCK OPTION PLAN AND STOCK PURCHASE WARRANTS -- (CONTINUED)

54-month period and must be exercised within seven years from the date of grant. The following table summarizes the options to purchase shares of the Company's common stock:

                                                           SHARES        OPTION PRICE
                                                          --------       ------------
        Outstanding, August 31, 1993....................   490,800        $1.00-$3.00
          Granted                                           18,900         1.00- 3.30
          Exercised.....................................      (925)              1.00
          Cancelled.....................................    (9,925)        1.00- 3.00
                                                          --------
        Outstanding, August 31, 1994....................   498,850         1.00- 3.50
          Granted.......................................   265,600         4.50- 4.95
          Exercised.....................................   (14,175)        1.00- 3.00
          Cancelled.....................................   (20,775)        1.00- 4.50
                                                          --------
        Outstanding, August 31, 1995....................   729,500         1.00- 4.95
          Granted.......................................    28,050               5.75
          Exercised.....................................  (182,300)        1.00- 4.50
          Cancelled.....................................   (21,400)        3.00- 5.75
                                                          --------
        Outstanding, August 31, 1996....................   553,850         1.00- 5.75
                                                          ========

                                                   1994          1995          1996
                                                  -------       -------       -------
        Options exercisable, end of year....      245,325       384,300       251,900
                                                  =======       =======       =======
        Available for grant, end of year....          625        55,400        48,750
                                                  =======       =======       =======

     In connection with previous financing provided by three individuals (see
Note 7), the Company issued three stock purchase warrants enabling the holders to purchase 488,650 shares of common stock at an exercise price of $.01 per share. The stock purchase warrants are exercisable through November 20, 2000.

     All vested options and stock purchase warrants were exercised prior to the acquisition of the Company by McLeod, Inc. on September 20, 1996. (See Note 14).

NOTE 11.  RESTRUCTURING LOSS

     In January 1994, the Company restructured Telecom*USA Neighborhood Directories, Inc. Previously it published eleven neighborhood directories in the Chicago, Illinois area. The Company has decided to keep certain market areas and produce two directories similar to the Company's other products. The expense included in 1994 includes previously deferred expenses on books which will no longer be published and a write-down of the purchased customer list and agreement not-to-compete.

NOTE 12.  CHANGE IN ACCOUNTING ESTIMATE

     During the year ended August 31, 1996, the Company evaluated the turnover of its customer lists and determined that a 15-year life was more appropriate than the 3-10 year life it was presently using. The effect of this change was to increase net income for 1996 by approximately $781,000, equal to $0.23 per average common share outstanding.

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

NOTE 13.  COMMITMENT TO PURCHASE EQUIPMENT

     During the year ended August 31, 1996, the Company has capitalized approximately $200,000 related to a telephone sales force automation project. The Company estimates it will cost approximately $1,100,000 to complete the project.

NOTE 14.  REORGANIZATION OF COMPANY AND SUBSEQUENT EVENTS

     On September 20, 1996 the Company was acquired by McLeod, Inc. pursuant to an Agreement and Plan of Reorganization. Under the Agreement, the Company was merged into McLeod Reverse Merging Co., a wholly owned subsidiary of McLeod, Inc with the Company as the surviving corporation. Immediately after the merger each share of the Company was converted into the right to receive $12.75 in cash. This acquisition resulted in a total purchase price of approximately $75.7 million. This purchase price consisted of approximately $74.1 million in cash and $1.6 million resulting from McLeod, Inc. entering into a deferred compensation program with all holders of non-vested options to purchase shares of the Company's common stock. Prior to the acquisition all debentures discussed in Note 4 were converted into common stock and all vested stock options and stock purchase warrants discussed in Note 10 were exercised.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS                                6,000,000 SHARES
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION                        MCLEOD, INC.
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS
GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON                       CLASS A COMMON STOCK
TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.                             ($.01 PAR VALUE)

         ------------------------------

             TABLE OF CONTENTS
                                                                                 (MCLEOD LOGO)

                                       PAGE
                                       ----

Prospectus Summary...................    1
Risk Factors.........................    8                                    SALOMON BROTHERS INC
Use of Proceeds......................   20
Price Range of Class A Common Stock                                           BEAR, STEARNS & CO. INC.
  and Dividend Policy................   20
Capitalization.......................   21                                    MORGAN STANLEY & CO.
Selected Consolidated Financial                                                  INCORPORATED
  Data...............................   22
Pro Forma Financial Data.............   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   28
Business.............................   36
Management...........................   60
Certain Transactions.................   74
Principal and Selling Stockholders...   75
Description of Capital Stock.........   77
Shares Eligible for Future Sale......   80
Underwriting.........................   82
Validity of Securities...............   83
Experts..............................   83
Available Information................   84
Glossary.............................  G-1                                    PROSPECTUS
Index to Consolidated Financial
  Statements.........................  F-1                                    DATED          , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses payable by the Company in connection with the distribution of the securities hereunder. The selling stockholders are not paying any portion of such expenses.

    SEC registration fee....................................................  $    67,955
    NASD filing fee.........................................................       22,925
    Nasdaq National Market listing fee......................................       17,500
    Accounting fees and expenses............................................      175,000
    Legal fees and expenses.................................................      500,000
    Printing and engraving expenses.........................................      195,000
    Blue Sky fees and expenses..............................................       15,000
    Transfer Agent fees and expenses........................................        6,620
                                                                                ---------
              Total.........................................................  $ 1,000,000
                                                                                =========

---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Restated Certificate contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company has entered into indemnity agreements with each of its directors pursuant to which the Company has agreed to indemnify the directors as permitted by the DGCL. The Company has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From the Company's inception on June 6, 1991 through September 30, 1996, the Company has issued and sold the following securities (as adjusted to give effect to the 3.75-for-one stock split of the Company's Class A Common Stock and Class B Common Stock, effective May 2, 1996 (the "Recapitalization")):

          (1) In July 1991, the Company issued 18,750 shares of Class A Common Stock to its founder, Clark E. McLeod. The price per share was $.27, for an aggregate consideration of $5,000.

          (2) In September 1992, the Company granted stock options to five of its employees to purchase an aggregate of 832,096 shares of Class A Common Stock pursuant to the 1992 Plan at an exercise price of $.27 per share and granted Clark E. McLeod stock options to purchase an aggregate of 172,298 shares of Class A Common Stock pursuant to the 1992 Plan at an exercise price of $.29 per share.

          (3) In January 1993, the Company issued an aggregate of 6,356,256 shares of Class A Common Stock to Clark E. McLeod (2,462,334), Mary E. McLeod (2,481,080), Holly A. McLeod (34,459), James L. Cram (153,548),
     Virginia A. Cram (153,548), William A. Cram (18,750), Kristin J. Cram (18,750), Stephen C. and Sally W. Gray (86,149), Scott L. and Julie A. Goldberg (68,918), Kirk E. Kaalberg (17,232), and Bruce A. and Susan M. Thayer (861,488). The price per share was $.27, for an aggregate consideration of $1,695,000.

          (4) Between March and November 1993, the Company granted stock options to 35 of its employees to purchase an aggregate of 1,193,438 shares of Class A Common Stock pursuant to the 1992 Plan (198,750) and the 1993 Plan (994,688), at an exercise price of $.80 per share and granted Clark E. McLeod stock options to purchase an aggregate of 180,000 shares of Class A Common Stock pursuant to the 1992 Plan (56,250) and the 1993 Plan (123,750), at an exercise price of $.88 per share.

          (5) In April 1993, the Company issued an aggregate of 5,618,754 shares of Class A Common Stock to Mary E. McLeod (1,249,999), Clark E. McLeod (1,250,003), Allsop (2,500,002), David C. Stanard (123,750), Judith A.
     Stanard (56,250), Douglas McGowan (153,750), Stephen C. and Sally W. Gray (18,750), James L. Cram (18,750), Virginia A. Cram (18,750), John D. and Karleen M. Hagan (18,750), Scott L. and Julie A. Goldberg (18,750), Robert
     C. and Deborah B. Taylor (18,750), Mernat & Co. f/b/o Henry Royer IRA (37,500), Gene L. Hassman (41,250), Stephen Samuel Gray Irrevocable Trust (3,750), Mernat & Co. f/b/o Joanne H. Collins Trust (45,000), and Mernat & Co. f/b/o Thomas M. Collins (45,000). The price per share was $.80, for an aggregate consideration of $4,495,002.

          (6) In April 1993, the Company issued 5,625,000 shares of Class B Common Stock to IES. The price per share was $.80, for an aggregate consideration of $4,500,000.

          (7) In May 1993, the Company granted to four of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 150,000 shares of Class A Common Stock at an exercise price of $.80 per share.

          (8) In December 1993, the Company issued an aggregate of 307,096 shares of Class A Common Stock to William A. Cram (14,063), Kristin J. Cram (14,063), James L. Cram (139,485) and Virginia A. Cram (139,485) in
     exchange for 307,096 shares of Class A Common Stock previously issued to James L. Cram (153,548) and Virginia A. Cram (153,548).

          (9) In December 1993, the Company granted to 44 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 40,976 shares of Class A Common Stock at an exercise price of $1.07 per share.

          (10) Between January and June 1994, the Company granted to 47 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 535,314 shares of Class A Common Stock at an exercise price of $1.47 per share.

          (11) In February 1994, the Company issued 2,045,457 shares of Class B Common Stock to IES. The price per share was $1.47, for an aggregate consideration of $3,000,003.

          (12) In February 1994, the Company issued an aggregate of 2,484,720 shares of Class A Common Stock to Allsop (1,022,727), Clark E. McLeod (511,365), Mary E. McLeod (511,362), Mernat & Co. f/b/o John D. Hagan IRA (76,875), Bruce A. and Susan M. Thayer (68,183), Judith A. Stanard (67,500), Mernat & Co. f/b/o Thomas M. Collins (102,274), Mernat & Co. f/b/o Henry Royer IRA (37,500), Casey D. Mahon (34,092), Dain Bosworth, Custodian for Casey D. Mahon IRA (34,092), Stephen C. and Sally W. Gray (15,000), and Robert C. and Deborah B. Taylor (3,750). The price per share was $1.47, for an aggregate consideration of $3,644,250.

          (13) In May 1994, the Company issued an aggregate of 14,478,480 shares of Class A Common Stock to all existing holders of Class A Common Stock and an aggregate of 7,670,457 shares of Class B Common Stock to all existing holders of Class B Common Stock in connection with the reincorporation of the Company from Iowa to Delaware in August 1993 and in exchange for all shares of Class A Common Stock and Class B Common Stock previously issued to such stockholders.

          (14) In May 1994, the Company granted to IES, in consideration of the guaranty executed by IES in connection with the Credit Facility, stock options to purchase an aggregate of 1,875,000 shares of Class B Common Stock at an exercise price of $1.47 per share.

          (15) Between August 1994 and January 1995, the Company granted to 235 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 569,503 shares of Class A Common Stock at an exercise price of $1.73 per share and granted Clark E. McLeod stock options to purchase an aggregate of 18,750 shares of Class A Common Stock pursuant to the 1993 Plan at an exercise price of $1.91 per share.

          (16) In December 1994, the Company issued an aggregate of 2,482,602 shares of Class A Common Stock to Joni Thornton (3,750), Al and Delores Lyon (3,750), Aaron McLeod (3,750), Holly McLeod (3,750), Dave and Karen Lindberg (3,750), Ted McLeod (3,750), Clark E. McLeod (7,500) and Mary E. McLeod (2,452,602), in exchange for 2,482,602 shares of Class A Common Stock previously issued to Clark E. McLeod (18,750) and Mary E. McLeod (2,463,852).

          (17) In December 1994, the Company issued an aggregate of 278,972* shares of Class A Common Stock to William A. Cram (4,688), Kristin J. Cram (4,688), James L. Cram (134,798) and Virginia A. Cram (134,798) in exchange for 278,970* shares of Class A Common Stock previously issued to James L. Cram (139,485) and Virginia A. Cram (139,485).

          (18) In January 1995, the Company issued 22,500 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray. The price per share was $1.73, for an aggregate consideration of $39,000.

---------------
* Differences between the number of shares originally issued and the number of shares exchanged therefor in the described transaction are due to the rounding up of all fractional shares resulting from the Recapitalization.

          (19) In January 1995, the Company granted to four of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 75,000 shares of Class A Common Stock at an exercise price of $1.73 per share.

          (20) Between March and October 1995, the Company granted stock options to 452 of its employees to purchase an aggregate of 1,339,474 shares of Class A Common Stock pursuant to the 1992 Plan (105,000), the 1993 Plan (953,224) and the 1995 Plan (281,250), at an exercise price of $2.27 per share, and granted Clark E. McLeod stock options to purchase an aggregate of 56,250 shares of Class A Common Stock pursuant to the 1995 Plan at an exercise price of $2.49 per share.

          (21) In April 1995, the Company issued 3,676,058 shares of Class B Common Stock to Midwest Capital Group Inc. The price per share was $2.27, for an aggregate consideration of $8,332,397.

          (22) In April 1995, the Company granted to IES, in consideration of the guaranty executed by IES in connection with the Credit Facility, stock options to purchase an aggregate of 1,912,500 shares of Class B Common Stock at an exercise price of $2.27 per share.

          (23) In June 1995, the Company issued 3,529,414 shares of Class B Common Stock to MWR Investments Inc. The price per share was $2.27, for an aggregate consideration of $8,000,005.

          (24) In June 1995, the Company issued 750,000 shares of Class B Common Stock to IES. The price per share was $2.27, for an aggregate consideration of $1,700,000.

          (25) In June 1995, the Company issued 3,676,058 shares of Class B Common Stock to MWR Investments Inc., in exchange for 3,676,058 shares of Class B Common Stock previously issued to Midwest Capital Group Inc.

          (26) In June 1995, the Company issued an aggregate of 929,670* shares of Class A Common Stock to Bruce A. Thayer (464,835) and Susan M. Thayer (464,835) in exchange for 929,671* shares of Class A Common Stock previously issued to Bruce A. and Susan M. Thayer.

          (27) In June 1995, the Company issued an aggregate of 1,897,068 shares of Class A Common Stock to Allsop (171,188), Frank N. and Marilyn Y. Magid (44,119), Fred L. Wham, III, Trustee, Fred L. Wham, III Profit Sharing U/A dated 1/1/89 f/b/o Fred L. Wham, III (88,238), Scott G. Byers Partnership (44,119), Craig M. and Susan M. Byers (44,119), Richard C. Young (44,119), Ross D. Christensen (44,119), William C. Knapp as trustee of the William C. Knapp Revocable Trust (88,238), Nelson Investment Company (44,119), John W. Aalfs (44,119), John D. Hagan (44,119), William J. Stevens (11,625), Tami Young (22,062), Merrill Lynch f/b/o Michael J. Brown IRA (13,238), Ann Vermeer Stienstra (13,238), Keith R. Molof (2,250), Central Iowa Energy Cooperative (330,885), Trust for the Benefit of the Children of Frank Magid (44,119), Iowa Capital Corporation (154,414), Dain Bosworth f/b/o Thomas M. Brown IRA (32,363), Thomas M. Brown (8,813), Karen Jacobi (450), Philip Thrasher Kennedy (6,619), IPC Development Co. (45,000), Trusty (44,119), S.K.E. Investment Partnership (44,119), Thomas M. Hoyt (44,119), James S. Cownie (88,238), Mernat & Co. f/b/o Stephen C. Gray IRA (3,750), Stephen C. Gray (26,352), Gregg D. Miller (44,119), Theodore G. Schwartz (44,119), Clark E. McLeod (64,163), Mary E. McLeod (64,159), Ibak & Company f/b/o John W. Colloton (25,875), and John W. Colloton (18,244). The price per share was $2.27, for an aggregate consideration of $4,299,997.

---------------
* Differences between the number of shares originally issued and the number of shares exchanged therefor in the described transaction are due to the rounding up of all fractional shares resulting from the Recapitalization.

          (28) In July 1995, the Company issued an aggregate of 26,352 shares of Class A Common Stock to Stephen C. Gray (22,602) and Elizabeth Mary Fletcher Gray Education Trust (3,750) in exchange for 26,352 shares of Class A Common Stock previously issued to Stephen C. Gray.

          (29) In July 1995, the Company granted to six of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price of $2.27 per share.

          (30) In October 1995, the Company issued 282 shares of Class A Common Stock to Kathleen Sanders. The price per share was $1.06, for an aggregate consideration of $300.

          (31) In October 1995, the Company issued an aggregate of 269,596 shares of Class A Common Stock to William A. Cram (3,750), Kristin J. Cram (3,750), James L. Cram (131,048) and Virginia A. Cram (131,048) in exchange for 269,596 shares of Class A Common Stock previously issued to James L. Cram (134,798) and Virginia A. Cram (134,798).

          (32) In December 1995, the Company issued an aggregate of 2,462,330 shares of Class A Common Stock to Joni Thornton (3,750), Dave and Karen Lindberg (3,750), Aaron McLeod (3,750), Holly McLeod (3,750), Clark E. McLeod (2,437,602) and Mary E. McLeod (9,728), in exchange for 2,462,330 shares of Class A Common Stock previously issued to Clark E. McLeod (2,445,102) and Mary E. McLeod (17,228).

          (33) In December 1995, the Company issued 11,250 shares of Class A Common Stock to James L. Cram. The price per share was $.27, for an aggregate consideration of $3,000.

          (34) Between December 1995 and February 1996, the Company granted stock options to 239 of its employees to purchase an aggregate of 1,514,263 shares of Class A Common Stock pursuant to the 1992 Plan (39,752) and the 1993 Plan (1,474,511), at an exercise price of $2.67 per share and granted Clark E. McLeod stock options to purchase an aggregate of 112,500 shares of Class A Common Stock pursuant to the 1993 Plan at an exercise price of $2.93 per share.

          (35) In January 1996, the Company granted to six of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price of $2.67 per share.

          (36) In February 1996, the Company issued an aggregate of 262,096 shares of Class A Common Stock to William A. Cram (5,625), Kristin J. Cram (5,625), Thomas W. Burns (3,750), Rita M. Burns (3,750), James L. Cram (121,673) and Virginia A. Cram (121,673) in exchange for 262,096 shares of Class A Common Stock previously issued to James L. Cram (131,048) and Virginia A. Cram (131,048).

          (37) In February 1996, the Company issued 23,438 shares of Class A Common Stock to Blake O. Fisher, Jr. The price per share was $.99, for an aggregate consideration of $23,125.

          (38) In April 1996, as partial consideration for the execution of employment, confidentiality and non-competition agreements, the Company granted to the 37 employees signing such agreements options to purchase an aggregate of 540,500 shares of Class A Common Stock, effective upon consummation on or before December 31, 1996 of an initial public offering of the Class A Common Stock, at an exercise price equal to the initial public offering price per share.

          (39) In June 1996, the Company granted to 175 of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 223,175 shares of Class A Common Stock at an exercise price of $20.00 per share.

          (40) In June 1996, the Company granted to six of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 5,800 shares of Class A Common Stock at an exercise price of $23.75 per share.

          (41) In July 1996, the Company issued an aggregate of 474,807 shares of Class A Common Stock to Allsop (194,476), Albert P. Ruffalo (73,600), Joseph P. Cunningham (40,301), Laura L. Dement (37,386), Randy A. Snyder (18,763), Brian P. Donnelley (18,763), Clark E. McLeod (38,609), Mary E. McLeod (38,609), Eric Hender (7,150), and Julie Hender (7,150). The 474,807 shares were exchanged for all the shares of Ruffalo, Cody common stock held by such persons.

          (42) In July 1996, in connection with the acquisition of Ruffalo, Cody and pursuant to the 1996 Plan, the Company granted stock options to purchase an aggregate of 88,436 shares of Class A Common Stock at an exercise price of $1.43 to 19 Ruffalo, Cody employees, an aggregate of 29,537 shares of Class A Common Stock at an exercise price of $4.29 to 9 Ruffalo, Cody employees, an aggregate of 14,684 shares of Class A Common Stock at an exercise price of $8.58 to 14 Ruffalo, Cody employees, an aggregate of 11,370 shares of Class A Common Stock at an exercise price of $9.30 to 31 Ruffalo, Cody employees, an aggregate of 6,991 shares of Class A Common Stock at an exercise price of $8.58 to 1 Ruffalo, Cody independent contractor, and an aggregate of 6,991 shares of Class A Common Stock at an exercise price of $9.30 to 1 Ruffalo, Cody independent contractor.

          (43) In July 1996, as partial consideration for the execution of employment, confidentiality and non-competition agreements, the Company granted to 11 employees signing such agreements options to purchase an aggregate of 167,000 shares of Class A Common Stock at an exercise price of $25.25 per share.

          (44) In July 1996, the Company granted to one of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 10,000 shares of Class A Common Stock at an exercise price of $25.25 per share.

          (45) In July 1996, the Company granted to 81 of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 34,100 shares of Class A Common Stock at an exercise price of $27.75 per share.

          (46) In August 1996, the Company granted to 61 of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 109,855 shares of Class A Common Stock at an exercise price of $30.125 per share.

          (47) In September 1996, as partial consideration for the execution of employment, confidentiality and non-competition agreements, the Company granted to six employees signing such agreements options to purchase an aggregate of 225,000 shares of Class A Common Stock at an exercise price of $33.375 per share.

          (48) In September 1996, the Company granted to 548 of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 193,100 shares of Class A Common Stock at an exercise price of $33.375 per share.

          (49) In September 1996, as partial consideration for the execution of an employment, confidentiality and non-competition agreement, the Company granted to one employee signing such agreement options to purchase 10,000 shares of Class A Common Stock at an exercise price of $33.875 per share.

          (50) In September 1996, the Company granted to 29 of its employees, pursuant to the 1996 Plan, stock options to purchase an aggregate of 35,975 shares of Class A Common Stock at an exercise price of $33.875 per share.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 *1.1     -- Form of Underwriting Agreement among McLeod, Inc., Salomon Brothers Inc, Bear,
             Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, and certain stockholders of the Company.
  2.1     -- Agreement and Plan of Reorganization dated April 28, 1995 among Midwest Capital
             Group Inc., MWR Telecom, Inc. and McLeod Inc. (Filed as Exhibit 2.1 to
             Registration Statement on Form S-1, File No. 333-3112 ("Initial Form S-1"), and
             incorporated herein by reference).
  2.2     -- Agreement and Plan of Reorganization dated July 15, 1996 among Ruffalo, Cody &
             Associates, Inc., certain shareholders of Ruffalo, Cody & Associates, Inc. and
             McLeod, Inc. (Filed as Exhibit 2 to Current Report on Form 8-K, File No. 0-20763,
             and incorporated herein by reference).
  2.3     -- Agreement and Plan of Reorganization dated September 20, 1996 among Telecom*USA
             Publishing Group, Inc. and McLeod, Inc. (Filed as Exhibit 2 to Current Report on
             Form 8-K, File No. 0-20763, and incorporated herein by reference).
  3.1     -- Amended and Restated Certificate of Incorporation of McLeod, Inc. (Filed as
             Exhibit 3.1 to Initial Form S-1, and incorporated herein by reference).
  3.2     -- Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to Initial Form
             S-1, and incorporated herein by reference).
  4.1     -- Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as Exhibit 4.1 to
             Initial Form S-1, and incorporated herein by reference).
  4.2     -- Investor Agreement dated as of April 1, 1996 among the Company, IES Investments
             Inc., Midwest Capital Group Inc., MWR Investments Inc., Clark and Mary McLeod,
             and certain other stockholders. (Filed as Exhibit 4.8 to Initial Form S-1, and incorporated herein by reference).
 *5.1     -- Opinion of Hogan & Hartson L.L.P.
 10.1     -- Credit Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. and
             The First National Bank of Chicago. (Filed as Exhibit 10.1 to Initial Form S-1,
             and incorporated herein by reference).
 10.2     -- First Amendment to Credit Agreement dated as of June 17, 1994 among McLeod, Inc.,
             McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.2 to Initial Form S-1, and incorporated herein by reference).
 10.3     -- Second Amendment to Credit Agreement dated as of December 1, 1994 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.3 to Initial Form S-1, and incorporated herein by reference).
 10.4     -- Third Amendment to Credit Agreement dated as of May 31, 1995 among McLeod, Inc.,
             McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.4 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.5     -- Fourth Amendment to Credit Agreement dated as of July 28, 1995 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.5 to Initial Form S-1, and incorporated herein by reference).
 10.6     -- Fifth Amendment to Credit Agreement dated as of October 18, 1995 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.6 to Initial Form S-1, and incorporated herein by reference).
 10.7     -- Sixth Amendment to Credit Agreement dated as of March 29, 1996 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telecommunications, Inc., MWR
             Telecom, Inc. and The First National Bank of Chicago. (Filed as Exhibit 10.7 to
             Initial Form S-1, and incorporated herein by reference).
 10.8     -- Security Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. and
             The First National Bank of Chicago. (Filed as Exhibit 10.8 to Initial Form S-1,
             and incorporated herein by reference).
 10.9     -- First Amendment to Security Agreement dated as of December 1, 1994 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.9 to Initial Form S-1, and incorporated herein by reference).
 10.10    -- Support Agreement dated as of December 1, 1994 among IES Diversified Inc.,
             McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.10 to Initial Form S-1, and incorporated herein by reference).
 10.11    -- Agreement Regarding Support Agreement dated December 1994 between McLeod, Inc.
             and IES Diversified Inc. (Filed as Exhibit 10.11 to Initial Form S-1, and
             incorporated herein by reference).
 10.12    -- Agreement Regarding Guarantee dated May 16, 1994 between McLeod, Inc. and IES
             Diversified Inc. (Filed as Exhibit 10.12 to Initial Form S-1, and incorporated herein by reference).
 10.13    -- Joinder to and Assumption of Credit Agreement dated as of April 28, 1995 between
             McLeod Merging Co. and The First National Bank of Chicago. (Filed as Exhibit
             10.13 to Initial Form S-1, and incorporated herein by reference).
 10.14    -- Joinder to and Assumption of Security Agreement dated as of April 28, 1995 between McLeod Merging Co. and The First National Bank of Chicago. (Filed as
             Exhibit 10.14 to Initial Form S-1, and incorporated herein by reference).
 10.15    -- Letter from The First National Bank of Chicago to James L. Cram dated April 28,
             1995 regarding extension of the termination date under the Credit Agreement.
             (Filed as Exhibit 10.15 to Initial Form S-1, and incorporated herein by reference).
 10.16    -- Credit Agreement dated as of March 29, 1996 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. MWR
             Telecom, Inc. and The First National Bank of Chicago. (Filed as Exhibit 10.16 to
             Initial Form S-1, and incorporated herein by reference).
 10.17    -- Agreement for Construction Related Services dated as of October 17, 1995 between
             City Signal Fiber Services, Inc. and McLeod Network Services, Inc. (Filed as
             Exhibit 10.17 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.18    -- Construction Services Agreement dated March 27, 1996 between City Signal Fiber
             Services, Inc. and McLeod Network Services, Inc. (Filed as Exhibit 10.18 to
             Initial Form S-1, and incorporated herein by reference).
 10.19    -- Fiber Optic Use Agreement dated as of February 14, 1996 between McLeod Network
             Services, Inc. and Galaxy Telecom, L.P. (Filed as Exhibit 10.19 to Initial Form
             S-1, and incorporated herein by reference).
 10.20    -- Agreement dated as of July 11, 1994 between McLeod Network Services, Inc. and KLK
             Construction. (Filed as Exhibit 10.20 to Initial Form S-1, and incorporated herein by reference).
 10.21    -- Lease Agreement dated September 5, 1995 between State of Iowa and MWR Telecom,
             Inc. (Filed as Exhibit 10.21 to Initial Form S-1, and incorporated herein by reference).
 10.22    -- Lease Agreement dated September 5, 1995 between State of Iowa and McLeod Network
             Services, Inc. (Filed as Exhibit 10.22 to Initial Form S-1, and incorporated herein by reference).
 10.23    -- Contract dated September 5, 1995 between Iowa Telecommunications and Technology
             Commission and MWR Telecom, Inc. (Filed as Exhibit 10.23 to Initial Form S-1, and
             incorporated herein by reference).
 10.24    -- Contract dated June 27, 1995 between Iowa National Guard and McLeod Network
             Services, Inc. (Filed as Exhibit 10.24 to Initial Form S-1, and incorporated herein by reference).
 10.25    -- Addendum Number One to Contract dated September 5, 1995 between Iowa National
             Guard and McLeod Network Services, Inc. (Filed as Exhibit 10.25 to Initial Form
             S-1, and incorporated herein by reference).
 10.26    -- U S WEST Centrex Plus Service Rate Stability Plan dated October 15, 1993 between
             McLeod Telemanagement, Inc. and U S WEST Communications, Inc. (Filed as Exhibit
             10.26 to Initial Form S-1, and incorporated herein by reference).
 10.27    -- U S WEST Centrex Plus Service Rate Stability Plan dated July 17, 1993 between
             McLeod Telemanagement, Inc. and U S WEST Communications, Inc. (Filed as Exhibit
             10.27 to Initial Form S-1, and incorporated herein by reference).
 10.28    -- Ameritech Centrex Service Confirmation of Service Orders dated various dates in
             1994, 1995 and 1996 between McLeod Telemanagement, Inc. and Ameritech Information
             Industry Services. (Filed as Exhibit 10.28 to Initial Form S-1, and incorporated herein by reference).
 10.29    -- Lease Agreement dated as of December 28, 1993 between 2060 Partnership and McLeod
             Telemanagement, Inc., as amended by Amendments First to Ninth dated as of July 3,
             1994, March 25, 1994, June 22, 1994, August 12, 1994, September 12, 1994,
             September 20, 1994, November 16, 1994, September 20, 1995 and January 6, 1996,
             respectively. (Filed as Exhibit 10.29 to Initial Form S-1, and incorporated herein by reference).
 10.30    -- Lease Agreement dated as of May 24, 1995 between 2060 Partnership and McLeod
             Telemanagement, Inc. (Filed as Exhibit 10.30 to Initial Form S-1, and
             incorporated herein by reference).
 10.31    -- Lease Agreement dated October 31, 1995 between I.R.F.B. Joint Venture and McLeod
             Telemanagement, Inc. (Filed as Exhibit 10.31 to Initial Form S-1, and
             incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.32    -- First Amendment to Lease Agreement dated as of November 20, 1995 between I.R.F.B.
             Joint Venture and McLeod Telemanagement, Inc. (Filed as Exhibit 10.32 to Initial
             Form S-1, and incorporated herein by reference).
 10.33    -- Uniform Purchase Agreement dated July 22, 1993 between McLeod, Inc. and Hill's
             Maple Crest Farms Partnership. (Filed as Exhibit 10.33 to Initial Form S-1, and
             incorporated herein by reference).
 10.34    -- Master Right-of-Way Agreement dated July 27, 1994 between McLeod Network
             Services, Inc. and IES Industries Inc. (Filed as Exhibit 10.34 to Initial Form
             S-1, and incorporated herein by reference).
 10.35    -- Master Right-of-Way and Tower Use Agreement dated February 13, 1996 between IES
             Industries Inc. and McLeod, Inc. (Filed as Exhibit 10.35 to Initial Form S-1, and
             incorporated herein by reference).
 10.36    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
             MidAmerican Energy Company and McLeod, Inc. (Iowa and South Dakota). (Filed as
             Exhibit 10.36 to Initial Form S-1, and incorporated herein by reference).
 10.37    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
             MidAmerican Energy Company and McLeod, Inc. (Illinois). (Filed as Exhibit 10.37
             to Initial Form S-1, and incorporated herein by reference).
 10.38    -- Settlement Agreement dated March 18, 1996 between U S WEST Communications, Inc.
             and McLeod Telemanagement, Inc. (Filed as Exhibit 10.38 to Initial Form S-1, and
             incorporated herein by reference).
 10.39    -- Agreement dated August 4, 1995 between Vadacom, Inc. and McLeod Telemanagement,
             Inc. (Filed as Exhibit 10.39 to Initial Form S-1, and incorporated herein by reference).
 10.40    -- McLeod Telecommunications, Inc. 1992 Incentive Stock Option Plan. (Filed as
             Exhibit 10.40 to Initial Form S-1, and incorporated herein by reference).
 10.41    -- McLeod, Inc. 1993 Incentive Stock Option Plan. (Filed as Exhibit 10.41 to Initial
             Form S-1, and incorporated herein by reference).
 10.42    -- McLeod, Inc. 1995 Incentive Stock Option Plan. (Filed as Exhibit 10.42 to Initial
             Form S-1, and incorporated herein by reference).
 10.43    -- McLeod Telecommunications, Inc. Director Stock Option Plan. (Filed as Exhibit
             10.43 to Initial Form S-1, and incorporated herein by reference).
 10.44    -- Promissory Note dated July 18, 1995 between Kirk E. Kaalberg and McLeod, Inc.
             (Filed as Exhibit 10.44 to Initial Form S-1, and incorporated herein by reference).
 10.45    -- Promissory Note dated March 29, 1996 between Stephen K. Brandenburg and McLeod,
             Inc. (Filed as Exhibit 10.45 to Initial Form S-1, and incorporated herein by reference).
 10.46    -- Agreement dated April 28, 1995 among McLeod, Inc., McLeod Telecommunications,
             Inc., McLeod Telemanagement, Inc., McLeod Network Services, Inc. and Clark E.
             McLeod. (Filed as Exhibit 10.46 to Initial Form S-1, and incorporated herein by reference).
+10.47    -- Telecommunications Services Agreement dated March 14, 1994 between WilTel, Inc.
             and McLeod Telemanagement, Inc., as amended. (Filed as Exhibit 10.47 to Initial
             Form S-1, and incorporated herein by reference).
 10.48    -- Amendment to Contract Addendum A to Contract No. 2102 dated March 31, 1993 between the Iowa Department of General Services and McLeod Telecommunications,
             Inc. (Filed as Exhibit 10.48 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.49    -- Construction Services Agreement dated June 30, 1995 between MFS Network
             Technologies, Inc. and MWR Telecom, Inc. (Filed as Exhibit 10.49 to Initial Form
             S-1, and incorporated herein by reference).
 10.50    -- First Amendment to Agreement Regarding Support Agreement dated May 14, 1996 among
             McLeod, Inc., IES Diversified Inc. and IES Investments Inc. (Filed as Exhibit
             10.50 to Initial Form S-1, and incorporated herein by reference).
 10.51    -- First Amendment to Agreement Regarding Guarantee dated May 14, 1996 among McLeod,
             Inc., IES Diversified Inc. and IES Investments Inc. (Filed as Exhibit 10.51 to
             Initial Form S-1, and incorporated herein by reference).
 10.52    -- Amended and Restated Directors Stock Option Plan of McLeod, Inc. (Filed as
             Exhibit 10.52 to Initial Form S-1, and incorporated herein by reference).
 10.53    -- Forms of Employment, Confidentiality and Non-Competition Agreement between
             McLeod, Inc. and certain employees of McLeod, Inc. (Filed as Exhibit 10.53 to
             Initial Form S-1, and incorporated herein by reference).
 10.54    -- Form of Change-of-Control Agreement between McLeod, Inc. and certain employees of
             McLeod, Inc. (Filed as Exhibit 10.54 to Initial Form S-1, and incorporated herein by reference).
 10.55    -- McLeod, Inc. 1996 Employee Stock Option Plan, as amended.
 10.56    -- McLeod, Inc. Employee Stock Purchase Plan. (Filed as Exhibit 10.56 to Initial
             Form S-1, and incorporated herein by reference).
 10.57    -- Form of Indemnity Agreement between McLeod, Inc. and certain officers and directors of McLeod, Inc. (Filed as Exhibit 10.57 to Initial Form S-1, and
             incorporated herein by reference).
 10.58    -- License Agreement dated April 24, 1996 between PageMart, Inc. and MWR Telecom,
             Inc. (Filed as Exhibit 10.58 to Initial Form S-1, and incorporated herein by reference).
 10.59    -- Assignment of Purchase Agreement dated August 15, 1996 by and between Ryan
             Properties, Inc. and McLeod, Inc.
 10.60    -- Assignment of Purchase Agreement dated August 14, 1996 by and between Ryan
             Properties, Inc. and McLeod, Inc.
 10.61    -- Asset Purchase Agreement dated September 4, 1996 by and between Total
             Communication Services, Inc. and McLeod Telemanagement, Inc.
 10.62    -- First Amendment to Asset Purchase Agreement dated September 30, 1996 by and between Total Communication Services, Inc. and McLeod Telemanagement, Inc.
 10.63    -- McLeod, Inc. Incentive Plan.
 10.64    -- Amended and Restated Credit Agreement dated as of May 5, 1996 by and between
             Telecom*USA Publishing Group, Inc., Telecom*USA Publishing Company and Telecom*USA
             Neighborhood Directories, Inc. and Norwest Bank Iowa, National Association.
 10.65    -- First Amendment to Amended and Restated Credit Agreement dated as of January 31,
             1996 by and between Telecom*USA Publishing Group, Inc., Telecom*USA Publishing
             Company and Telecom*USA Neighborhood Directories, Inc. and Norwest Bank Iowa,
             National Association.
 10.66    -- Lease Agreement dated as of September 26, 1994 between Ryan Properties, Inc. and
             Ruffalo, Cody & Associates, Inc.
 10.67    -- First Lease Amendment dated as of April 12, 1995 between Ryan Properties, Inc.
             and Ruffalo, Cody & Associates, Inc.

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.68    -- Lease Agreement dated as of July 18, 1995 between 2060 Partnership, L.P. and
             Telecom*USA Publishing Company.
 10.69    -- Lease Agreement dated April 26, 1995 by and between A.M. Henderson and Telecom*USA
             Publishing Company.
 10.70    -- License Agreement dated as of April 19, 1994, between Ameritech Information
             Industry Services and Telecom*USA Publishing Company.
 10.71    -- License Agreement dated September 13, 1993 between U S WEST Communications, Inc.
             and Telecom*USA Publishing Company.
 11.1     -- Statement regarding Computation of Per Share Earnings.
 21.1     -- Subsidiaries of McLeod, Inc.
 23.1     -- Consents of McGladrey & Pullen, LLP.
*23.2     -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1 to this Registration
             Statement on Form S-1).
 27.1     -- Financial Data Schedule (Filed as Exhibit 27 to Quarterly Report on Form 10-Q,
             File No. 0-20763, and incorporated herein by reference).
 99.1     -- Purchase Agreement dated as of August 15, 1996 between Iowa Land and Building
             Company and Ryan Properties, Inc.
 99.2     -- Purchase Agreement dated as of June 28, 1996 between Donald E. Zvacek, Dennis E.
             Zvacek and Robert J. Zvacek and Ryan Properties, Inc.

---------------
* To be filed by amendment.

+ Confidential treatment has been granted. The copy filed as an exhibit omits the information subject to the confidential treatment request.

     (b) FINANCIAL STATEMENT SCHEDULES.

     The following financial statement schedule is filed herewith:

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby further undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, Iowa, on this 10th day of October, 1996.

                                          McLEOD, INC.

                                          By      /s/  CLARK E. MCLEOD
                                             -----------------------------------
                                                      Clark E. McLeod
                                            Chairman and Chief Executive Officer

                               ----------------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark E. McLeod, Stephen C. Gray and Blake O. Fisher, Jr., jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or a Registration Statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on this 10th day of October, 1996.

                  SIGNATURE                                         TITLE
---------------------------------------------   ---------------------------------------------
            /s/  CLARK E. MCLEOD                Chairman, Chief Executive Officer and
---------------------------------------------     Director (Principal Executive Officer)
               Clark E. McLeod

            /s/  STEPHEN C. GRAY                President, Chief Operating Officer and
---------------------------------------------     Director
               Stephen C. Gray

          /s/  BLAKE O. FISHER, JR.             Chief Financial Officer, Executive Vice
---------------------------------------------     President, Corporate Administration and
            Blake O. Fisher, Jr.                  Treasurer (Principal Financial Officer)

             /s/  JAMES L. CRAM                 Chief Accounting Officer and Director
---------------------------------------------     (Principal Accounting Officer)
                James L. Cram

        /s/  RUSSELL E. CHRISTIANSEN            Director
---------------------------------------------
           Russell E. Christiansen

           /s/  THOMAS M. COLLINS               Director
---------------------------------------------
              Thomas M. Collins

             /s/  PAUL D. RHINES                Director
---------------------------------------------
               Paul D. Rhines

                /s/  LEE LIU                    Director
---------------------------------------------
                   Lee Liu

                          INDEPENDENT AUDITOR'S REPORT
                      ON THE FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
McLeod, Inc.
Cedar Rapids, Iowa

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 28, 1996

                                  MCLEOD, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                      COLUMN B          COLUMN C          COLUMN D     COLUMN E
                                                        ADDITIONS
                                                  ---------------------
                                      BALANCE      CHARGED     CHARGED                 BALANCE
                                         AT           TO          TO                      AT
              COLUMN A               BEGINNING     COST AND     OTHER                   END OF
            DESCRIPTION              OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS    PERIOD
------------------------------------ ----------   ----------   --------   ---------   ----------
Year Ended December 31, 1993:
  Allowance for uncollectible
     accounts and discounts......... $   --       $   --       $  --      $  --       $   --
  Valuation reserve on deferred
     tax assets.....................     --          789,000      --         --          789,000
                                     ----------   ----------   --------   ---------   ----------
                                     $   --       $  789,000   $  --      $  --       $  789,000
                                     ==========   ==========   ==== ===   =========   ==========
Year Ended December 31, 1994:
  Allowance for uncollectible
     accounts and discounts......... $   --       $   84,000   $  --      $  --       $   84,000
  Valuation reserve on deferred
     tax assets.....................    789,000    4,622,000      --         --        5,411,000
                                     ----------   ----------   --------   ---------   ----------
                                     $  789,000   $4,706,000   $  --      $  --       $5,495,000
                                     ==========   ==========   ========   =========   ==========
Year Ended December 31, 1995:
  Allowance for doubtful accounts
     and discounts.................. $   84,000   $  135,000   $  --      $  --       $  219,000
  Valuation reserve on deferred
     tax assets.....................  5,411,000    3,007,000      --         --        8,418,000
                                     ----------   ----------   --------   ---------   ----------
                                     $5,495,000   $3,142,000   $  --      $  --       $8,637,000
                                     ==========   ==========   ========   =========   ==========

                          INDEPENDENT AUDITOR'S REPORT
                      ON THE FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
Ruffalo, Cody & Associates, Inc.
Cedar Rapids, Iowa

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
February 9, 1996

                RUFFALO, CODY & ASSOCIATES, INC. AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                   COLUMN A                    COLUMN B         COLUMN C         COLUMN D    COLUMN E
                                                                ADDITIONS
                                                           -------------------
                                                BALANCE    CHARGED    CHARGED                BALANCE
                                                  AT          TO         TO                     AT
                                               BEGINNING   COST AND    OTHER                  END OF
                 DESCRIPTION                   OF PERIOD   EXPENSES   ACCOUNTS   DEDUCTIONS   PERIOD
---------------------------------------------- ---------   --------   --------   ---------   --------
Year Ended December 31, 1993:
  Allowance for doubtful accounts.............  $50,000    $ --       $  --       $ --       $50,000
                                               ========    =======    ========    =======    =======
Year Ended December 31, 1994:
  Allowance for doubtful accounts.............  $50,000    $38,072    $  --       $ --       $88,072
                                               ========    =======    ========    =======    =======
Year Ended December 31, 1995:
  Allowance for doubtful accounts.............  $88,072    $ --       $  --       $38,072    $50,000
                                               ========    =======    ========    =======    =======

                          INDEPENDENT AUDITOR'S REPORT
                      ON THE FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
Telecom*USA Publishing Group, Inc.
Cedar Rapids, Iowa

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
September 27, 1996

               TELECOM*USA PUBLISHING GROUP, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

             COLUMN A               COLUMN B          COLUMN C           COLUMN D     COLUMN E
                                                      ADDITIONS
                                                ---------------------
                                    BALANCE      CHARGED     CHARGED                  BALANCE
                                       AT           TO          TO                       AT
                                   BEGINNING     COST AND     OTHER                    END OF
           DESCRIPTION             OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS     PERIOD
---------------------------------- ----------   ----------   --------   ----------   ----------
Year Ended August 31, 1994:
  Allowance for doubtful
     accounts and adjustments..... $1,662,481   $1,340,069   $  --      $1,131,470   $1,871,080
                                   ==========   ==========   ========   ==========   ==========
Year Ended August 31, 1995:
  Allowance for doubtful
     accounts and adjustments..... $1,871,080   $1,669,478   $  --      $1,206,402   $2,334,156
                                   ==========   ==========   ========   ==========   ==========
Year Ended August 31, 1996:
  Allowance for doubtful accounts
     and adjustments.............. $2,334,156   $2,636,421   $  --      $1,867,654   $3,102,923
                                   ==========   ==========   ========   ==========   ==========

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 *1.1     -- Form of Underwriting Agreement among McLeod, Inc., Salomon Brothers Inc, Bear,
             Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, and certain stockholders of the Company.
  2.1     -- Agreement and Plan of Reorganization dated April 28, 1995 among Midwest Capital
             Group Inc., MWR Telecom, Inc. and McLeod Inc. (Filed as Exhibit 2.1 to
             Registration Statement on Form S-1, File No. 333-3112 ("Initial Form S-1"), and
             incorporated herein by reference).
  2.2     -- Agreement and Plan of Reorganization dated July 15, 1996 among Ruffalo, Cody &
             Associates, Inc., certain shareholders of Ruffalo, Cody & Associates, Inc. and
             McLeod, Inc. (Filed as Exhibit 2 to Current Report on Form 8-K, File No. 0-20763,
             and incorporated herein by reference).
  2.3     -- Agreement and Plan of Reorganization dated September 20, 1996 among Telecom*USA
             Publishing Group, Inc. and McLeod, Inc. (Filed as Exhibit 2 to Current Report on
             Form 8-K, File No. 0-20763, and incorporated herein by reference).
  3.1     -- Amended and Restated Certificate of Incorporation of McLeod, Inc. (Filed as
             Exhibit 3.1 to Initial Form S-1, and incorporated herein by reference).
  3.2     -- Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to Initial Form
             S-1, and incorporated herein by reference).
  4.1     -- Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as Exhibit 4.1 to
             Initial Form S-1, and incorporated herein by reference).
  4.2     -- Investor Agreement dated as of April 1, 1996 among the Company, IES Investments
             Inc., Midwest Capital Group Inc., MWR Investments Inc., Clark and Mary McLeod,
             and certain other stockholders. (Filed as Exhibit 4.8 to Initial Form S-1, and incorporated herein by reference).
 *5.1     -- Opinion of Hogan & Hartson L.L.P.
 10.1     -- Credit Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. and
             The First National Bank of Chicago. (Filed as Exhibit 10.1 to Initial Form S-1,
             and incorporated herein by reference).
 10.2     -- First Amendment to Credit Agreement dated as of June 17, 1994 among McLeod, Inc.,
             McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.2 to Initial Form S-1, and incorporated herein by reference).
 10.3     -- Second Amendment to Credit Agreement dated as of December 1, 1994 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.3 to Initial Form S-1, and incorporated herein by reference).
 10.4     -- Third Amendment to Credit Agreement dated as of May 31, 1995 among McLeod, Inc.,
             McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.4 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.5     -- Fourth Amendment to Credit Agreement dated as of July 28, 1995 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.5 to Initial Form S-1, and incorporated herein by reference).
 10.6     -- Fifth Amendment to Credit Agreement dated as of October 18, 1995 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
             Chicago. (Filed as Exhibit 10.6 to Initial Form S-1, and incorporated herein by reference).
 10.7     -- Sixth Amendment to Credit Agreement dated as of March 29, 1996 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telecommunications, Inc., MWR
             Telecom, Inc. and The First National Bank of Chicago. (Filed as Exhibit 10.7 to
             Initial Form S-1, and incorporated herein by reference).
 10.8     -- Security Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. and
             The First National Bank of Chicago. (Filed as Exhibit 10.8 to Initial Form S-1,
             and incorporated herein by reference).
 10.9     -- First Amendment to Security Agreement dated as of December 1, 1994 among McLeod,
             Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.9 to Initial Form S-1, and incorporated herein by reference).
 10.10    -- Support Agreement dated as of December 1, 1994 among IES Diversified Inc.,
             McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
             Telecommunications, Inc. and The First National Bank of Chicago. (Filed as
             Exhibit 10.10 to Initial Form S-1, and incorporated herein by reference).
 10.11    -- Agreement Regarding Support Agreement dated December 1994 between McLeod, Inc.
             and IES Diversified Inc. (Filed as Exhibit 10.11 to Initial Form S-1, and
             incorporated herein by reference).
 10.12    -- Agreement Regarding Guarantee dated May 16, 1994 between McLeod, Inc. and IES
             Diversified Inc. (Filed as Exhibit 10.12 to Initial Form S-1, and incorporated herein by reference).
 10.13    -- Joinder to and Assumption of Credit Agreement dated as of April 28, 1995 between
             McLeod Merging Co. and The First National Bank of Chicago. (Filed as Exhibit
             10.13 to Initial Form S-1, and incorporated herein by reference).
 10.14    -- Joinder to and Assumption of Security Agreement dated as of April 28, 1995 between McLeod Merging Co. and The First National Bank of Chicago. (Filed as
             Exhibit 10.14 to Initial Form S-1, and incorporated herein by reference).
 10.15    -- Letter from The First National Bank of Chicago to James L. Cram dated April 28,
             1995 regarding extension of the termination date under the Credit Agreement.
             (Filed as Exhibit 10.15 to Initial Form S-1, and incorporated herein by reference).
 10.16    -- Credit Agreement dated as of March 29, 1996 among McLeod, Inc., McLeod Network
             Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. MWR
             Telecom, Inc. and The First National Bank of Chicago. (Filed as Exhibit 10.16 to
             Initial Form S-1, and incorporated herein by reference).
 10.17    -- Agreement for Construction Related Services dated as of October 17, 1995 between
             City Signal Fiber Services, Inc. and McLeod Network Services, Inc. (Filed as
             Exhibit 10.17 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.18    -- Construction Services Agreement dated March 27, 1996 between City Signal Fiber
             Services, Inc. and McLeod Network Services, Inc. (Filed as Exhibit 10.18 to
             Initial Form S-1, and incorporated herein by reference).
 10.19    -- Fiber Optic Use Agreement dated as of February 14, 1996 between McLeod Network
             Services, Inc. and Galaxy Telecom, L.P. (Filed as Exhibit 10.19 to Initial Form
             S-1, and incorporated herein by reference).
 10.20    -- Agreement dated as of July 11, 1994 between McLeod Network Services, Inc. and KLK
             Construction. (Filed as Exhibit 10.20 to Initial Form S-1, and incorporated herein by reference).
 10.21    -- Lease Agreement dated September 5, 1995 between State of Iowa and MWR Telecom,
             Inc. (Filed as Exhibit 10.21 to Initial Form S-1, and incorporated herein by reference).
 10.22    -- Lease Agreement dated September 5, 1995 between State of Iowa and McLeod Network
             Services, Inc. (Filed as Exhibit 10.22 to Initial Form S-1, and incorporated herein by reference).
 10.23    -- Contract dated September 5, 1995 between Iowa Telecommunications and Technology
             Commission and MWR Telecom, Inc. (Filed as Exhibit 10.23 to Initial Form S-1, and
             incorporated herein by reference).
 10.24    -- Contract dated June 27, 1995 between Iowa National Guard and McLeod Network
             Services, Inc. (Filed as Exhibit 10.24 to Initial Form S-1, and incorporated herein by reference).
 10.25    -- Addendum Number One to Contract dated September 5, 1995 between Iowa National
             Guard and McLeod Network Services, Inc. (Filed as Exhibit 10.25 to Initial Form
             S-1, and incorporated herein by reference).
 10.26    -- U S WEST Centrex Plus Service Rate Stability Plan dated October 15, 1993 between
             McLeod Telemanagement, Inc. and U S WEST Communications, Inc. (Filed as Exhibit
             10.26 to Initial Form S-1, and incorporated herein by reference).
 10.27    -- U S WEST Centrex Plus Service Rate Stability Plan dated July 17, 1993 between
             McLeod Telemanagement, Inc. and U S WEST Communications, Inc. (Filed as Exhibit
             10.27 to Initial Form S-1, and incorporated herein by reference).
 10.28    -- Ameritech Centrex Service Confirmation of Service Orders dated various dates in
             1994, 1995 and 1996 between McLeod Telemanagement, Inc. and Ameritech Information
             Industry Services. (Filed as Exhibit 10.28 to Initial Form S-1, and incorporated herein by reference).
 10.29    -- Lease Agreement dated as of December 28, 1993 between 2060 Partnership and McLeod
             Telemanagement, Inc., as amended by Amendments First to Ninth dated as of July 3,
             1994, March 25, 1994, June 22, 1994, August 12, 1994, September 12, 1994,
             September 20, 1994, November 16, 1994, September 20, 1995 and January 6, 1996,
             respectively. (Filed as Exhibit 10.29 to Initial Form S-1, and incorporated herein by reference).
 10.30    -- Lease Agreement dated as of May 24, 1995 between 2060 Partnership and McLeod
             Telemanagement, Inc. (Filed as Exhibit 10.30 to Initial Form S-1, and
             incorporated herein by reference).
 10.31    -- Lease Agreement dated October 31, 1995 between I.R.F.B. Joint Venture and McLeod
             Telemanagement, Inc. (Filed as Exhibit 10.31 to Initial Form S-1, and
             incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.32    -- First Amendment to Lease Agreement dated as of November 20, 1995 between I.R.F.B.
             Joint Venture and McLeod Telemanagement, Inc. (Filed as Exhibit 10.32 to Initial
             Form S-1, and incorporated herein by reference).
 10.33    -- Uniform Purchase Agreement dated July 22, 1993 between McLeod, Inc. and Hill's
             Maple Crest Farms Partnership. (Filed as Exhibit 10.33 to Initial Form S-1, and
             incorporated herein by reference).
 10.34    -- Master Right-of-Way Agreement dated July 27, 1994 between McLeod Network
             Services, Inc. and IES Industries Inc. (Filed as Exhibit 10.34 to Initial Form
             S-1, and incorporated herein by reference).
 10.35    -- Master Right-of-Way and Tower Use Agreement dated February 13, 1996 between IES
             Industries Inc. and McLeod, Inc. (Filed as Exhibit 10.35 to Initial Form S-1, and
             incorporated herein by reference).
 10.36    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
             MidAmerican Energy Company and McLeod, Inc. (Iowa and South Dakota). (Filed as
             Exhibit 10.36 to Initial Form S-1, and incorporated herein by reference).
 10.37    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
             MidAmerican Energy Company and McLeod, Inc. (Illinois). (Filed as Exhibit 10.37
             to Initial Form S-1, and incorporated herein by reference).
 10.38    -- Settlement Agreement dated March 18, 1996 between U S WEST Communications, Inc.
             and McLeod Telemanagement, Inc. (Filed as Exhibit 10.38 to Initial Form S-1, and
             incorporated herein by reference).
 10.39    -- Agreement dated August 4, 1995 between Vadacom, Inc. and McLeod Telemanagement,
             Inc. (Filed as Exhibit 10.39 to Initial Form S-1, and incorporated herein by reference).
 10.40    -- McLeod Telecommunications, Inc. 1992 Incentive Stock Option Plan. (Filed as
             Exhibit 10.40 to Initial Form S-1, and incorporated herein by reference).
 10.41    -- McLeod, Inc. 1993 Incentive Stock Option Plan. (Filed as Exhibit 10.41 to Initial
             Form S-1, and incorporated herein by reference).
 10.42    -- McLeod, Inc. 1995 Incentive Stock Option Plan. (Filed as Exhibit 10.42 to Initial
             Form S-1, and incorporated herein by reference).
 10.43    -- McLeod Telecommunications, Inc. Director Stock Option Plan. (Filed as Exhibit
             10.43 to Initial Form S-1, and incorporated herein by reference).
 10.44    -- Promissory Note dated July 18, 1995 between Kirk E. Kaalberg and McLeod, Inc.
             (Filed as Exhibit 10.44 to Initial Form S-1, and incorporated herein by reference).
 10.45    -- Promissory Note dated March 29, 1996 between Stephen K. Brandenburg and McLeod,
             Inc. (Filed as Exhibit 10.45 to Initial Form S-1, and incorporated herein by reference).
 10.46    -- Agreement dated April 28, 1995 among McLeod, Inc., McLeod Telecommunications,
             Inc., McLeod Telemanagement, Inc., McLeod Network Services, Inc. and Clark E.
             McLeod. (Filed as Exhibit 10.46 to Initial Form S-1, and incorporated herein by reference).
+10.47    -- Telecommunications Services Agreement dated March 14, 1994 between WilTel, Inc.
             and McLeod Telemanagement, Inc., as amended. (Filed as Exhibit 10.47 to Initial
             Form S-1, and incorporated herein by reference).
 10.48    -- Amendment to Contract Addendum A to Contract No. 2102 dated March 31, 1993 between the Iowa Department of General Services and McLeod Telecommunications,
             Inc. (Filed as Exhibit 10.48 to Initial Form S-1, and incorporated herein by reference).

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.49    -- Construction Services Agreement dated June 30, 1995 between MFS Network
             Technologies, Inc. and MWR Telecom, Inc. (Filed as Exhibit 10.49 to Initial Form
             S-1, and incorporated herein by reference).
 10.50    -- First Amendment to Agreement Regarding Support Agreement dated May 14, 1996 among
             McLeod, Inc., IES Diversified Inc. and IES Investments Inc. (Filed as Exhibit
             10.50 to Initial Form S-1, and incorporated herein by reference).
 10.51    -- First Amendment to Agreement Regarding Guarantee dated May 14, 1996 among McLeod,
             Inc., IES Diversified Inc. and IES Investments Inc. (Filed as Exhibit 10.51 to
             Initial Form S-1, and incorporated herein by reference).
 10.52    -- Amended and Restated Directors Stock Option Plan of McLeod, Inc. (Filed as
             Exhibit 10.52 to Initial Form S-1, and incorporated herein by reference).
 10.53    -- Forms of Employment, Confidentiality and Non-Competition Agreement between
             McLeod, Inc. and certain employees of McLeod, Inc. (Filed as Exhibit 10.53 to
             Initial Form S-1, and incorporated herein by reference).
 10.54    -- Form of Change-of-Control Agreement between McLeod, Inc. and certain employees of
             McLeod, Inc. (Filed as Exhibit 10.54 to Initial Form S-1, and incorporated herein by reference).
 10.55    -- McLeod, Inc. 1996 Employee Stock Option Plan, as amended.
 10.56    -- McLeod, Inc. Employee Stock Purchase Plan. (Filed as Exhibit 10.56 to Initial
             Form S-1, and incorporated herein by reference).
 10.57    -- Form of Indemnity Agreement between McLeod, Inc. and certain officers and directors of McLeod, Inc. (Filed as Exhibit 10.57 to Initial Form S-1, and
             incorporated herein by reference).
 10.58    -- License Agreement dated April 24, 1996 between PageMart, Inc. and MWR Telecom,
             Inc. (Filed as Exhibit 10.58 to Initial Form S-1, and incorporated herein by reference).
 10.59    -- Assignment of Purchase Agreement dated August 15, 1996 by and between Ryan
             Properties, Inc. and McLeod, Inc.
 10.60    -- Assignment of Purchase Agreement dated August 14, 1996 by and between Ryan
             Properties, Inc. and McLeod, Inc.
 10.61    -- Asset Purchase Agreement dated September 4, 1996 by and between Total
             Communication Services, Inc. and McLeod Telemanagement, Inc.
 10.62    -- First Amendment to Asset Purchase Agreement dated September 30, 1996 by and between Total Communication Services, Inc. and McLeod Telemanagement, Inc.
 10.63    -- McLeod, Inc. Incentive Plan.
 10.64    -- Amended and Restated Credit Agreement dated as of May 5, 1996 by and between
             Telecom*USA Publishing Group, Inc., Telecom*USA Publishing Company and Telecom*USA
             Neighborhood Directories, Inc. and Norwest Bank Iowa, National Association.
 10.65    -- First Amendment to Amended and Restated Credit Agreement dated as of January 31,
             1996 by and between Telecom*USA Publishing Group, Inc., Telecom*USA Publishing
             Company and Telecom*USA Neighborhood Directories, Inc. and Norwest Bank Iowa,
             National Association.
 10.66    -- Lease Agreement dated as of September 26, 1994 between Ryan Properties, Inc. and
             Ruffalo, Cody & Associates, Inc.
 10.67    -- First Lease Amendment dated as of April 12, 1995 between Ryan Properties, Inc.
             and Ruffalo, Cody & Associates, Inc.

EXHIBIT
NUMBER                                      EXHIBIT DESCRIPTION
------       ---------------------------------------------------------------------------------
 10.68    -- Lease Agreement dated as of July 18, 1995 between 2060 Partnership, L.P. and
             Telecom*USA Publishing Company.
 10.69    -- Lease Agreement dated April 26, 1995 by and between A.M. Henderson and Telecom*USA
             Publishing Company.
 10.70    -- License Agreement dated as of April 19, 1994, between Ameritech Information
             Industry Services and Telecom*USA Publishing Company.
 10.71    -- License Agreement dated September 13, 1993 between U S WEST Communications, Inc.
             and Telecom*USA Publishing Company.
 11.1     -- Statement regarding Computation of Per Share Earnings.
 21.1     -- Subsidiaries of McLeod, Inc.
 23.1     -- Consents of McGladrey & Pullen, LLP.
*23.2     -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1 to this Registration
             Statement on Form S-1).
 27.1     -- Financial Data Schedule (Filed as Exhibit 27 to Quarterly Report on Form 10-Q,
             File No. 0-20763, and incorporated herein by reference).
 99.1     -- Purchase Agreement dated as of August 15, 1996 between Iowa Land and Building
             Company and Ryan Properties, Inc.
 99.2     -- Purchase Agreement dated as of June 28, 1996 between Donald E. Zvacek, Dennis E.
             Zvacek and Robert J. Zvacek and Ryan Properties, Inc.

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* To be filed by amendment.

+ Confidential treatment has been granted. The copy filed as an exhibit omits the information subject to the confidential treatment request.